UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material under §240.14a-12
MAGELLAN HEALTH, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MAGELLAN HEALTH, INC.
4801 E. Washington Street
Phoenix, Arizona 85034
MagellanHealth.com
February 19, 2021
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders of Magellan Health, Inc., a Delaware corporation (which we refer to as “Magellan” or the “Company”). The special meeting will be held via live webcast on March 31, 2021, at 8:30 a.m., Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual special meeting in person. We have chosen to hold a virtual rather than an in-person meeting due to the continuing public health impact of coronavirus disease 2019 (COVID-19).
The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Centene Corporation, a Delaware corporation (which we refer to as “Centene”), for $95.00 per share of Magellan common stock in cash. Regardless of whether you plan to attend the special meeting, we encourage you to vote your shares by mail, by telephone or through the internet following the procedures outlined below.
On January 4, 2021, the Company entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “Merger Agreement”) with Centene and Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Centene (which we refer to as “Merger Sub”). The Merger Agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Centene at a price of $95.00 per share of Magellan common stock in cash. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (which we refer to as the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Centene. At the special meeting, the Company will ask you and the other Magellan stockholders to adopt the Merger Agreement.
At the effective time of the Merger (which we refer to as the “Effective Time”), each share of Magellan common stock issued and outstanding immediately prior to the Effective Time (other than shares of Magellan common stock owned of record or beneficially owned by the Company (including as treasury stock), Centene or Merger Sub, any shares of Magellan common stock as to which appraisal rights have been properly demanded and not withdrawn under the General Corporation Law of the State of Delaware, and any shares of Magellan common stock underlying restricted stock awards of the Company, other than those held by nonemployee members of the board of directors of the Company) will be automatically cancelled and converted into the right to receive $95.00 per share in cash, without interest.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We encourage you to carefully read the accompanying proxy statement and the Merger Agreement attached as Annex A to the proxy statement.
The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the Merger Agreement.
Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares of Magellan common stock you own, your careful consideration of, and vote on, the proposal to adopt the Merger Agreement is important, and we encourage you to vote promptly. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding a majority of the outstanding shares of Magellan common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
After reading the accompanying proxy statement, please make sure to vote your shares of Magellan common stock promptly (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope, (2) by telephone or (3) through the internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares of Magellan common stock through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from your bank, broker, trust or other nominee to vote your shares.
Your support of and interest in Magellan Health, Inc. is sincerely appreciated.

Kenneth J. Fasola
Chief Executive Officer
Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated February 19, 2021 and is first being mailed to Magellan stockholders on or about February 19, 2021.

MAGELLAN HEALTH, INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on March 31, 2021
To the Stockholders of Magellan Health, Inc.:
A special meeting of stockholders of Magellan Health, Inc., a Delaware corporation (which we refer to as “Magellan” or the “Company”), will be held via live webcast on March 31, 2021, at 8:30 a.m., Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:15 a.m., Central Time. Please note that you will not be able to attend the virtual special meeting in person. We are holding the special meeting for the following purposes:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 4, 2021 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among the Company, Centene Corporation, a Delaware corporation (which we refer to as “Centene”) and Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Centene (which we refer to as “Merger Sub”);

2.
To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement (which we refer to as the “Merger”); and

3.
To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Stockholders of record at the close of business on February 12, 2021 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.
For more information concerning the special meeting, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, please review the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A to the proxy statement.
The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement.
The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.
To assure that your shares of Magellan common stock are represented at the special meeting, regardless of whether you plan to attend the special meeting, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

Alternatively, you may vote by telephone or through the internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the internet, then your voting instructions must be received by 11:59 p.m., Eastern Time on March 30, 2021. Your proxy is being solicited by the Board.
If you have any questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.
If you fail to return your proxy, vote by telephone or through the internet or attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
By Order of the Board of Directors,

David Haddock
Secretary
February 19, 2021
Phoenix, Arizona
Please Vote—Your Vote is Important

i

(continued)
ii

SUMMARY TERM SHEET
This summary highlights certain information in this proxy statement but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Magellan Health, Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Magellan Health, Inc. as “Magellan,” the “Company,” “we,” “us” or “our.”
The Parties
Magellan
Magellan provides managed care services for some of the most complex areas of healthcare. Magellan offers innovative solutions that combine analytics, technology and clinical rigor to drive better decision making, positively impact members’ health outcomes and optimize the cost of care for the customers Magellan serves. Magellan provides services to health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. Magellan operates three segments: Healthcare, Pharmacy Management and Corporate. Magellan’s principal executive offices are located at 4801 E. Washington Street, Phoenix Arizona, and its telephone number is (800) 642-1716.
Centene
Centene Corporation, a Delaware corporation (which we refer to as “Centene”) is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. Centene takes a local approach – with local brands and local teams—to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. Centene also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners. Centene’s principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and its telephone number is (314) 725-4477.
Merger Sub
Mayflower Merger Sub, Inc. (which we refer to as “Merger Sub”), a wholly owned subsidiary of Centene, is a Delaware corporation incorporated for the purpose of effecting the Merger (as defined below in the section entitled “The Merger”). Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. The principal executive offices of Merger Sub are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105 and its telephone number is (314) 725-4477.
The Special Meeting (see page 21)
A special meeting of our stockholders will be held via live webcast on March 31, 2021, at 8:30 a.m., Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where you will be able to listen to the meeting live and vote online. Please note that you will not be able to attend the virtual special meeting in person. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the Merger Agreement (as defined below in the section entitled “The Merger”). See the section entitled “The Special Meeting,” beginning on page 21, for additional information on the special meeting, including how to vote your shares of Magellan common stock.
The Merger (see page 29)
On January 4, 2021, the Company, Centene and Merger Sub entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “Merger Agreement”). Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company (which we refer to as the “Merger”). The Company will survive the Merger as a wholly owned subsidiary of Centene (which we refer to as the “Surviving Corporation”).
At the effective time of the Merger (which we refer to as the “Effective Time”), each share of Magellan common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares of Magellan common stock owned of record or beneficially owned by the Company (including as treasury stock), Centene or Merger Sub, any shares of Magellan common stock as to which appraisal rights have been properly demanded and not withdrawn under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), and any shares of Magellan common stock underlying restricted stock awards of the Company, other than those held by nonemployee members of the board of directors of the Company) (we refer to each such share as a “Converted Share” and, collectively, the “Converted Shares”) will be converted into the right to receive $95.00 per share in cash without interest (which we refer to as the “Merger Consideration”). At the Effective Time, each certificate formerly representing any of the Converted Shares and each Converted Share held in book-entry form will thereafter represent only the right to receive the Merger Consideration.
Following the completion of the Merger, Magellan will cease to be a publicly traded company.
Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see pages 21 and 22)
You may vote at the special meeting if you were a holder of record of shares of Magellan common stock as of the close of business on February 12, 2021, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Magellan common stock that you owned on the record date. As of the record date, there were 25,965,226 shares of Magellan common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Magellan common stock entitled to vote on such matter.
How to Vote (see page 23)
Stockholders of record have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by calling a toll-free telephone number or through the internet or (iii) at the special meeting via the virtual meeting website. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. Any stockholder can attend the special meeting by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where stockholders may vote during the meeting. The special meeting starts at 8:30 a.m., Central Time. Please have your 16-digit control number to join the special meeting. Instructions on who can attend and participate via internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on March 30, 2021.
If you wish to vote by proxy and your shares of Magellan common stock are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Magellan common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting.
YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing Converted Shares will be mailed to holders of record of certificates representing Converted Shares if the Merger is completed.
For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 23, and “The Special Meeting—Solicitation of Proxies,” beginning on page 24. If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”), toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 43)
After careful consideration, Magellan’s board of directors (which we refer to as the “Board”) unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement. Accordingly, the Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Magellan’s named executive officers that is based on or otherwise relates to the Merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.
For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 43. In addition, in considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of Magellan stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.
Merger Support Agreement (see page 96 and Annex B)
In connection with the execution of the Merger Agreement, on January 4, 2021, Centene and Merger Sub entered into a merger support agreement (which we refer to as the “Merger Support Agreement”) with Starboard Value LP and certain of its affiliates (which we refer to collectively as the “Starboard Parties”). As of January 4, 2021, the Starboard Parties beneficially owned approximately 9.16% of the outstanding shares of Magellan common stock.
The Merger Support Agreement generally requires, among other things, the Starboard Parties to vote or cause to be voted all of the shares of Magellan common stock beneficially owned by them in favor of the approval of the Merger, in favor of any proposal to adjourn a meeting of the Company stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement, against any alternative acquisition proposal and against any action that could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement.
In addition, under the Merger Support Agreement, the Starboard Parties have agreed not to transfer any shares of Magellan common stock they beneficially own or may acquire until the earlier of the termination of the Merger Support Agreement in accordance with its terms and the initial filing of the first definitive proxy statement in respect of a Company stockholder meeting in respect of the Merger. Each of the Starboard Parties have further agreed under the Merger Support Agreement not to solicit any alternative acquisition proposal or any inquiry, proposal or indication of interest with respect thereto.
Opinion of Goldman Sachs & Co. LLC (see page 49 and Annex C)
At a meeting of the Board on January 3, 2021, Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) rendered to the Board its oral opinion, subsequently confirmed in its written opinion dated January 4, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $95.00 in cash per share of Magellan common stock to be paid to the holders (other than Centene and its affiliates) of the shares of Magellan common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated January 4, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion.

Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the Merger and the opinion does not constitute a recommendation as to how any holder of Magellan common stock should vote with respect to the Merger or any other matter.
Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs for its services in connection with the Merger an aggregate fee that is estimated, based on the information available as of the date of announcement, at approximately $13 million, all of which is contingent upon completion of the Merger.
For additional information, see the section entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 49 and Annex C to this proxy statement.
Opinion of Guggenheim Securities, LLC (see page 56 and Annex D)
The Board retained Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) as its financial advisor in connection with the potential sale of the Company. At a meeting of the Board on January 3, 2021, Guggenheim Securities rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Board to the effect that, as of January 4, 2021 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the holders of shares of Magellan common stock. The full text of Guggenheim Securities' written opinion, dated as of January 4, 2021, which is attached as Annex D to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. The description set forth below is qualified in its entirety by reference to the full text of the opinion.
Guggenheim Securities’ opinion was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Guggenheim Securities' opinion and any materials provided in connection therewith did not constitute a recommendation to the Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any holder of shares of Magellan common stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the holders of shares of Magellan common stock to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Merger (including, without limitation, the form or structure of the Merger), the Merger Agreement or any voting and support agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger.
Pursuant to an engagement letter between the Company and Guggenheim Securities, the Company has agreed to pay Guggenheim Securities for its services in connection with the Merger an aggregate fee that is estimated, based on the information available as of the date of announcement, at approximately $13 million, all of which is contingent upon completion of the Merger.
For a description of the opinion that the Board received from Guggenheim Securities, see “The Merger—Opinion of Guggenheim Securities, LLC” beginning on page 56 and Annex D of this proxy statement.
Market Price and Dividend Data (see page 101)
Magellan common stock is traded on the NASDAQ Global Market (which we refer to as the “NASDAQ”) under the symbol “MGLN.” On December 31, 2020, the last full trading day prior to the execution and delivery of the Merger Agreement, the closing price for Magellan common stock was $82.84 per share. On February 18, 2021, the last full trading day prior to the date of this proxy statement, the closing price for Magellan common stock was $93.17 per share.

Certain Effects of the Merger (see page 71)
Upon completion of the Merger, Merger Sub will be merged with and into Magellan upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Magellan will continue to exist following the Merger as a wholly owned subsidiary of Centene.
Following the completion of the Merger, Magellan common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of Magellan common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.
Consequences if the Merger is Not Completed (see page 72)
If the proposal to adopt the Merger Agreement does not receive the required approval from Magellan’s stockholders, or if the Merger is not completed for any other reason, you will not receive any consideration from Centene or Merger Sub for your shares of Magellan common stock. Instead, Magellan will remain a public company, and Magellan common stock will continue to be listed and traded on the NASDAQ.
In addition, if the Merger Agreement is terminated under specified circumstances, Magellan is required to pay Centene a termination fee of $76,530,000 (which we refer to as the “termination fee”). For additional information, see the section entitled “The Merger Agreement—Termination Fees,” beginning on page 83.
Treatment of Outstanding Equity Awards; Company ESPP (see page 78)
The Merger Agreement provides that, as of the Effective Time:
•
each outstanding Company stock option (which we refer to as a “Company Option”) will be converted into an option to purchase shares of Centene common stock (which we refer to each as an “adjusted option”) with the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company Option, multiplied by (ii) the quotient of the Merger Consideration divided by the volume weighted average of the sale prices per share of Centene common stock for the 30 full consecutive trading days ending on and including the business day prior to the closing of the Merger (which quotient we refer to as the “Stock Award Exchange Ratio”), with any fractional shares rounded down to the nearest whole share. The exercise price per share of Centene common stock subject to any adjusted option will be an amount equal to the quotient of (A) the exercise price per share of Magellan common stock subject to such Company Option immediately prior to the Effective Time, divided by (B) the Stock Award Exchange Ratio, with any fractional cents rounded up to the nearest whole cent. The exercise price per share of Centene common stock subject to any adjusted option and the number of shares of Centene common stock subject to any such adjusted option will be determined in a manner consistent with the requirements of Section 409A of Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code;

•
each outstanding Company performance-vested restricted stock unit (which we refer to as a “Company PSU”) will be converted into a restricted stock unit with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy, but excluding the performance-based vesting conditions applicable to such Company PSU which will not apply from and after the Effective Time) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company PSU based on the achievement of the applicable performance metrics at the target level of performance, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share;

•
each outstanding Company restricted stock award, other than those granted to nonemployee members of the Board (which we refer to as a “Company RSA”) will be converted into a restricted share award with the same terms and conditions as were applicable to such Company RSA immediately prior to the

Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company RSA, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share;
•
each outstanding Company restricted stock award granted to nonemployee members of the Board (which we refer to as a “Company Director RSA”) will be cancelled and converted into the right to receive the Merger Consideration for each share of Magellan common stock subject to such Company Director RSA, payable as soon as practicable after the Effective Time and in no event later than five (5) business days after the Effective Time;

•
each outstanding Company time-vested restricted stock unit (which we refer to as a “Company RSU”) will be converted into a restricted stock unit with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company RSU, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share; and

•
each outstanding Company phantom cash unit (which we refer to as a “Company PCU”) will be converted into a phantom cash unit with the same terms and conditions as were applicable to such Company PCU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company PCU, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.

With respect to the Company’s 2014 Employee Stock Purchase Plan (which we refer to as the “Company ESPP”), in accordance with the terms of the Merger Agreement, the Company will take all actions reasonably required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date of the Merger Agreement will be the final Offering Period and no further Offering Period will commence pursuant to the Company ESPP after the date of the Merger Agreement, and (ii) each individual participating in the final Offering Period will not be permitted to (1) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the final Offering Period commenced or (2) make separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement. Prior to the Effective Time, the Company will take all reasonably necessary actions to (A) cause the final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the date on which the Effective Time occurs, (B) make any pro rata adjustments that may be necessary to reflect the final Offering Period, but otherwise treat the final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP and (C) cause the exercise (as of no later than five (5) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Magellan common stock in accordance with the terms of the Company ESPP, and such shares of Magellan common stock will be entitled to the Merger Consideration. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the Company ESPP.
Interests of Directors and Executive Officers in the Merger (see page 65)
In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of Magellan stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to Magellan stockholders.

Regulatory Approvals (see page 75)
Under the Merger Agreement, the respective obligations of Magellan, Centene and Merger Sub to complete the Merger are subject to, among other things, (i) the expiration or termination of the waiting period (and any extension thereof, including any agreement between a party to the Merger Agreement and a governmental authority agreeing not to consummate the Merger prior to a certain date) applicable to the completion of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) (together, such expiration or termination we refer to as the “HSR Act Clearance”) and (ii) the making of and receipt of, respectively, certain other specified regulatory filings and consents, including the approval of certain state government insurance and health authorities for Centene’s acquisition of control of Magellan’s regulated businesses and subsidiaries (which we refer to as the “required filings” and “required consents”).
On January 8, 2021, Magellan and Centene filed their respective notification and report forms under the HSR Act with respect to the Merger with the Federal Trade Commission (which we refer to as the “FTC”) and Antitrust Division of the Department of Justice (which we refer to as the “DOJ”), which triggered the start of the HSR Act waiting period. On February 8, 2021, the date on which the waiting period was to expire, Centene voluntarily withdrew its notification and report form, as permitted by the HSR Act and the terms of the Merger Agreement. Centene refiled such form with the FTC and the DOJ on February 10, 2021. Unless the FTC and DOJ grant early termination of the HSR Act review period (subject to the FTC and DOJ’s lifting of the current suspension of review period early terminations) or the FTC or DOJ formally requests additional information concerning the Merger, the waiting period will expire on March 12, 2021.
For a description of Magellan’s and Centene’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Change of Recommendation and Termination—Efforts to Complete the Merger,” beginning on page 90.
Conditions to the Merger (see page 80)
The obligations of Magellan, on the one hand, and each of Centene and Merger Sub, on the other hand, to complete the Merger are subject to the satisfaction (or waiver by Centene and Magellan, as applicable) of various conditions, including the following conditions:
•
adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Magellan common stock that are entitled to vote thereon at the special meeting (which we refer to as the “Company stockholder approval”);

•	no law or order, whether preliminary, temporary or permanent, being in effect that prevents, makes illegal or prohibits the Merger (which we refer to as a “legal restraint”);
•	the HSR Act Clearance, the required filings and the required consents having been made or obtained;
•	accuracy of the representations and warranties made in the Merger Agreement by the other party as set forth in the Merger Agreement, subject to certain materiality thresholds; and
•
performance or compliance in all material respects by the other party of all of the covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to the closing.

In addition, the obligations of Centene and Merger Sub to complete the Merger are subject to the satisfaction (or waiver by Centene) at or prior to the closing of the following additional conditions:
•	Centene having received a certificate, dated as of the closing date and duly executed by an executive officer of the Company, certifying the satisfaction of certain conditions;
•
no burdensome condition (as defined in the section entitled “The Merger Agreement—Efforts to Complete the Merger”) being a condition to the receipt of the HSR Act Clearance or the required consents and none of the HSR Act Clearance, the required filings or the required consents containing, including or imposing any burdensome condition; and

•	the absence of a Company material adverse effect (see the section entitled “The Merger Agreement—Material Adverse Effect” for the definition of Company material adverse effect).

In addition, the obligation of Magellan to complete the Merger is subject to the satisfaction (or waiver by Magellan) at or prior to the closing of the following additional condition:
•	Magellan’s receipt of a certificate, dated as of the closing date and duly executed by an executive officer of Centene, certifying the satisfaction of certain conditions.
Treatment of Existing Debt; Financing (see page 75)
The closing of the Merger is not conditioned upon Centene’s obtaining any financing.
In connection with the Merger, the parties intend to repay in full and terminate Magellan’s existing credit facility and effect the release or termination of any liens and guarantees, and the return of any possessory collateral, in connection with such repayment. In addition, Magellan will use its reasonable best efforts to deliver to Centene an executed waiver letter with respect to its continuing agreement for standby letters of credit that provides for the waiver of the change of control under such agreement and other defaults or events of default triggered by the transactions contemplated by the Merger Agreement.
If requested by Centene, Magellan has agreed to cause its representatives to use its and their commercially reasonable efforts to reasonably cooperate with Centene to, related to the Company’s 4.400% Senior Notes due 2024 and the related indentures, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of such notes for cash or (2) one or more offers to exchange any or all of the outstanding notes for securities issued by Centene or any of its subsidiaries and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures. Centene has agreed to pay the costs of any such offers to purchase, offers to exchange or consent solicitations. Centene has not yet determined what, if any, action it will take with respect to the notes.
No Solicitation (see page 87)
As more fully described in this proxy statement and in the Merger Agreement, Magellan has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing prior to the date of the Merger Agreement with respect to an alternative acquisition proposal, as described hereinafter, and to terminate all physical and electronic data room access previously granted to any such person or its representatives. Magellan has agreed that it will not, and will cause each of its representatives not to:
•
solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing material non-public information), or take any other action designed to lead to, the submission by any person of an alternative acquisition proposal;

•
engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any alternative acquisition proposal (other than to clarify the terms of Magellan’s no-solicitation obligations under the Merger Agreement), or provide any material non-public information to any person in connection with, or related to, any alternative acquisition proposal;

•	approve, endorse or recommend any alternative acquisition proposal;
•	enter into any contract or similar document or commitment related to an alternative acquisition proposal; or
•
release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision of any confidentiality agreement to which Magellan or any of its subsidiaries is a party; except that, until receipt of the Company stockholder approval, Magellan will be permitted to waive any such “standstill” or similar provision that prohibits a confidential proposal being made to the Board (or any committee thereof), in each case, solely to the extent that the Board determines in good faith (after consultation with outside legal counsel) that the failure to make such waiver would be inconsistent with its fiduciary duties under applicable law and solely to the extent necessary to permit the person bound by such “standstill” or similar provision to make a confidential alternative acquisition proposal to the Board.

However, notwithstanding the foregoing, prior to obtaining the Company stockholder approval, if the Company receives a bona fide written alternative acquisition proposal made after the date of the Merger Agreement that does not result from a breach of the Company’s no-solicitation obligations under the Merger Agreement, and if the Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such alternative acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal, the Company is permitted to:
•
enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains provisions no less favorable in the aggregate to the Company than those contained in the Amended Confidentiality Agreement (as defined below in the section entitled “The Merger—Background of the Merger”) (it being understood that such confidentiality agreement need not contain a standstill provision to the extent Centene is, concurrently with entry by the Company or any of its subsidiaries into such confidentiality agreement, released from any standstill provision in its confidentiality agreement with Magellan);

•
provide information (including nonpublic information), and access to the Company’s and its subsidiaries’ business, assets, books and records, contracts or employees, in response to a request therefor by such person, subject to the confidentiality agreement described in the immediately preceding bullet point; and

•	engage in discussion or negotiations for such alternative acquisition proposal with such person and its representatives.
For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 87.
Termination of the Merger Agreement (see page 82)
The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Centene and Magellan. The Merger Agreement may also be terminated by either Centene or Magellan if:
•
the closing has not occurred by 5:00 p.m. on the outside date of October 4, 2021 (which we refer to as the “outside date”), except that, if, as of 5:00 p.m., New York City time, on the outside date, all of the closing conditions described under “The Merger Agreement—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof except for (i) closing conditions regarding (a) the existence of a legal restraint that relates to the HSR Act Clearance or a required consent, or (b) the HSR Act Clearance, required filings or required consents having been made or obtained and (ii) any condition that by its nature is to be satisfied at the closing, the outside date will be extended to January 4, 2022, except that a party may not terminate the Merger Agreement as described in this bullet point if the failure of the closing to have occurred prior to 5:00 p.m. on the outside date (as it may be extended) was proximately caused by such party’s breach of, or such party’s failure to perform or comply with, in any material respect, any of its covenants or agreements under the Merger Agreement;

•
any legal restraint is in effect that has become final and nonappealable, except that a party may not terminate the Merger Agreement as described in this bullet point if the existence of such legal restraint was proximately caused by such party’s breach of, or such party’s failure to perform or comply with, in any material respect, any of its covenants or agreements under the Merger Agreement; or

•	the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement is taken.
Centene may also terminate the Merger Agreement at any time prior to the Effective Time if:
•	prior to receipt of the Company stockholder approval, the Board has made a change of its recommendation to stockholders to adopt the Merger Agreement;
•
the Company has committed a willful breach in any material respect of the no-solicitation provisions of the Merger Agreement in connection with an alternative acquisition proposal and such willful breach cannot be cured by the date of the special meeting or, if capable of being cured, is not cured within ten (10) business days after Centene delivers written notice of such breach to the Company; or

•
the Company breaches, or fails to perform or comply with, any of its covenants or agreements under the Merger Agreement, or any of the Company’s representations or warranties under the Merger Agreement fails to be accurate, which failure (1) would give rise to the failure of a closing condition regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants and agreements and (2) is not reasonably capable of being cured by the Company or, if reasonably capable of being cured by the Company, is not cured by the Company prior to the earlier of (a) thirty (30) days after Centene delivers written notice of such failure to the Company and (b) the outside date (as it may be extended as described above), except that Centene may not terminate the Merger Agreement as described in this bullet point if Centene or Merger Sub breach, or fail to perform or comply with, in any material respect their respective covenants under the Merger Agreement or their respective representations or warranties fail to be accurate in any material respect, which failure proximately gave rise to the failure of the closing conditions described herein.

The Company may also terminate the Merger Agreement at any time prior to the Effective Time if:
•
(i) the Board has authorized the Company to terminate the Merger Agreement in response to a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “The Merger Agreement—Covenants and Agreements—No Solicitation—Change of Recommendation and Termination,” (ii) Centene is not then entitled to terminate the Merger Agreement under the second bullet set forth under Centene’s termination rights above and (iii) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by the Company, the person making such superior acquisition proposal and all other parties thereto, except that the Company may not terminate the Merger Agreement as described in this bullet point, and no such purported termination will have any effect, unless the Company pays Centene the applicable termination fee described in the section entitled “The Merger Agreement—Termination Fees,” beginning on page 83; or

•
either Centene or Merger Sub breaches, or fails to perform or comply with, any of its covenants or agreements under the Merger Agreement, or any of Centene’s or Merger Sub’s respective representations or warranties under the Merger Agreement fails to be accurate, which failure (1) would give rise to the failure of a closing condition regarding the accuracy of Centene’s and Merger Sub’s representations and warranties or Centene’s and Merger Sub’s compliance with their respective covenants and agreements and (2) is not reasonably capable of being cured by Centene or Merger Sub or, if reasonably capable of being cured by Centene or Merger Sub, is not cured by Centene or Merger Sub, as applicable, prior to the earlier of (a) thirty (30) days after Company delivers written notice of such failure to Centene and (b) the outside date (as it may be extended as described above), except that the Company may not terminate the Merger Agreement as described in this bullet point if the Company breaches, or fails to perform or comply with, in any material respect its covenants under the Merger Agreement or its representations or warranties fail to be accurate in any material respect, which failure proximately gave rise to the failure of the closing conditions described herein.

Termination Fees (see page 83)
Upon termination of the Merger Agreement under specified circumstances, Magellan will be required to pay Centene a termination fee of $76,530,000. For additional information, see the section entitled “The Merger Agreement—Termination Fees,” beginning on page 83.
Appraisal Rights (see page 97)
Under Delaware law, if the Merger is completed, holders of Magellan common stock who do not vote in favor of the adoption of the Merger Agreement and who otherwise properly exercise their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for, the judicially determined fair value of, their shares of Magellan common stock, in lieu of receiving the Merger Consideration. The “fair value” could be higher or lower than, or the same as, the Merger Consideration. The relevant provisions of the DGCL are included as Annex E to this proxy statement. Magellan stockholders are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Magellan stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in the loss of the right of appraisal. For additional information, see the section entitled “Appraisal Rights” beginning on page 97.
Material U.S. Federal Income Tax Consequences of the Merger (see page 72)
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of Magellan common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Magellan common stock surrendered in the Merger.
A Non-U.S. Holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Magellan common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. For more information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72.
Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. The U.S. federal, state, local and foreign income and other tax consequences to holders or beneficial owners of options or other equity awards participating in the Merger or other transactions in connection with the Merger with respect to such options or equity awards are not discussed herein, and such holders or beneficial owners of options are strongly encouraged to consult their own tax advisors regarding such tax consequences.
Additional Information (see page 107)
You can find more information about Magellan in the periodic reports and other information the Company files with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the Merger. These questions and answers do not address all questions that may be important to you as a Magellan stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
On January 4, 2021, Magellan entered into the Merger Agreement with Centene and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the Merger Agreement.

Q:	As a stockholder, what will I receive in the Merger?
A:
If the Merger is completed, you will be entitled to receive $95.00 in cash, without interest, for each share of Magellan common stock you own as of immediately prior to the Effective Time. For further information, see the section entitled “The Merger Agreement—Merger Consideration Received by Magellan Stockholders,” beginning on page 77.

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
If you are a U.S. Holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of shares of Magellan common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Magellan common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Magellan common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.
Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances (including with respect to any tax consequences to holders or beneficial owners of options or other equity awards participating in the Merger or transactions in connection with the Merger with respect to such options or equity awards) and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the Merger is provided below under the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 72.
Q:	What will happen to outstanding Magellan equity compensation awards in the Merger?
A:
For information regarding the treatment of outstanding Magellan equity awards, see the section entitled “The Merger Agreement—Treatment of Outstanding Equity Awards; Company ESPP,” beginning on page 78.

Q:	What will happen to the Company ESPP?
A:	For information regarding the treatment of Company ESPP, see the section entitled “The Merger Agreement—Treatment of Outstanding Equity Awards; Company ESPP,” beginning on page 78.
Q:	When and where will the special meeting of stockholders be held?
A:	The special meeting of Magellan stockholders will be held via live webcast on March 31, 2021, at 8:30 a.m., Central Time. The special meeting can be accessed by visiting

www.virtualshareholdermeeting.com/MGLN2021SM, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:15 a.m., Central Time. Please note that you will not be able to attend the virtual special meeting in person.
Q:	Who is entitled to vote at the special meeting?
A:
Only holders of record of Magellan common stock as of the close of business on February 12, 2021, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Magellan common stock that you held as of the close of business on the record date.

Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on:
•	a proposal to adopt the Merger Agreement;
•
a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Magellan’s named executive officers that is based on or otherwise relates to the Merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65; and

•
a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Q:	What vote is required to approve each of the proposals?
A:
The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Magellan common stock entitled to vote thereon at the special meeting. Abstentions and failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The approval of the non-binding Merger-related compensation proposal requires the affirmative vote of a majority of shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Magellan or Centene or any of their respective subsidiaries, and, if the Merger Agreement is adopted by Magellan stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved. Failure to vote will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.
The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Magellan common stock present, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time. Failure to vote will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.
Q:	How does the Board recommend that I vote on the proposals?
A:
After careful consideration, the Board has unanimously approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, directed that the Merger Agreement be submitted to the stockholders of the Company for adoption, and unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the non-binding Merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the Merger Agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 43. In addition, in considering the recommendation of the Board with respect to the Merger, you should be aware that our directors and executive officers have interests that may be different from, or in addition to, the interests of Magellan stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65.
Q:	Do I need to attend the special meeting?
A:
No. It is not necessary for you to attend the special meeting in order to vote your shares. If you are a stockholder of record as of the record date, you may vote by mail, by telephone or through the internet, as described in more detail below. If you are a “street name” holder of shares, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee for your shares to be voted at the special meeting, as described in more detail below.

Q:	How many shares of Magellan common stock need to be represented at the special meeting?
A:
The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of shares of Magellan common stock representing a majority of the votes which all holders of shares of Magellan common stock are entitled to cast constitutes a quorum for the purpose of considering the proposals. As of February 12, 2021, there were 25,965,226 shares of Magellan common stock outstanding. If you are a Magellan stockholder as of the close of business on the record date and you vote by mail, by telephone, through the internet or at the special meeting via the virtual meeting website, you will be considered part of the quorum. If you are a “street name” holder of shares of Magellan common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Magellan common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Magellan common stock held by stockholders that attend the special meeting via the virtual meeting website, or are represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Q:
Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Magellan’s named executive officers that is based on or otherwise relates to the Merger?

A:
In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the Merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Magellan is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Magellan’s named executive officers in connection with the Merger. For additional information, see the section entitled “Proposal 2: Non-Binding Merger-Related Compensation Proposal,” beginning on page 27.

Q:	What will happen if Magellan stockholders do not approve the non-binding Merger-related compensation proposal?
A:
The vote to approve the non-binding Merger-related compensation proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Approval of the non-binding Merger-related compensation proposal is not a condition to completion of the Merger, and it is advisory in nature only, meaning that it will not be binding on Magellan or Centene or any of their respective subsidiaries. Accordingly, if the Merger Agreement is adopted by Magellan’s stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Magellan common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Magellan common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?
A:	You may vote by:
•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;
•	submitting your proxy by using the telephone number printed on each proxy card you receive;
•	submitting your proxy through the internet voting instructions printed on each proxy card you receive; or
•
casting your vote at the special meeting via the virtual meeting website. Any stockholder can attend the special meeting by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where stockholders will be able to listen to the meeting live and vote online. The special meeting starts at 8:30 a.m., Central Time. We encourage you to allow ample time for online check-in, which will open at 8:15 a.m., Central Time. Please have your 16-digit control number to join the special meeting. Instructions on who can attend and participate via internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

If you are submitting your proxy by telephone or through the internet, your voting instructions must be received by 11:59 p.m., Eastern Time on March 30, 2021.
If your shares of Magellan common stock are purchased through the Company ESPP and are held through your account with Computershare Trust Company, N.A., you must vote such shares by 11:59 p.m. Eastern Time on March 26, 2021.
Submitting your proxy by mail, by telephone or through the internet will not prevent you from casting your vote at the special meeting via the virtual meeting website. You are encouraged to submit a proxy by mail, by telephone or through the internet even if you plan to attend the special meeting via the virtual meeting website to ensure that your shares of Magellan common stock are represented at the special meeting.
If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the approval of the non-binding Merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.
Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?
A:
Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Magellan common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?
A:
Your bank, broker, trust or other nominee will NOT be able to vote your shares of Magellan common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Magellan common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Furthermore, your shares of Magellan common stock will not be included in the calculation of the number of shares present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the internet?
A:
Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy delivered to David Haddock, Secretary, Magellan Health, Inc., 4801 E. Washington Street, Phoenix, Arizona 85034. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the internet. Alternatively, your proxy may be revoked or changed by attending the special meeting via the virtual meeting website and voting at the meeting. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Magellan common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares of Magellan common stock, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.
All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.
Q:	What does it mean if I receive more than one proxy card?
A:
If you receive more than one proxy card, it means that you hold shares of Magellan common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Magellan common stock are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the internet by using the different voter control number(s) on each proxy card.

Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. If your family has multiple accounts holding shares of Magellan common stock, you may have already received a householding notification. For additional information, see the section entitled “Householding of Proxy Material,” beginning on page 106.

Q:	What happens if I sell my shares of Magellan common stock before the special meeting?
A:
The record date for the special meeting is earlier than the expected date of completion of the Merger. If you own shares of Magellan common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the Merger Consideration will pass to the person who holds your shares as of immediately prior to the Effective Time.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?
A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of shares of Magellan common stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to Magellan prior to the vote on the proposal to adopt the Merger Agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. A copy of Section 262 of the DGCL is included as Annex E to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 97.
Q:	If I hold my shares of Magellan common stock in certificated form, should I send in my stock certificates now?
A:
No. Shortly after the Merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the Merger Consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my Company Options, Company PSUs, Company RSAs, Company Director RSAs, Company RSUs and Company PCU awards?
A:	No. Shortly after the Merger is completed, your Company Options, Company PSUs, Company RSAs, Company Director RSAs, Company RSUs and Company PCUs will be automatically exchanged.
Q:	When is the Merger expected to be completed?
A:
We and Centene are working toward completing the Merger as quickly as possible. We currently anticipate that the Merger will be completed during the second half of 2021, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the Merger Agreement by Magellan stockholders. For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page 80.

Q:	What happens if the Merger is not completed?
A:
If the proposal to adopt the Merger Agreement is not approved by the holders of a majority of the outstanding shares of Magellan common stock entitled to vote on the matter or if the Merger is not completed for any other reason, you will not receive any consideration from Centene or Merger Sub for your shares of Magellan common stock. Instead, Magellan will remain a public company, and Magellan common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Magellan common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Magellan common stock. Under certain circumstances, if the Merger is not completed, we may be obligated to pay Centene a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 72.

Q:	Are there any requirements if I plan on attending the special meeting?
A:
The special meeting will be held via live webcast only. Any stockholder can attend the special meeting by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where stockholders will be able to listen to the meeting live and vote online. The special meeting starts at 8:30 a.m., Central Time, on March 31, 2021. We encourage you to allow ample time for online check-in, which will open at 8:15 a.m., Central Time. If you are a stockholder of record of shares of Magellan common stock, in order to be able to enter the special meeting you will need the 16-digit control number included on your proxy card. If you hold your shares in “street name,” in order to be able to enter the special meeting you will need the 16-digit control number included with your voting instruction card and voting instructions you received from your broker, bank or other nominee of your shares. Instructions on how to attend and participate online are also posted online at www.proxyvote.com.

Q:	Where can I find more information about Magellan?
A:
Magellan files periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 107.

Q:	Who can help answer my questions?
A:
For additional questions about the Merger, assistance in submitting proxies or voting shares of Magellan common stock, or additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Toll-free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com
If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain information in this proxy statement constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “targets” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “would,” “aims,” “intends” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from these forward-looking statements may include, without limitation:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the closing conditions of the Merger may not be satisfied in a timely manner or at all, including due to the failure to obtain the Company stockholder approval and required regulatory approvals;
•	the announcement and pendency of the proposed merger may disrupt the Company’s business operations (including the threatened or actual loss of employees, customers or suppliers);
•	the Company could experience financial or other setbacks if the transaction encounters unanticipated problems;
•	the effectiveness of business continuity plans during the COVID-19 pandemic;
•	the possible election of certain of the Company’s customers to manage the healthcare services of their members directly;
•	changes in rates paid to and/or by the Company by customers and/or providers;
•	higher utilization of healthcare services by the Company’s members;
•	risks and uncertainties associated with the pharmacy benefits management industry;
•	delays, higher costs or inability to implement new business or other initiatives;
•	the impact of changes in the contracting model for Medicaid contracts;
•	termination or non-renewal of customer contracts;
•	the impact of new or amended laws or regulations;
•	governmental inquiries;
•	litigation;
•	competition;
•	operational issues;
•	healthcare reform;
•	general business conditions; and
•	the other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other filings we make with the SEC.
The foregoing list of factors should not be construed as exhaustive. Magellan can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The statements made in this proxy statement are current as of the date of this proxy statement only. Magellan undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

PARTIES TO THE MERGER
Magellan
Magellan provides managed care services for some of the most complex areas of healthcare. Magellan offers innovative solutions that combine analytics, technology and clinical rigor to drive better decision making, positively impact members’ health outcomes and optimize the cost of care for the customers Magellan serves. Magellan provides services to health plans and other managed care organizations, employers, labor unions, various military and governmental agencies and third-party administrators. Magellan operates three segments: Healthcare, Pharmacy Management and Corporate. Magellan’s principal executive offices are located at 4801 E. Washington Street, Phoenix Arizona, and its telephone number is (800) 642-1716.
Magellan became a publicly traded company in 1970. Shares of Magellan common stock are listed on the NASDAQ and trade under the symbol “MGLN.”
Our website address is www.magellanhealth.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.
Additional information about Magellan is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 107, for more information.
Centene
Centene is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. Centene takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. Centene also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners. Centene combines its decentralized local approach for care with a centralized infrastructure of support functions such as finance, information systems and claims processing. Centene’s principal executive offices are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, and its telephone number is (314) 725-4477.
Shares of Centene’s common stock are listed on the New York Stock Exchange and trade under the symbol “CNC.”
Centene’s website address is www.centene.com. The information provided on Centene’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.
Merger Sub
Merger Sub, a wholly owned subsidiary of Centene, is a Delaware corporation incorporated for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger. The principal executive offices of Merger Sub are located at 7700 Forsyth Boulevard, St. Louis, Missouri 63105 and its telephone number is (314) 725-4477.

THE SPECIAL MEETING
We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.
Date, Time and Place of the Special Meeting
Magellan will hold the special meeting via live webcast on March 31, 2021, at 8:30 a.m., Central Time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/MGLN2021SM, where you will be able to listen to the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at 8:15 a.m., Central Time. Please note that you will not be able to attend the virtual special meeting in person.
Purpose of the Special Meeting
At the special meeting, Magellan’s stockholders of record will be asked to consider and vote on:
•
A proposal to adopt the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into Magellan, with Magellan continuing as the Surviving Corporation;

•
A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Magellan’s named executive officers that is based on or otherwise relates to the Merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65; and

•
A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Recommendation of the Board
The Board carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. By a unanimous vote, the Board (i) approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the Merger Agreement.
The Board also unanimously recommends a vote “FOR” the non-binding Merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.
Record Date and Quorum
Each holder of record of shares of Magellan common stock as of the close of business on February 12, 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Magellan common stock that you owned on the record date. As of February 12, 2021, there were 25,965,226 shares of Magellan common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, by attendance via the virtual meeting website or by proxy, of the holders of shares of Magellan common stock representing a majority of the votes which all holders of shares of Magellan common stock are entitled to cast constitutes a quorum for the special meeting.
If you are a Magellan stockholder of record and you vote by mail, by telephone or through the internet or at the special meeting via the virtual meeting website, then your shares of Magellan common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Magellan common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares of Magellan common stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.
All shares of Magellan common stock held by stockholders of record that are present at the special meeting via the virtual meeting website or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.
Vote Required for Approval
Merger Agreement Proposal. The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Magellan common stock entitled to vote on such matter.
Non-Binding Merger-Related Compensation Proposal. The approval of the non-binding Merger-related compensation proposal requires, assuming a quorum is present, the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on Magellan or Centene or any of their respective subsidiaries, and, if the Merger is approved by Magellan stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be payable to our named executive officers even if this proposal is not approved.
Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.
Effect of Abstentions; Broker Non-Votes
The proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Magellan common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
The approval of the non-binding Merger-related compensation proposal requires the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Consequently, failure to vote will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.
The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. Consequently, failure to vote will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.
A broker non-vote with respect to Magellan common stock occurs when (i) shares of Magellan common stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of Magellan stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of Magellan common stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on routine matters but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given. Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters. As a result, there will not be any broker non-votes at the special meeting.
Accordingly, if your shares of Magellan common stock are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Magellan common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Because the approval of each of (1) the non-binding Merger-related compensation proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the shares present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of those proposals.
How to Vote
Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time on March 30, 2021.
If your shares of Magellan common stock are purchased through the Company ESPP and are held through your account with Computershare Trust Company, N.A., you must vote such shares by 11:59 p.m. Eastern Time on March 26, 2021.
If you submit your proxy by mail, by telephone or through the internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Magellan common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.
If you wish to vote by attending the special meeting via the virtual meeting website and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Obtaining a legal proxy may take several days.
If you do not submit a proxy or otherwise vote your shares of Magellan common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the approval of the non-binding Merger-related compensation proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.
If you have any questions about how to vote or direct a vote in respect of your shares of Magellan common stock, you may contact our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.
YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing Converted Shares will be mailed to holders of record of certificates representing Converted Shares if the Merger is completed.

Revocation of Proxies
Any proxy given by a Magellan stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:
•	by submitting another proxy by telephone or through the internet, in accordance with the instructions on the proxy card;
•
by delivering a signed written notice of revocation bearing a date later than the date of the proxy to David Haddock, Secretary, Magellan Health, Inc., 4801 E. Washington Street, Phoenix, Arizona 85034, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Magellan common stock; or
•
by attending the special meeting via the virtual meeting website and voting at the meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote at the special meeting via the virtual meeting website).

“Street name” holders of shares of Magellan common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement. Your shares of Magellan common stock will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.
If a quorum is present at the special meeting, the special meeting may be adjourned by the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than thirty (30) days thereafter or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the Merger Agreement, then Magellan may seek to adjourn the special meeting. In addition, the Board may, after consultation with Centene, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the Merger Agreement.
Solicitation of Proxies
Magellan is soliciting the enclosed proxy card on behalf of the Board, and Magellan will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Magellan and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.
Magellan has retained MacKenzie Partners to assist in the solicitation process. Magellan will pay MacKenzie Partners a fee of approximately $20,000 plus reimbursement of certain specified out-of-pocket expenses. Magellan also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Magellan will ask banks, brokers, trusts and other nominees to forward Magellan’s proxy solicitation materials to the beneficial owners of shares of Magellan common stock held of record by such banks, brokers, trusts or other nominees. Magellan will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
As discussed elsewhere in this proxy statement, Magellan stockholders will consider and vote on a proposal to adopt the Merger Agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the Merger. In particular, you should read in its entirety the Merger Agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 29, and “The Merger Agreement,” beginning on page 77.
The Board unanimously recommends that Magellan stockholders vote “FOR” the proposal to adopt the Merger Agreement.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Magellan common stock represented by such proxy card will be voted “FOR” the proposal to adopt the Merger Agreement.
The approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Magellan common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING MERGER-RELATED COMPENSATION PROPOSAL
In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Magellan’s named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 69, including the table in such section and accompanying footnotes.
As an advisory vote, this proposal is not binding upon Magellan or the Board, and approval of this proposal is not a condition to completion of the Merger. Because the Merger-related executive compensation to be paid in connection with the Merger is based on the terms of the Merger Agreement as well as the contractual arrangements between Magellan and the named executive officers, such compensation may be paid or become payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions in the Merger Agreement applicable thereto as well as any applicable contractual arrangements between Magellan and the named executive officers). Accordingly, you are asked to vote on the following resolution:
“RESOLVED, that the stockholders of Magellan Health, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Magellan Health, Inc. that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 69 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”
The Board unanimously recommends that Magellan stockholders vote “FOR” the non-binding Merger-related compensation proposal.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Magellan common stock represented by such proxy card will be voted “FOR” the non-binding Merger-related compensation proposal.
The approval of the non-binding Merger-related compensation proposal requires the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. The vote is advisory only and, therefore, not binding on Magellan or Centene or any of their respective subsidiaries, and, if the Merger Agreement is adopted by Magellan’s stockholders and the Merger is completed, the compensation that is based on or otherwise relates to the Merger will be paid or become payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING
Magellan stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.
The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.
If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Magellan common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.
The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the shares of Magellan common stock present at the special meeting, whether via the virtual meeting website or represented by proxy, entitled to vote on such matter may adjourn the special meeting to a later date and time.

THE MERGER
Overview
Magellan is seeking the adoption by its stockholders of the Merger Agreement. Under the terms of the Merger Agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Magellan. Magellan will survive the Merger as a wholly owned subsidiary of Centene. The Board has approved the Merger Agreement and unanimously recommends that Magellan stockholders vote “FOR” the proposal to adopt the Merger Agreement.
Upon completion of the Merger, each Converted Share that is issued and outstanding immediately prior to the Effective Time will be automatically cancelled, cease to exist and converted into the right to receive $95.00 per share in cash without interest.
Following the completion of the Merger, Magellan will cease to be a publicly traded company.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, or the representatives of each company, their respective advisors or any other persons.
Magellan’s senior management team and the Board regularly review and discuss Magellan’s performance, prospects and strategies for future growth. These reviews have included evaluation of potential opportunities to strengthen Magellan’s competitive position and enhance stockholder value through organic growth, acquisitions, investments and other transactions with participants in the managed care and broader healthcare industries.
In addition, over the past several years, the Board has considered other strategic alternatives as a means to enhance stockholder value. These alternatives have included the potential sale of all of Magellan or certain of its segments or businesses and the separation of the Company’s healthcare segment (which we refer to as “Healthcare”) and pharmacy management segment (which we refer to as “Pharmacy Management”), in some cases together with a sale of one of the separated segments in so-called “morris trust” or “reverse morris trust” transactions. In this regard, prior to late 2018, Magellan had received a number of unsolicited indications of interest and preliminary proposals from private equity sponsors (which we refer to as “sponsors”), on behalf of themselves and/or their portfolio companies, and corporate industry participants (which we refer to as “strategics”), regarding extraordinary transactions involving the entire Company or individual parts. In certain of these instances, Magellan engaged financial and legal advisors to assist it in assessing the third party’s interest, had preliminary discussions with the interested parties and, following the execution of confidentiality agreements, provided access to confidential information regarding Magellan. None of these approaches resulted in any definitive proposals with respect to a transaction.
On December 13, 2018, Starboard Value LP (which we refer to as “Starboard”), a New York-based investment adviser, announced in a Schedule 13D filing with the SEC that it was the beneficial owner of approximately 9.8% of the outstanding shares of Magellan common stock. In its filing, Starboard disclosed, among other things, its belief that the shares of Magellan common stock were undervalued and represented an attractive investment opportunity.
In late 2018, Michael Neidorff, the Chairman, President and Chief Executive Officer of Centene, contacted Barry Smith, then the Chairman and Chief Executive Officer of Magellan, by telephone to indicate that Centene may be interested in exploring a potential acquisition of Magellan. Mr. Neidorff did not make a proposal but indicated that Centene intended to move quickly and would only need to conduct a limited due diligence review of Magellan before being in a position to decide whether to make a proposal. In that regard, Mr. Neidorff asked that the Company enter into a confidentiality agreement with Centene for the purpose of Magellan’s furnishing limited non-public information to Centene. Mr. Neidorff also noted that Centene would be unwilling to be a participant in any organized sales process that Magellan might determine to pursue.
Mr. Smith informed the Board of his conversation with Mr. Neidorff and Centene’s potential interest at a meeting held on December 29, 2018. Present at the meeting were representatives of Weil, Gotshal & Manges LLP (which we refer to as “Weil”), counsel to the Company, and Goldman Sachs, the financial advisor retained by the Company in connection with Starboard’s ownership position and Centene’s potential interest in the Company. At this meeting, the Board determined to explore Centene’s interest as a means of potentially maximizing value on behalf of the Company’s stockholders and authorized the Company to enter into a confidentiality agreement with Centene in order to keep the parties’ discussions confidential and to facilitate Centene’s due diligence review.
On January 8, 2019, Magellan entered into a confidentiality agreement with Centene (which we refer to as the “Confidentiality Agreement”). The Confidentiality Agreement included a standstill provision but did not prohibit Centene from making confidential acquisition proposals to Magellan. Subsequent to the execution of the Confidentiality Agreement, Magellan furnished Centene certain non-public information regarding its businesses.
Also on January 8, 2019, the Board, together with the Company’s legal and financial advisors, held a meeting and reviewed certain of the information to be made available to Centene. At that meeting, Mr. Smith reported on telephone calls he had received from three other parties, each of which had separately expressed a potential interest in Magellan should the Company determine to explore a possible sale or other extraordinary transaction, although none had provided any specifics beyond these general statements of interest. Mr. Smith also discussed a follow-up call he had received from Mr. Neidorff during which Mr. Neidorff reiterated Centene’s potential interest in exploring a potential acquisition of Magellan. Following these discussions, the Board authorized Goldman Sachs to contact Centene’s financial advisor, as had been requested by Mr. Neidorff.
On March 3, 2019, the Board met, among other things, to continue its assessment of the possible interest of Centene and other parties and to determine next steps. At that meeting, Mr. Smith reported on his most recent discussions with Mr. Neidorff. Mr. Smith noted that Mr. Neidorff had informed him that the current market price of Magellan common stock following the release of full year-2018 results was such that Centene would not be in a position to offer to pay a premium for the shares of Magellan common stock. Mr. Smith stated that he had told Mr. Neidorff that, if Centene nevertheless wished to submit an indication of its interest, it should do so. In response, Mr. Neidorff indicated to Mr. Smith that Centene would not do so at this time and instead would wait to see if the current market environment changed in the coming weeks.
Following Mr. Smith’s report on Centene, the Magellan directors engaged in a discussion with Weil and Goldman Sachs concerning the process alternatives available to the Board to best explore potential transactions with those third parties that had most recently expressed an interest in the Company, as well as with other potential buyers of all or parts of the Company. Following a discussion and consideration of the potential positives and negatives associated with the various alternatives, the Board authorized and directed Goldman Sachs to conduct a broad confidential outreach (which we refer to as the “Broad Outreach”) to strategics and sponsors potentially having an interest in, and possessing the capabilities to execute on, a transaction involving all or part of the Company. In this outreach, the Board instructed Goldman Sachs to highlight its desire to maximize value for Magellan stockholders and to indicate that interested parties would be welcome to submit proposals for the whole Company or individual parts, including Healthcare and Pharmacy Management.
On March 4, 2019, Goldman Sachs commenced contacting third parties, including Centene and the three other parties that had contacted Mr. Smith on an unsolicited basis. Centene informed Goldman Sachs that it was not interested in participating in the process. A total of 34 parties expressed potential interest in the Company, with 24 of those parties entering into confidentiality agreements with Magellan. Those confidentiality agreements, with certain exceptions, included standstill provisions that prohibited the third party from requesting waivers of the standstill restrictions. The parties entering into confidentiality agreements with Magellan received certain materials regarding the Company and details concerning the process contemplated to be undertaken pursuant to the Broad Outreach and such parties were requested to submit “first round” indications of interest on March 27, 2019.
On March 27, 2019, Magellan received indications of interest from nine parties. Of these nine parties, Magellan invited eight to advance to the “second round” of the Broad Outreach to complete due diligence, participate in management presentations and formulate definitive proposals. Of the eight parties, four indicated an interest in acquiring the entire Company, two indicated an interest in acquiring Healthcare and two submitted indications regarding Pharmacy Management. One strategic, Molina Healthcare, Inc. (which we refer to as “Molina”), was not advanced as its interest was limited only to the portion of the Company’s Healthcare business that contracts with state Medicaid agencies and the Centers for Medicare & Medicaid Services to manage care for beneficiaries under various Medicare programs (which we refer to as “Magellan Complete Care” or the Company’s “MCC Business”).

Molina was later invited back into the process to conduct detailed due diligence on the MCC Business. In addition, during the second round of the Broad Outreach, Magellan received interest from four additional parties, one of which was invited into the process in connection with its interest in Pharmacy Management.
On March 28, 2019, following the approval and authorization of the Board, Magellan announced that it had entered into an agreement (which we refer to as the “Starboard Agreement”) with Starboard and certain of its affiliates. Pursuant to the Starboard Agreement, among other things, Magellan agreed to (i) increase the size of the Board from nine directors to 13 directors, (ii) appoint to the Board four individuals (which we refer to as the “Appointed Directors”) from the slate of candidates that Starboard had previously announced it would nominate for election as directors at the 2019 Annual Meeting to fill the resulting vacancies, (iii) nominate the Appointed Directors for election as members of the Board at the Company’s 2019 Annual Meeting of Stockholders (which we refer to as the “2019 Annual Meeting”) and (iv) decrease the size of the Board from 13 to 10 directors effective immediately following the election of directors at the 2019 Annual Meeting. In addition, Magellan agreed to form a strategic committee of the Board to review corporate strategy (which we refer to as the “Strategic Committee”) and to appoint to this committee Peter Feld and Steven Shulman, two of the Appointed Directors, as well as two incumbent directors to be determined by the Board. Subsequent to the entry into the Starboard Agreement, two of Magellan’s incumbent directors determined not to stand for re-election at, and one other incumbent director determined to retire immediately after, the 2019 Annual Meeting.
In connection with the second round of the Broad Outreach, Magellan opened a virtual dataroom to interested parties that remained open through June 2019, made management presentations, conducted due diligence question and answer sessions and prepared, made available and discussed draft transaction documents for each of the various transactions that were under consideration.
On June 6, 2019, the date set for submission of second round proposals, Magellan received revised proposals from three of the interested parties, with the rest of the participants declining to continue in the process. One proposal submitted by a sponsor (which we refer to as “Sponsor A”) was to acquire the Company, and the other two were to acquire Pharmacy Management. Representatives of Sponsor A indicated to representatives of the Company’s financial advisor that Sponsor A’s proposal was conditioned on its ability to enter into a definitive agreement to sell Pharmacy Management to one of the other two bidders at an acceptable minimum price. Subsequent to Magellan’s receipt of Sponsor A’s proposal, it became evident to the Company that Sponsor A also envisioned entering into a definitive agreement with Molina to sell the MCC Business at or about the time it entered into a definitive merger agreement to acquire the Company. Following review by the Strategic Committee and the Board with the Company’s legal and financial advisors, it was determined that Sponsor A’s proposal was an attractive and superior proposal and agreed to Sponsor A’s request for a limited period of exclusivity (which would not preclude the Company from negotiating and entering into agreements with the other two bidders for a sale of Pharmacy Management) to complete its due diligence and attempt to negotiate the multi-party transaction contemplated by its proposal.
Following its receipt of Sponsor A’s revised proposal through the end of July 2019, representatives of Magellan and its advisors spent extensive periods of time providing due diligence access and responses to questions to Sponsor A and its financing sources, the potential buyer of Pharmacy Management and Molina. During this time period, in addition to negotiations conducted directly by Sponsor A with the potential buyer of Pharmacy Management and Molina, Magellan and its advisors also spent considerable time and effort engaged in negotiations with Sponsor A, a potential buyer of Pharmacy Management and, to a lesser extent, Molina as the potential buyer of the MCC Business, in an attempt to facilitate an agreement on terms for the envisioned multi-party transaction. The Strategic Committee and the Board held multiple meetings during June and July 2019 to receive progress updates on the potential transactions and to provide direction to Magellan’s management and advisors. Notwithstanding these efforts, at a meeting held on July 29, 2019, the Board determined to terminate negotiations with Sponsor A and the other interested parties due to its low level of confidence that terms for the multi-party transaction would be agreed to by the four parties and concerns that distraction of the Company’s senior management team due to the extensive time commitments required by the process could harm the continued operation of the Company’s businesses.
Also at the July 29, 2019 Board meeting, Mr. Smith notified the directors that he intended to retire, but that he would continue to serve as the Company’s Chief Executive Officer and a member of the Board for a period required to ensure a smooth transition. At that meeting, Steven Shulman was elected Chairman of the Board.

On September 11, 2019, Sponsor A submitted an unsolicited revised proposal (which we refer to as the “September 2019 proposal”) to acquire the Company and asked that Magellan and its advisors re-engage for the purposes of completing the transaction. Sponsor A’s proposal contemplated that it would enter into a definitive agreement for the sale of the MCC Business with Molina at the same time as it entered into a definitive merger agreement with the Company. Unlike its previous proposal, the September 2019 proposal did not contemplate an agreement with a buyer of Pharmacy Management. Based in part on Sponsor A’s assurances that few issues remained open between it and Molina and that it could complete the work necessary to execute and deliver definitive transaction documents and arrange financing quickly, the Board authorized management and its advisors to re-engage with Sponsor A.
In September 2019, Magellan re-opened its virtual dataroom to Sponsor A, its financing sources and Molina and also discussed and negotiated open points with Sponsor A on the transaction documentation. On October 11, 2019, Sponsor A submitted a revised proposal (which we refer to as the “October 2019 proposal”) to acquire Magellan. Unlike the September 2019 proposal, the October 2019 proposal was conditioned on a sale by Sponsor A of Pharmacy Management to the party that had been negotiating in July 2019 with Sponsor A and the Company for the purchase of that business. The October 2019 proposal also reflected a price reduction from the September 2019 proposal, which Sponsor A stated was a reflection of unfavorable conditions in the financing markets, changes in customer pipeline and additional tax liabilities due to the impact of the sales of the MCC Business and Pharmacy Management.
Following a review of the October 2019 proposal by the Strategic Committee and the Board, it was determined that Magellan and its advisors would communicate to Sponsor A a minimum per share price that would be acceptable to the Board and a deadline by which definitive transaction documents would need to be executed. On October 18, 2019, a representative of Sponsor A informed Goldman Sachs that the financing terms available would not allow it to pay a price that would be acceptable to the Board. Following this communication, Magellan terminated discussions with Sponsor A.
At various times during the Broad Outreach, Sponsor A modified orally and in writing the prices at which it was interested in acquiring the entire Company. At no point did Sponsor A indicate an interest in acquiring Magellan at a per share price in excess of $75.00, the maximum per share price offered by Sponsor A to Magellan during the parties’ negotiations, and Sponsor A’s final proposed per share offer price prior to the termination of discussions was less than $75.00.
On October 31, 2019, Magellan issued a press release announcing the appointment of Kenneth Fasola as Chief Executive Officer of the Company, effective November 14, 2019. In connection with Mr. Fasola’s appointment, Barry Smith stepped down as a member of the Board and as the Company’s Chief Executive Officer, effective as of November 14, 2019. Following his appointment, at the direction of the Board, Mr. Fasola and the other members of the Company’s senior management team initiated a comprehensive portfolio analysis of the Company’s businesses to evaluate the value proposition offered by each business and the brand and growth potential of the Company in each of the markets served by Magellan’s businesses.
In late February 2020, following the receipt of unsolicited proposals from a number of interested parties, the Board authorized Magellan’s management team and a financial advisor engaged by the Company for this purpose to commence a process to explore the potential for a sale of its MCC Business. In the Board’s view, a sale of the MCC Business at an attractive price would eliminate the risks of execution of its profitability improvement initiatives regarding the MCC Business, provide the Company with additional financial flexibility and allow the Company’s senior management team to focus on the remaining businesses and improving the services provided to the customers of those businesses. Pursuant to this process, a number of parties (a) entered into amendments to the confidentiality agreements previously executed and delivered in connection with the Broad Outreach to extend the time periods during which the standstill and non-solicitation and no-hire provisions contained therein would be in effect, (b) were provided due diligence access and management presentations, (c) were provided with transaction documentation for their review and comment and (d) were asked to submit proposals to purchase the MCC Business, as well as to consider commercial agreements with Pharmacy Management and the Behavioral and Specialty Health businesses of Healthcare. Following the conclusion of this process, on April 30, 2020, Magellan publicly announced that it had entered into a definitive agreement with Molina to sell the MCC Business to Molina for a purchase price of $850 million, subject to certain adjustments (which we refer to as the “MCC Business Sale Announcement” and such sale, the “MCC Business Sale”), as well as various binding letters of intent to enter into long-term commercial agreements, including new medical pharmacy and musculoskeletal management services to be provided by Magellan to Molina members and Molina’s retaining Magellan for behavioral health, pharmacy benefit management (which we refer to as “PBM”), radiology and musculoskeletal management services in certain markets serviced by the MCC Business.
On May 15, 2020, following the MCC Business Sale Announcement, Mr. Neidorff contacted Mr. Fasola by phone and indicated an interest in discussing the Company’s strategic plans following the completion of the MCC Business Sale. Mr. Neidorff invited Mr. Fasola to meet in St. Louis, Missouri to continue this discussion. On May 19, 2020, in anticipation of the in-person meeting in St. Louis, Centene requested that the parties enter into an amendment to the Confidentiality Agreement and furnished a proposed draft of such an amendment to David Haddock, General Counsel and Secretary of Magellan. The draft amendment served to extend the duration of the standstill provisions applicable to Centene and the mutual non-solicitation and no-hire provisions and the overall term of the agreement. The parties entered into the amendment prior to the in-person meeting, with effect as of May 19, 2020 (we refer to the Confidentiality Agreement, as so amended, as the “Amended Confidentiality Agreement”).
Mr. Fasola informed Mr. Shulman of Mr. Neidorff’s outreach on their next regularly scheduled weekly call. From May 15, 2020 until the execution of the Merger Agreement on January 4, 2021, in addition to updates provided to the Board as described herein, Mr. Fasola kept Mr. Shulman updated regularly on the status and activities related to Centene’s interest in a potential transaction, including any conversations and meetings that Mr. Fasola had with Mr. Neidorff and other Centene representatives in which Mr. Shulman did not participate.
On May 21, 2020, Mr. Fasola, Mr. Neidorff and Jesse Hunter, Executive Vice President and Chief Strategy Officer of Centene, met in St. Louis. During this meeting, Mr. Neidorff informed Mr. Fasola of Centene’s renewed interest in exploring a potential acquisition of Magellan and explained the strategic rationale for Centene’s interest. Mr. Neidorff also commented that for regulatory and other reasons the closing of the MCC Business Sale would need to occur prior to an acquisition of the Company by Centene and that he would expect that certain members of the Company’s senior management team would continue in their positions with the Company following the transaction. Mr. Neidorff also noted that Centene would not participate in any organized sale process that Magellan might pursue. Mr. Fasola explained to Messrs. Neidorff and Hunter that while he would report Centene’s interest to his Board, in his view the timing was not right for a transformative transaction involving the Company in the near term and that such a transaction presented challenges for Magellan for several reasons, including Magellan’s unwillingness to take actions that could in any way negatively impact or delay the pending MCC Business Sale, the Company’s focus on and the dedication of management-team time to the implementation of the Medi-Cal pharmacy benefit administration contract awarded to the Company by the state of California in late 2019 (which we refer to as the “Medi-Cal PBA Agreement”) and the business-transformation initiatives that were underway and that were being carried out under Mr. Fasola’s direction. Subsequent to this meeting, Mr. Hunter provided Magellan representatives with a list of information and materials regarding Magellan that it wished to receive to facilitate its review of the desirability of a transaction between the parties.
Following the May 21 meeting, Mr. Neidorff telephoned Mr. Shulman to express Centene’s interest in pursuing a potential acquisition of the Company.
On June 8, 2020, Mr. Neidorff requested another meeting with Mr. Fasola, as well as Messrs. Shulman and Haddock, to further discuss Centene’s interest in exploring a potential acquisition of the Company, which meeting was subsequently scheduled for June 18, 2020.
On June 9, 2020, representatives of Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), counsel to Centene, and Weil spoke by telephone. In this conversation, the Skadden representatives stated that their client’s strong preference was to explore the possibilities for a mutually beneficial transaction as promptly as possible and, if mutually acceptable terms could be agreed to, envisioned the execution by the parties of a merger agreement that would provide for Centene’s acquisition of Magellan conditioned, among other things, on the consummation of the MCC Business Sale. The Skadden representatives and the Weil representative acknowledged that the terms of the MCC Business Sale would need to be examined before it could be determined whether entry into such a merger agreement during the pendency of the MCC Business Sale would be consistent with Magellan’s obligations under the MCC Business Sale transaction documentation or could impact or delay the timing of the completion of such transaction.

On June 17, 2020, at a regularly scheduled meeting of the Board, Messrs. Fasola and Shulman reported on their conversations and meeting with Mr. Neidorff. The Board discussed Centene’s expression of interest and it was the consensus of the Board that management’s primary focus should be on the completion of the MCC Business Sale and the implementation of the Medi-Cal PBA Agreement and the other business initiatives that were underway, but that Messrs. Fasola and Shulman should continue to agree to meet and discuss Centene’s interest with Mr. Neidorff and the other Centene representatives and provide Centene with limited due diligence materials to determine if Centene’s interest was serious and at an attractive price level.
On June 18, 2020, Messrs. Fasola, Shulman and Haddock traveled to St. Louis to meet with Messrs. Neidorff and Hunter and representatives of Skadden. The Centene representatives reiterated their interest in exploring Centene’s possible acquisition of Magellan in as expeditious a manner as possible consistent with Magellan’s obligations under the transaction agreements for the MCC Business Sale. The Centene representatives also reiterated the strategic rationale for such a transaction, including broadening and deepening Centene’s whole health capabilities and establishing a leading behavioral health platform. The Magellan representatives reiterated their views as to why attempting to effect a transaction such as the one envisioned by Centene in the near term was less than optimal from Magellan’s perspective, but the meeting participants agreed that their respective legal counsel would discuss the regulatory requirements and likely timing for the possible transaction as well as the potential impact of the execution and delivery of a definitive merger agreement on the pending MCC Business Sale. The Magellan representatives also agreed to provide Centene with certain non-public information regarding the Company to aid Centene’s efforts in determining its interest in continuing to explore a potential transaction and arriving at a preliminary view on valuation of the Company. On June 19, 2020, following the in-person meeting in St. Louis, Mr. Fasola instructed Jon Rubin, then the Chief Financial Officer of Magellan, to share with Centene certain high-level non-public information concerning Magellan and its prospects that had been previously requested by Centene.
On June 23, 2020, Mr. Fasola provided the Board with a written summary of the June 18 meeting in St. Louis and noted his expectation that following delivery of certain information by Magellan, Centene would communicate, for the Board’s review and consideration, a preliminary price or range of prices at which it would consider the acquisition of the Company.
During the ensuing several weeks, representatives of Centene, with the assistance of Centene’s financial advisors, Allen & Company LLC and J.P. Morgan Securities LLC, reviewed the limited non-public business and financial information that was provided by the Company. During this period, representatives of the parties’ respective legal advisors discussed the regulatory filings and consents that would be required in respect of an acquisition of Magellan by Centene, the likely timing thereof and the potential impact on the regulatory filings and consents needed to consummate the MCC Business Sale, as well as the potential impact of the execution of a definitive merger agreement between the parties on the MCC Business Sale. During these conversations, Weil informed Skadden that Magellan would not sign a definitive merger agreement with Centene prior to the consummation of the MCC Business Sale. On July 10, 2020, representatives of Magellan provided representatives of Centene with certain preliminary financial data.
On July 21, 2020, Messrs. Fasola and Rubin had a teleconference with Mr. Hunter and Jeff Schwaneke, Executive Vice President and Chief Financial Officer of Centene, to discuss certain questions of the Centene representatives regarding the limited non-public information made available, including the Company’s preliminary financial data.
As part of the Company’s normal multi-year forecasting process, in Summer 2020, Magellan’s management developed financial forecasts and unaudited prospective financial information relating to the Company for fiscal years through 2024, which included a small contingency to account for unspecified risks (which we refer to as the “Risk Contingency”), consistent with management’s historical practice. Elements of this forecast were shared with the Board at their regularly scheduled meeting on July 24, 2020. Later on July 24, 2020, Mr. Rubin provided certain additional non-public information to representatives of Centene, including a five-year financial forecast (which financial forecasts we refer to as the “July 2020 Forecasts” in the section of this proxy statement entitled “—Certain Forecasts”). The July 2020 Forecasts furnished to Centene were the same as those reviewed by the Board earlier in the day, with the exception that the forecasts provided to Centene included two additional years and did not include the Risk Contingency.

On August 9, 2020, Mr. Neidorff called Mr. Fasola and informed him that Centene intended to submit an indication of interest regarding a potential acquisition of Magellan at $86.00 per share (which we refer to as the “preliminary Centene proposal”). Mr. Fasola also understood Mr. Neidorff to say that the preliminary Centene proposal would give Magellan stockholders dollar-for-dollar “credit” for the cash, net of transaction taxes and expenses and Company indebtedness, resulting from the closing of the MCC Business Sale. Mr. Neidorff indicated that, if the price was acceptable to the Board, Centene would expect a 30-day period of exclusivity to complete its due diligence review and prepare and negotiate transaction documentation. Magellan estimated that the net cash proceeds from the MCC Business Sale would represent approximately $12.00 per share, which, when added to the $86.00 per share price indicated by Mr. Neidorff, resulted in Mr. Fasola’s understanding that the implied total value offered by the preliminary Centene proposal was $98.00 per share. On the same day, Mr. Neidorff called Mr. Shulman and conveyed what Mr. Shulman understood to be the same information regarding Centene’s indicated price and the additional “credit” for the net cash from the MCC Business Sale. Also on August 9, 2020, at Mr. Fasola’s request, Mr. Rubin called Mr. Hunter to confirm the Company’s understanding of the verbal preliminary proposal, and Mr. Rubin understood Mr. Hunter to convey the same additional “credit” concept for the net cash from the MCC Business Sale.
On August 14, 2020, a meeting of the Board was held to discuss Centene’s verbal preliminary proposal, including the implied total value of $98.00 per share, which represented a premium of approximately 29.2% above Magellan’s closing price of $75.83 on August 13, 2020. It was the consensus of the Board that the indicated value to be delivered to the Company’s stockholders was sufficiently attractive to warrant continued engagement with Centene and the Board authorized the Company’s management to continue to conduct discussions and grant due diligence access to Centene.
On August 16, 2020, Mr. Fasola emailed Mr. Neidorff to inform him that on the basis of the preliminary Centene proposal, the Board was supportive of management’s continuing to explore a possible transaction with Centene.
In late August 2020, the Company contacted representatives of Goldman Sachs and Guggenheim Securities regarding their availability to act as co-financial advisors to the Company in connection with a potential transaction with Centene. Goldman Sachs and Guggenheim Securities commenced acting as co-financial advisors to the Company in connection with the potential transaction shortly thereafter and Magellan formally confirmed the engagement of these firms in separate agreements dated October 27, 2020. Prior to their respective engagements, each financial advisor delivered to Magellan an executed disclosure letter regarding its relationships with Centene. For a summary of these relationships, see the sections entitled “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Guggenheim Securities, LLC,” beginning on pages 49 and 56, respectively.
During late August and early-to-mid September 2020, Mr. Rubin and Mr. Hunter, together with representatives of the Company’s and Centene’s respective advisors, held telephone calls and exchanged correspondence regarding the proposed timeline for Centene to conduct its due diligence review, formally present to Magellan a proposal regarding price and the timeline to complete transaction documentation should the parties agree on price and other terms. During these discussions, Mr. Rubin and the Company’s financial advisors reiterated that Magellan would not enter into a definitive merger agreement prior to the closing of the MCC Business Sale.
On October 1, 2020, Mr. Fasola provided the Board with a written update on the status of the Company’s engagement with Centene and the due diligence process, noting that Centene had identified certain due diligence priorities as a precondition to confirming its interest and views on price. Mr. Fasola stated that the Company was working with its legal and financial advisors to evaluate each request and indicated that, notwithstanding Centene’s position, the Company would not provide certain competitively sensitive information prior to receipt of a satisfactory preliminary written proposal with respect to price.
In early-to-mid October, members of management of Magellan and Centene, at times together with representatives of the Company’s and Centene’s respective advisors, held telephonic conferences at which the Magellan representatives provided the Centene representatives with presentations regarding the Company’s Behavioral Health, Pharmacy Management and Specialty Health businesses. On October 12, 2020, Mr. Fasola met with Messrs. Neidorff and Hunter in St. Louis to discuss the Company’s Behavioral Health business strategy.
On October 23, 2020, Mr. Neidorff called Mr. Fasola and stated that the Company would receive a written offer from Centene of $86.00 per share prior to the Company’s Board meeting scheduled to take place on October 27, 2020. No other terms of Centene’s offer were disclosed or discussed on this call. Mr. Fasola subsequently informed Mr. Shulman and the Company’s advisors of the anticipated written offer. On October 26, 2020, Centene sent a letter addressed to Mr. Shulman setting forth preliminary, non-binding terms for Centene’s acquisition of Magellan. The October 26 letter (which we refer to as the “October 26 proposal”) confirmed Centene’s previously communicated price of $86.00 per share, comprised of $64.50 per share in cash and a fixed ratio of Centene stock. On October 23, 2020, the last trading day prior to the Company’s receipt of Centene’s letter, the closing price of Magellan common stock was $78.50. The October 26 proposal implied a pro forma ownership for Magellan stockholders in Centene of approximately 1.5%. In addition, the October 26 proposal indicated, among other things, that (1) Centene believed that it could obtain regulatory approvals for the transaction expeditiously, (2) the transaction would not be subject to any financing condition, (3) Centene is committed to building a differentiated specialty solutions business and looked forward to discussing leadership opportunities with the Magellan team, (4) Centene’s offer assumed a 30-day period of exclusivity to complete due diligence and negotiate definition documentation, (5) Centene would need to conduct additional due diligence prior to executing a definitive transaction agreement and (6) Centene would share a draft of the merger agreement for the transaction promptly after Magellan’s entry into the exclusivity agreement. Centene then sent representatives of Goldman Sachs and Guggenheim Securities a draft exclusivity agreement (which we refer to as the “Exclusivity Agreement”).
Following receipt of the October 26 proposal and consultation with Mr. Shulman and the Company’s advisors on October 26, Mr. Fasola telephoned Mr. Neidorff to clarify the financial terms of the October 26 proposal, which varied from Mr. Fasola’s understanding of the oral indication conveyed by Mr. Neidorff on August 9, 2020, in that it did not give Magellan stockholders the additional “credit” for the net cash resulting from the closing of the MCC Business Sale. Mr. Neidorff stated that Centene’s $86.00 per share indication of interest accounted for the net cash resulting from the MCC Business Sale and that the preliminary Centene proposal did not contemplate giving “credit” of such amount to Magellan stockholders. Mr. Fasola informed Mr. Neidorff that given this position, it was his view that the October 26 proposal would not be viewed as attractive by the Board.
On October 27, 2020, the Board held a regularly scheduled meeting, which was attended by certain members of Magellan management and representatives of Goldman Sachs, Guggenheim Securities and Weil. Mr. Fasola and Mr. Shulman presented the terms of the October 26 proposal to the Board. Representatives of Goldman Sachs and Guggenheim Securities then delivered a presentation to the Board regarding general market and industry conditions and their respective preliminary financial analyses of the Company and the October 26 proposal. In connection with the Board’s consideration of the potential transaction, financial forecasts through 2024 that were consistent with the financial forecasts that had been reviewed with the Board on July 24, 2020, were presented to the Board (which financial forecasts we refer to as the “October 2020 Forecasts” in the section of this proxy statement entitled “—Certain Forecasts”). The Board discussed with members of Magellan’s management and representatives of Goldman Sachs and Guggenheim Securities certain strategic alternatives available to the Company, including continuing as a standalone company and deployment of the net cash from the closing of the MCC Business Sale. Representatives of Weil reviewed certain terms and legal aspects of the October 26 proposal and discussed with the Board various legal matters, including the directors’ fiduciary duties in considering the October 26 proposal and process considerations, including Centene’s request for exclusivity. Following the advisors’ presentations and discussion, the Board determined that the October 26 proposal was not attractive but that the parties should continue their dialogue to determine if Centene’s offer could be improved. After discussion, the Board also was of the view that the Company would not consider granting a period of exclusivity unless Mr. Neidorff indicated a higher price. In addition, the Board determined that it would be premature for any member of management to have discussions with Centene concerning possible post-transaction employment. The Board directed Messrs. Fasola and Shulman to respond to Centene accordingly.
Later on October 27, 2020, Mr. Fasola spoke to Mr. Neidorff by telephone, during which Mr. Fasola reminded Mr. Neidorff of his understanding of the basis on which Magellan had agreed to provide Centene with access to preliminary non-public due diligence information, namely that Centene’s proposal as to price would reflect a full market premium to Magellan’s then-current market price and permit Magellan stockholders to receive the additional “credit” for the net cash proceeds, after debt, from the MCC Business Sale and noted that the financial terms of the October 26 proposal were inconsistent with this understanding. Further, Mr. Fasola informed Mr. Neidorff that the Board had expressed concerns regarding the risks to Magellan and the initiatives and business transformation that were underway that could result from advancing discussions and distracting management if discussions with Centene were unlikely to result in a price viewed as compelling by the Board. Mr. Fasola informed Mr. Neidorff that the Board did not view the October 26 proposal as attractive. Mr. Neidorff asked Mr. Fasola to offer a counter-proposal, but Mr. Fasola did not offer a counter-proposal on the call.
On October 29, 2020, Mr. Fasola and Mr. Hunter spoke by telephone. Mr. Fasola said that he and Mr. Shulman had reflected on Mr. Neidorff’s request for a counter-proposal and, while he was not prepared to mention a specific price, he informed Mr. Hunter that the sentiment of the Board was to view favorably an all-cash price of greater than $100.00 per share. Mr. Fasola told Mr. Hunter that, if Centene submitted a revised proposal meeting this criteria, he believed that the Board would view the proposal as attractive and grant Centene a brief period of exclusivity.
On October 30, 2020, Mr. Neidorff held a conference call with Messrs. Fasola and Shulman. During the call, Mr. Neidorff said that Magellan’s price indication as conveyed to Mr. Hunter was well in excess of premia paid in relevant precedent transactions. Mr. Neidorff told the Magellan representatives that Centene was increasing its proposal to $91.00 per share and said that such a price represented a 28% premium over Magellan’s “net equity”, meaning Magellan’s closing per share price on October 30, 2020 less the net cash per share that would result from the MCC Business Sale. Mr. Neidorff noted that his proposal contemplated that the merger consideration would be comprised of a mix of cash and stock as previously communicated and that the cash proceeds of the MCC Business Sale would remain in the Company at the time of the acquisition by Centene.
The next day Mr. Neidorff and Mr. Shulman had a number of calls during which they discussed Centene’s latest proposal. Mr. Shulman told Mr. Neidorff that be believed that applying the premia paid in the precedent transactions referenced by Mr. Neidorff and the “net equity” premium calculation cited by Mr. Neidorff would result in a price per share greater than $91.00. Mr. Shulman also told Mr. Neidorff that he did not believe that the $91.00 per share proposal would gain the support of the Board. Mr. Neidorff indicated that, if Mr. Shulman believed his latest proposal was not sufficiently attractive, then he should put forth a counter-proposal.
On November 1, 2020, following a discussion of Centene’s $91.00 per share proposal with the Company’s advisors, Messrs. Fasola and Shulman called Mr. Neidorff and proposed a per share price of $100.00 in cash. Mr. Neidorff told Messrs. Fasola and Shulman that in his view this price was a restatement of the lower end of the prior “range” proposed by Magellan and not a counter-proposal, in response to which Mr. Shulman made a revised counter-proposal of $99.00 per share in cash.
Telephonic conference calls among Messrs. Neidorff, Fasola and Shulman ensued throughout the day on November 1, 2020. Following Magellan’s counter-proposal, Mr. Neidorff informed Mr. Fasola and Mr. Shulman that Centene would increase its offer to $94.00 per share. Mr. Shulman responded that he continued to believe that the premium represented by Centene’s increased price remained inconsistent with the premia for the precedent transactions and the “net equity” premium calculation previously cited by Mr. Neidorff and that he would consult with his financial advisors to confirm the accuracy of this view. Shortly thereafter, after consulting with the Company’s financial advisors, Messrs. Fasola and Shulman resumed discussions with Mr. Neidorff, during which Mr. Neidorff informed Messrs. Fasola and Shulman that Centene’s best and final offer was $95.00 per share in cash (which we refer to as the “November 1 proposal”). The November 1 proposal represented a premium of 31.5% to the closing share price of $72.27 on October 30, 2020 and a 26.2% premium over the volume-weighted average Magellan stock price for the 30 full consecutive trading days ending on such date. Mr. Fasola and Mr. Shulman noted that they would present the November 1 proposal to the Board for consideration.
In the evening of November 1, 2020, a meeting of the Board was convened, with members of management of Magellan and representatives of Goldman Sachs, Guggenheim Securities and Weil in attendance, to review the status of discussions with Centene. Messrs. Fasola and Shulman reported on their telephone calls with Mr. Neidorff and described the process that resulted in Centene’s November 1 proposal. The Company’s financial advisors then presented preliminary financial analyses based on the October 2020 Forecasts and related to a potential transaction. The Board discussed the financial merits of the November 1 proposal and determined that the November 1 proposal was attractive in light of, among other things, the execution risks associated with the initiatives and business transformation contemplated by the Company’s business plan and potential uncertainties relating to developments in the healthcare industry. In connection with Centene’s request for a 30-day period of exclusivity, the Board considered a number of relevant considerations, including the scope of the Broad Outreach, which included contact with potential strategic acquirors, and the results of that process, the management distraction, leak and other risks associated with contacting third parties, including the possibility of losing the opportunity to engage in a transaction with Centene given Mr. Neidorff’s stated view that Centene would be unwilling to participate in any process by Magellan to explore alternative transactions, the Board’s belief, following consultation with its financial advisors, that it was highly unlikely that any third party would be interested in acquiring Magellan at a price equal to or in excess of the November 1 proposal and the fact that Magellan would have the ability to consider unsolicited proposals following the execution and announcement of a merger agreement with Centene. In light of the foregoing, the Board directed Mr. Fasola and Mr. Shulman to inform Centene that based on the terms of the November 1 proposal, the Company would be willing to enter into the requested period of exclusivity with Centene and proceed to negotiate the terms of a merger agreement and conclude the due diligence process.
Following the Board meeting, Mr. Shulman telephoned Mr. Neidorff to report on the Board’s determination. Mr. Neidorff subsequently called Mr. Fasola to continue discussions regarding the potential transaction.
On November 2, 2020, representatives of Weil sent representatives of Skadden a revised draft Exclusivity Agreement providing for an initial exclusivity period of 14 days and an additional 14-day extension of exclusivity if, prior to the expiration of the initial 14-day period, Centene confirmed in writing the substantial completion of its due diligence review and that Centene continued to support a potential transaction at a per share price equal to or greater than $95.00. The revised draft also provided that exclusivity would terminate at such time as any representative of Centene indicated to any representative of the Company that Centene is no longer pursuing or interested in an acquisition of the Company at a per share price equal to or greater than $95.00 and deleted the requirement that the Company notify Centene of any inquiry, proposal or offer that the Company might receive with respect to an alternative transaction. Later that day, representatives of Weil and Skadden had a teleconference regarding, among other matters, the term of the exclusivity period, which Skadden stated was unacceptable to Centene.
Also on November 2, 2020, Mr. Hunter called Mr. Fasola to confirm receipt of Magellan’s comments to the Exclusivity Agreement and said that Skadden would be sending Weil a revised draft reflecting a 30-day exclusivity period. Mr. Hunter also alerted Mr. Fasola to the fact that Centene would be sending a list of confirmatory due diligence requests within 48 hours.
On November 3, 2020, the parties executed the Exclusivity Agreement, which provided for a 30-day exclusivity period that would be automatically extended unless terminated by either party upon one business days’ notice, provided that the Exclusivity Agreement would be earlier terminated upon entry by the parties into a definitive transaction agreement or at such time as any Centene representative indicated to any Company representative that Centene is no longer pursuing or interested in an acquisition of the Company at a per share price equal to or greater than $95.00. Following execution of the Exclusivity Agreement, representatives of Goldman Sachs and Guggenheim Securities engaged in discussions with Centene’s financial advisors regarding the next stage of the process and related matters.
On November 5, 2020, representatives of Weil sent representatives of Skadden a draft clean room agreement (which we refer to as the “Clean Room Agreement”) to govern the exchange of, and implement procedures to protect, certain competitively sensitive information of the Company. From November 5, 2020 through November 7, 2020, Skadden and Weil exchanged multiple drafts of the Clean Room Agreement, which was executed with effect as of November 7, 2020.
On November 12, 2020, Magellan provided Centene and its advisors with access to an electronic data room, including a designated “clean room” pursuant to the Clean Room Agreement, containing certain non-public information regarding the Company.
Throughout the remainder of November and until the execution of the Merger Agreement on January 4, 2021, representatives of Centene engaged in a due diligence review of the Company. In connection with Centene’s due diligence review, representatives of the Company, including members of the Company’s senior management, and representatives of the Company’s financial and/or legal advisors, as applicable, participated in multiple due diligence and follow-up diligence calls with representatives of Centene during this period.
Also on November 12, 2020, due to Centene’s belief that there had been delays in its receipt of certain requested due diligence information, representatives of Skadden sent representatives of Weil a draft amendment to the

Exclusivity Agreement, which amendment proposed to extend the initial term of the exclusivity period until December 31, 2020. The other terms of exclusivity, including automatic extension unless terminated by either party upon one business days’ notice, remained unchanged.
On November 17, 2020, Mr. Fasola reported to Mr. Neidorff and Mr. Hunter that, on November 13, 2020, the California Department of Health Care Services (which we refer to as “DHCS”) informed Magellan that DHCS intended to delay the implementation of the Medi-Cal PBA Agreement from January 1, 2021 to April 1, 2021 in order to better leverage Magellan’s workforce to bring to fruition certain aspects of the Medi-Cal PBA Agreement and to utilize such additional time to conduct enhanced outreach and education, which delay was announced publicly by DHCS on November 16, 2020. Mr. Fasola noted in this communication that DHCS had reiterated its commitment to the relationship with Magellan.
On November 18, 2020, Mr. Neidorff and Mr. Shulman spoke by telephone to discuss the terms of the exclusivity arrangement between the parties. On this call, Mr. Neidorff and Mr. Shulman agreed to the extension of exclusivity in additional one-week increments. In the evening of November 18, 2020, representatives of Skadden sent to representatives of Weil a revised draft amendment to the Exclusivity Agreement, pursuant to which termination of exclusivity would require seven business days’ notice from either party following the initial 30-day period. On November 19, 2020, the parties executed the amendment to the Exclusivity Agreement.
On November 20, 2020, Mr. Fasola met in-person with Mr. Neidorff and Sarah London, Senior Vice President, Technology Innovation & Modernization of Centene, in Addison, Texas. In connection with Centene’s anticipated expansion of payor services following consummation of the potential acquisition, Ms. London addressed a number of matters with Mr. Fasola, including innovation and required technology, IT leadership, employee retention risk and areas of perceived business gaps and capital deployment to advance the strategy related to recent and pending investments.
On November 23, 2020, Skadden sent an initial draft of the Merger Agreement for the proposed transaction to Weil. From November 23, 2020 until the execution of the Merger Agreement on January 4, 2021, the parties and their respective legal advisors exchanged numerous drafts, and engaged in numerous discussions and negotiations concerning the terms, of the Merger Agreement and certain ancillary documentation. During the course of these negotiations, significant areas of discussion and negotiation involved (1) Centene’s level of commitment to obtain regulatory approvals and Centene’s ability to control the related approval process and strategy, (2) the outside date after which either party could elect to terminate the Merger Agreement if the transaction had not been completed prior to such date, (3) the magnitude of the termination fee payable to Centene and the circumstances under which such fee would be payable, (4) the treatment of outstanding equity awards in connection with the transaction, (5) the obligations of the Company in connection with assisting Centene’s efforts regarding the financing for the transaction and possible refinancing of its indebtedness and the impact thereof on the timing of the transaction, (6) the scope of the representations, warranties and covenants, including the “no shop” provisions and the interim operating restrictions on the Company, (7) the Company’s ability to take certain actions with respect to employee compensation and benefits during the interim period and Centene’s commitments to continuing employees of Magellan for a limited period of time following the transaction and (8) the definition of “material adverse effect”.
On December 8, 2020, Mr. Haddock, another representative of Magellan and Christopher Koster, Senior Vice President, Secretary and General Counsel of Centene, as well as representatives of Weil and Skadden, participated in a teleconference regarding the scope, process and anticipated timing of certain state regulatory filings required in connection with the proposed transaction.
Also on December 8, 2020, and regularly thereafter until the execution of the Merger Agreement on January 4, 2021, Mr. Fasola and Mr. Hunter spoke by telephone regarding the progress of Centene’s diligence efforts, areas of remaining review and any perceived impediments to progressing the potential transaction. Such conversations typically addressed next steps for the respective parties.
Lastly, on December 8, 2020, representatives of Skadden sent to representatives of Weil a draft Merger Support Agreement proposed to be entered into by the Starboard Parties in connection with the proposed transaction in respect of, among other things, the voting of the Starboard Parties’ shares of Magellan common stock in favor of adoption of the Merger Agreement. On December 23, 2020, Magellan provided the draft Merger Support Agreement to Starboard.

On December 9, 2020, Mr. Fasola provided Mr. Shulman, members of Magellan management and the Company’s legal and financial advisors with a written update regarding the anticipated timing of the closing of the MCC Business Sale. Mr. Fasola reported that the consummation of the MCC Business Sale would occur on December 31, 2020. On the same day, Mr. Fasola and Mr. Shulman updated Mr. Hunter and Mr. Neidorff, respectively, regarding the expected closing date for the MCC Business Sale.
On December 10, 2020, the Board, with members of the Company’s management and representatives of Goldman Sachs, Guggenheim Securities and Weil in attendance, held a meeting to discuss the potential transaction with Centene. Mr. Fasola first apprised the Board of the anticipated December 31, 2020 closing date for the MCC Business Sale and, consequently, the targeted announcement of a proposed execution of the Merger Agreement with Centene during the first week of January 2021. Mr. Fasola, together with the representatives of Goldman Sachs and Guggenheim Securities, provided an update on the status of negotiations, including ongoing conversations regarding regulatory approvals and the continued engagement and in-depth nature of Centene’s diligence review. Representatives of Goldman Sachs and Guggenheim Securities reviewed with the Board market conditions, the performance of Magellan’s share price since November 1, 2020, the date the Board authorized the execution of the Exclusivity Agreement based upon the November 1 proposal, and the implied premia of the November 1 proposal of $95.00 per share to current trading and selected volume-weighted average prices of the Magellan stock. Based on the closing share price of $79.81 on December 9, 2020, the November 1 proposal represented a 19% premium to the current Magellan stock price and a 19.8% premium over the volume-weighted average Magellan stock price for the 30 full consecutive trading days ending on December 9, 2020. The Board engaged in a discussion concerning the transaction price, concluding that Mr. Fasola and Mr. Shulman should address the topic of a per share price increase with Centene when Centene was closer to completion of due diligence. Weil then provided the Board with an overview of the status of certain key terms under discussion in connection with the Merger Agreement, including the efforts that Centene would be required to use to obtain regulatory approvals for the transaction, the definition of “material adverse effect”, the “marketing period” for Centene’s transaction financing, the ability to extend the outside date to close the transaction in connection with regulatory approvals, and the fees payable to Centene, and the size thereof, upon certain terminations of the Merger Agreement. Following these discussions, the Board determined that the Company should continue to pursue a potential transaction with Centene to determine whether a transaction could be finalized on acceptable terms.
During the period from December 10, 2020 to December 22, 2020, Magellan and Centene, together with their respective advisors, continued to progress the work necessary to reach agreement on and to enter into definitive transaction documentation, including targeted diligence calls and preparation of revised Merger Agreement drafts, and discussions regarding certain provisions of the Merger Agreement.
On December 22, 2020, representatives of Weil and Skadden held a telephone call during which Skadden informed Weil that it was important to Centene that certain Magellan executives, including Mr. Fasola, enter into employment letter agreements with Centene in connection with the signing of the Merger Agreement.
On December 23, 2020, Mr. Fasola called each of Mr. Neidorff and Mr. Hunter to request an increased transaction price, noting that Magellan’s share price had increased during the period of due diligence and negotiation of definitive transactions agreements. Mr. Fasola emphasized that the Board was expecting an increase in the per share transaction price to reflect such share price increase. Mr. Neidorff responded that such conversations were premature and that Centene and Magellan should discuss any change in price the following week.
On December 24, 2020, Mr. Shulman called Mr. Neidorff to reiterate the reasons conveyed by Mr. Fasola for an increase in the transaction price, as well as the expectation of the Board that Centene would agree to such an increase.
Also on December 24, 2020, Mr. Fasola provided a written update to the Board regarding the status of the potential transaction. In his update, Mr. Fasola noted that Centene had asked Magellan to set a target date of January 4, 2021 to announce the execution of a definitive agreement by the parties and that he and Mr. Shulman would continue negotiations with Centene regarding a higher transaction price in order to present a revised offer to the Board for consideration at the Board meeting scheduled for December 30, 2020. Mr. Fasola also outlined areas of risk or underperformance that Centene had identified as reasons that an increased price proposal might not be warranted.

On December 26, 2020, representatives of Weil sent representatives of Skadden a draft of the Company’s disclosure schedule to the Merger Agreement. From December 26, 2020 through the execution of the Merger Agreement on January 4, 2021, Weil and Skadden exchanged multiple drafts of, and participated in several discussions regarding, the Company’s disclosure schedule and various exhibits to the Merger Agreement.
On December 29, 2020, Mr. Fasola, Mr. Hunter and Colin Toney, Senior Vice President, Enterprise Group Strategy of Centene, spoke regarding the status of Centene’s due diligence review and remaining areas of inquiry. During this conversation, Mr. Hunter asked Mr. Fasola whether points of information remained outstanding from Centene in advance of Magellan’s Board meeting scheduled for December 30, 2020. Mr. Fasola stated again that Magellan had requested, and was waiting for a response regarding, an increased offer price to reflect the recent increase in the trading prices of the Magellan stock, which the Board would be focused on at the meeting.
On December 30, 2020, the Board held a meeting with members of management of Magellan and representatives of Goldman Sachs, Guggenheim Securities and Weil in attendance. Mr. Fasola reported to the Board on his conversations with Mr. Neidorff and Mr. Hunter regarding the request for a revised proposal reflecting an increased transaction price. Mr. Fasola informed the directors that Centene had not submitted a revised proposal in response to such request. Mr. Fasola then shared an update regarding Centene’s due diligence efforts and noted a limited number of outstanding high priority items. Representatives of Goldman Sachs and Guggenheim Securities next reviewed with the Board their respective updated preliminary financial analyses related to a transaction with Centene. Goldman Sachs and Guggenheim Securities also discussed with the Board the likelihood of any potential alternative counterparties interested in acquiring Magellan at a per share price in excess of $95.00. Weil then provided the Board with a review of the Board’s fiduciary duties and discussed certain key terms that were under discussion, including, among certain others, the size of the termination fee, the events that would trigger the requirement for the Company to pay the termination fee, Centene’s request to receive reimbursement of its expenses upon a “no vote” by the Magellan stockholders and proposed restrictions on Centene’s acquisition activity prior to consummation of the transaction. In addition, Weil advised the Board that Centene had expressed a desire to negotiate offers of employment with certain Magellan executives, but that to date no Magellan executives had been authorized to discuss future employment opportunities or terms with Centene. The Board, upon consideration and discussion of the information presented and reviewed, authorized and requested Mr. Fasola and Mr. Shulman to continue to engage in negotiations with Mr. Neidorff regarding transaction price. The Board also advised that it would not authorize any members of management to engage in discussions with Centene regarding employment until an agreement on the transaction price and other material terms for the transaction had been finalized.
On the morning of December 31, 2020, the MCC Business Sale was consummated. A representative of Weil advised a representative of Skadden of this development later that day.
Throughout the day on December 31, 2020, Mr. Fasola and Mr. Shulman had several discussions with Mr. Neidorff regarding transaction price. Mr. Neidorff informed Messrs. Fasola and Shulman that Centene would not increase its $95.00 per share proposal and that, to the contrary, Centene had been considering decreasing its offer price. In the afternoon on December 31, 2020, following the discussions with Mr. Neidorff, Mr. Fasola convened an unscheduled teleconference with several available Board members to provide an update on the discussions regarding transaction price.
Also in the afternoon on December 31, 2020, Mr. Fasola spoke with Mr. Hunter to discuss his earlier conversations with Mr. Neidorff, including Mr. Neidorff’s suggestion that Centene was considering a proposal to decrease the transaction price. Mr. Hunter called Mr. Fasola subsequently and reconfirmed Centene’s interest in a proposed acquisition of Magellan at a transaction price of $95.00 per share. However, Mr. Hunter requested a prompt response from Magellan confirming its intention to continue pursuing a proposed transaction with Centene at such price in order to complete all open items in time for a January 4, 2021 announcement.
In the evening on January 1, 2021, a meeting of the Board was held, with members of management of Magellan and representatives of Goldman Sachs, Guggenheim Securities and Weil in attendance, to provide an update regarding the proposed transaction. Mr. Fasola reported to the Board that Centene had reaffirmed its best and final offer of $95.00 per share in cash, as set forth in the November 1 proposal. At the request of members of the Board, Mr. Fasola also provided his view on Magellan’s outlook in the near- and longer-term. The Board and representatives of Goldman Sachs and Guggenheim Securities engaged in a discussion of the longer-term strategies and near-term risks that might negatively impact Magellan’s stock price. The Board reached consensus and unanimously authorized Mr. Fasola and Mr. Shulman to continue to finalize the documentation of a transaction based on Centene’s offer of $95.00 per share. The Board further directed Messrs. Fasola and Shulman, in connection with affirming the Board’s approval of the $95.00 offer price, to seek to obtain Centene’s agreement with respect to the open items in the Merger Agreement relating to (1) the reduction in the size of the termination fee that could be due and owing to Centene under certain circumstances, (2) the deletion of a “no vote” expense reimbursement provision in the event the Magellan stockholders fail to approve the adoption of the Merger Agreement, and (3) inclusion of a “clear markets provision” prohibiting Centene from entering into strategic transactions that would reasonably be expected to prevent the consummation of the proposed transaction by the outside date.
In the morning on January 2, 2021, Mr. Fasola detailed in an email to Mr. Hunter the terms endorsed by the Board. Mr. Shulman also contacted Mr. Neidorff regarding these terms. Messrs. Neidorff and Shulman subsequently agreed to a termination fee in an amount equal to $76,530,000, or approximately 3% of the equity value of Magellan based on the offer price of $95.00 per share and the exclusion of the “no vote” expense reimbursement provision and inclusion of the “clear markets provision” sought by Magellan.
On January 2, 2021, representatives of Skadden sent representatives of Weil a draft employment letter agreement for Mr. Fasola (which we refer to as the “Fasola Letter Agreement”), to be effective upon the consummation of the potential transaction. Weil forwarded the Fasola Letter Agreement draft to Mr. Fasola and his counsel and during the period from January 2, 2021 to January 4, 2021, Mr. Fasola and his counsel exchanged drafts of, and participated in discussions regarding, the Fasola Letter Agreement with representatives of Centene, including Mr. Neidorff, and Skadden.
Also on January 2, 2021, on behalf of the Starboard Parties and their counsel, representatives of Weil shared with representatives of Skadden comments to the draft Merger Support Agreement. From January 2, 2021 through the execution of the Merger Agreement on January 4, 2021, Skadden and counsel to the Starboard Parties exchanged drafts of the Merger Support Agreement.
During the period from January 2, 2021 through the execution of the Merger Agreement on January 4, 2021, representatives of Magellan and Centene and their respective legal counsel, Weil and Skadden, continued to work to finalize the definitive documentation for the potential transaction.
In the evening on January 3, 2021, a meeting of the Board was held for the purpose of consideration of the approval and adoption of the Merger Agreement with Centene. Representatives of Goldman Sachs, Guggenheim Securities and Weil, as well as members of management of Magellan, were in attendance. Mr. Fasola and Mr. Shulman provided the Board with an update on discussions with Centene and the resolutions of the open issues in the Merger Agreement. At the meeting, Mr. Shulman and Mr. Fasola reviewed with the Board the status of the Fasola Letter Agreement as presented by Centene and reported on certain modifications that were being sought by Mr. Fasola, which remained open items in the negotiations. The Board discussed with Messrs. Shulman and Fasola these outstanding items and Centene’s position that the terms of Mr. Fasola’s Letter Agreement needed to be finalized and agreed to prior to Centene’s execution of definitive agreements for the potential transaction. The Board discussed alternatives to proceeding with the transaction with Centene, including strategic plans for capital deployment if Magellan remained an independent company on a standalone basis. The Board then considered and expressed their views regarding the advantages of the proposed transaction. Representatives of Goldman Sachs presented to the Board a financial analysis with respect to the proposed transaction. Representatives of Goldman Sachs then rendered to the Board an oral opinion, subsequently confirmed in a written opinion dated as of January 4, 2021, to the effect that, as of the date of its written opinion, and based upon and subject to the factors and assumptions set forth in its written opinion, the $95.00 per share of Magellan common stock to be paid to the holders (other than Centene and its affiliates) of outstanding shares of Magellan common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of Guggenheim Securities then presented to the Board a financial analysis with respect to the proposed transaction. A representative of Guggenheim Securities then rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Board to the effect that, as of January 4, 2021 and based upon and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the holders of shares of Magellan common stock.

During the meeting, the Board was informed that the financial forecasts provided to Goldman Sachs and Guggenheim Securities and approved by Magellan management for use in their financial analyses had been revised by management from those last provided to Centene and previously discussed with the Board to take into account the delay in implementation of the Medi-Cal PBA Agreement, significant scope reduction of an additional PBM contract and the non-renewal of another PBM contract (which financial forecasts we refer to as the “January 2021 Forecasts” in the section of this proxy statement entitled “—Certain Forecasts”), each of which had been disclosed to and discussed with Centene during its due diligence review. Following discussion, the Board unanimously approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders, directed that the Merger Agreement be submitted to the stockholders of the Company for adoption and resolved to recommend that the stockholders of the Company adopt the Merger Agreement. During the meeting, the Board also voted to adopt an amendment to the Company’s bylaws to provide that the Court of Chancery in the State of Delaware will be the exclusive forum for the adjudication of certain disputes involving Magellan and federal district courts of the United States of America will be the exclusive forum for the adjudication of litigation arising under the Securities Act of 1933, as amended.
In the early morning on January 4, 2021, each of Magellan, Centene and Merger Sub executed and delivered the Merger Agreement and Centene and the Starboard Parties executed and delivered the Merger Support Agreement. Magellan and Centene issued a joint press release announcing the proposed transaction and entry into the Merger Agreement.
Recommendation of the Board
At a meeting of the Board on January 3, 2021, after careful consideration, including detailed discussions with Magellan’s management and its legal and financial advisors, the Board unanimously:
•	approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby;
•
determined that the terms of the Merger Agreement; the Merger and the other transactions provided for in the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders;

•	directed that the Merger Agreement be submitted to the Company stockholders for adoption; and
•	resolved to recommend that the stockholders of the Company adopt the Merger Agreement.
Reasons for Recommending the Adoption of the Merger Agreement
At a meeting held on January 3, 2021, the Board unanimously approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby. The Board unanimously recommends that the Magellan stockholders adopt the Merger Agreement.
In arriving at this determination and recommendation, the Board reviewed and discussed a significant amount of information and consulted with Magellan’s management, legal counsel and financial advisors. The following are some of the significant factors that were considered by the Board and supported its decision to approve the Merger Agreement and recommend that the Magellan stockholders adopt the Merger Agreement (not necessarily in order of relative importance):
Merger Consideration. The Board considered that the Merger Consideration represented:
•
a 14.7% premium over the per share closing price of Magellan’s common stock on December 31, 2020, the last trading day prior to the execution of the Merger Agreement (which we refer to as the “12/31 closing price”); a 24.8% premium over what the Board considered to be the Company’s per share “net equity” on December 31, 2020, (i.e., the 12/31 closing price net of the estimated per share after-tax cash proceeds received in the MCC Business Sale), calculated by deducting from both the Merger Consideration and the 12/31 closing price the estimated per share after-tax cash proceeds received in the MCC Business Sale; and an 18.3% premium over the Company’s volume-weighted average share price for the 30 full consecutive trading days prior to the date of the Merger Agreement;

•	the best and final offer of Centene, in the view of the Board and Magellan’s financial advisors, and the highest consideration payable to Magellan stockholders that was reasonably obtainable; and
•	a price per share that, in the Board’s view, was unlikely to be achieved on a standalone basis in the near future.
Prospects of Magellan.
•
the Board considered the possibility of continuing to operate Magellan as an independent entity and the desirability and perceived risks of continuing to execute on its business plan, the potential benefits to Magellan stockholders of this alternative and the time horizon required for the business plan to yield improved financial and market performance by the Company;

•
the Board considered Magellan’s standalone business plan, financial forecasts and the risks associated with Magellan’s ability to execute on and achieve such business plan and forecasts, including execution risks associated with implementing planned-on initiatives across new partnerships and product introductions, sales efforts and business transformations;

•	the Board considered the significant financial investments that would be required to execute on its business plan, including the timing thereof;
•
the Board considered certain industry trends and the potential risks and volatility associated with these developments, including larger pharmacy management companies increasing competition in the middle market, rebate and other regulatory developments leading to margin erosion and insourcing risk, particularly in the behavioral health market; and

•
the Board also considered the fact that certain investments in and acquisitions of unaffiliated third parties were contemplated as part of the business plan and in that regard considered the potential of limited opportunities on financially attractive terms.

Cash Consideration; Certainty of Value. The Board considered the fact that the Merger Consideration is a fixed cash amount providing Magellan stockholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks and uncertainty that would be inherent in remaining a standalone company or pursuing a transaction in which all or a portion of the consideration would be payable in stock.
Opinion of Goldman Sachs. The Board considered the oral opinion of Goldman Sachs, subsequently confirmed in a written opinion dated as of January 4, 2021, to the effect that, as of the date of its written opinion, and based upon and subject to the factors and assumptions set forth in its written opinion, the $95.00 in cash per share of Magellan common stock to be paid to the holders (other than Centene and its affiliates) of the shares of Magellan common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described in the section entitled “—Opinion of Goldman Sachs & Co. LLC” beginning on page 49 and Annex C to this proxy statement.
Opinion of Guggenheim Securities. The Board considered the financial presentation and the opinion, dated as of January 4, 2021, of Guggenheim Securities to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to the holders of shares of Magellan common stock, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “—Opinion of Guggenheim Securities, LLC” beginning on page 56 and Annex D to this proxy statement.
2019 Sales Process: The Board considered the Broad Outreach and related lengthy and broad sales process conducted by the Company that concluded in the fall of 2019 that resulted in only one potentially interested party indicating an interest in acquiring all of the Company, with such indication being at a per share price that was substantially below the Merger Consideration, and which process terminated due to the Company’s inability to reach satisfactory terms with any potential counterparty. For additional details, please see the section of this proxy statement entitled “—Background of the Merger.”
Negotiations with Centene and the Merger Agreement. The Board considered the general terms and conditions of the Merger Agreement (which are described in more detail in the section of this proxy statement entitled “The Merger Agreement”), including:

•	the ability of the parties to consummate the Merger, including the fact that Centene’s and Merger Sub’s obligations to complete the Merger are not conditioned upon the receipt of financing;
•
the significant commitment by Centene to obtain the HSR Act Clearance and the required consents and the belief of the Board that the transaction does not present significant apparent regulatory concerns that would impact the ability of the parties to complete the Merger;

•	the belief of the Board that the outside date (as it may be extended under the Merger Agreement) provides the parties with sufficient time to obtain the HSR Act Clearance and the required consents;
•
Magellan’s ability, under certain circumstances, to furnish information and conduct negotiations with third parties regarding unsolicited alternative acquisitions proposals, including that, although standstill restrictions under six confidentiality agreements entered into or amended in connection with the Broad Outreach and/or the exploration of the MCC Business Sale remained in effect in accordance with their terms following the execution and delivery of the Merger Agreement, five of which standstill restrictions prohibited the making of confidential proposals to the Board, Magellan would be permitted to waive such standstill restrictions in certain circumstances to the extent necessary to permit the counterparty to make a confidential alternative acquisition proposal to the Board;

•
Magellan’s ability, under certain circumstances, to change its recommendation that stockholders adopt the Merger Agreement in the event that the Company receives a superior proposal or certain other intervening events occur;

•
Magellan’s ability to terminate the Merger Agreement in order to accept a superior proposal, subject to Centene’s ability to negotiate to match such superior proposal and subject to paying a termination fee of $76,530,000;

•
the fact that the Board believed that the termination fee of $76,530,000 is reasonable (in part because of the Board’s belief that the amount of such termination fee is generally consistent with the amount of termination fees in comparable transactions) and not preclusive of other offers;

•	Magellan’s general entitlement to specific performance to prevent breaches of the Merger Agreement;
•
that the Merger Agreement is subject to the adoption by Magellan stockholders, which, in the Board’s view, would allow sufficient time for a third party to make a superior proposal to acquire Magellan if it desires to do so;

•
that the Merger Agreement is subject to the adoption by the holders of a majority of the outstanding shares of Magellan common stock and the Board’s belief that Magellan’s directors and executive officers do not own a significant enough interest in Magellan common stock, in the aggregate, to influence substantially the outcome of such vote; and

•	the Board’s view that the Merger Agreement was the product of arms’-length negotiation and contained customary terms and conditions.
Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement and the structure of the transaction as a Merger and concluded that the Merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which Magellan’s business would be subject to the potential uncertainty of closing and related disruption.
Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Delaware law to Magellan’s stockholders who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Court of Chancery of the State of Delaware determine the fair value of their shares of Magellan common stock, which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement.
In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the Merger Agreement, including:

•
the fact that, following the Merger, Magellan will no longer exist as an independent public company and Magellan’s existing stockholders will not participate in Magellan’s or Centene’s future earnings or growth or benefit from any synergies resulting from the consummation of the transactions contemplated by the Merger Agreement;

•	the fact that the Merger Agreement precludes Magellan from soliciting alternative proposals;
•
the fact that the Merger might not be consummated in a timely manner or at all, as a result of a failure to satisfy certain conditions, including the approval by Magellan’s stockholders and the condition requiring the expiration or termination of the waiting period (or any extension thereof, including any agreement between a party and a governmental authority not to consummate the transaction before a certain date) under the HSR Act and the making or receipt, respectively, of certain required regulatory filings and consents;

•
the restrictions on the conduct of Magellan’s business prior to the consummation of the Merger, which may delay or prevent Magellan from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of Magellan;

•	the fact that, for U.S. federal income tax purposes, the Merger Consideration will be taxable to Magellan’s stockholders who are entitled to receive such consideration;
•
the significant costs involved in connection with entering into and completing the Merger and the substantial time and effort of management required to complete the transactions contemplated by the Merger Agreement, which may disrupt Magellan’s business operations;

•
the risks and contingencies related to the announcement and pendency of the transactions contemplated by the Merger Agreement, including the impact on Magellan’s employees and its relationships with existing and prospective customers, suppliers and other third parties;

•	the requirement that Magellan pay Centene a termination fee equal to $76,530,000 if the Merger Agreement is terminated under certain circumstances;
•
the risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by Magellan’s stockholders;

•
the fact that Magellan’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Magellan’s stockholders (See “The Merger—Interests of Directors and Executive Officers in the Merger”);

•
the other risks described in and incorporated by reference in this proxy statement, see “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019 (as updated by subsequent quarterly reports on Form 10-Q) incorporated by reference herein and “Cautionary Information Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.
Certain Forecasts
Although the Company periodically provides guidance regarding its financial performance for the then-current and following fiscal year, the Company does not publicly disclose other financial forecasts given, among other reasons, the uncertainty, unpredictability and subjectivity of these forecasts and the associated underlying assumptions. The Company’s senior management does prepare certain internal multi-year financial forecasts, estimates and other financial and operating data relating to the Company on an annual basis, which are typically presented to the Board at the Company’s regularly scheduled second quarter Board meeting.
On July 24, 2020, the Company provided to Centene financial forecasts for fiscal years 2020 through 2024 (we refer to such forecasts as the “July 2020 Forecasts”).
At a meeting of the Board held on October 27, 2020, in connection with the consideration of a potential transaction with Centene, the July 2020 Forecasts, adjusted by the Company’s management to include a small contingency to account for unspecified risks that could adversely affect the achievement of certain financial results (we refer to such forecasts as the “October 2020 Forecasts”), were presented to the Board.
In late December 2020 and early January 2021, in connection with the Merger, the Company’s management prepared revisions to the October 2020 Forecasts to take into account the delay in implementation of the Medi-Cal PBA Agreement, significant scope reduction of an additional PBM contract and the non-renewal of another PBM contract, each of which development had been disclosed to and discussed with Centene during its due diligence review (we refer to such forecasts as the “January 2021 Forecasts” and, together with the July 2020 Forecasts and October 2020 Forecasts, the “Company Forecasts”). The Company Forecasts exclude the MCC Business. The January 2021 Forecasts were reviewed by the Board during a meeting held on January 3, 2021. The Company’s management believed that the January 2021 Forecasts appropriately reflected the known and potential impact of the occurrences incorporated therein. The January 2021 Forecasts were made available to the Board for use in its evaluation of the Merger and also were provided to Goldman Sachs and Guggenheim Securities, which were directed by the Company’s management to use and rely only upon the January 2021 Forecasts for purposes of their financial analyses and fairness opinions.
Notwithstanding the fact that (i) the Board no longer believes certain assumptions underlying the July 2020 Forecasts and the October 2020 Forecasts reflect the Company’s prospects due to the developments described above, and did not rely on the July 2020 Forecasts or the October 2020 Forecasts in approving the Merger Agreement and (ii) at the direction of the Company’s management, neither Goldman Sachs nor Guggenheim Securities, both of which received the July 2020 Forecasts and the October 2020 Forecasts, used or relied on the July 2020 Forecasts or the October 2020 Forecasts for purposes of their respective financial analyses and fairness opinions, a summary of the July 2020 Forecasts and October 2020 Forecasts are being included in this proxy statement only to give Magellan stockholders access to certain non-public information previously made available to the Board, Goldman Sachs, Guggenheim Securities and Centene, as and to the extent described above.
The following table presents a summary of the July 2020 Forecasts prepared by the Company’s management as described above:
($ in millions)	2020E	2021E	2022E	2023E	2024E
Revenue	$4,565	$4,962	$5,408	$5,753	$6,160
Segment Profit(1)	$ 184.8	$ 244.5	$ 298.0	$ 327.3	$ 363.1
(1)
Segment Profit is a non-GAAP measure that the Company defines as profit or loss from operations, before stock compensation expense, depreciation and amortization, interest expense, interest and other income, changes in the fair value of contingent consideration recorded in relation to acquisitions, gain on sale of assets, special charges or benefits, and income taxes. For purposes of fiscal year 2020 only, Segment Profit excludes the impact of stranded overhead expenses related to the MCC Business in connection with the MCC Business Sale.

The following table presents a summary of the October 2020 Forecasts prepared by the Company’s management as described above:
($ in millions, except for per share amounts)	2020E	2021E	2022E	2023E	2024E
Revenue	$4,578	$4,960	$5,406	$5,750	$ 6,157
Segment Profit(1)	$155.8	$ 235.0	$ 287.5	$ 316.8	$ 352.6
EBITDA(2)	$131	$208	$254	$284	$317
EPS	$0.37	$2.42	$3.93	$4.52	$5.59
Adjusted EPS(3)	—	$3.05	$4.24	$4.71	$5.75
Unlevered Free Cash Flow(4)	—	$188	$111	$133	$152
(1)
Segment Profit is a non-GAAP measure that the Company defines as profit or loss from operations, before stock compensation expense, depreciation and amortization, interest expense, interest and other income, changes in the fair value of contingent consideration recorded in relation to acquisitions, gain on sale of assets, special charges or benefits, and income taxes.

(2)	EBITDA is a non-GAAP measure that the Company defines as Segment Profit, less stock compensation expense.
(3)
Adjusted EPS is a non-GAAP measure that the Company defines as adjusted net income per common share attributable to the Company on a diluted basis. Adjusted EPS reflects certain adjustments made for acquisitions completed after January 1, 2013 to exclude non-cash stock compensation expense resulting from restricted stock purchases by sellers, changes in the fair value of contingent consideration, amortization of identified acquisition intangibles, as well as impairment of identified acquisition intangibles, and, for purposes of fiscal year 2020 only, special charges and any impact related to the MCC Business Sale.

(4)
Unlevered Free Cash Flow is a non-GAAP measure defined as EBITDA minus tax expense and capital expenditures, adjusted for projected working capital changes, the net proceeds from the MCC Business Sale and collections stemming from the Company’s wind down of its Medicare Part D prescription drug plan business.

The following table presents a summary of the January 2021 Forecasts prepared by the Company’s management as described above:
($ in millions, except for per share amounts)	Q4 2020E	2020E	2021E	2022E	2023E	2024E
Revenue	$1,185	$4,578	$4,882	$5,233	$5,535	$5,942
Segment Profit(1)	$23.1	$155.8	$ 225.6	$ 274.4	$ 297.8	$ 335.4
EBITDA(2)	$16	$131	$199	$241	$265	$300
EPS	—	$0.37	$2.18	$3.59	$4.05	$5.18
Adjusted EPS(3)	—	—	$2.84	$3.92	$4.25	$5.34
Unlevered Free Cash Flow(4)	$1,058	—	$38	$132	$122	$140
(1)
Segment Profit is a non-GAAP measure that the Company defines as profit or loss from operations, before stock compensation expense, depreciation and amortization, interest expense, interest and other income, changes in the fair value of contingent consideration recorded in relation to acquisitions, gain on sale of assets, special charges or benefits, and income taxes.

(2)	EBITDA is a non-GAAP measure that the Company defines as Segment Profit, less stock compensation expense.
(3)
Adjusted EPS is a non-GAAP measure that the Company defines as adjusted net income per common share attributable to the Company on a diluted basis. Adjusted EPS reflects certain adjustments made for acquisitions completed after January 1, 2013 to exclude non-cash stock compensation expense resulting from restricted stock purchases by sellers, changes in the fair value of contingent consideration, amortization of identified acquisition intangibles, as well as impairment of identified acquisition intangibles, and, for purposes of fiscal year 2020 only, special charges and any impact related to the MCC Business Sale. For purposes of its analysis and opinion, Guggenheim used Adjusted EPS for calendar year 2021E of $2.80, reflecting adjustment, at the direction of the Company’s management, to exclude interest income associated with proceeds from the MCC Business Sale.

(4)
Unlevered Free Cash Flow is a non-GAAP measure defined as EBITDA minus tax expense and capital expenditures, adjusted for projected working capital changes, the net proceeds from the MCC Business Sale, the impact of the investments made by the Company in December 2020 and collections stemming from the Company’s wind down of its Medicare Part D prescription drug plan business.

The inclusion of the Company Forecasts in this proxy statement should not be regarded as an indication that any of the Company, Centene or any other recipient of this information considered, or now considers, them necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.
Although presented with numeric specificity, the Company Forecasts are subjective in many respects and, thus, subject to interpretation. The Company Forecasts were based on numerous variables, estimates and assumptions made by Company management at the time prepared, including with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company, including the factors listed under “Risk Factors” set forth in the Company’s Annual Report on Form 10-K (as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement), all of which are difficult to predict and many of which are beyond the Company’s control. Therefore, the Company cannot provide any assurance that the assumptions underlying the Company Forecasts will be realized.
Many of the assumptions reflected in the Company Forecasts are subject to change and the Company Forecasts do not reflect revised prospects for the Company’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. The Company has not updated and does not intend to update or otherwise revise the Company Forecasts. There can be no assurance that the results reflected in the Company Forecasts will be realized or that actual results will not materially vary from the Company Forecasts. In addition, the Company Forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, you should not place undue reliance on the Company Forecasts included in this proxy statement as necessarily predictive of actual future events nor construed as financial guidance.
Magellan stockholders are urged to review the Company’s most recent SEC filings for a description of risk factors with respect to the Company’s business. You should read the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Company Forecasts and “Where You Can Find More Information”.
The Company Forecasts were not prepared with a view toward complying with U.S. General Accepted Accounting Principles (which we refer to as “GAAP”) (including because certain metrics are non-GAAP measures, and the forecasts contained therein do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Company Forecasts, nor have they expressed any opinion or any other form of assurance on the Company Forecasts or the achievability of the results reflected in the Company Forecasts, and they assume no responsibility for, and disclaim any association with, the Company Forecasts. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Company Forecasts may not be comparable to similarly titled amounts used by other companies or persons.
For the reasons described above, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Company Forecasts. The Company has not made any representation to Centene in the Merger Agreement concerning any of the Company Forecasts.
The information about the Company Forecasts set forth above does not give effect to the Merger and also does not take into account the effect of any failure of the Merger to be consummated.
THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE COMPANY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.
Opinion of Goldman Sachs & Co. LLC
At a meeting of the Board, Goldman Sachs rendered to the Board its oral opinion, subsequently confirmed in its written opinion dated January 4, 2021, to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $95.00 in cash per share of Magellan common stock to be paid to the holders (other than Centene and its affiliates) of the shares of Magellan common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated January 4, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion set forth as Annex C. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the Merger and the opinion does not constitute a recommendation as to how any holder of Magellan common stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2019;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain other communications from the Company to its stockholders;
•	certain publicly available research analyst reports for the Company; and
•
certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company (referred to in this section as the “January 2021 Forecasts” and which are summarized in the section entitled “—Certain Forecasts” beginning on page 46).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Magellan common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the consent of the Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board that the January 2021 Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the Company or Centene or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Centene and its affiliates) of the shares of Magellan common stock, as of the date of its opinion, of the $95.00 in cash per share of Magellan common stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to the $95.00 in cash per share of Magellan common stock to be paid to the holders (other than

Centene and its affiliates) of the shares of Magellan common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which the shares of Magellan common stock would trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Centene or the Merger, or as to the impact of the Merger on the solvency or viability of the Company or Centene or the ability of the Company or Centene to pay their respective obligations when they would come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Magellan common stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analyses
The following is a summary of the material financial analyses presented by Goldman Sachs to the Board in connection with Goldman Sachs’ rendering to the Board of the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 31, 2020, the last completed trading day before public announcement of the Merger, and is not necessarily indicative of current market conditions.
Implied Premia and Multiples
Goldman Sachs calculated and compared the implied premia and implied multiples described below based on the $95.00 in cash per share of Magellan common stock to be paid to the holders (other than Centene and its affiliates) of the shares of Magellan common stock pursuant to the Merger Agreement:
Goldman Sachs calculated the implied premia represented by the $95.00 in cash per share of Magellan common stock relative to:
•	$82.84, the closing price of shares of Magellan common stock on December 31, 2020, the last completed trading day before Goldman Sachs rendered its opinion (which we refer to as the “Current Price”);
•	$87.52, the highest closing trading price of shares of Magellan common stock over the 52-week period ended December 31, 2020 (which we refer to as the “52-Week High”);
•
$80.29, the volume weighted average price (which we refer to as “VWAP”) of shares of Magellan common stock over the 30-trading-day period ended December 31, 2020 (which we refer to as the “30-Day VWAP”);

•	$79.42, the VWAP of the shares of Magellan common stock over the 60-trading-day period ended December 31, 2020 (which we refer to as the “60-Day VWAP”); and
•	$77.91, the VWAP of the shares of Magellan common stock over the 90-trading-day period ended December 31, 2020 (which we refer to as the “90-Day VWAP”).

The results of these calculations and comparisons are as follows:
Implied Premium Represented by the $95.00 in cash per Share of Magellan common stock
Reference Price Per Share of Common Stock:
December 31, 2020 Closing Price of $82.84	14.7%
52-Week High of $87.52	8.5%
30-Day VWAP of $80.29	18.3%
60-Day VWAP of $79.42	19.6%
90-Day VWAP of $77.91	21.9%
In addition, Goldman Sachs calculated an implied equity value of the Company by multiplying the $95.00 in cash per share of Company common stock by the total number of fully diluted shares of Company common stock outstanding as of December 28, 2020, calculated using information provided by the Company’s management and the treasury stock method. Goldman Sachs then calculated an implied enterprise value of the Company by adding to the implied equity value it had calculated the Company’s net debt (defined for this purpose as the Company’s debt as of September 30, 2020, as reflected in the Company’s publicly available filings, less the Company’s unrestricted cash and short term investments balance as of September 30, 2020, as reflected in the Company’s publicly available filings, adjusted to include $932 million of net proceeds from the MCC Business Sale, $67 million of collections in November 2020 stemming from the Company’s wind down of the Medicare Part D prescription drug plan and to exclude $91 million in investments made by the Company in December 2020 and $32 million and $25 million of Medicare Part D prescription drug plan collections to be received by the Company in 2021 and 2022, respectively, as provided by Company management).
Using the foregoing, Goldman Sachs calculated the following multiples:
•
The implied enterprise value for the Company as a multiple of the estimated earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”) of the Company for calendar years 2021 and 2022, as reflected in the January 2021 Forecasts.

•
The $95.00 in cash per share of Magellan common stock as a multiple of estimated earnings per share (which we refer to as “EPS”) of the Company for calendar years 2021 and 2022, as reflected in the January 2021 Forecasts.

The results of these calculations and comparisons are as follows:
Multiples
Implied Enterprise Value as a Multiple of:
2021E EBITDA	11.1x
2022E EBITDA	9.1x
Multiples
Implied Price as a Multiple of:
2021E EPS	33.5x
2022E EPS	24.2x
Illustrative Discounted Cash Flow Analysis
Using the January 2021 Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Magellan common stock.
Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs derived a range of illustrative enterprise values for the Company, by discounting to present value as of September 30, 2020, (a) the estimates of the unlevered free cash flow to be generated by the Company for the period from October 1, 2020 to December 31, 2024, as reflected in the January 2021 Forecasts, and (b) a range of illustrative terminal values for the Company, calculated by applying a range of terminal year EBITDA exit multiples of 6.5x to 8x to the Company’s estimated terminal year EBITDA as reflected in the

January 2021 Forecasts (which analysis implied perpetuity growth rates ranging from negative 0.6% to 1.7%). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical next twelve months (which we refer to as “NTM”) enterprise value/EBITDA multiples for the Company over the past five years. For purposes of this analysis, Goldman Sachs used a mid-year discounting convention, except that Goldman Sachs used end of year discounting for the net proceeds from the MCC Business Sale and collections in November 2020 stemming from the Company’s wind down of its Medicare Part D prescription drug plan and the impact of the investments made by the Company in December 2020.
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it calculated for the unlevered free cash flow and illustrative terminal values, as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it had derived the Company’s net debt as of September 30, 2020 (defined for this purpose as the Company’s debt as of September 30, 2020, as reflected in the Company’s publicly available filings, less the Company’s unrestricted cash and short term investments balance as of September 30, 2020, as reflected in the Company’s publicly available filings), to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted shares of Magellan common stock as of December 28, 2020, based on the derived range of illustrative equity values, and calculated using information provided by Company management and the treasury stock method, to derive a range of illustrative present values per share of Magellan common stock of $85.55 to $100.89.
Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of Magellan common stock, based on theoretical future prices calculated by Goldman Sachs for the shares of common stock.
Goldman Sachs derived a range of theoretical future values per share for the shares of Magellan common stock as of January 1 of each of 2022, 2023 and 2024 by applying illustrative NTM P/E multiples ranging from 16.0x to 24.0x to estimates of the EPS of the Company for each of 2022, 2023 and 2024 as reflected in the January 2021 Forecasts and assuming, per Company management, that the net proceeds from the MCC Business Sale would be used to repay debt at maturity. By applying a discount rate of 8.5%, reflecting an estimate of the Company’s cost of equity, Goldman Sachs discounted to present value, as of September 30, 2020, the theoretical future values per share it derived for each applicable year, to yield present values per share of Magellan common stock ranging from $56.61 to $98.30.
The illustrative NTM P/E multiples used in the foregoing analysis were derived by Goldman Sachs using its professional judgement and experience, taking into account historical NTM P/E multiples for the Company over the past five years. Goldman Sachs derived the discount rate used in the foregoing analysis by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available data obtained from Thomson and DataStream, the premia paid in acquisitions of publicly traded healthcare companies (excluding biotech companies) in the United States (which we refer to as “Healthcare Acquisitions”) announced during the period from December 31, 2010 through December 31, 2020 in which the target company had an implied enterprise value of $1 billion to $5 billion. For each calendar year through December 31, 2020, Goldman Sachs calculated the premia of the price paid in all Healthcare Acquisitions announced during such period as well as in any all-cash Healthcare Acquisitions announced during such period, in each case, relative to the target company’s closing share price at the 1-trading day prior to the announcement of the transaction. For the entire period from December 31, 2010 through December 31, 2020, Goldman Sachs calculated the median, mean, 25th percentile and 75th percentile premia of the price paid in all Healthcare Acquisitions announced during such period as well as in any all-cash Health Acquisitions announced during such period, in each case, relative to the target company’s closing share price at the 1-trading day prior to the original announcement of the transaction. The following shows a summary of the results of the review:
Premium to 1-Trading Day
Entire Period – All Deals
Median	29.2%
Mean	35.2%
25th Quartile	15.4%
75th Quartile	55.4%

Entire Period – All-Cash Deals Only
Median	29.7%
Mean	36.0%
25th Quartile	17.7%
75th Quartile	58.2%
Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 15%-60% (based on the average premia paid in the 25th percentile and 75th percentile of Healthcare Acquisitions announced in the entire period relative to the target company’s share price over the 1-trading day prior to the original announcement of the transaction) to the Current Price. This analysis resulted in a range of implied values per share of Magellan common stock of $95.27 to $132.54.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since November 1, 2006 involving target companies in the behavioral health and pharmacy benefit management industry with a transaction value greater than $1 billion.
While none of the target companies in the selected transactions are directly comparable to the Company and none of the selected transactions are directly comparable to the proposed transaction, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of the Company.
Using publicly available information, for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the target company’s estimated EBITDA for the twelve month period ended prior to announcement of each applicable transaction (which we refer to as “LTM EBITDA”), as disclosed in public company filings and other publicly available information. The selected transactions and the implied enterprise value to LTM EBITDA multiples calculated for the transactions are set forth below.
Announced	Acquiror	Target	Enterprise Value / LTM EBITDA
Dec-18	Centerbridge Partners	Civitas Solutions, Inc.	8.7x
Mar-18	Cigna Corporation	Express Scripts Holding Company	9.0x
Oct-17	Express Scripts Holding Company	eviCore healthcare	13.1x
Mar-15	OptumRx	Catamaran Corporation	17.1x
Oct-14	Acadia Healthcare Company, Inc.	CRC Health Group, Inc.	10.2x
Jul-11	Express Scripts Holding Company	Medco Health Solutions, Inc.	11.5x
May-10	Universal Health Services, Inc.	Psychiatric Solutions, Inc.	9.5x
Apr-09	Express Scripts Holding Company	WellPoint NextRx	11.7x
Nov-06	CVS Health Corporation	Caremark Rx, Inc.	13.3x
Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of enterprise value to LTM EBITDA multiples of 9.5x to 13.5x (representing the 25th and 75th quartiles of the implied enterprise value to

LTM EBITDA multiples calculated for the transactions as described above) to the Company’s estimated EBITDA for the Company’s fiscal year 2020 (excluding, at the direction of the Company’s management, the net proceeds from the MCC Business Sale), as reflected in the January 2021 Forecasts, to derive a range of implied enterprise values for the Company. Goldman Sachs subtracted from this range of implied enterprise values the Company’s net debt as of September 30, 2020 (defined for this purpose as the Company’s debt as of September 30, 2020, as reflected in the Company’s publicly available filings, less the Company’s unrestricted cash and short term investments balance as of September 30, 2020, as reflected in the Company’s publicly available filings), and divided the result by the implied total number of fully diluted shares of Company common stock outstanding as of December 28, 2020, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of implied values per share of Company common stock of $59.80 to $79.09.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Centene or the Merger.
Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view to the holders (other than Centene and its affiliates) of the shares of Magellan common stock, as of the date of the opinion, of the $95.00 in cash per share of Magellan common stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centene, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The consideration of $95.00 in cash per share of Magellan common stock was determined through arm’s-length negotiations between the Company and Centene and was approved by the Board. Goldman Sachs provided advice to the Board during the Company’s negotiations with Centene in connection with the Merger Agreement. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs, attached as Annex C to this proxy statement.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Centene, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs expects to receive fees for its services in connection with the Merger, all of which are contingent upon consummation of the Merger, and the Company has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. During the two year period ended January 4, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company and/or its affiliates of approximately $100,000. During the two year period ended January 4, 2021, the Investment Banking Division of Goldman Sachs has not been engaged by Centene or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Centene and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.
The Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter between the Company and Goldman Sachs, dated January 10, 2017 (as reinstated and amended pursuant to a reinstatement of engagement letter, dated October 27, 2020), the Company engaged Goldman Sachs to act as its financial advisors in connection with the Merger. The engagement letter provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $13 million, all of which is contingent upon completion of the Merger. In addition, the Company agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Guggenheim Securities, LLC
Overview
The Board retained Guggenheim Securities as its financial advisor in connection with the potential sale of the Company. In selecting Guggenheim Securities as its financial advisor, the Board considered, among other things, that Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the healthcare industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
At a meeting of the Board on January 3, 2021, Guggenheim Securities rendered an oral opinion, which was subsequently confirmed by delivery of a written opinion, to the Board to the effect that, as of January 4, 2021 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration was fair, from a financial point of view, to the holders of shares of Magellan common stock.
This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex D to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. As the Company was aware, global economic conditions and the global capital markets were experiencing and remained subject to significant volatility, and Guggenheim Securities expressed no view or opinion as to any potential effects of such volatility on the Company, Centene or the Merger. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):
•	was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration;

•	did not constitute a recommendation to the Board with respect to the Merger;
•	does not constitute advice or a recommendation to any holder of shares of Magellan common stock as to how to vote or act in connection with the Merger or otherwise;
•
did not address the Company’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or the effects of any other transaction in which the Company might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the holders of shares of Magellan common stock;
•
expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any voting and support agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in the opinion), creditors or other constituencies of the Company; and

•
expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:
•	reviewed a draft of the Merger Agreement dated as of January 2, 2021;
•	reviewed certain publicly available business and financial information regarding the Company;
•
reviewed certain non-public business and financial information regarding the Company’s business and future prospects (including certain financial projections for Magellan on a standalone basis for the years ending December 31, 2020 through December 31, 2024, referenced in this section as the “January 2021 Forecasts” (which are summarized in the section entitled “—Certain Forecasts” beginning on page 46) and certain other estimates and other forward-looking information), all as prepared and approved for Guggenheim Securities’ use by the Company’s senior management (collectively, referenced in this section as the “Company-Provided Information”);

•
discussed with the Company’s senior management their views of the Company’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the healthcare sector;

•	performed discounted cash flow analyses based on the January 2021 Forecasts;
•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;
•	reviewed the historical prices and trading multiples of shares of Magellan common stock;
•
compared the financial performance of the Company and the trading multiples and trading activity of shares of Magellan common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Company; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.
With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:
•
Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with the Company (including, without limitation, the Company-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Company-Provided Information), (ii) expressed no view or opinion regarding the reasonableness or achievability of the January 2021 Forecasts, any other estimates and any other forward-looking information provided by the Company or the assumptions upon which any of the foregoing are based and (iii) relied upon the assurances of the Company’s senior management that they were unaware of any facts or circumstances that would make the Company-Provided Information incomplete, inaccurate or misleading.

•
Specifically, with respect to (i) the January 2021 Forecasts utilized in its analyses, (a) Guggenheim Securities was advised by the Company’s senior management, and Guggenheim Securities assumed, that the January 2021 Forecasts had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the Company’s senior management as to the expected future performance of the Company on a stand-alone basis and (b) Guggenheim Securities assumed that the January 2021 Forecasts had been reviewed by the Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
•
During the course of its engagement, Guggenheim Securities was not asked by the Board to, and Guggenheim Securities did not, solicit indications of interest from any potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving the Company.

•
Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other entity or the solvency or fair value of the Company or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•
Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of the Company’s senior management and the Company’s other professional advisors with respect to such matters.

Guggenheim Securities further assumed that:
•
in all respects meaningful to its analyses, (i) the final executed Merger Agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) the Company, Centene and Merger Sub would comply with all terms and provisions of the Merger Agreement, and (iii) the representations and warranties of the Company, Centene and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof;

•
the Merger would be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Company or the Merger in any way meaningful to Guggenheim Securities’ analyses or opinion; and

Guggenheim Securities did not express any view or opinion as to the price or range of prices at which shares of Magellan common stock or other securities or financial instruments of or relating to the Company may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
•
based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of the Company, Centene and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;
•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and
•
ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration to the holders of shares of Magellan common stock to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•
None of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the Merger, and none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to the Company or Centene. However, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to the Company and Centene based on Guggenheim Securities’ familiarity with the healthcare industry.

•
In any event, selected precedent merger and acquisition transactions analysis and selected publicly traded companies analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which the Company and Centene were compared and the selected precedent merger and acquisition transactions to which the Merger was compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.
Certain Definitions
Throughout this “Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:
•	CY: means calendar year.
•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.
•
Enterprise value: represents the relevant company’s net equity value (as defined below) plus (i) the principal or face amount of total debt and (ii) the book value of any non-controlling/minority interests less (iii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items and (iv) the book value of any non-consolidated investments.

•	EPS: means the relevant company’s earnings per share.
•
Net equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares, restricted stock units and performance stock units (in each of the foregoing cases, as applicable) plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	NTM: means next twelve months.
•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow (after deduction of stock-based compensation) minus capital expenditures and changes in working capital.
•	VWAP: means volume-weighted average share price over the indicated period of time.
Recap of Implied Merger Financial Metrics
Based on the Merger Consideration, Guggenheim Securities calculated various Merger-implied premia and multiples as outlined in the table below:
Merger-Implied Premia and Merger-Implied Multiples
Merger Consideration	$95.00
	Company Stock Price
Acquisition Premium/(Discount) Relative to the Company’s:
Unaffected Stock Price @ 12/31/20	$82.84	14.7%
52-Week High	87.52	8.5
Unaffected VWAPs @ 12/31/20:
30-Day	80.29	18.3
60-Day	79.42	19.6
90-Day	77.91	21.9

Transaction Enterprise Value(1) / EBITDA:
CY2021E		10.8x
CY2022E		8.9

Merger Consideration per Share / EPS:
CY2021E		33.5x
CY2022E		24.2
(1)	Based on projected debt and pro forma adjusted cash balance as of December 31, 2020 as provided by Company management.

Company Change-of-Control Financial Analyses
Recap of Company Change-of-Control Financial Analyses. In evaluating the Company in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including a discounted cash flow analysis, a selected precedent merger and acquisition transactions analysis and a selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for the shares of the Company’s common stock since the Company announced its agreement to sell the MCC Business and Wall Street equity research analysts’ price targets for the shares of Magellan common stock.
Recap of Company Change-of-Control Financial Analyses
Merger Consideration	$95.00
	Reference Range for the Company on a Change-of- Control Basis(1)
Financial Analyses	Low	High
Discounted Cash Flow Analysis	$87.75	$111.50
Selected Precedent M&A Transactions Analysis	81.75	96.25
Selected Publicly Traded Companies Analysis	71.25	85.00
For Informational Reference Purposes
The Company’s Low / High Stock Price Since MCC Business Sale Announcement (April 30, 2020)	$57.38	$87.52
Wall Street Equity Research Share Price Targets	92.00	98.00
(1)	Rounded to the nearest $0.25 (except trading range).
Discounted Cash Flow Analysis. Guggenheim Securities performed a stand-alone discounted cash flow analysis of the Company based on projected unlevered free cash flows for the Company and an estimate of the Company’s terminal/continuing value at the end of the projection horizon.
In performing its discounted cash flow analysis with respect to the Company:
•	Guggenheim Securities utilized the January 2021 Forecasts.
•
Guggenheim Securities used a discount rate range of 7.5% – 8.5% based on its estimate of the Company’s weighted average cost of capital (which was estimated based on Guggenheim Securities’ (i) investment banking and capital markets judgment and experience in valuing companies similar to the Company and (ii) application of the capital asset pricing model, which requires certain (a) general inputs such as the prospective U.S. equity risk premium and the corresponding risk-free rate and (b) company-specific inputs such as the subject company’s forward-looking equity beta reference range, the subject company’s assumed forward-looking capital structure and the corresponding blended cost of debt, the subject company’s prospective marginal cash income tax rate and, as applicable, the appropriate size/liquidity premium for the subject company).

•
In estimating the Company’s terminal/continuing value for purposes of its discounted cash flow analysis, Guggenheim Securities used a reference range of perpetual growth rates of the Company’s terminal year unlevered free cash flow of 1.0% – 2.0%. Guggenheim Securities selected such terminal/continuing value-related perpetual growth rates based on its professional judgment, taking into account various considerations and factors, including among others (i) the nature of the Company’s businesses, including recent and expected trends in and competitive dynamics with respect to, and expected long-term growth prospects for, the industry and markets in which the Company operates, (ii) the January 2021 Forecasts and (iii) then-prevailing market expectations regarding U.S. long-term economic growth and U.S. long-term inflation. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to the Company’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of $87.75 – $111.50 per share.
Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions announced since January 1, 2006 involving target companies in the pharmacy & specialty benefit managers and behavioral health sectors, and target companies in the managed care sector that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:
Selected Precedent Merger and Acquisition (M&A) Transactions Analysis
Date Announced	Acquiror	Target Company	Transaction Enterprise Value / NTM EBITDA
Precedent M&A Transactions – Pharmacy & Specialty Benefit Managers and Behavioral Health
12/09/19	OptumRx	Diplomat Pharmacy, Inc.	11.5x
06/06/19	Anthem, Inc.	Beacon Health Options	NM
12/11/18	KKR / PharMerica Corporation	BrightSpring Health Services	NM
03/08/18	Cigna Corporation	Express Scripts Holding Corporation	8.7
11/15/17	Diplomat Pharmacy, Inc.	LDI Integrated Pharmacy Services	11.9
10/10/17	Express Scripts Holding Corporation	eviCore Healthcare	10.7
03/30/15	OptumRx	Catamaran Corporation	14.4
02/11/15	Rite Aid Corporation	EnvisionRx	11.3
10/29/14	Acadia Healthcare Company, Inc.	CRC Health Group, Inc	NM
04/18/12	SXC Health Solutions Corp.	Catalyst Health Solutions, Inc.	18.2
07/21/11	Express Scripts Holding Company	Medco Health Solutions, Inc.	10.2
05/18/10	Universal Health Services, Inc.	Psychiatric Solutions, Inc.	9.1
04/13/09	Express Scripts Holding Company	WellPoint NextRx	NM
07/09/07	WellPoint, Inc.	American Imaging Management	7.5
11/01/06	CVS Health Corporation	Caremark Rx, Inc.	12.7
01/31/06	Magellan Health Inc.	National Imaging Associates, Inc.	7.8

Statistical Summary
	Median		11.0x
	Mean		11.2

Precedent M&A Transactions – Managed Care
03/27/19	Centene Corporation	WellCare Health Plans, Inc.	14.6x
12/03/17	CVS Health Corporation	Aetna Inc.	13.1
11/17/16	WellCare Health Plans, Inc.	Universal American Corp.	17.6
07/02/15	Centene Corporation	Health Net, Inc.	11.2
08/20/12	Aetna Inc.	Coventry Health Care Inc.	7.9
07/09/12	WellPoint, Inc.	AmeriGroup Corporation	12.3
10/24/11	Cigna Corporation	HealthSpring, Inc.	7.6

Statistical Summary
	Median		12.3x
	Mean		12.0

Centene/Company Merger			10.8x

In performing its selected precedent merger and acquisition transactions analysis with respect to the Company, Guggenheim Securities selected a reference range of transaction enterprise value / NTM EBITDA multiple of 9.0x – 11.0x, based on Guggenheim Securities’ professional judgment, and applied that range to the Company’s CY2021E EBITDA as reflected in the January 2021 Forecasts, which resulted in an overall reference range of $81.75 – $96.25 per share for purposes of evaluating shares of the Company common stock on a change-of-control basis.
Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed the Company’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the Company and the selected publicly traded companies (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:
Selected Publicly Traded Companies Analysis
CY 2021E Share Price / EPS
Publicly Traded Companies
Providence Service Corporation	25.2x
Tivity Health, Inc.	14.4
Option Care Health, Inc.	NM
UnitedHealth Group	19.2
CVS Health Corporation	9.1
Cigna Corporation	10.1
Anthem, Inc.	12.6
Humana, Inc.	18.9
Centene Corporation	11.4
Molina Healthcare, Inc.(1)	15.4

Statistical Summary
Median	14.4x

The Company
Management Forecast	29.2x
Wall Street Forecast	24.0
(1)	Pro forma for Molina’s acquisition of Affinity Health Plan and the MCC Business
In performing its selected publicly traded companies analysis with respect to the Company, Guggenheim Securities selected a reference range of trading price / adjusted earnings per share multiple of 13.0x – 18.0x, based on Guggenheim Securities’ professional judgment, and applied that range to CY 2021E EPS (adjusted, at the direction of the Company’s management, to exclude interest income associated with proceeds from the MCC Business Sale) for purposes of evaluating the Company on a stand-alone public market trading basis, which resulted in an overall reference range of $71.25—$85.00 per share for purposes of evaluating shares of Company common stock on a stand-alone public market trading basis.
Other Financial Reviews Solely for Informational Reference Purposes
In order to obtain certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews to be determinative methodologies for purposes of its opinion.

High and Low Stock Prices since MCC Business Sale Announcement. Guggenheim Securities reviewed the trading price of shares of Company common stock for the period beginning April 30, 2020 (the announcement date of the MCC Business Sale) and ending December 31, 2020. Among other things, Guggenheim Securities noted that the range of such high and low trading prices was $57.38—$87.52.
Wall Street Equity Research Analyst Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analyst stock price targets for the Company as published prior to December 31, 2020. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for the shares of Magellan common stock were $92.00—$98.00 per share.
Other Considerations
Except as described in the summary above, the Company did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between the Company and Centene and were approved by the Board. The Company’s decision to enter into the Merger Agreement was solely that of the Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view and as of the date of Guggenheim Securities’ opinion, of the Merger Consideration to the holders of shares of Magellan common stock.
Pursuant to the terms of Guggenheim Securities’ engagement, the Company has agreed to pay Guggenheim Securities a cash transaction fee entirely contingent upon the consummation of the Merger, which cash transaction fee is estimated, based on the information available as of the date of announcement, to be approximately $13 million. In addition, the Company agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.
Aside from its current engagement by the Company, Guggenheim Securities has not been previously engaged during the past two years by the Company and/or its affiliates known to Guggenheim Securities, nor has Guggenheim Securities been previously engaged during the past two years by Centene and/or its affiliates known to Guggenheim Securities, to provide financial advisory, capital markets or investment banking services for which Guggenheim Securities has received compensation. Guggenheim Securities may seek to provide the Company and Centene and their respective affiliates with financial advisory, capital markets and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to the Company, Centene, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to the Company, Centene, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and Guggenheim Securities’ or their respective directors, officers, employees, consultants and agents may have investments in the Company, Centene, other participants in the Merger and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to the Company, Centene, other participants in the Merger and their respective affiliates that differ from the views of Guggenheim Securities’ investment banking personnel.

Interests of Directors and Executive Officers in the Merger
Members of our Board and our executive officers have various interests in the Merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the Merger Agreement. The members of the Board were aware of these interests and considered them at the time they approved the Merger Agreement and in making their recommendation that Magellan stockholders adopt the Merger Agreement. These interests are described below.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced; therefore, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.
Treatment of Outstanding Equity Awards
The Merger Agreement provides that, as of the Effective Time:
•
each outstanding Company Option will be converted into an adjusted option with the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company Option, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. The exercise price per share of Centene common stock subject to any adjusted option will be an amount equal to the quotient of (A) the exercise price per share of Magellan common stock subject to such Company Option immediately prior to the Effective Time, divided by (B) the Stock Award Exchange Ratio, with any fractional cents rounded up to the nearest whole cent. The exercise price per share of Centene common stock subject to any adjusted option and the number of shares of Centene common stock subject to any such adjusted option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code;

•
each outstanding Company PSU will be converted into a restricted stock unit with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy, but excluding the performance-based vesting conditions applicable to such Company PSU which will not apply from and after the Effective Time) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company PSU based on the achievement of the applicable performance metrics at the target level of performance, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share;

•
each outstanding Company RSA, other than those granted to nonemployee members of the Board, will be converted into a restricted share award with the same terms and conditions as were applicable to such Company RSA immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company RSA, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share;

•
each outstanding Company Director RSA will be cancelled and converted into the right to receive the Merger Consideration for each share of Magellan common stock subject to such Company Director RSA, payable as soon as practicable after the Effective Time and in no event later than five (5) business days after the Effective Time;

•
each outstanding Company RSU will be converted into a restricted stock unit with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company RSU, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share; and
•
each outstanding Company PCU will be converted into a phantom cash unit with the same terms and conditions as were applicable to such Company PCU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company PCU, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.

The estimated aggregated amounts that would become payable to each nonemployee member of the Board in respect of his or her equity awards is as follows: Steven J. Shulman, $201,590; Swati Abbot, $201,590; Christopher J. Chen, $201,590; Peter A. Feld, $201,590; Mural R. Josephson, $201,590; G. Scott Mackenzie, $201,590; Leslie V. Norwalk, $201,590; and Guy P. Sansone, $201,590. Accordingly, the estimated aggregate amount that would become payable to all of the nonemployee members of the Board is $1,612,720.
Because the Merger Agreement does not provide for the acceleration and “cash-out” of any Company equity awards held by the Company’s executive officers, no executive officer will receive payments in respect of his or her Company equity awards as a result of the Merger unless such executive officer is subject to a Qualifying Termination (as defined below) during the Protection Period (as defined below), except that the Merger will result in the single-trigger acceleration of a portion of Mr. Fasola’s outstanding equity awards, as summarized below in the section entitled “—New Arrangement with Centene,” beginning on page 69. None of the executives hold Company PCUs or participate in the ESPP.
See the section below entitled “—Golden Parachute Compensation” beginning on page 69 for an estimate of the payments to which each of the Company’s named executive officers would be entitled in respect of his or her equity awards upon a termination of the named executive officer’s employment by the Company without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements, a “Qualifying Termination”) occurring immediately following the Effective Time and the estimated aggregate values of Mr. Fasola’s outstanding equity awards subject to single-trigger acceleration in connection with the Merger. Further, based on the assumptions described below, the estimated amount that would be payable in respect of the equity awards held by Ms. Lewis-Clapper assuming a Qualifying Termination that occurs immediately following the Effective Time is as follows: Company Options - $316,958, Company PSUs - $1,025,403 and Company RSUs - $657,357.
Employment Agreements with Executive Officers
The Company entered into employment agreements (we refer to each such agreement as an “Employment Agreement” and, collectively, the “Employment Agreements”) with Messrs. Fasola, Bourdon, Haddock, Kamal, Murray and Rubin and Ms. Lewis-Clapper.
Under the Employment Agreement with Mr. Fasola, upon a termination by the Company without “cause” (including by the Company's nonrenewal of the term) or a resignation by the executive for “good reason” (as such terms are defined in the executive’s Employment Agreement), Mr. Fasola is entitled to the following severance payments and benefits: (i) one and one-half times the sum of base salary plus target bonus payable over an 18-month period, (ii) reimbursement of the Company’s portion of health insurance premiums for a period of up to 18 months after the date of termination, (iii) pro-rata annual bonus for the year of termination based on actual performance, (iv) continued vesting of the executive’s sign-on Company PSUs and (v) full acceleration of the executive’s sign-on Company RSUs. If such termination by the Company without “cause” or resignation by the executive for “good reason” occurs on or prior to and in connection with, or within two years following a “change in control” (as defined in the executive’s Employment Agreement), then, in addition to the forgoing severance, Mr. Fasola is entitled to one and one-half times the sum of base salary plus target bonus payable in a single installment immediately upon termination. The payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims. Any payments under the executive’s Employment Agreement or another agreement or arrangement applicable to the executive that would constitute “parachute payments” under Section 280G of the Code will either be reduced to the extent necessary to avoid excise taxes, or will be paid in full, whichever would result in net greater payments to the executive on an after-tax basis. For details regarding modifications to Mr. Fasola’s Employment Agreement that will go into effect upon the consummation of the Merger, see the section entitled “—New Arrangement with Centene” beginning on page 69.
Under the Employment Agreement with Mr. Bourdon, upon a termination by the Company without “cause” (including by the Company’s nonrenewal of the term) or a resignation by the executive for “good reason” (as such terms are defined in the executive’s Employment Agreement), Mr. Bourdon is entitled to the following severance payments and benefits: (i) one times base salary payable over a 12-month period, (ii) reimbursement of the company’s portion of health insurance premiums for a period of up to 12 months after the date of termination, and (iii) pro-rata annual bonus for the year of termination based on actual performance. The foregoing payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims. If such termination by the Company without “cause” or resignation by the executive for “good reason” is in connection with, or within two years following, a “change in control” (as defined in the executive’s Employment Agreement), then, in addition to the foregoing severance, Mr. Bourdon is entitled to (a) the sum of one times base salary plus two times target bonus payable in a single installment immediately upon termination, and (b) reimbursement of the Company’s portion of health insurance premiums for a period of up to 6 additional months after the date of termination, (c) full acceleration of the executive’s sign-on Company RSUs, and (d) full acceleration of the executive’s sign-on Company PSUs at target level. Any payments under the executive’s Employment Agreement or another agreement or arrangement applicable to the executive that would constitute “parachute payments” under Section 280G of the Code will either be reduced to the extent necessary to avoid excise taxes, or will be paid in full, whichever would result in net greater payments to the executive on an after-tax basis.
Under the Employment Agreement with Mr. Haddock, upon a termination by the Company without “cause” (including by the Company's nonrenewal of the term) or a resignation by the executive for “good reason” (as such terms are defined in the executive’s Employment Agreement), Mr. Haddock is entitled to the following severance payments and benefits: (i) one times base salary payable over a 12-month period, (ii) reimbursement of the company’s portion of health insurance premiums for a period of up to 12 months after the date of termination, and (iii) pro-rata annual bonus for the year of termination based on actual performance. The foregoing payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims. If such termination by the Company without “cause” or resignation by the executive for “good reason” is in connection with a “change in control” (as defined in the executive’s Employment Agreement) that occurs 18 months or longer after the executive’s commencement date, or within two years following a change in control, then, in addition to the foregoing severance, Mr. Haddock is entitled to (a) the sum of one times base salary plus two times target bonus payable in a single installment immediately upon termination, (b) reimbursement of the company’s portion of health insurance premiums for a period of up to 6 additional months after the date of termination, (c) full acceleration of the executive’s sign-on RSUs, and (d) full acceleration of the executive’s sign-on Company PSUs at target level. Any payments under the executive’s Employment Agreement or another agreement or arrangement applicable to the executive that would constitute “parachute payments” under Section 280G of the Code will either be reduced to the extent necessary to avoid excise taxes, or will be paid in full, whichever would result in net greater payments to the executive on an after-tax basis.
Under the Employment Agreement with Mr. Kamal, upon a termination by the Company without “cause” (including by the Company's nonrenewal of the term) or a resignation by the executive for “good reason” (as such terms are defined in the executive’s Employment Agreement), Mr. Kamal is entitled to the following severance payments: (i) one times base salary payable over a 12-month period, (ii) in the sole discretion of the Company, pro-rata annual bonus for the year of termination, and (iii) reimbursement of the Company’s portion of health insurance premiums for a period of up to 12 months after the date of termination. If such termination by the Company without “cause” or resignation by the executive for “good reason” is in connection with, or within two years following, a “change in control” (as defined in the executive’s Employment Agreement), Mr. Kamal is entitled to the following severance payments and benefits, in lieu of the foregoing severance: (a) two times the sum of base salary plus target bonus payable in a single installment immediately upon termination, (b) reimbursement of the Company’s portion of health insurance premiums for a period of up to 18 months after the date of termination, (c) pro-rata annual bonus for the year of termination based on target amount, and (d) full acceleration of the executive’s outstanding Company PSUs at target level. The payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims. Any payments under the executive’s Employment Agreement or another agreement or arrangement applicable to the executive that would constitute “parachute payments” under Section 280G of the Code will either be reduced to the extent necessary to avoid excise taxes, or will be paid in full, whichever would result in net greater payments to the executive on an after-tax basis.
Under the Employment Agreement with Ms. Lewis-Clapper, upon a termination by the Company “without cause” (including by the Company's nonrenewal of the term) (as such term is defined in the executive’s Employment Agreement), Ms. Lewis-Clapper is entitled to the following severance payments and benefits: (i) one times base salary payable over a 12-month period, (ii) in the sole discretion of the Company, pro-rata annual bonus for the year of termination and (iii) reimbursement of the Company’s portion of health insurance premiums for a period of up to 12 months after the date of termination. Upon a termination by the Company without “cause” or resignation by the executive for “good reason” in connection with a “change in control” (as such terms are defined in the executive’s Employment Agreement), whether before or at the time of such change in control, or within two years following a change in control, then Ms. Lewis-Clapper is entitled to the following severance payments and benefits, in lieu of the foregoing severance: (a) two times the sum of base salary plus target bonus payable in a single installment immediately upon termination, (b) reimbursement of the Company’s portion of health insurance premiums for a period of up to 18 months after the date of termination, and (c) pro-rata annual bonus for the year of termination based on target amount. The payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims. In addition, Ms. Lewis-Clapper is entitled to receive a tax gross-up payment in the event that payments made to her in connection with a change in control become subject to an excise tax pursuant to Section 280G and 4999 of the Code.
Under the Employment Agreement with Mr. Murray, upon a termination by the Company without “cause” or a resignation by the executive for “good reason” (as such terms are defined in the executive’s Employment Agreement, including by the Company’s nonrenewal of the term), Mr. Murray is entitled to the following severance payments and benefits: (i) one times base salary payable over a 12-month period, (ii) reimbursement of the company’s portion of health insurance premiums for a period of up to 12 months after the date of termination, (iii) pro-rata annual bonus for the year of termination based on actual performance, (iv) full acceleration of the executive’s sign-on stock options and sign-on Company RSUs, and (v) continued vesting of the executive’s sign-on Company PSUs. The foregoing payments and benefits are subject to the executive’s execution and non-revocation of a general release of claims. If such termination by the Company without “cause” or resignation by the executive for “good reason” is on or prior to and in connection with a “change in control” (as defined in the executive’s Employment Agreement) that occurs 18 months following the executive’s commencement date, or within two years following such change in control, then, in addition to the foregoing severance, Mr. Murray is entitled to (a) the sum of one times base salary plus two times target bonus payable in a single installment immediately upon termination, and (b) reimbursement of the company’s portion of health insurance premiums for a period of up to 6 additional months after the date of termination. Any payments under the executive’s Employment Agreement or another agreement or arrangement applicable to the executive that would constitute “parachute payments” under Section 280G of the Code will either be reduced to the extent necessary to avoid excise taxes, or will be paid in full, whichever would result in net greater payments to the executive on an after-tax basis.
The Employment Agreement with Mr. Rubin terminated upon his termination of employment with the Company effective December 31, 2020. Mr. Rubin is not entitled to receive any payments in connection with the Merger.
See the section below entitled “—Golden Parachute Compensation” beginning on page 69 for an estimate of the cash payment and benefit amounts (in addition to the amounts payable in respect of equity awards) that would be payable to each of the Company’s named executive officers under the Employment Agreements upon a termination of the named executive officer’s employment by the Company without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements, a “Qualifying Termination”) that occurs immediately following the Effective Time. Further, based on the assumptions described below, the estimated aggregate value of the cash payment and benefit amounts (in addition to the amiable in respect of equity awards provided above) that would be payable to Ms. Lewis-Clapper upon a Qualifying Termination that occurs immediately following the Effective Time is $1,550,524.

Nonqualified Plan Contribution
The Magellan Health, Inc. Supplemental Accumulation Plan (which we refer to as the “SAP”) is a nonqualified deferred compensation plan that is designed to enhance opportunities for retirement savings for certain executives. The SAP includes a discretionary component funded by the Company which is determined on an annual basis as a fixed percentage of an executive’s base salary, and a voluntary deferral component under which the participant may make contributions from compensation. The discretionary component is offered to a limited group of executive officers who historically have received this contribution. In accordance with the terms of the Merger Agreement, on or about March 15, 2021, the Company will contribute to Ms. Lewis-Clapper’s SAP account an amount equal to 11% of base salary in accordance with past practice, subject to Ms. Lewis-Clapper’s continued employment with the Company through the contribution date (or earlier termination by the Company without “cause” or by the executive for “good reason” (as each such term is defined in the Company’s form of Notice of Terms of PSU)).
New Arrangement with Centene
In connection with the Merger Agreement, and dated as of the date thereof, Centene entered into a new letter agreement (which we refer to as the “Letter Agreement”) with Mr. Fasola. Under the Letter Agreement, Centene will cause the Company or Centene Management Corporation (which we refer to as “CMC”) to continue to honor the terms of Mr. Fasola’s Employment Agreement (discussed above), as amended by the Letter Agreement; provided, that the term of the Employment Agreement, as amended by the Letter Agreement, will expire on the 30-month anniversary of the Effective Time, unless earlier terminated by either party. If the Employment Agreement, as amended by the Letter Agreement, expires after 30 months and no new employment agreement is agreed, Mr. Fasola will be treated as having a Qualifying Termination under his Employment Agreement and the Letter Agreement. The Letter Agreement amends the Employment Agreement as follows: (i) Mr. Fasola will be employed by the Surviving Corporation or, at the discretion of Centene, CMC, in the position of Chief Executive Officer of the Surviving Corporation, reporting to Centene’s Senior Vice President, Technology Innovation and Modernization, (ii) the Letter Agreement sets forth Mr. Fasola’s annual and long term compensation, (iii) Mr. Fasola’s legacy incentive equity awards that converted into corresponding Centene incentive equity awards in accordance with the terms of the Merger Agreement (as described above) will vest 50% immediately following the Effective Time, 25% on the second anniversary of the Effective Time and 25% on the 30-month anniversary following the Effective Time, subject to continued employment through each vesting date or upon an earlier Qualifying Termination, and (iv) acknowledgement that the Merger and the changes to Mr. Fasola’s compensation, benefits, duties, responsibilities or reporting obligations set forth in the Letter Agreement will not constitute “good reason” for purposes of the Employment Agreement or any other plan or agreement entered into with or sponsored by the Company or any of its affiliates.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise related to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation payable to Magellan’s named executive officers. This Merger-related compensation is subject to a non-binding advisory vote of the Company’s stockholders. See the section entitled “Proposal 2: Non-Binding Merger-Related Compensation Proposal,” beginning on page 27.
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of Magellan common stock is $95.00, which is the price per share to be paid in connection with the Merger and used to calculate the Stock Award Exchange Ratio as of the Effective Time;

•
for purposes of the conversion of Company equity awards to Centene equity awards as described above under the section entitled “—Treatment of Outstanding Equity Awards” beginning on page 65, the price per share of Centene common stock used to calculate the Stock Award Exchange Ratio on the assumed effective date of the Merger (as set forth below) is $62.4829810027589, based on the volume weighted average of the sale prices per share of Centene common stock for the 30 full consecutive trading days ending on and including February 11, 2021;

•	the price per share of Centene common stock used to calculate the value of Company PSUs and Company RSUs is the closing stock price on February 12, 2021;
•
the assumed effective date of the Merger is February 12, 2021, the latest practicable date prior to the filing of this proxy statement, which is also the assumed date of the closing of the Merger solely for purposes of the disclosure in this section, unless noted otherwise; and

•
the employment of each executive officer of the Company will have been terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements, a “Qualifying Termination”), in either case immediately following the assumed effective date of the Merger on February 12, 2021.

The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described above in this section entitled “—Interests of Directors and Executive Officers in the Merger” beginning on page 65. Some of the assumptions are based on information not currently available, and as a result, the actual amounts to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.
Name	Cash(1)	Equity(2)	Perquisites / Benefits(3)	Total
Kenneth Fasola – Chief Executive Officer	$6,117,808	$8,695,592	$17,354	$14,830,754
David Bourdon – Chief Financial Officer	$1,995,072	$984,437	$24,845	$3,004,354
Jonathan Rubin – Former Chief Financial Officer	$0	$0	$0	$0
James Murray – President and Chief Operating Officer	$825,103	$5,679,082	$12,480	$6,516,665
Mostafa Kamal – Chief Executive Officer, Magellan Rx Management	$2,181,449	$4,688,621	$18,849	$6,888,919
David Haddock – General Counsel and Secretary	$565,202	$2,098,522	$6,810	$2,670,534
(1)
The amounts listed reflect “double-trigger” payments payable to each of the named executive officers on a Qualifying Termination occurring during the applicable protection period set forth under the Employment Agreements (which we refer to as the “Protection Period”) under each named executive officer’s Employment Agreement. For Mr. Fasola, these estimated cash severance payments consist of (i) three times the sum of base salary ($3,000,000) plus target bonus ($3,000,000) and (ii) pro-rata annual bonus ($117,808). For Mr. Bourdon and Mr. Kamal these estimated cash severance payments consist of (i) two times the sum of base salary plus target bonus and (ii) pro-rata annual bonus. For Mr. Murray and Mr. Haddock these estimated cash severance payments are the regular amounts payable to each individual upon a Qualifying Termination that is not in connection with a Change in Control or during the applicable Protection Period and consist of the sum of base salary plus a pro-rata annual bonus for 2021. For Mr. Bourdon: (1) two times base salary: $1,050,000, (2) two times annual bonus: $892,500, and (3) prorated annual bonus: $52,572; for Mr. Murray: (1) one times base salary: $750,000, and (2) prorated annual bonus: $75,103; for Mr. Kamal: (1) two times base salary: $1,180,998, (2) two times annual bonus: $944,798, and (3) prorated annual bonus: $55,653; and for Mr. Haddock: (1) one times base salary: $525,000, and (2) prorated annual bonus: $40,202. Mr. Rubin terminated employment with the Company prior to the assumed effective date and is not entitled to amounts triggered by the Merger. For further details regarding the cash severance that may become payable to the Company’s named executive officers, see the section entitled “—Employment Agreements with Executive Officers,” beginning on page 66.

(2)
The amounts listed reflect the value that will be received by each named executive officer in respect of Company Options, Company RSUs and Company PSUs upon a Qualifying Termination during the Protection Period and for Mr. Fasola, the value of the accelerated vesting of a portion of his outstanding Company RSUs and Company PSUs immediately following the Effective Time. The amounts listed in the table below are “double-trigger” payments that are payable to each of the named executive officers on a Qualifying Termination occurring during the Protection Period. The amounts listed in the table do not include the value of any Company Options, Company RSUs, or Company PSUs that may be granted in calendar year 2021. Company PSUs are calculated based on the target number of shares subject to such award. For further details regarding the treatment of Company equity awards in connection with the Merger, see the sections entitled “—Treatment of Outstanding Equity Awards” beginning on page 65, “—Employment Agreements with Executive Officers” beginning on page 66, and “—New Arrangement with Centene” beginning on page 69. The following supplementary table shows this “double-trigger” value by type of award:

Name	“Double Trigger” Company Options	“Double Trigger” Company PSUs	“Double Trigger” Company RSUs
Kenneth Fasola – Chief Executive Officer	$0	$2,497,115	$2,996,822
David Bourdon – Chief Financial Officer	$0	$392,614	$591,822
Jonathan Rubin – Former Chief Financial Officer	$0	$0	$0
James Murray – President and Chief Operating Officer	$225,815	$2,899,379	$2,553,888
Mostafa Kamal – Chief Executive Officer, Magellan Rx Management	$637,802	$2,365,514	$1,685,306
David Haddock – General Counsel and Secretary	$0	$954,541	$1,143,981

The following supplementary table shows the “single-trigger” value for the portion of Mr. Fasola’s Company RSUs and Company PSUs that will accelerate and vest immediately following the Effective Time:
Name	“Single Trigger” Company PSUs	“Single Trigger” Company RSUs
Kenneth Fasola – Chief Executive Officer	$1,657,126	$1,544,528
(3)
For Mr. Fasola, Mr. Bourdon and Mr. Kamal, the amounts listed reflect the value of 18.0 times the monthly premium (if any) paid by the Company for health insurance coverage for the executive and the executive’s eligible dependents immediately prior to a Qualifying Termination during the Protection Period. These payments are “double-trigger” payments that are payable to these named executive officers on a Qualifying Termination occurring during the Protection Period. For Mr. Murray and Mr. Haddock, the amounts listed reflect the value of 12.0 times the monthly premium (if any) paid by the Company for health insurance coverage for the executive and the executive’s eligible dependents immediately prior to a Qualifying Termination that is not in connection with a Change in Control or during the applicable Protection Period. For further details regarding the perquisites and benefits that may become payable to the Company’s named executive officers, see the section entitled “—Employment Agreements with Executive Officers,” beginning on page 66.

The joint press release issued by Centene and Magellan on January 4, 2021, announcing their entry into the Merger Agreement indicated that members of Magellan's leadership team had agreed to join Centene to provide continuity to Magellan's strategy and leadership. As of the date of this proxy statement, none of Magellan's leadership team, other than Mr. Fasola (as described above), have agreed on specific roles or compensation arrangements with Centene.
Director and Officer Indemnification and Insurance
For at least six years after the Effective Time, Centene has agreed to cause the Surviving Corporation or its applicable subsidiaries to indemnify and hold harmless, and advance expenses to, any current or former officer, director or employee of the Company against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with any actual or threatened action arising out of or relating to (i) the fact that such person is or was a director, officer, employee or agent of the Company or its subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such person’s capacity as a director or officer of the Company or its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time or (iii) the Merger, the Merger Agreement or the transactions contemplated thereby, in each case, to the fullest extent permitted by applicable law, any applicable indemnification agreement between the Company or any of its subsidiaries and such person and the Company’s organizational documents in effect as of the date of the Merger Agreement.
Further, for at least six years after the Effective Time, Centene has agreed to cause the Surviving Corporation or its applicable subsidiaries to maintain in effect, for the benefit of any current or former officer, director or employee of the Company or its subsidiaries, a level and scope of directors’ and officers’ liability insurance coverage at least as favorable as the level and scope thereof set forth in the Company’s directors’ and officers’ liability insurance program in effect as of the date of the Merger Agreement, subject to an annual cap of 300% of the annual premium of the Company’s current policy. If the annual premiums payable for such insurance coverage exceed the annual cap, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost equal to the annual cap. In the alternative, the Company may, in consultation with Centene, obtain a prepaid “tail” policy prior to the Effective Time that provides the current or former officers, directors and employees of the Company and its subsidiaries with directors’ and officers’ liability insurance for at least six years following the Effective Time; provided that the premium payable for such “tail” policy will not exceed the annual cap.
Certain Effects of the Merger
If the proposal to adopt the Merger Agreement is approved by the holders of a majority of the outstanding shares of Magellan common stock entitled to vote on such matter and the other conditions to the closing of the Merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into Magellan upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, Magellan will continue to exist following the Merger as a wholly owned subsidiary of Centene.
Following the Merger, all of Magellan’s equity interests will be legally and beneficially owned by Centene, and none of Magellan’s current stockholders will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, the Surviving Corporation or Centene after the completion of the Merger. As a result, Magellan’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Magellan common stock. Following the Merger, Centene will benefit from any increase in Magellan’s enterprise value and also will bear the risk of any decrease in Magellan’s enterprise value.
Upon completion of the Merger, each Converted Share will be automatically cancelled and will cease to exist and will be converted into the right to receive the Merger Consideration. See the section entitled “The Merger Agreement—Merger Consideration Received by Magellan Stockholders,” beginning on page 77.
For information regarding the effects of the Merger on Magellan’s outstanding equity awards, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 65, and the section entitled “The Merger Agreement—Treatment of Outstanding Equity Awards; Company ESPP,” beginning on page 78.
Magellan common stock is currently registered under the Exchange Act and trades on the NASDAQ under the symbol “MGLN.” Following the completion of the Merger, the shares of Magellan common stock will no longer be traded on the NASDAQ or any other public market. In addition, the registration of the shares of Magellan common stock under the Exchange Act will be terminated, and Magellan will no longer be required to file periodic and other reports with the SEC with respect to Magellan common stock. Termination of registration of Magellan common stock under the Exchange Act will reduce the information required to be furnished by Magellan to Magellan’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Magellan to the extent that they apply solely as a result of the registration of Magellan common stock under the Exchange Act.
Consequences if the Merger is Not Completed
If the proposal to adopt the Merger Agreement is not approved by the holders of shares of Magellan common stock representing a majority of the outstanding shares of Magellan common stock entitled to vote on such matter or if the Merger is not completed for any other reason, you will not receive any consideration from Centene or Merger Sub for your shares of Magellan common stock. Instead, Magellan will remain a public company, and Magellan common stock will continue to be listed and traded on the NASDAQ. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Magellan common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Magellan common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Magellan common stock, including the risk that the market price of Magellan common stock may decline to the extent that the current market price of Magellan common stock reflects a market assumption that the Merger will be completed. If the proposal to adopt the Merger Agreement is not approved by the holders of shares of Magellan common stock representing a majority of the outstanding shares of Magellan common stock entitled to vote on such matter or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.
In addition, if the Merger Agreement is terminated under specified circumstances, Magellan is required to pay Centene a termination fee of $76,530,000. For additional information, see the section entitled “The Merger Agreement—Termination Fees,” beginning on page 83.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain U.S. federal income tax consequences of the disposition of Magellan common stock in the Merger to stockholders of the Company whose shares of Magellan common stock are converted into the right to receive cash in the Merger. This summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (which we refer to as the “IRS”) or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS.
The summary applies only to stockholders of the Company in whose hands shares of Magellan common stock are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Merger, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., stockholders that beneficially own (actually or constructively) more than 5% of the total fair market value of the shares of Magellan common stock (except as specifically described below), small business investment companies, S corporations, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, qualified foreign pension funds or qualified collective investment vehicles, persons that accumulate earnings to avoid U.S. federal income tax, cooperatives, banks and certain other financial institutions, broker-dealers, insurance companies, tax-exempt organizations, governmental organizations, retirement plans, stockholders that are, or hold shares of Magellan common stock through, partnerships or other pass-through entities for U.S. federal income tax purposes, trusts, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, stockholders holding shares of Magellan common stock that are part of a straddle, hedging, constructive sale, conversion or other integrated security transaction for U.S. federal income tax purposes, stockholders who properly exercise appraisal rights with respect to their shares of Magellan common stock, stockholders who hold their shares of Magellan common stock as “qualified small business stock” or “section 1244 stock,” and stockholders who received shares of Magellan common stock in compensatory transactions (including pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this summary does not address U.S. federal taxes other than income taxes (including any U.S. federal estate or gift tax consequences), any aspect of the U.S. alternative minimum tax or Medicare tax on net investment income, or any state, local or foreign tax consequence of the Merger.
This discussion does not address the tax consequences of acquisitions or dispositions of shares of Magellan common stock outside the Merger, or transactions pertaining to options or other equity awards of the Company in connection with the Merger.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of shares of Magellan common stock that, for U.S. federal income tax purposes, is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes. For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of shares of Magellan common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of the Magellan common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold shares of Magellan common stock, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger.
THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS AND NON-U.S. HOLDERS. WE URGE U.S. HOLDERS, NON-U.S. HOLDERS AND OTHER BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN

LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER APPLICABLE U.S. TAX TREATIES AND STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.
Tax Consequences to U.S. Holders. The exchange of shares of Magellan common stock for cash pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of Magellan common stock pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of withholding taxes, if any) and (ii) the U.S. Holder’s adjusted tax basis in the shares of Magellan common stock surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares of Magellan common stock (that is, shares of Magellan common stock acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss would be long-term capital gain or loss, provided that the holding period for such block of shares of Magellan common stock is more than one year at the time of consummation of the Merger. Long-term capital gain recognized by certain non-corporate U.S. Holders is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses by a U.S. Holder is subject to certain limitations.
Tax Consequences to Non-U.S. Holders. Generally, the exchange of shares of Magellan common stock for cash pursuant the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Merger and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or (iii) the Company is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the shorter of the Non-U.S. Holder’s holding period and the five-year period preceding the Merger, the Non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the shares of Magellan common stock at any time within such period, and certain other conditions are satisfied.
In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States). In the case of clause (ii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax at the rates generally applicable to a U.S. Holder (and such Non-U.S. Holder should generally provide an IRS Form W-8ECI). A Non-U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). In the case of clause (iii), Non-U.S. Holders that have actually or constructively owned more than 5% of the shares of Magellan common stock should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a USRPHC for U.S. federal income tax purposes and any consequences with respect thereto. Non-U.S. Holders are urged to consult their tax advisors with respect to the particular U.S. federal, state, and local, or foreign tax consequences the Merger and the effect of any applicable tax treaties.
Information Reporting and Backup Withholding. Information reporting and backup withholding (at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies under penalty of perjury that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (a) provides a certification signed under penalty of perjury of such Non-U.S. Holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws and treaties.

The U.S. federal income and other tax consequences to holders or beneficial owners of options or other equity awards participating in the Merger or transactions in connection with the Merger with respect to such options or equity awards are not discussed herein and such holders or beneficial owners are strongly encouraged to consult their own tax advisors regarding such tax consequences.
Treatment of Existing Debt; Financing
The closing of the Merger is not conditioned upon Centene’s obtaining any financing.
In connection with the Merger, the parties intend to repay in full and terminate Magellan’s existing credit facility and effect the release or termination of any liens and guarantees, and the return of any possessory collateral, in connection with such repayment. In addition, Magellan will use its reasonable best efforts to deliver to Centene an executed waiver letter with respect to its continuing agreement for standby letters of credit that provides for the waiver of the change of control under such agreement and other defaults or events of default triggered by the transactions contemplated by the Merger Agreement.
If requested by Centene, Magellan has agreed to cause its representatives to use its and their commercially reasonable efforts to reasonably cooperate with Centene to, related to the Company’s 4.400% Senior Notes due 2024 and the related indentures, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of such notes for cash or (2) one or more offers to exchange any or all of the outstanding notes for securities issued by Centene or any of its subsidiaries and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures. Centene has agreed to pay the costs of any such offers to purchase, offers to exchange or consent solicitations. Centene has not yet determined what, if any, action it will take with respect to the notes.
Regulatory Approvals
Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities
Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the FTC or DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier. Under the Merger Agreement, completion of the Merger is conditioned on the HSR Act Clearance.
On January 8, 2021, Magellan and Centene filed their respective notification and report forms under the HSR Act with respect to the Merger with the FTC and DOJ, which triggered the start of the HSR Act waiting period. On February 8, 2021, the date on which the waiting period was to expire, Centene voluntarily withdrew its notification and report form, as permitted by the HSR Act and the terms of the Merger Agreement. Centene refiled such form with the FTC and the DOJ on February 10, 2021. Unless the FTC and DOJ grant early termination of the HSR Act review period (subject to the FTC and DOJ’s lifting of the current suspension of review period early terminations) or the FTC or DOJ formally requests additional information concerning the Merger, the waiting period will expire on March 12, 2021.
At any time before or after the Merger is completed, the FTC or DOJ could take action under U.S. federal antitrust laws in opposition to the Merger, including seeking to enjoin completion of the Merger, condition adoption of the Merger Agreement upon the divestiture of assets of Centene, Magellan or their respective subsidiaries or impose restrictions on Centene’s post-Merger operations or other conditions. In addition, U.S. state attorneys general could take such action under state antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the U.S. federal or state antitrust laws under some circumstances.
For a description of Magellan’s and Centene’s respective obligations under the Merger Agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Change of Recommendation and Termination—Efforts to Complete the Merger,” beginning on page 90.

Federal and State Regulatory Approvals
Pursuant to federal health care laws and regulations and, in some instances, the health care and insurance laws and regulations of certain states, and pursuant to certain licenses of certain of Magellan’s subsidiaries, applicable federal and state regulatory and governmental authorities must approve, or be notified of, Centene’s acquisition of control of Magellan’s health maintenance organizations, insurance companies, pharmacy businesses and other regulated businesses or entities, including the required consents on which completion of the Merger is conditioned under the Merger Agreement. To obtain these approvals and provide such notices, Centene, or the applicable Centene subsidiary, and in some instances Magellan, or the applicable Magellan regulated entity, as the case may be, has filed and/or will file acquisition of control and/or material modification or other statements, notices or applications, as required by federal health care law or regulation and the insurance, health care or other laws and regulations of each applicable state or applicable regulated entities’ licenses and contracts.
Litigation Related to the Merger
Between February 10, 2021 and February 16, 2021, two complaints were filed in the United States District for the District of Delaware by purported stockholders of Magellan: (i) Shiva Stein v. Magellan Health, Inc., et al., Case No. 1:21-cv-00185-RGA (which we refer to as the “Stein Complaint”) and (ii) Marc Waterman v. Magellan Health, Inc., et al., Case No. 1:21-cv-00217-UNA (which we refer to as the “Waterman Complaint” and, together with the Stein Complaint, the “Federal Court Actions”). Each of the Federal Court Actions names Magellan and the members of the Board as defendants. The Federal Court Actions assert claims under Section 14(a), Rule 14a-9 and Section 20(a) of the Exchange Act and allege that defendants omitted certain material facts related to the transaction from the Schedule 14A filed by Magellan. The Federal Court Actions seek, among other things, to enjoin the defendants from proceeding with, consummating or closing the transaction, rescissory damages should the transaction not be enjoined and an award of attorneys’ and experts’ fees.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by the Merger Agreement, which is attached to this proxy statement as Annex A and which constitutes part of this proxy statement. We encourage you to read carefully the Merger Agreement in its entirety because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement (except as otherwise specified therein) and may be subject to important qualifications, limitations and supplemental information agreed to by Centene, Merger Sub, and the Company in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Centene, Merger Sub, and the Company rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Except for the right of the Company stockholders to receive the Merger Consideration after the closing of the Merger, investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Centene, Merger Sub, and the Company or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants and agreements in the Merger Agreement as actual limitations on the respective businesses of Centene, Merger Sub and the Company because the parties to the Merger Agreement may take certain actions that are either expressly permitted in the confidential disclosure schedule to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A hereto, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Centene, Merger Sub, and the Company or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the filings that the Company has made or will make with the SEC. See the section entitled “Where You Can Find More Information,” beginning on page 107.
Structure of the Merger
The Merger Agreement provides, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will be merged with and into Magellan and the separate corporate existence of Merger Sub will thereupon cease. Magellan will be the Surviving Corporation in the Merger and will continue as a wholly owned subsidiary of Centene.
Merger Consideration Received by Magellan Stockholders
At the Effective Time, each outstanding share of Magellan common stock (other than shares of Magellan common stock that are owned, directly or indirectly, by Centene, Merger Sub or Magellan (including as treasury stock) (each of which will be cancelled upon completion of the Merger), shares with respect to which appraisal rights are properly exercised and not withdrawn and any shares of Magellan common stock underlying restricted stock awards of the Company, other than those held by nonemployee members of the Board) will be converted into the right to receive the Merger Consideration, which is the per-share consideration amount of $95.00 in cash, without interest.
Appraisal Shares
At the Effective Time, any shares of Magellan common stock held by stockholders who have not voted in favor of the proposal to adopt the Merger Agreement, whether present via the virtual meeting webcast or represented by proxy, or consented thereto in writing, and who are entitled to demand and have properly made a demand for appraisal of their shares and have not failed to perfect or otherwise waived, withdrawn or lost the right to appraisal under Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration and will be automatically cancelled and the holders of such appraisal shares will only be entitled to have the fair value of their shares appraised by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses such holder’s appraisal rights, then the appraisal shares will be automatically converted, or deemed to have been converted, as of the Effective Time, into, and will represent only, the right to receive the Merger Consideration.
Treatment of Outstanding Equity Awards; Company ESPP
The Merger Agreement provides that, as of the Effective Time:
•
each outstanding Company Option will be converted into an adjusted option with the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company Option, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. The exercise price per share of Centene common stock subject to any adjusted option will be an amount equal to the quotient of (A) the exercise price per share of Magellan common stock subject to such Company Option immediately prior to the Effective Time, divided by (B) the Stock Award Exchange Ratio, with any fractional cents rounded up to the nearest whole cent. The exercise price per share of Centene common stock subject to any adjusted option and the number of shares of Centene common stock subject to any such adjusted option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code;

•
each outstanding Company PSU will be converted into a restricted stock unit with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy, but excluding the performance-based vesting conditions applicable to such Company PSU which will not apply from and after the Effective Time) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company PSU based on the achievement of the applicable performance metrics at the target level of performance, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share;

•
each outstanding Company RSA, other than those granted to nonemployee members of the Board, will be converted into a restricted share award with the same terms and conditions as were applicable to such Company RSA immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company RSA, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share;

•
each outstanding Company Director RSA will be cancelled and converted into the right to receive the Merger Consideration for each share of Magellan common stock subject to such Company Director RSA, payable as soon as practicable after the Effective Time and in no event later than five (5) business days after the Effective Time;

•
each outstanding Company RSU will be converted into a restricted stock unit with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company RSU, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share; and

•
each outstanding Company PCU will be converted into a phantom cash unit with the same terms and conditions as were applicable to such Company PCU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the Company’s retirement policy) and relating to the number of shares of Centene common stock equal to the product of (i) the number of shares of Magellan common stock subject to such Company PCU, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.

With respect to the Company ESPP, in accordance with the terms of the Merger Agreement, the Company will take all actions reasonably required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date of the Merger Agreement will be the final Offering Period and no further Offering Period will commence pursuant to the Company ESPP after the date of the Merger Agreement, and (ii) each individual participating in the final Offering Period will not be permitted to (1) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the final Offering Period commenced or (2) make separate non-payroll contributions to the Company ESPP on or following the date of the Merger Agreement. Prior to the Effective Time, the Company will take all reasonably necessary actions to (A) cause the final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the date on which the Effective Time occurs, (B) make any pro rata adjustments that may be necessary to reflect the final Offering Period, but otherwise treat the final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP and (C) cause the exercise (as of no later than five (5) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company will apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Magellan common stock in accordance with the terms of the Company ESPP, and such shares of Magellan common stock will be entitled to the Merger Consideration. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the Company ESPP.
Financing Cooperation
The closing of the Merger is not conditioned upon Centene’s obtaining any financing.
The Company has agreed to, and will cause its subsidiaries and its and their respective representatives to, use its and their reasonable best efforts to cooperate with Centene in connection with Centene’s arrangement of debt financing in connection with the Merger or a refinancing of Centene’s debt, to the extent and subject to the terms and conditions of the Merger Agreement.
In connection with the Merger, the parties intend to repay in full and terminate Magellan’s existing credit facility and effect the release or termination of any liens and guarantees, and the return of any possessory collateral, in connection with such repayment. In addition, Magellan will use its reasonable best efforts to deliver to Centene an executed waiver letter with respect to its continuing agreement for standby letters of credit that provides for the waiver of the change of control under such agreement and other defaults or events of default triggered by the transactions contemplated by the Merger Agreement.
If requested by Centene, the Company has agreed to cause its representatives to use its and their commercially reasonable efforts to reasonably cooperate with Centene to, related to the Company’s 4.400% Senior Notes due 2024 and the related indentures, (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of such notes for cash or (2) one or more offers to exchange any or all of the outstanding notes for securities issued by Centene or any of its subsidiaries and (ii) conduct the consent solicitation to obtain from the requisite holders thereof consent to certain amendments to such indentures. Centene has not yet determined what, if any, action it will take with respect to the notes.
Closing
Unless another date, time or place is agreed to in writing by Centene and the Company, the closing of the Merger will occur electronically (including by email) by the exchange of required closing deliveries on the third business day after satisfaction (or waiver to the extent legally permissible) of the closing conditions described below under “—Conditions to the Merger” (except for any conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions).

Effective Time
The Merger will become effective at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other time agreed upon by Centene and the Company and specified in the certificate of merger.
Conversion of Shares; Exchange of Certificates
The conversion of Converted Shares into the right to receive the Merger Consideration will occur automatically at the Effective Time. As soon as reasonably practicable after the Effective Time, Centene’s paying agent (which we refer to as the “paying agent”) will mail a letter of transmittal to each holder of record of a certificate representing Converted Shares. The letter of transmittal will be accompanied by instructions for surrendering such certificates in exchange for the Merger Consideration subject to the terms and conditions set forth in the Merger Agreement.
After the Effective Time, shares of Magellan common stock will no longer be outstanding and will cease to exist, and each certificate that previously represented Converted Shares will represent only the right to receive the Merger Consideration, as described above and subject to the terms and conditions set forth in the Merger Agreement.
Any holder of book entry shares that are Converted Shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. In lieu thereof, each holder of record of book entry shares whose shares of Magellan common stock will be converted into the right to receive the Merger Consideration will automatically, upon the Effective Time, be entitled to receive, and Centene will cause the paying agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration. The book entry shares of Magellan common stock held by such holder will be cancelled. No interest will be paid or accrue on any cash payable upon conversion of any book entry shares.
Centene, Magellan and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any person under the Merger Agreement any amounts required to be deducted and withheld from such payment under applicable tax laws.
Conditions to the Merger
Conditions to the Obligations of the Parties to Complete the Merger
The obligations of each of Centene, Merger Sub and the Company to complete the Merger are subject to satisfaction (or waiver by Centene and the Company) of various conditions, including the following:
•	the Company stockholder approval will have been obtained;
•	no law or order whether preliminary, temporary or permanent, will be in effect that prevents, makes illegal or prohibits the Merger; and
•	the HSR Act Clearance, the required filings and the required consents having been made or obtained.
Conditions to the Obligations of Centene and Merger Sub to Complete the Merger
In addition, the obligations of Centene and Merger Sub to complete the Merger are subject to the satisfaction (or waiver to the extent legally permissible) at or prior to the closing of the following conditions:
•
the representations and warranties of the Company set forth in the Merger Agreement with respect to absence of a Company material adverse effect or any event, change, effect, development or occurrence that would be reasonably expected to result in, individually or in the aggregate, a Company material adverse effect since December 31, 2019 and through the date of the Merger Agreement being accurate in all respects as of the date of the Merger Agreement and as of the closing as if made as of the closing;

•
the representations and warranties of the Company set forth in the Merger Agreement with respect to (i) the Company’s existence, good standing, power and authority and qualification to do business, (ii) authority, execution and delivery, enforceability, state takeover statutes and no rights plan and

(iii) broker’s fees being accurate in all material respects as of the date of the Merger Agreement and as of the closing as if made as of the closing (except to the extent any such representation or warranty expressly speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date);
•
the representations and warranties of the Company set forth in the merger agreement with respect to the capitalization of the Company and certain voting matters and being accurate in all but de minimis respects as of the date of the Merger Agreement and as of the closing as if made anew as of the closing (except to the extent any such representation or warranty expressly speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty will have been accurate in all but de minimis respects as of such date);

•
all other representations and warranties of the Company set forth in the Merger Agreement being accurate in all respects (without giving effect to any qualification as to “material,” “in all material respects,” “material adverse effect” or materiality (other than dollar thresholds) in such representation or warranty), as of the date of the Merger Agreement and as of the closing (except to the extent any such representation or warranty expressly speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the Company;

•
the Company having performed or complied in all material respects with all of the covenants and agreements required by the Merger Agreement to be performed or complied with by it at or prior to the closing;

•
since the date of the Merger Agreement, no Company material adverse effect nor any event, change, effect, development or occurrence that would or would reasonably be expected to result in, individually or in the aggregate, a Company material adverse effect having occurred;

•	Centene having received a certificate, dated as of the closing date and duly executed by an executive officer of the Company, certifying the satisfaction of all of the above conditions; and
•
no burdensome condition (as defined below under the section entitled “—Efforts to Complete the Merger”) being a condition to the receipt of the HSR Act Clearance or the required consents and none of the HSR Act Clearance, the required filings or the required consents containing, including or imposing any burdensome condition.

Conditions to the Obligations of the Company to Complete the Merger
In addition, the obligation of the Company to complete the Merger is subject to the satisfaction (or waiver to the extent legally permissible) at or prior to the closing of the following conditions:
•
the representations and warranties of Centene and Merger Sub set forth in the Merger Agreement being accurate in all respects (without giving effect to any qualification as to “material,” “in all material respects,” “material adverse effect” or materiality in such representation or warranty), as of the date of the Merger Agreement and as of the closing (except to the extent any such representation or warranty expressly speaks as of the date of the Merger Agreement or any other specific date, in which case such representation or warranty will have been accurate in all material respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on Centene;

•
each of Centene and Merger Sub having performed or complied in all material respects with all of the covenants and agreements required by the Merger Agreement to be performed or complied with by it prior to the closing; and

•	the Company having received a certificate, dated as of the closing date and duly executed by an executive officer of Centene, certifying the satisfaction of all of the above conditions.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Centene and Magellan. The Merger Agreement may also be terminated by either Centene or Magellan if:
•
the closing has not occurred by 5:00 p.m. on the outside date of October 4, 2021, except that, if, as of 5:00 p.m., New York City time, on the outside date, all of the closing conditions described under “—Conditions to the Merger” have been satisfied or duly waived by all parties entitled to the benefit thereof except for (i) closing conditions regarding (a) the existence of a legal restraint that relates to the HSR Act Clearance or a required consent, or (b) the HSR Act Clearance, required filings or required consents having been made or obtained and (ii) any condition that by its nature is to be satisfied at the closing, the outside date will be extended to January 4, 2022, except that a party may not terminate the Merger Agreement as described in this bullet point if the failure of the closing to have occurred prior to 5:00 p.m. on the outside date (as it may be extended) was proximately caused by such party’s breach of, or such party’s failure to perform or comply with, in any material respect, any of its covenants or agreements under the Merger Agreement;

•
any legal restraint is in effect that has become final and nonappealable, except that a party may not terminate the Merger Agreement as described in this bullet point if the existence of such legal restraint was proximately caused by such party’s breach of, or such party’s failure to perform or comply with, in any material respect, any of its covenants or agreements under the Merger Agreement; or

•	the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement is taken.
Centene may also terminate the Merger Agreement at any time prior to the Effective Time if:
•	prior to receipt of the Company stockholder approval, the Board has made a change of recommendation as described under the section entitled “—Change of Recommendation and Termination”;
•
the Company has committed a willful breach in any material respect of the no-solicitation provisions of the Merger Agreement in connection with an alternative acquisition proposal and such willful breach cannot be cured by the date of the special meeting or, if capable of being cured, is not cured within ten (10) business days after Centene delivers written notice of such breach to the Company; or

•
the Company breaches, or fails to perform or comply with, any of its covenants or agreements under the Merger Agreement, or any of the Company’s representations or warranties under the Merger Agreement fails to be accurate, which failure (1) would give rise to the failure of a closing condition regarding the accuracy of the Company’s representations and warranties or the Company’s compliance with its covenants and agreements and (2) is not reasonably capable of being cured by the Company or, if reasonably capable of being cured by the Company, is not cured by the Company prior to the earlier of (a) thirty (30) days after Centene delivers written notice of such failure to the Company and (b) the outside date (as it may be extended as described above), except that Centene may not terminate the Merger Agreement as described in this bullet point if Centene or Merger Sub breach, or fail to perform or comply with, in any material respect their respective covenants under the Merger Agreement or their respective representations or warranties fail to be accurate in any material respect, which failure proximately gave rise to the failure of the closing conditions described herein.

The Company may also terminate the Merger Agreement at any time prior to the Effective Time if:
•
(i) the Board has authorized the Company to terminate the Merger Agreement in response to a superior acquisition proposal in accordance with, and subject to the terms and conditions of, the provisions described under “—Covenants and Agreements—No Solicitation; —Change of Recommendation and Termination” beginning on pages 87 and 89, (ii) Centene is not then entitled to terminate the Merger Agreement under the second bullet set forth under Centene’s termination rights above and (iii) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by the Company, the person making such superior acquisition proposal and all other parties thereto, except that the Company may not terminate the Merger Agreement as described in this bullet point, and no such purported termination will have any effect, unless the Company pays Centene the applicable termination fee described below under “—Termination Fees”; or
•
either Centene or Merger Sub breaches, or fails to perform or comply with, any of its covenants or agreements under the Merger Agreement, or any of Centene’s or Merger Sub’s respective representations or warranties under the Merger Agreement fails to be accurate, which failure (1) would give rise to the failure of a closing condition regarding the accuracy of Centene’s and Merger Sub’s representations and warranties or Centene’s and Merger Sub’s compliance with their respective covenants and agreements and (2) is not reasonably capable of being cured by Centene or Merger Sub or, if reasonably capable of being cured by Centene or Merger Sub, is not cured by Centene or Merger Sub, as applicable, prior to the earlier of (a) thirty (30) days after Company delivers written notice of such failure to Centene and (b) the outside date (as it may be extended as described above), except that the Company may not terminate the Merger Agreement as described in this bullet point if the Company breaches, or fails to perform or comply with, in any material respect its covenants under the Merger Agreement or its representations or warranties fail to be accurate in any material respect, which failure proximately gave rise to the failure of the closing conditions described herein.

Effect of Termination
If the Merger Agreement is terminated as described in “—Termination of the Merger Agreement” above, the Merger Agreement will be void and have no effect, and there will not be any liability or obligation on the part of any party, except that:
•	no termination will relieve any party from liability for any willful breach;
•	no termination will affect the obligations of the parties contained in the Amended Confidentiality Agreement, the Clean Room Agreement and the synergies clean team agreement between them; and
•
certain other provisions of the Merger Agreement, including provisions with respect to the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive such termination.

Termination Fees
We refer to the fees described below as the termination fees.
If the Merger Agreement is terminated under circumstances in which the Company must pay Centene a termination fee, Centene’s sole and exclusive remedy for any claims arising out of the Merger Agreement will be to receive payment of such termination fee, together with any costs and expenses incurred by Centene in enforcing payment of such termination fee. In no event will the Company be required to pay to Centene more than one termination fee.
The Merger Agreement provides that the Company will pay Centene a termination fee of $76,530,000 in cash in connection with a termination of the Merger Agreement under the following circumstances:
•
prior to obtaining the Company stockholder approval, Centene terminates the Merger Agreement in connection with the Board having made a change of recommendation as described under the section entitled “—Change of Recommendation and Termination”;

•
the Company has committed a willful breach in any material respect of the no-solicitation provisions of the Merger Agreement in connection with an alternative acquisition proposal and such willful breach cannot be cured by the date of the special meeting or, if capable of being cured, is not cured within ten (10) business days after Centene delivers written notice of such breach to the Company;

•
the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement is taken and Centene would have otherwise been entitled to terminate the Merger Agreement as a result of the matters in the preceding bullet points; or

•	(1) the Company terminates the Merger Agreement in response to a superior acquisition proposal, (2) Centene is not then entitled to terminate the Merger Agreement due to a willful breach of the

Company’s no-solicitation obligations described above and (3) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such superior acquisition proposal is duly executed and delivered by the Company, the person making such superior acquisition proposal and all other parties thereto.
The Company will pay to Centene a fee in cash equal to the termination fee if (1) Centene or the Company terminates the Merger Agreement due to the Company’s failure to obtain the Company stockholder approval and, at the time of such termination, Centene would not have been entitled to terminate the Merger Agreement in connection with a Board change of recommendation or a willful breach of the Company’s no-solicitation obligations, (2) prior to such termination, but after the date of the Merger Agreement, a bona fide alternative acquisition proposal is made to the Company or the Board or is made publicly known and (3) within twelve (12) months after the date of such termination, the Company enters into a definitive alternative acquisition agreement with respect to, or consummates, any alternative acquisition for 50% or more the Company’s capital stock or assets (whether or not referred to in the foregoing clause (2)).
Payment of the termination fee will not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Centene in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
Covenants and Agreements
Conduct of Business of the Company
The Company has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the completion of the Merger.
The Company has agreed that, except as required by the Merger Agreement or by applicable law or as consented to in writing by Centene, it will and will cause its subsidiaries to:
•	use reasonable best efforts to conduct its business in the ordinary courts of business in all material respects; and
•
to the extent consistent with the prior bullet point, use reasonable best efforts to (i) preserve intact in all material respects its business organization and goodwill, (ii) maintain in effect all material permits necessary for the lawful conduct of its businesses, (iii) subject to the terms of the efforts to consummate the Merger covenant described under the section entitled “—Efforts to Complete the Merger”, maintain existing relationships with its material customers, suppliers and vendors, any other person having material business relationships with it and, in all material respects, with governmental authorities having jurisdiction over its business and operations.

In addition, without limiting the generality of the covenants described above under “—Covenants and Agreements-Conduct of Business of the Company,” the Company has agreed that, except as required by the Merger Agreement or by applicable law or as consented to in writing by Centene (such consent not to be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the completion of the Merger, the Company will not and will cause its subsidiaries not to, directly or indirectly:
•	amend its charter or bylaws or other similar organizational documents (other than immaterial, ministerial amendments);
•
issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any lien, except for any permitted lien on, or otherwise encumber, any shares of Company capital stock or any other equity securities in the Company or any of its subsidiaries, except (1) for shares of Magellan common stock issuable upon the exercise or settlement of Company equity awards, to the extent outstanding on the date of the Merger Agreement and as required by the Merger Agreement or under the Company stock plans or applicable award agreement, (2) any issuance, grant, sale, transfer, lease, license, mortgage, pledge, creation or incurrence of any lien on or other encumbrance of equity securities in the Company or its subsidiaries to the Company or any wholly owned Company subsidiary or (3) as otherwise permitted pursuant to the Merger Agreement;

•
(1) redeem, purchase or otherwise acquire any shares of Company capital stock or other equity securities in the Company or any of its subsidiaries (other than (A) pursuant to the cashless exercise of Company Options, or the forfeiture of, or withholding of taxes with respect to, Company RSAs, Company Director RSAs, Company Options, Company RSUs, Company PSUs or Company PCUs in connection with any taxable event related to such awards, in each case, in accordance with the terms of the applicable Company stock plan or (B) redemptions, purchases or other acquisitions of shares of Company capital stock or other equity securities of any wholly owned Company subsidiary by the Company or any other wholly owned Company subsidiary), or (2) adjust, split, combine, subdivide, consolidate or reclassify any shares of Company capital stock;

•
declare, set aside for payment or pay any dividend or make any other distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company capital stock or other equity securities of the Company or any of its subsidiaries or otherwise make any payments to any holder of equity securities therein in its capacity as such, except for dividends and distributions by a direct or indirect wholly owned Company subsidiary to the Company or another direct or indirect wholly owned Company subsidiary (and other than pursuant to the cashless exercise of Company Options, or the forfeiture of, or withholding of taxes with respect to, Company RSAs, Company Director RSAs, Company Options, Company RSUs, Company PSUs or Company PCUs in connection with any taxable event related to such awards, in each case, in accordance with the terms of the applicable Company stock plan);

•
(1) (A) incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money, (B) assume, guarantee or endorse or otherwise become responsible for any such indebtedness of any other person or (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in the Company or any of its subsidiaries, except (x) inter-company indebtedness solely among the Company and wholly owned Company subsidiaries or (y)(I) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (II) overdraft facilities or cash management programs, in the case of each of the foregoing clauses (y)(I) and (y)(II), issued, made or entered into in the ordinary course of business; (2) make any loans, advances or capital contributions to any other person (except for a wholly owned Company subsidiary); or (3) redeem, repurchase, prepay, defease or cancel any indebtedness for borrowed money (other than indebtedness for borrowed money between or among wholly owned Company subsidiaries);

•
sell, assign, transfer, lease, license, mortgage, pledge, create or incur any lien (except for any permitted lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, license, operation, right, product line, business or interest, and including any equity security and any Company material intellectual property, except for (1) dispositions of assets or the lapse of rights no longer used, (2) related to intellectual property, (I) nonexclusive licenses granted in the ordinary course of business or (II) the natural expiration of registrations therefor, or (3) dispositions solely among the Company or any of its subsidiaries;

•
(1) merge or consolidate with any person, (2) acquire any equity securities in, or otherwise invest in, any person (or any business thereof) (except for a wholly owned Company subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, from any other person (except for such transactions among the Company or any of its subsidiaries), except for acquisitions of equity securities in the ordinary course of business under the Company’s investment portfolio consistent with the Company treasury’s investment policy in effect as of the date of the Merger Agreement or (3) except in the ordinary course of business, acquire any assets (other than equity securities, which are addressed by the foregoing clause (2)) from any person (except for a wholly owned Company subsidiary), except that, in the case of the foregoing clauses (2) and (3), for acquisitions or investments having a value or purchase price not in excess of $5,000,000 in the aggregate; provided, however, that no such acquisitions will reasonably be expected to prevent, materially impair or materially delay the satisfaction of any closing condition;

•
make or authorize any payment of, or commitment for, capital expenditures in excess of $5,000,000 above the capital expenditures budgeted for and reflected in the Company’s capital expenditure projections for 2021 as provided in the Merger Agreement;

•
(1) enter into, materially modify or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any contract that was as of the date of the Merger Agreement or would have been, if in effect as of the date of the Merger Agreement, a material contract (except in the ordinary course of business or as otherwise required or permitted by the Merger Agreement); provided that the Company may not enter into certain specified types of contracts as provided in the Merger Agreement, or waive, release or assign any material rights or claims under any contract that was or would have been a material contract as of the date of the Merger Agreement;

•
except as required by the terms of any Company benefit plan in effect as of the date of the Merger Agreement or as otherwise contemplated by the Merger Agreement, (1) grant any equity or equity-based award or increase the compensation or benefits provided to any current or former director, officer or employee of the Company or its subsidiaries or any individual independent contractor who provides services to the Company or its subsidiaries pursuant to a direct contract with such entity (which we refer to as a “Company service provider”), (2) grant or provide any severance or termination payments or benefits to any Company service provider other than the payment of severance amounts or benefits in the ordinary course of business pursuant to the terms of a Company benefit plan in effect as of the date of the Merger Agreement and subject to the execution and nonrevocation of a release of claims in favor of the Company or any of its subsidiaries, (3) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company service provider, (4) establish, adopt, enter into, terminate or amend any material Company benefit plan or any Company employment and severance arrangement or establish, adopt or enter into any material plan, agreement, program, policy, trust, fund or other arrangement that would have been a Company benefit plan if it were in existence as of the date of the Merger Agreement (other than changes to Company benefit plans made in the ordinary course of business that do not materially increase the cost to the Company), or (5) hire or terminate (unless for cause) any individual with a base pay or fees in excess of $250,000;

•
(1) adopt, enter into, modify, amend or terminate any collective bargaining agreement or similar agreement, or (2) recognize or certify any labor union or group of employees of the Company or any of its subsidiaries as the bargaining representative for any employees of the Company or any of its subsidiaries;

•
settle any dispute or action brought by a provider for payments or processing of claims for medical services, except for (1) settlements of disputes (other than actions) in the ordinary course of business on commercially reasonable terms and (2) settlements of actions involving only monetary payments where the amount paid in settlement is less than $500,000 individually;

•
settle or compromise, or waive any right related to, any action brought against the Company or any of its subsidiaries, except for any action (other than any action relating to taxes or brought by a provider for payments or processing of claims for medical services addressed in the foregoing bullet point involving only the payment of money damages of less than $1,000,000, individually, or $5,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such action by the Company or any of its subsidiaries as of the date of the Merger Agreement (provided that no such settlement or compromise will impose any injunction, equitable or other relief, remedy, limitation or liability (including any business restriction, reporting requirement or monitoring oversight) on the Company or any of its subsidiaries);

•
except as required by generally accepted accounting principles in the United States (which we refer to as “GAAP”) or applicable statutory accounting practices (or any interpretation of the foregoing), by applicable law or by any governmental authority with jurisdiction over the business of the Company or any of its subsidiaries, as applicable, make any material change in financial accounting methods, principles or practices used by the Company or any of its subsidiaries;

•	authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;
•	except as otherwise required by applicable law or the Stock and Asset Purchase Agreement, dated as of April 30, 2020, by and between the Company and Molina Healthcare, Inc. (1) make or change any material tax election, (2) file any material amended tax return, (3) change any material tax accounting method, (4) settle, compromise or surrender any material action relating to taxes, in excess of the amount of accrued reserves on the Company’s financial statements filed with the SEC related to such matter, (5) consent to any extension or waiver of any limitation period related to any material claim or assessment for taxes, (6) surrender any material claim for a refund of taxes or (7) file any material tax return in a manner, or reflecting a position, materially inconsistent with past practice;
•
terminate, cancel, surrender, suspend, allow to expire, fail to renew, abrogate, obtain or materially amend or modify (1) any license or certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory governmental authority or (2) any other material permit, solely in respect of this clause (2), in a manner material and adverse to the Company or any of its subsidiaries, taken as a whole;

•
make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable law, GAAP or applicable statutory accounting practices;

•
reduce in any material respect the budget or scope of the Company’s or any of its subsidiaries’ program for, or otherwise reduce in any material respect the resources or efforts specifically dedicated by the Company or any of its subsidiaries to, the maintenance and improvement of their respective Medicare star ratings; or

•	agree, resolve, authorize or commit to take any of the foregoing summarized actions.
Without limiting the foregoing, nothing described in this section gives Centene the right to control or direct the operations of the Company or any of its subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with and subject to the terms and conditions of the Merger Agreement, complete control and supervision of its operations.
Conduct of Business of Centene
Centene and its subsidiaries will not directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent the Merger or the other transactions contemplated by the Merger Agreement from occurring prior to the outside date (as it may be extended).
Stockholders Meeting
As soon as reasonably practicable after the date of the Merger Agreement and in accordance with applicable law and the Company’s organizational documents, the Company is required to set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of seeking the adoption of the Merger Agreement. Unless the Board has made a change of recommendation as described under the section entitled “— Change of Recommendation and Termination,” the Company will recommend that its stockholders adopt the Merger Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of such proposal and take all other action necessary or advisable to obtain the Company stockholder approval.
No Solicitation
The Company has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing prior to the date of the Merger Agreement with respect to an alternative acquisition proposal, as described hereinafter, and to terminate all physical and electronic data room access previously granted to any such person or its representatives. The Company has agreed that it will not, and will cause each of its representatives not to:
•
solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing material non-public information), or take any other action designed to lead to, the submission by any person of an alternative acquisition proposal;

•
engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any alternative acquisition proposal (other than to clarify the terms of Magellan’s no-solicitation obligations under the Merger Agreement), or provide any material non-public information to any person in connection with, or related to, any alternative acquisition proposal;

•	approve, endorse or recommend any alternative acquisition proposal;
•
enter into any contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an alternative acquisition proposal; or

•
release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision of any confidentiality agreement to which the Company or any of its subsidiaries is a party; except that, until receipt of the Company stockholder approval, the Company will be permitted to waive any such “standstill” or similar provision that prohibits a confidential proposal being made to the Board (or any committee thereof), in each case, solely to the extent that the Board determines in good faith (after consultation with outside legal counsel) that the failure to make such waiver would be inconsistent with its fiduciary duties under applicable law and solely to the extent necessary to permit the person bound by such “standstill” or similar provision to make a confidential alternative acquisition proposal to the Board.

Prior to obtaining the Company stockholder approval, if the Company receives a bona fide written alternative acquisition proposal made after the date of the Merger Agreement that does not result from a breach of the Company’s no-solicitation obligations under the Merger Agreement, and if the Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such alternative acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal:
•
the Company may enter into a confidentiality agreement with the person making such alternative acquisition proposal that contains provisions not less favorable in the aggregate to the Company than those contained in the Amended Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision to the extent Centene is, concurrently with entry by the Company or any of its subsidiaries into such confidentiality agreement, released from any standstill provision in its confidentiality agreement with Magellan) ;

•
the Company and its representatives may provide information (including nonpublic information) , and access to the Company’s and its subsidiaries’ business, assets, books and records, contracts or employees, in response to a request therefor by such person, subject to the confidentiality agreement described in the immediately preceding bullet point; and

•	the Company and its representatives may engage in discussion or negotiations for such alternative acquisition proposal with such person and its representatives.
The Company must promptly (and in no event later than 24 hours after receipt) advise Centene in writing if it or any of its representatives receives any (i) written or other bona fide inquiry, request for nonpublic information, discussion or negotiation that is reasonably expected to lead to or that contemplates or relates to an alternative acquisition proposal or (ii) alternative acquisition proposal or any proposal or offer that is reasonably expected to lead to an alternative acquisition proposal. The Company must keep Centene reasonably informed (orally or in writing) on a timely basis of the status and material details of any alternative acquisition proposal, request, inquiry, or offer, including notifying the other party within 24 hours after the occurrence of any material amendment or modification thereof. The Company must also notify Centene in writing within 24 hours of determining to provide information or to engage in discussions or negotiations concerning an alternative acquisition proposal.

For purposes of the Merger Agreement, alternative acquisition proposal means a bona fide inquiry, proposal or offer from any person (other than Centene or one of its representatives and other than the Merger contemplated by the Merger Agreement) or “group,” within the meaning of Section 13(d) under the Exchange Act, for, in a single transaction or series of related transactions, any:
•
acquisition of assets of the Company and its subsidiaries equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or net earnings on a consolidated basis are attributable;

•	acquisition of 25% or more of the outstanding Magellan common stock;
•	tender offer or exchange offer that, if consummated, would result in any person having beneficial ownership of 25% or more of the outstanding Magellan common stock; or
•
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that would result in any person or “group” having beneficial ownership of 25% or more of the outstanding Magellan common stock or 25% or more of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

Change of Recommendation and Termination
Subject to the following paragraph, the Board may not change its recommendation that Magellan stockholders vote “FOR” the adoption of the Merger Agreement. Under the Merger Agreement, a change in recommendation will occur if the Board, or any committees thereof (i) changes, withholds, withdraws, qualifies, amends or modifies (or publicly proposes to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Centene, its recommendation, (ii) fails to include its recommendation in this proxy statement, (iii) adopts, approves or recommends, or publicly proposes to adopt, approve or recommend, an alternative acquisition proposal, (iv) if an alternative acquisition proposal is publicly announced or disclosed, fails to reaffirm its recommendation within 10 business days following Centene’s written request to do so or (v) makes any public recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer or a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act. In addition, subject to the provisions summarized above under “—No Solicitation”, neither the Board, nor any committees thereof, may cause or permit the Company or any of its subsidiaries, to enter into any acquisition agreement, agreement and plan of merger or similar definitive contract, or any other contract constituting, related to or that would reasonably be expected to lead to an alternative acquisition proposal or requiring the Company to abandon or terminate the Merger Agreement or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.
Prior to obtaining the Company stockholder approval, the Board may, make a change of recommendation in response to the receipt of a written alternative acquisition proposal (with applicable thresholds in the definition of alternative acquisition proposal equal to 75% instead of 25%) that was not solicited in violation of the no-solicitation obligations described above, and that the Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) is reasonably capable of being consummated under its terms and is more favorable from a financial point of view than the Merger to the Company stockholders taking into account all legal, regulatory and financial aspects of such proposal, including conditionality, expected timing and likelihood of consummation, the identity of the person making the proposal and any other factor the Board determines in good faith to be relevant, which we refer to as a “superior acquisition proposal,” and the failure of the Board to make a change of recommendation or to authorize termination of the Merger Agreement in response to such alternative acquisition proposal would be inconsistent with its fiduciary duties under applicable law. Prior to making any such change in recommendation, the Board, must provide Centene with prior written notice of its intention to change its recommendation or authorize termination of the Merger Agreement, which such notice must, among other things, identify the person making such alternative acquisition proposal and provide a copy of such alternative acquisition proposal agreement, or the latest draft thereof, and give Centene an opportunity to negotiate in good faith any revisions to the Merger Agreement, which negotiation may be on a non-exclusive basis, during the five business day period following the delivery of such notice, and take into account any changes to the terms of the Merger Agreement proposed by Centene (in the event Centene has proposed any changes to the terms of the Merger Agreement and there is a subsequent amendment to any material term of the alternative acquisition proposal, the Board must deliver a new notice to the other party, and give Centene an opportunity to negotiate in good faith any further revisions to the Merger Agreement during the two business day period following the delivery of such notice).
In addition, prior to obtaining the Company stockholder approval, the Board may, make a change of recommendation in response to a material event, change, effect, development or occurrence, subject to certain exceptions, that was not known to the Board prior to such party’s execution and delivery of the Merger Agreement (or, if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known by the Board after the Company’s execution and delivery of the Merger Agreement and before the receipt of the Company stockholder approval, which we refer to as an “intervening event,” if the Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to change its recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law. Prior to making any such change in recommendation, the Board must give Centene prior written notice that it intends to change its recommendation, which notice must describe the facts relating to the intervening event, and give Centene an opportunity to negotiate in good faith any revisions to the Merger Agreement during the five business day period following the delivery of such notice.
Efforts to Complete the Merger
Each of Centene and the Company has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable law, to cause the conditions to the Merger to be satisfied as promptly as reasonably practicable and in any event no later than the outside date, including making all filings to or with, and using reasonable best efforts to obtain all consents of, governmental authorities that are necessary, proper or advisable to consummate the Merger (including the HSR Act Clearance, the required filings and required consents and certain other specified filings and consents pursuant to the Merger Agreement). In addition, the Company will use reasonable best efforts to obtain all consents of (i) persons other than governmental authorities and (ii) governmental authorities in their capacity as a customer (each of which we refer to as a “third party”) that are necessary, proper or advisable to consummate the Merger, except that the Company will not be obligated to make, or commit or agree to make, any concession or payment to, or incur any liability to, any such third party to obtain any such consent, and may not make any such concession or payment or incur any such liability without Centene’s prior written consent or be required to make, or commit or agree to make, any such concession or payment to, or incur any liability that is not conditioned on the consummation of the Merger. Notwithstanding the foregoing obligations of the Company to use reasonable best efforts to obtain such consents from such third parties, the Company’s inability or failure to obtain any such consents, and any consequences to the extent arising out of or related to such inability or failure, including the termination by any such third party of a contract between such third party and the Company or any of its subsidiaries to the extent related to the Merger, will in no event (1) be deemed a breach of, or failure to perform or comply with, a covenant or agreement for purposes of the relevant condition to closing or (2) grant Centene any right to terminate the Merger Agreement pursuant to its terms or fail to consummate the Merger and the transactions contemplated thereby.
In furtherance and not in limitation of the above, Centene has agreed to take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking (including any divestiture) to the extent necessary to (i) resolve any objection that a governmental authority asserts (or threatens to assert) under any applicable law related to the Merger and (ii) avoid or eliminate any impediment under any applicable law asserted by any such governmental authority related to the Merger, in each case, to the extent necessary to cause the relevant closing conditions to be satisfied at least three (3) business days prior to the outside date (which we collectively refer to as “regulatory concessions”). However, neither Centene nor any of its affiliates are required to commence or defend any action against any governmental authority in connection with the transactions contemplated by the Merger Agreement (other than administrative applications for reconsideration or similar administrative appeals of adverse administrative determinations brought in administrative forums related to the HSR Act Clearance or required consents or required filings). Further, Centene and its subsidiaries are not required to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any regulatory concession (including any divestiture) that, individually or in the aggregate with all regulatory concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of (1) Centene and its subsidiaries, taken as a whole, (2) the Company and its subsidiaries, taken as a whole, or (3) Centene and its subsidiaries (including the Company and its subsidiaries), taken as a whole, after giving effect to the transactions contemplated by the Merger Agreement (which is referred to as the “combined company”), except that (x) for purposes of each of the foregoing clauses (1) and (3), Centene and its subsidiaries, taken as a whole, and the combined company, respectively, will be deemed to be of the size, scope and scale, and with the business, assets, liabilities, financial condition and results of operations, of the Company and its subsidiaries, taken as a whole, and (y) in determining whether any regulatory concession, individually or in the aggregate with all other regulatory concessions, would or would reasonably be expected to result in such a material adverse effect under each of the above clauses (1), (2) or (3), any adverse impact on the synergies reasonably expected to be realized from the Merger will (without duplication) be taken into account (any such regulatory concession, individually or in the aggregate, is referred to as a “burdensome condition”).
Notwithstanding the Company’s covenants and agreements summarized above with respect to efforts to consummate the Merger, without Centene’s prior written consent, the Company will not and will not permit any of its subsidiaries or any of their respective representatives to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any regulatory concession.
Employee Benefits Matters
Under the terms of the Merger Agreement, Centene agreed that each employee of the Company or their subsidiaries who continues to remain employed with Centene, the surviving corporation or its subsidiaries (each of whom we refer to as a “Continuing Employee”) will, during the period commencing at the Effective Time and ending one year thereafter, be provided with (i) an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate provided to such Continuing Employee by the Company or their subsidiaries, as applicable, immediately prior to the Effective Time, (ii) target annual cash incentive opportunities and target long-term incentive compensation opportunities that are no less favorable than those provided to such Continuing Employee by the Company or their subsidiaries, as applicable, immediately prior to the Effective Time and (iii) target long-term incentive compensation opportunities that are no less than those granted by the Company in connection with the most recent annual long-term incentive compensation grant cycle of the Company. Additionally, Centene agreed that, during the period commencing at the Effective Time and ending one year thereafter, each Continuing Employee will be provided with employee benefits that are no less favorable in the aggregate to those provided by the Company or their subsidiaries, as applicable, to such Continuing Employee immediately prior to the Effective Time. Additionally, Centene agreed that, during the period commencing at the Effective Time and ending one year thereafter, each Continuing Employee will be provided with severance benefits that are no less favorable than the severance benefits provided by the Company or their subsidiaries, as applicable, to such Continuing Employee immediately prior to the Effective Time.
Under the terms of the Merger Agreement, Centene must provide that no pre-existing conditions, exclusions or waiting periods will apply to Continuing Employees under the benefit plans provided for such employees except to the extent such condition or exclusion was applicable to an individual Continuing Employee prior to the Effective Time. With respect to the plan year during which the Continuing Employees begin participating in any Centene welfare benefit plan, Centene further agreed to provide each Continuing Employee with credit for deductibles, co-insurance, co-payments and out-of-pocket requirements paid during such plan year prior to the Continuing Employee’s participation in such Centene welfare benefit plan. From and after the date of the closing, Centene further agreed to provide credit to Continuing Employees for their service recognized by the Company and its subsidiaries for all purposes to the same extent and for the same purposes as such service was credited under the Company benefit plans.
Director and Officer Indemnification and Insurance
For at least six years after the Effective Time, Centene has agreed to cause the Surviving Corporation or its applicable subsidiaries to indemnify and hold harmless, and advance expenses to, any current or former officer, director or employee of the Company against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with any actual or threatened action arising out of or relating to (i) the fact that such person is or was a director, officer, employee or agent of the Company or its subsidiaries, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such person’s capacity as a director or officer of the Company or its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time or (iii) the Merger, the Merger Agreement or the

transactions contemplated thereby, in each case, to the fullest extent permitted by applicable law, any applicable indemnification agreement between the Company or any of its subsidiaries and such person and the Company’s organizational documents in effect as of the date of the Merger Agreement.
Further, for at least six years after the Effective Time, Centene has agreed to cause the Surviving Corporation or its applicable subsidiaries to maintain in effect, for the benefit of any current or former officer, director or employee of the Company or its subsidiaries, a level and scope of directors’ and officers’ liability insurance coverage at least as favorable as the level and scope thereof set forth in the Company’s directors’ and officers’ liability insurance program in effect as of the date of the Merger Agreement, subject to an annual cap of 300% of the annual premium of the Company’s current policy. If the annual premiums payable for such insurance coverage exceed the annual cap, the Surviving Corporation will obtain a policy with the greatest coverage available for a cost equal to the annual cap. In the alternative, the Company may, in consultation with Centene, obtain a prepaid “tail” policy prior to the Effective Time that provides the current or former officers, directors and employees of the Company and its subsidiaries with directors’ and officers’ liability insurance for at least six years following the Effective Time; provided that the premium payable for such “tail” policy will not exceed the annual cap.
Other Covenants and Agreements
Under the terms of the Merger Agreement, the Company and Centene made certain other covenants to and agreements with each other regarding various other matters including:
•	actions to be taken by the Company with respect to notifying Centene of certain matters;
•	confidentiality and access by Centene to certain information about the Company during the period prior to the Effective Time;
•	actions to be taken by the Company regarding the delisting of shares of Magellan common stock from NASDAQ and termination of the Company’s registration under the Exchange Act;
•	actions to be taken by Centene and the Company with respect to Section 16(a) of the Exchange Act;
•
participation by Centene with the Company in the defense or settlement of any stockholder litigation against the Company relating to the Merger and the required consent of Centene prior to the settlement of any such litigation;

•	information to be provided by the Company to Centene regarding Company equity awards;
•	obtaining the resignations of the directors, managers and officers of the Company and its subsidiaries; and
•
actions to be taken by Centene and the Company with respect to anti-takeover laws to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and to otherwise use reasonable best efforts to eliminate or minimize the effects of such anti-takeover laws on the Merger and the other transactions contemplated by the Merger Agreement.

Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by the parties thereto that are subject in some cases to exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect on the applicable party). The representations and warranties in the Merger Agreement relate to, among other things:
•	due organization, valid existence, good standing and qualification to do business, and corporate power and authority;
•	corporate authorization of the Merger Agreement and the transactions contemplated by the Merger agreement and the valid and binding nature of the Merger Agreement;
•	the absence of any conflicts or violations of organizational documents and other agreements or laws;
•	required consents and approvals from governmental authorities;

•	absence of certain legal proceedings, investigations and governmental orders; and
•	broker’s fees and expenses.
For the Company, the Merger Agreement contains additional representations and warranties related to:
•	capitalization and ownership of subsidiaries;
•	the unanimous approval and recommendation by the Board of the Merger Agreement and the transactions contemplated by the merger agreement and the inapplicability of anti-takeover laws;
•	SEC documents and financial statements;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	absence of certain undisclosed liabilities;
•	conduct of its businesses in the ordinary course and the absence of a Company material adverse effect;
•	compliance with applicable laws and governmental orders, possession of and compliance with required permits necessary for the conduct of such party’s business;
•
absence of contracts with governmental authorities arising from actual or alleged violations of applicable law, absence of actions or proceedings brought by governmental authorities or certain governmental programs, including Medicare or Medicaid, compliance with applicable health care laws, regulated subsidiaries;

•	employee benefit plan and Employee Retirement Income Security Act of 1974 (which we refer to as “ERISA”) matters;
•	employment and labor matters;
•	environmental matters;
•	title to assets;
•	real property
•	tax matters;
•	material contracts;
•	intellectual property;
•	data protection and privacy;
•	loss reserves,
•	capital or surplus maintenance;
•	insurance business;
•	insurance policies;
•	key customers and key vendors; and
•	opinions from financial advisors.
Centene and Merger Sub have also made certain representations and warranties relating to financial ability to satisfy all of Centene’s and Merger Sub’s obligations under the Merger Agreement.
The representations and warranties of the parties do not survive the Effective Time.
Material Adverse Effect
Company Material Adverse Effect
For purposes of the Merger Agreement, material adverse effect, when used in reference to the Company, means any event, change, effect, development or occurrence that (i) would prevent the ability of the Company and its subsidiaries, taken as a whole, to consummate the Merger prior to the outside date (as it may be extended) or (ii) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, except that, for purposes of the definition of material adverse effect, none of the following, and no event, change, effect, development or occurrence arising out of, resulting from, attributable to or related to any of the following will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:
•	any change in general U.S. or global economic conditions, or conditions in the global economy generally;
•	any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which the Company or any of its subsidiaries operates;
•
any change in general legal, regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case, in the United States or any foreign jurisdiction, including any change in currency exchange rate, interest rates, monetary policy or inflation;

•
any change in applicable law, GAAP or applicable statutory accounting practices (or authoritative interpretations of any of the foregoing) after the date of the Merger Agreement, or any change to the extent resulting from any action taken for the purpose of complying with any of the foregoing;

•
any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil disobedience or terrorism;

•	any hurricane, earthquake, flood or other natural disasters, acts of God, any change resulting from weather conditions or pandemics (including the existence and impact of the COVID-19 pandemic);
•
(A) the execution and delivery of the Merger Agreement, the public announcement, pendency or anticipated consummation of the Merger Agreement, the Merger or any other transaction contemplated thereby, including the impact thereof on the relationships with (which includes the termination of any contracts with) customers, suppliers, vendors, distributors, partners and other third parties with whom the Company has a business or contractual relationship, (B) the Company having performed or complied with its covenants and agreements under the Merger Agreement (except for performance or compliance with the covenant that the Company will use reasonable best effort to conducts its business in the ordinary course of business in all material respects), including the failure to take any action specifically prohibited under the Merger Agreement (and for which Centene has declined to consent) or (C) the taking of any action at the written request of or with the prior written consent of Centene;

•
any decline, in and of itself, in the trading price or trading volume of the shares of Magellan common stock or any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any of its subsidiaries (provided that any event, change, effect, development or occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded by the foregoing bullets may be a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred or whether a material adverse effect would reasonably be expected to occur); or

•	any action related to the Merger Agreement, the Merger or the other transactions contemplated thereby is brought against the Company or its directors or officers;
except, that any event, change, effect, development or occurrence directly or indirectly arising from, resulting from or related to the matters referred to in the foregoing first six bullets may be taken into account in determining whether a material adverse effect has occurred or whether a material adverse effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Company or any of its subsidiaries, taken as a whole, relative to the adverse effects thereof on other similarly situated companies operating in the industries in which the Company or any of its subsidiaries operate.
Centene Material Adverse Effect
For purposes of the Merger Agreement, material adverse effect, when used in reference to Centene, means any event, change, effect, development or occurrence that, individually or in the aggregate, would be reasonably likely to prevent, materially delay, materially impede or have a material adverse effect on Centene’s or Merger Sub’s ability to perform its obligations under the Merger Agreement or to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.
Amendment and Waiver
Amendment
The Merger Agreement may be amended, changed or supplemented in any and all respects, whether before or after obtainment of the Company stockholder approval, only by the written agreement of Centene and the Company; provided, however, that the Merger Agreement will not be amended, modified or supplemented (a) in any manner that would, subject to certain limitations described in the Merger Agreement, adversely affect the rights of the financing source parties without the prior written consent of the financing sources or (b) following obtainment of the Company stockholder approval unless, to the extent required by applicable law or the rules and regulations of the NASDAQ, approved by the Company stockholders.
Waiver
At any time prior to the Effective Time the parties to the Merger Agreement may:
•	extend the time for the performance of any obligation or other act of the other parties;
•	waive any inaccuracies in the representations and warranties hereunder of the other parties; or
•	subject to the provisos in the amendment provisions described above, waive compliance with any covenant or agreement hereunder of the other parties or any of its conditions to the closing.
Third Party Beneficiaries
The Merger Agreement is not intended to confer upon any person other than the parties thereto any rights or remedies, except:
•
for the rights of the holders of Magellan common stock to receive the Merger Consideration and the rights of holders of Company equity awards to receive such consideration in accordance with the terms and conditions of the Merger Agreement;

•	in the event a termination fee is paid, any Company related parties or Centene related parties in accordance with the terms and conditions of the Merger Agreement;
•	for the provisions of the Merger Agreement relating to indemnification and exculpation from liability for the directors, officers and employees of the Company; and
•
for the financing sources, with respect to the amendment provisions, third party beneficiaries provisions, applicable law provisions, jurisdiction provisions, waiver of jury trial provisions and the waiver of claims by the Company and its directors, officers, employees, equityholders representatives, advisors and affiliates against the financing source parties.

Applicable Law; Jurisdiction
The Merger Agreement is governed by Delaware law.
Remedies
The parties to the Merger Agreement are entitled to injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.
Expenses
All fees and expenses incurred by the parties will be borne solely by the party that has incurred such fees and expenses, except that Centene is responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign laws or regulations.

MERGER SUPPORT AGREEMENT
This section describes the material terms of the Merger Support Agreement entered into and executed between Centene, Merger Sub and the Starboard Parties on January 4, 2021. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Support Agreement, a copy of which is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Support Agreement. You are encouraged to read the Merger Support Agreement carefully and in its entirety.
In connection with the execution of the Merger Agreement, and as a condition to Centene’s willingness to enter into the Merger Agreement, the Starboard Parties entered into a Merger Support Agreement with Centene and Merger Sub. As of January 4, 2021, the Starboard Parties beneficially owned approximately 9.16% of the outstanding shares of Magellan common stock.
The Starboard Parties have agreed, on the terms and subject to the conditions set forth in the Merger Support Agreement, to vote their respective shares of Magellan common stock as follows:
(a)	in favor of the approval of the Merger;
(b)	in favor of any proposal to adjourn a meeting of the Company stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement;
(c)	against any alternative acquisition proposal; and
(d)
against any other proposal, action or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement or the Merger Support Agreement , including against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company pursuant to the Merger Agreement or the Merger Support Agreement.

In addition, under the Merger Support Agreement, each Starboard Party has agreed not to transfer any shares of common stock they beneficially own or may acquire until the earlier of the termination of the Merger Support Agreement in accordance with its terms and the initial filing of the first definitive proxy statement in respect of a Company stockholder meeting in respect of the Merger. The Starboard Parties have further agreed to use reasonable best efforts to (i) cease and terminate all discussions and negotiations existing as of the date of the Merger Agreement in connection with or in response to an actual or potential alternative acquisition proposal, (ii) not to solicit, initiate, knowingly facilitate or knowingly encourage or take any action designed to lead to an alternative acquisition proposal, (iii) not to propose to enter into any merger or business combination involving the Company, (iv) not to engage in, continue or knowingly facilitate or participate in any discussions or negotiations related to any alternative acquisition proposal, (v) not to request from the Company access to material non-public information in connection with or that would reasonably be likely to lead to an alternative acquisition proposal or (vi) not to adopt or approve any memorandum of understanding, term sheet or any other agreement relating to any alternative acquisition proposal.
The Merger Support Agreement with the Starboard Parties will terminate on the earliest to occur of (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the Board makes a change in recommendation (as defined above under the section entitled “The Merger Agreement—Change of Recommendation”); (iii) the Company’s stockholders do not adopt the Merger Agreement at a stockholder meeting in respect of the Merger; (iv) the date upon which the Merger becomes effective; (v) any change to the terms of the Merger Agreement that materially impacts the amount or form of the Merger Consideration or otherwise materially amends the Merger Agreement in a manner adverse to the Starboard Parties relative to the other stockholders of the Company; or (vi) the mutual written consent of the parties to the Merger Support Agreement.

APPRAISAL RIGHTS
Record holders of Magellan common stock who comply with the procedures summarized below will be entitled to appraisal rights if the Merger is completed. Under Section 262 of the DGCL (which we refer to as “Section 262”), holders of shares of Magellan common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the Merger Consideration, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) at the Effective Time judicially determined and paid to them in cash by complying with the provisions of Section 262. Magellan is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement constitutes that notice to the record holders of Magellan common stock.
The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of the applicable requirements, and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of your appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
Stockholders of record who desire to exercise their appraisal rights must do all of the following: (i) not vote in favor of the adoption of the Merger Agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares of Magellan common stock to the Secretary of Magellan before the vote on the adoption of the Merger Agreement at the special meeting, (iii) continuously hold the shares of record from the date of making the demand through completion of the Merger and (iv) otherwise comply with the requirements of Section 262.
Only a holder of record of Magellan common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.
A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.
Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares.
Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. A demand for appraisal with respect to such shares must be made by or on behalf of the depository nominee and it must identify the depository nominee as the record owner. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.
As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Magellan of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to:
Magellan Health, Inc.

4801 E. Washington Street, Phoenix, Arizona 85034
Attention: David Haddock, General Counsel and Secretary
The written demand for appraisal should specify the stockholder’s name and mailing address. The written demand must reasonably inform Magellan that the stockholder intends thereby to demand an appraisal of his, her or its shares. The written demand must be received by Magellan prior to the vote on the adoption of the Merger Agreement at the special meeting. Neither voting (via the virtual meeting website or by proxy) against, abstaining from voting on or failing to vote on the adoption of the Merger Agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Magellan common stock in favor of adoption of the Merger Agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote by proxy against the adoption of the Merger Agreement or affirmatively register an abstention with respect thereto.
Within 120 days after completion of the Merger, but not thereafter, either the Surviving Corporation in the Merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of Magellan as the Surviving Corporation to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.
Within 120 days after completion of the Merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Magellan common stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Surviving Corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the Surviving Corporation for the statement described in the previous sentence. Such statement must be given within 10 days after the request therefor has been received by the Surviving Corporation.
If a petition for appraisal is duly filed by a Magellan stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Magellan common stock and with whom agreements as to the value of their shares of Magellan common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. The Delaware Court of Chancery must dismiss an appraisal proceeding as to all Magellan stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, or (ii) the value of the consideration provided in the Merger for such total number of shares seeking appraisal exceeds $1 million, or (iii) the Merger was approved pursuant to Section 253 or Section 267 of the DGCL. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Magellan common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.
After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262, interest from the date the Merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the Merger is completed and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the combined company may pay to each former Magellan stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interests theretofore accrued, unless paid at that time. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the Merger Consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Magellan reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Magellan common stock is less than the applicable Merger Consideration.
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.
From and after the date of completion of the Merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the Merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the Merger.
Within 10 days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger became effective to each of Magellan’s stockholders who has properly filed a written demand for appraisal, who did not vote in favor of the proposal to adopt the merger agreement and who has otherwise complied with Section 262. At any time within 60 days after completion of the Merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash to which the stockholder is entitled pursuant to the Merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the written approval of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the Merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the Merger Consideration as provided for in the Merger Agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after completion of the Merger.
The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex E to this proxy statement.
Failure to comply strictly with all the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

MARKET PRICE AND DIVIDEND DATA
Magellan common stock is traded on the NASDAQ under the symbol “MGLN.” As of the close of business on February 12, 2021, the record date, there were 25,965,226 shares of Magellan common stock outstanding and entitled to vote, held by approximately 223 holders of record. Because many shares of Magellan common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.
The following table presents the closing per share price, as reported on the NASDAQ on December 31, 2020, the last full trading day before the execution and delivery of the Merger Agreement, and on February 18, 2021, the last full trading day before the filing of this proxy statement:
Date	Closing per Share Price
December 31, 2020	$82.84
February 18, 2021	$93.17
You are encouraged to obtain current market prices of the shares of Magellan common stock in connection with voting your shares. Following the Merger, there will be no further market for Magellan common stock, and Magellan common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.
Under the Merger Agreement, the declaration and payment of regular quarterly cash dividends is not permitted without the prior written consent of Centene.

STOCK OWNERSHIP
We have listed below, as of February 12, 2021 (except as otherwise indicated), the beneficial ownership of Magellan common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent (5%) of the number of outstanding shares of Magellan common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent (5%) of the number of outstanding shares of Magellan common stock as of February 12, 2021. Unless otherwise indicated and subject to community property laws where applicable, each of our directors and “named executive officers” has (a) the same business address as Magellan and (b) sole investment and voting power over all of the shares of Magellan common stock that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.
Name of Beneficial Owner:	Amount(1)	Percent
Blackrock(2) 55 East 52nd Street New York, NY 10055	3,682,503	14.18%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	2,378,103	9.16%
Starboard Value LP(4) 777 Third Avenue, 18th Floor New York, NY 10017	2,369,100	9.12%
Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	1,849,800	7.12%
Magnetar Financial LLC(6) 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	1,373,642	5.29%
Victory Capital Management Inc.(7) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	1,372,770	5.29%
Directors and Named Executive Officers:	Amount(8)(9)	Percent(10)
Steven J. Shulman	24,540	*
Swati Abbott	3,936	*
Christopher J. Chen	—	—
Peter A. Feld(11)	2,371,887	9.13%
Mural R. Josephson	—	—
G. Scott MacKenzie	7,683	*
Leslie V. Norwalk	2,787	*
Guy P. Sansone	5,062	*
Kenneth J. Fasola	16,303	*
David Bourdon	—	—
Jonathan Rubin(12)	240,774	*
James Murray	22,127	*
Mostafa Kamal	47,417	*
David Haddock	4,237	*
All Directors and Executive Officers as a Group (14 persons)	2,614,983	10.05%
*	Less than 1%

(1)
The information regarding the beneficial ownership of common stock by each named entity is included in reliance on its reports filed with the SEC, except that the percentage of common stock beneficially owned is based upon the company’s calculations using the aggregate number of shares reported to be beneficially owned by such entity in such report and on 25,965,226 shares of Magellan common stock issued and outstanding as of February 12, 2021.

(2)
Based solely on information set forth in Amendment No. 13 to Schedule 13G filed on January 26, 2021. BlackRock, Inc. is the parent holding company of the following investment adviser subsidiaries which exercise investment control over accounts that hold company shares: BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Canada Limited, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management (Australia) Limited, BlackRock Life Limited, BlackRock (Netherlands) B.V., Blackrock Fund Managers Ltd. and BlackRock Japan Co., Ltd. Of such subsidiaries, BlackRock Fund Advisors itself owns greater than 5% of the outstanding common stock. BlackRock, Inc. holds sole dispositive power over 3,682,503 shares and sole voting power over 3,638,391 shares.

(3)
Based solely on information set forth in Amendment No. 11 to Schedule 13G filed on February 10, 2021. The Vanguard Group, Inc. is the investment manager of collective trust accounts which hold company shares. Includes shares held by Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd., Vanguard Asset Management, Limited, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited, each a subsidiary of the Vanguard Group, Inc.. Vanguard holds sole dispositive power over 2,322,751 shares, shared dispositive power over 55,352 shares and shared voting power over 36,367 shares.

(4)
Based solely on information set forth in Schedule 13D Amendment No. 3 filed on January 4, 2021. Starboard Value LP is an investment manager for Starboard Value and Opportunity Master Fund Ltd., Starboard Value and Opportunity C LP, Starboard Value and Opportunity Master Fund L LP, Starboard Value LP Account, Starboard X Master Fund Ltd., and the manager of Starboard Value and Opportunity S LLC. Starboard Value GP LLC, Starboard Principal Co. LP and Starboard Principal Co. GP LLC are control persons of Starboard Value LP and are deemed to own the shares held by it. Jeffrey C. Smith and Peter A. Feld are also control persons of Starboard Value LP. Starboard Value LP holds sole dispositive and sole voting power over 2,369,100 shares.

(5)
Based solely on information set forth in Amendment No. 6 to Schedule 13G filed on February 12, 2021. Dimensional Fund Advisors LP is a registered investment adviser which advises four registered investment companies and certain other commingled funds, group trusts and separate accounts which beneficially own the above shares. Dimensional Fund Advisors LP holds sole dispositive power over 1,849,800 shares and sole voting power over 1,805,197 shares.

(6)
Based solely on information set forth in Schedule 13D filed on February 8, 2021. Magnetar Financial LLC is a registered investment adviser and manager of investment funds and managed accounts. Magnetar Financial LLC serves as investment adviser to Magnetar PRA Master Fund Ltd., Magnetar Constellation Fund II-PRA LP and Magnetar Systematic Multi-Strategy Master Fund Ltd and exercises voting and investment power over the shares held for the accounts of each of the foregoing funds. Magnetar Capital Partners, Supernova Management and Alec N. Litowitz are control persons of Magnetar Financial LLC. Magnetar holds shared dispositive power and shared voting power over 1,373,642 shares.

(7)
Based solely on information set forth in Schedule 13G filed on February 9, 2021. Victory Capital Management Inc. holds sole dispositive power over 1,372,770 shares and sole voting power over 1,349,797 shares.

(8)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(9)
Includes as beneficially owned Company Options and Company RSUs held by such individuals which are exercisable or vest within 60 days of February 12, 2021, in accordance with SEC Rule 13d-3(d)(1). The above ownership figures include the following Company Options and Company RSUs:

Name of Holder	Company Options / Company RSUs Held
Kenneth J. Fasola	11,099 Company RSUs
Jonathan Rubin	5,255 Company RSUs
James Murray	7,284 Company RSUs
Mostafa Kamal	6,242 Company RSUs
21,852 Company Options
David Haddock	4,237 Company RSUs
All directors and executive officers as a group	31,297 Company RSUs
33,297 Company Options
(10)
The percentage of common stock beneficially owned is based upon 25,965,226 shares of common stock issued and outstanding as of the above date, plus those shares considered outstanding under SEC Rule 13d-3(d)(1), as detailed in Note 9 above for each holder or group of holders.

(11)
Includes as shares held by affiliated entities 1,419,053 shares held by Starboard Value and Opportunity Master Fund, Ltd., 200,300 shares held by Starboard X Master Fund Ltd, 228,603 shares held by Starboard Value and Opportunity S LLC, 130,301 shares held by Starboard Value and Opportunity C LP, 85,229 shares held by Starboard Value and Opportunity Master Fund L LP and 305,614 shares held by the Managed Account of Starboard Value LP. Mr. Feld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)	Mr. Rubin ceased serving as an executive officer on September 8, 2020.

OTHER MATTERS
Other Matters for Action at the Special Meeting
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS
The Merger is expected to be completed in the second half of 2021. Until the Merger is completed, Magellan’s stockholders will continue to be entitled to attend and participate in Magellan stockholder meetings.
Magellan stockholders may submit proposals on matters appropriate for stockholder action at meetings of Magellan stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2021 annual meeting, stockholder proposals must satisfy all applicable requirements of Rule 14a-8 and must have been received by the Secretary of Magellan no later than the close of business on December 30, 2020. Nothing in this paragraph will be deemed to require Magellan to include in its proxy statement and proxy relating to the 2021 annual meeting any stockholder proposal that may be omitted from the proxy materials of Magellan under applicable regulations of the Exchange Act in effect at the time such proposal is received.
Our bylaws provide that for a proposal to be properly brought before an annual meeting by a stockholder, notice of such proposal must be delivered to the Secretary of Magellan not later than 90 days prior to the anniversary of the date of the preceding year’s annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the previous annual meeting, such proposal must be received within 15 days after the public announcement by the Company of the date of the annual meeting. As a result, notice of any proposal with respect to the 2021 annual meeting of stockholders submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must be delivered to the Secretary of Magellan no later than the close of business on March 19, 2021.
Stockholder proposals and nominations should be sent to:
Secretary
David Haddock
Magellan Health, Inc.
4801 E. Washington Street, Phoenix, Arizona 85034

HOUSEHOLDING OF PROXY MATERIAL
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified Magellan of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact Magellan at the address below. Magellan will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our Secretary at c/o Magellan Health, Inc., 4801 E. Washington Street, Phoenix, Arizona 85034 or contact Magellan by telephone at (877) 645-6464 or by email at ir@MagellanHealth.com.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement.
We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020;
•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 11, 2020, July 29, 2020 and October 29, 2020, respectively;
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2020;
•	Our Current Reports on Form 8-K filed with the SEC on January 4, 2021; and
•	Our Current Report on Form 8-K/A filed with the SEC on January 6, 2021.
Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Secretary at Magellan Health, Inc., 4801 E. Washington Street, Phoenix, Arizona 85034, Attention: Secretary, by calling (877) 645-6464 or by email at ir@MagellanHealth.com.
If you would like to request documents from us, please do so at least 5 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 19, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

CENTENE CORPORATION,

MAYFLOWER MERGER SUB, INC.

and

MAGELLAN HEALTH, INC.

Dated as of January 4, 2021

A-i

A-ii

Exhibits
Exhibit A	Required Filings and Required Consents
Exhibit B	Parent Knowledge Persons
Exhibit C	Company Knowledge Persons
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2021 (this “Agreement”), is made and entered into by and among Centene Corporation, a Delaware corporation (“Parent”), Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Magellan Health, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).
RECITALS:
WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions hereof;
WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub merge with and into the Company, with the Company continuing as the Surviving Corporation;
WHEREAS, the Company Board unanimously has (a) approved and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption and (d) resolved to recommend that the Company Stockholders adopt this Agreement;
WHEREAS, the board of directors of Merger Sub unanimously has (a) approved and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and its stockholder, (c) directed that this Agreement be submitted to its stockholder and (d) resolved to recommend to its stockholder the adoption of this Agreement;
WHEREAS, immediately following the execution hereof, Parent, as sole stockholder of Merger Sub, will adopt this Agreement; and
WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, simultaneously with the execution hereof, certain Company Stockholders are entering into a merger support agreement with Parent and Merger Sub.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

THE MERGER
Section 1.1 Closing. The Parties shall consummate the Merger (the “Closing”) electronically (including by email) by the exchange of required closing deliveries at 8:00 a.m. on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VI (except for any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition), unless another date, time or place is agreed to in writing by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.
Section 1.2 The Merger.
(a) Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
(b) Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger for the Merger (the “Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The Merger shall become effective at the time the Company duly files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

(c) Effects of the Merger. The Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the Liabilities of the Company and Merger Sub.
(d) Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Magellan Health, Inc.” and (ii) the bylaws of the Surviving Corporation shall be amended and restated to be the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Magellan Health, Inc.”
(e) Directors and Officers of the Surviving Corporation. As of the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE II

EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.1 Effect on Capital Stock of the Company and Merger Sub.
(a) At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person (including the Company Stockholders):
(i) all shares of Company Common Stock that are owned of record or Beneficially Owned by Parent, Merger Sub or the Company (including as treasury stock or otherwise), and, in each case, not held on behalf of third parties, immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;
(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Company Common Stock to be canceled under Section 2.1(a)(i), Appraisal Shares, Company RSAs and Company Director RSAs) (each, a “Converted Share”) shall be automatically canceled and shall cease to exist and shall be converted into the right to receive $95.00 in cash, without interest (the “Merger Consideration”); and
(iii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) As of the Effective Time, each holder of (i) a certificate that immediately prior to the Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights related thereto, except, with respect to Converted Shares, the right to receive the Merger Consideration (subject to Section 2.3 and compliance with Section 2.4), and, with respect to Company RSAs and Company Director RSAs, as provided in Section 2.6(c) and Section 2.6(d), respectively.
Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from and after the date hereof until the earlier of (a) the Effective Time and (b) any termination hereof under Article VII, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.6 prior to such event. Nothing in this Section 2.2 shall permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.

Section 2.3 Appraisal Shares. As used herein, “Appraisal Share” means any share of Company Common Stock that is outstanding immediately prior to the Effective Time and that is held by any Person who is entitled to demand and properly demands appraisal of such share of Company Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Section 262”). At the Effective Time, (a) by virtue of the Merger and without any action on the part of any Party or any other Person (including the Company Stockholders), each Appraisal Share shall be automatically canceled and shall cease to exist and (b) each holder of an Appraisal Share shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Share under Section 262; provided, however, that, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 for such Appraisal Share, (i) the right of such holder to be paid the fair value of such Appraisal Share shall cease, such Appraisal Share shall cease to be an Appraisal Share and shall be referred to herein as a “Subsequently Converted Share” and (ii) such Subsequently Converted Share shall be deemed to be a Converted Share. The Company shall provide prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served under Section 262. Parent shall have the right to participate in and direct and control all negotiations and Actions related to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment related to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or agree to do any of the foregoing.
Section 2.4 Exchange of Company Common Stock.
(a) Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with Broadridge Financial Solutions, Inc. or another financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”).
(b) (i) At or prior to the Effective Time, Parent shall deposit with the Paying Agent an amount of cash necessary to pay the aggregate amount of Merger Consideration under Section 2.1(a)(ii) (the “Payment Fund”). If any Appraisal Share becomes a Subsequently Converted Share, Parent shall deposit with the Paying Agent, for addition to the Payment Fund, the aggregate amount of cash into which such Subsequently Converted Shares were converted into a right to receive under Section 2.1(a)(ii) and Section 2.3. The Parties intend that the Paying Agent shall deliver the Merger Consideration to the holders of Converted Shares and Subsequently Converted Shares out of the Payment Fund under the paying agent agreement contemplated by Section 2.4(a). Except as provided in Section 2.4(h), the Parties intend that the Payment Fund shall not be used for any other purpose.
(c) Exchange Procedures.
(i) Certificates. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable (and in no event more than four (4) Business Days) after the Effective Time, to each holder of record of a Certificate representing Converted Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent (or affidavits of loss in lieu thereof under Section 2.4(g)) and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Prior to such mailing, Parent shall cause the Paying Agent to provide the Company with a reasonable opportunity to comment on the form of such letter of transmittal and such instructions. Upon surrender of such Certificate for cancellation to the Paying Agent (or affidavits of loss in lieu thereof under Section 2.4(g)), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate, and such Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name such Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.
(ii) Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are Converted Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, cash in an amount equal to the Merger Consideration, multiplied by the number of Converted Shares previously represented by such Book-Entry Shares. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(d) The Merger Consideration issued and paid under this Article II upon the surrender of the Certificates that represent Converted Shares (or, automatically, in the case of the Book-Entry Shares that are Converted Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(e) Any portion of the Payment Fund that remains undistributed to the former holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration. Any portion of the Merger Consideration provided to the Paying Agent under Section 2.4(b) to pay for any Subsequently Converted Share shall be delivered to Parent promptly (and in any event within two (2) Business Days) of Parent’s demand to the Paying Agent therefor; provided that, in such case, until twelve (12) months after the Effective Time, Parent shall make available to the Paying Agent, as needed, the Merger Consideration to be delivered for such Subsequently Converted Share.
(f) None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person for any cash from the Payment Fund properly delivered to a public official under any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(g) In the event any Certificate representing Converted Shares has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation related to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.
(h) The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(i) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as required to be deducted and withheld from such payment under applicable Law related to Taxes and Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required by applicable Law. Any amount deducted or withheld under this Section 2.4(i) and paid over to the appropriate taxing authority shall be treated as having been paid to the Person for which such deduction or withholding was made. Other than with respect to any consideration or other amounts payable pursuant to Section 2.6, Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall use commercially reasonable efforts to provide the Company (or other applicable Person) advance notice of any anticipated deduction or withholding and to cooperate with the Company to reduce or eliminate any amounts that would otherwise be deducted or withheld.
Section 2.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any right, property or asset of either of the Company or (if applicable) Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the agents of the Surviving Corporation shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes hereof.
Section 2.6 Company Equity Awards; Company ESPP.
(a) Company Options. As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be converted into a stock option (each, an “Adjusted Option”) with the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. The exercise price per share of Parent Common Stock subject to any such Adjusted Option will be an amount equal to the quotient of (1) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by (2) the Stock Award Exchange Ratio, with any fractional cents rounded up to the nearest whole cent. The exercise price per share of Parent Common Stock subject to any such Adjusted Option and the number of shares of Parent Common Stock subject to any such Adjusted Option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.
(b) Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit (each, an “Adjusted PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy, but except that the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time shall not apply from and after the Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU based on the achievement of the applicable performance metrics at the target level of performance, multiplied by (ii) the

Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share. Any accrued but unpaid dividend equivalents in connection with any Company PSU will be assumed and become an obligation in connection with the applicable Adjusted PSU.
(c) Company RSAs. As of the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall be converted into a restricted share (each, an “Adjusted RSA”) with the same terms and conditions as were applicable to such Company RSA immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSA immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.
(d) Company Director RSAs. As of the Effective Time, each Company Director RSA that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Merger Consideration. The Merger Consideration payable pursuant to this Section 2.6(d) shall be paid to the holders of such Company Director RSAs as soon as practicable following the Effective Time and in no event later than five (5) Business Days following the Effective Time.
(e) Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit (each, an “Adjusted RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share. Any accrued but unpaid dividend equivalents in connection with any Company RSU will be assumed and become an obligation in connection with the applicable Adjusted RSU.
(f) Company PCUs. As of the Effective Time, each Company PCU that is outstanding immediately prior to the Effective Time shall be converted into a phantom cash unit (each, an “Adjusted PCU”) with the same terms and conditions as were applicable to such Company PCU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock underlying such Company PCU immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.
(g) Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions as may be reasonably required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (ii) each individual participating in the Final Offering Period on the date hereof shall not be permitted to (1) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (2) make separate non-payroll contributions to the Company ESPP on or following the date hereof. Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to (A) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) Business Days prior to the date on which the Effective Time occurs, (B) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP and (C) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 2.1. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.
(h) Company Actions. Prior to the Effective Time, the Company Board or a committee thereof with necessary authority shall take actions (including adopting resolutions) as may be reasonably necessary to provide for or give effect to the transactions contemplated by this Section 2.6. Prior to any such adoption, the Company shall provide Parent with drafts, and a reasonable opportunity to comment upon, of all such resolutions.
(i) Company Stock Plan Termination. If requested no later than ten (10) days prior to the Closing Date, the Company Board or a committee thereof shall take actions (including adopting resolutions) as may be reasonably necessary to terminate the Company Stock Plans effective as of immediately prior to, but subject to the occurrence of, the Effective Time.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in (x) the Company Disclosure Schedule (subject in all respects to Section 8.14(k)) or (y)(1) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Company 10-K”) or (2) the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K filed from and after the date of the filing of the 2019 Company 10-K to the date prior to the date hereof (collectively, with the 2019 Company 10-K, the “Pre-Signing Company Reports”) (excluding, in each case, any (I) risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Company Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Pre-Signing Company Report that is predictive or forward-looking in nature and (II) exhibit to any such Pre-Signing Company Report) (provided, however, that any disclosure in any such report shall not qualify any of the representations and warranties in Sections 3.1(a), 3.2(a) and (b), 3.3, 3.4, 3.22 or 3.23 or in the first sentence of each of Sections 3.2(d), 3.8(d), 3.9(a), 3.14(a) and 3.15(a)), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1 Organization; Good Standing; Corporate Power; Company Subsidiaries.
(a) The Company is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.
(b) Prior to the date hereof, the Company has made available to Parent correct and complete copies of its Constituent Documents that are in effect on the date hereof. The Company’s Constituent Documents are in full force and effect, and the Company is not in violation of any of its Constituent Documents.
(c) Section 3.1(c) of the Company Disclosure Schedule lists all of the Company Significant Subsidiaries as of the date hereof, including each Company Significant Subsidiary’s jurisdiction of incorporation, formation or organization. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Significant Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Significant Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. As used herein, “Company Subsidiary” means each Subsidiary of the Company and together with the Company, the “Company Entities,” and “Company Significant

Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of rule 1-02 of Regulation S-X.
(d) Prior to the date hereof, the Company has made available to Parent correct and complete copies of each Company Significant Subsidiary’s Constituent Documents that are in effect on the date hereof. Each Company Significant Subsidiary’s Constituent Documents are in full force and effect, and no Company Significant Subsidiary is in violation of any of its Constituent Documents.
Section 3.2 Company Capitalization.
(a) The authorized capital stock of the Company is (i) 100,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).
(b) As of the close of business on December 28, 2020 (the “Capitalization Date”), there were (i) 25,887,446 shares of Company Common Stock issued and outstanding (of which, 37,338 were Company RSAs and 16,976 were Company Director RSAs), (ii) no shares of Company Preferred Stock issued or outstanding, (iii) 29,662,276 shares of Company Common Stock owned by the Company as treasury stock, (iv) 1,792,186 shares of Company Common Stock subject to issuance under outstanding awards and rights under the Company Stock Plans and Company ESPP (excluding Company RSAs, Company Director RSAs and Company PCUs), of which (1) 1,045,283 shares of Company Common Stock related to outstanding Company Options, (2) 278,945 shares of Company Common Stock related to outstanding Company PSUs (assuming achievement of the applicable performance metrics at the target level), (3) 434,856 shares of Company Common Stock related to outstanding Company RSUs, and (4) 33,102 shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP (assuming purchase on the Capitalization Date based on the closing price per share of Company Common Stock on July 1, 2020, the beginning of the offering period), and (v) 1,951,901 shares of Company Common Stock reserved for issuance for future awards under the Company Stock Plans. Since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Equity Awards, and the Company has not issued any shares of Company Common Stock, except in satisfaction of the vesting, exercise or settlement of (in each case, under their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(v), the “Outstanding Company Equity Securities”). Section 3.2(b) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (A) the holder thereof (by employee ID number), (B) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (C) the name of the Company Stock Plan under which the award was granted, (D) the date of grant and vested status and (E) if applicable, the exercise price and term. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the Outstanding Company Equity Securities and Equity Securities of the Company issued or reserved for issuance on or after the date hereof to the extent permitted by Section 5.1, no Equity Securities in the Company are issued, reserved for issuance or outstanding.
(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock or other Equity Securities in the Company in connection with (i) required Tax withholding in connection with the vesting of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Company Entity.
(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities in any Company Entity may vote. Other than Contracts with holders of Company Common Stock imposing restrictions in favor of the Company, there are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party related to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Securities in any Company Entity.

(e) The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities in the Company Subsidiaries, the passive ownership, in the Ordinary Course of Business, of Equity Securities listed on a national securities exchange or Equity Securities held by any employee benefit plan of the Company or any Company Subsidiary or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan, no Company Entity owns of record or Beneficially Owns any Equity Securities in any Person. No Company Entity is obligated to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person (except for any Company Subsidiary that is wholly owned by one (1) or more Company Entities).
Section 3.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to the adoption hereof by the holders of a majority of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The Company’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and, assuming, for the Merger, obtainment of the Company Stockholder Approval, consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company’s part. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Sub’s respective due authorization, execution and delivery hereof, this Agreement is the Company’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Bankruptcy and Equitable Exceptions”). The Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock or any Equity Securities in any Company Entity necessary to adopt this Agreement and approve the Merger or the other transactions contemplated hereby.
(b) At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the “Company Recommendation”). Subject to Section 5.4, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. No restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable to the Merger or the other transactions contemplated hereby. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the Merger.
Section 3.4 No Conflicts; Consents and Approvals.
(a) The Company’s execution and delivery hereof do not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of the Company or any of the Company Significant Subsidiaries, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.4(b) and obtainment of the Company Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Company Entity under, any Company Material Contract to which any Company Entity is a party or by which any asset of a Company Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company’s execution and delivery hereof do not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, “Consent”) of, any Governmental Authority, except for the following:
(i) the filing with the SEC of the Proxy Statement in preliminary and definitive form;
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(iii) the Filings required by the Exchange Act, the Securities Act and the rules and regulations of Nasdaq;
(iv) the Filings and Consents listed in Section 3.4(b)(iv) of the Company Disclosure Schedule (the “Specified Filings and Specified Consents,” respectively);
(v) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and
(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;
provided, however, that, except to the extent a Governmental Authority is the subject of a Specified Filing or a Specified Consent, this Section 3.4(b) shall not apply to a Governmental Authority to the extent acting in its capacity as a customer of any Company Entity.
Section 3.5 SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.
(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since December 31, 2017 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company on a voluntary basis and excluding the Proxy Statement, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since December 31, 2017, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.
(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) have been prepared from the books and records of the Company Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act). Pursuant to Regulation S-X under the Securities Act, as of the date hereof, the Company is not required and would not be required upon the passage of any grace period or upon completion of any pending transaction to file any financial statements, audited, unaudited, pro forma or otherwise, with the SEC in order for a registration statement filed by the Company to be declared effective. Except as required by GAAP and disclosed in the Company SEC Documents, between December 31, 2019, and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.
(c) The Company is, and since December 31, 2017, has been, in compliance in all material respects with the applicable (i) provisions of the Sarbanes-Oxley Act and (ii) listing and corporate governance rules and regulations of Nasdaq.
(d) The Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded and reported within the time periods specified in the SEC’s rules and forms and that all such information is communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board any (1) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and Section 3.5(d) of the Company Disclosure Schedule summarizes any such disclosure made after December 31, 2018, and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents. As of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations, any formal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened, in each case under this sentence, related to any accounting practices of any Company Entity.
(e) Since December 31, 2017, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or Company Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Company’s Knowledge, been received by the Company related to any Company Entity.
(f) Except for compensation or other employment arrangements in the Ordinary Course of Business, no Company Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Company Entity), including any director, manager or officer, of any Company Entity, or (ii) any

Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.
(g) No Company Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, due or to become due (“Liabilities”), except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements, (ii) for any Liability incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements, (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby and (iv) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.
(h) For each Company Regulated Subsidiary that submits statutory financial statements to an applicable Governmental Authority, prior to the date hereof (i) the Company has made available to Parent correct and complete copies of the statutory financial statements of such Company Regulated Subsidiary as filed with the applicable Governmental Authorities for the year ended December 31, 2019 and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (collectively, the “Company Subsidiary SAP Statements”) or (ii) the Company Subsidiary SAP Statements are otherwise publicly available. The Company Subsidiary SAP Statements were prepared from the books and records of the applicable Company Regulated Subsidiary, fairly present, in all material respects, the respective statutory financial conditions of such Company Regulated Subsidiary at the respective dates thereof, and the statutory results of operations for the periods then ended under Applicable SAP applied on a consistent basis in all material respects throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein (subject to normal and recurring year-end adjustments in the case of any interim statements).
(i) For each Company Regulated Subsidiary that does not produce statutory financial statements but submits financial statements to an applicable Governmental Authority, prior to the date hereof, the Company has made available to Parent correct and complete copies of the financial statements of such Company Regulated Subsidiary, as filed with the applicable domestic regulators since December 31, 2019, and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (the “Company Subsidiary Statements”). The Company Subsidiary Statements fairly present, in all material respects, the respective financial condition of each such Company Regulated Subsidiary at the respective dates thereof and the results of operations for the periods then ended under applicable accounting rules applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein (subject to normal and recurring year-end adjustments in the case of any interim statements).
Section 3.6 Absence of Certain Changes or Events. From December 31, 2019, through the date hereof, (a) except for the Company’s negotiation of, and entry into, this Agreement, the consummation of the transactions contemplated by the MCC Transaction Agreement and the consummation of the transactions contemplated hereby, the Company Entities have conducted their businesses (taken as a whole) in the Ordinary Course of Business in all material respects, and (b) neither a Company Material Adverse Effect nor any Effect that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect has occurred.
Section 3.7 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no Actions, and, since December 31, 2017, there have been no Actions, pending or, to the Company’s Knowledge, threatened against any Company Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Company Entities or any of their respective officers, directors, employees or agents in their respective capacity as such are subject to any Order under which any Company Entity has ongoing obligations.
Section 3.8 Compliance with Laws; Permits.
(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity is, and since December 31, 2017, has been, in compliance with all applicable Laws, (ii) since December 31, 2017, no Company Entity has received any written notice from a Governmental Authority alleging that any Company Entity has violated any applicable Law and (iii) to the Company’s Knowledge, no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law.
(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) each Company Entity holds, and since December 31, 2017, has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;
(ii) each Company Entity is, and since December 31, 2017, has been, in compliance with all such Permits, and, to the Company’s Knowledge, no event has occurred since December 31, 2017, that, with or without notice or lapse of time or both, would be a default or violation of any such Permit;
(iii) there are no, and since December 31, 2017, there have been no, Actions pending or, to the Company’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and
(iv) since December 31, 2017, no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any such Permit, notifying any Company Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.
(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) since December 31, 2017, no Company Entity and, to the Company’s Knowledge, no officer, director or manager of a Company Entity, has entered into or been a party to any Contract (including any settlement or corporate integrity agreement) with any Governmental Authority relating to any actual or alleged violation of any applicable Law;
(ii) no Company Entity and, to the Company’s Knowledge, no officer, director or manager of a Company Entity, since December 31, 2017, (1) is or has been subject to any actual or, to the Company’s Knowledge, threatened investigation, non-routine audit, sanction, program integrity review, suit, arbitration, mediation or other Action or proceeding by a Governmental Authority, including in respect of a Government Sponsored Health Care Program, which alleges or asserts that any Company Entity or any officer, director or manager of a Company Entity has violated any applicable Law, (2) has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority, including in respect of a Government Sponsored Health Care Program, which alleges or asserts that any Company Entity or any officer, director or manager of a Company Entity has violated any applicable Law that has not been fully and finally resolved;
(iii) since December 31, 2017, (1) the billing, coding, and claims practices of the Company Entities are, and have been, in compliance in all material respects with all applicable Laws and Company Material Contracts, (2) each Company Entity has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by such Company Entity to a Governmental Authority or Health Care Program, (3) each Company Entity has implemented and maintained a compliance program, including policies, procedures, training and implementation of corrective actions as needed, intended to ensure compliance with all applicable Health Care Laws, including billing, coding and claims requirements, and each Company Entity is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter and (4) to the Company’s Knowledge, there are no facts or circumstances that would give rise to any disallowance, recoupment, denial of payment, suspension of payment, overpayment, or penalty Action against any Company Entity, except as accrued for by any Company Entity in accordance with GAAP;
(iv) since December 31, 2017, none of the Company Entities, any current director, officer, manager, employee or, to the Company’s Knowledge, any contractor or agent thereof in his or her capacity as such has knowingly made any untrue statement of fact or fraudulent statement or knowingly failed to disclose a fact required to be disclosed, in each case, to any Governmental Authority, including any such statement that could cause a Governmental Authority to take an enforcement or regulatory action in connection with a Company Entity, its business or any such director, officer, manager, employee, contractor or agent;
(v) (1) each Company Entity has adopted and implemented policies, procedures, trainings and programs, as applicable, reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, third-party marketing organizations and similar entities with which they do business are in compliance with all applicable Laws, and (2) since December 31, 2017, each Company Entity has prepared, submitted and implemented any corrective action plans, and prepared and submitted other filings or responses, as applicable, required to be prepared and submitted in response to all third-party audits, inspections or examinations of such Company Entity’s business;
(vi) each of the employees and, to the Company’s Knowledge, each of the Providers providing material clinical, medical, dental, pharmacy or other professional services for or on behalf of a Company Entity that requires a Permit holds a valid and unrestricted Permit to provide such services and is performing only those services for or on behalf of the Company that are permitted by such Permit, and each Company Entity verifies before hire of each such employee and periodically thereafter that all such Permits held by employees are valid and unrestricted;
(vii) each Company Entity is in compliance with the conditions of participation and conditions of payment for provider or supplier agreements or other Contracts for any Health Care Programs in which it participates, since December 31, 2017, none of the Company Entities is or has been terminated or suspended from participation in or had its billing privileges terminated or suspended by any Health Care Program, to the Company’s Knowledge, there is no reason to believe that any such termination or suspension would reasonably be expected to occur, and, to the Company’s Knowledge, no Company Entity is under audit or investigation by any Zone Program Integrity Contractor;
(viii) since December 31, 2017, no Company Entity or, to the Company’s Knowledge, any director, officer or employee thereof has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to any Action by any Governmental Authority that could result in such suspension, exclusion or debarment and prior to hire or engagement and monthly thereafter, the Company verifies that no officer, director, manager, employee or other Person providing clinical or medical services to or on behalf of any Company Entity is suspended, excluded or debarred from contracting with the United States federal or any state government or excluded from participation in any Government Sponsored Health Care Program; and
(ix) since December 31, 2017, no Company Entity or, to the Company’s Knowledge, any director, officer or employee thereof (1) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (2) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (3) is or has been a party to or subject to any Action concerning any of the matters described in the foregoing clauses (1)–(2).
(d) Section 3.8(d) of the Company Disclosure Schedule sets forth each Company Subsidiary that is a Regulated Business (each, a “Company Regulated Subsidiary”), the Permits establishing such Company

Regulated Subsidiary as a Regulated Business and the state where each Company Regulated Subsidiary is domiciled or commercially domiciled for Regulated Business purposes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) (1) since December 31, 2017, each Company Regulated Subsidiary has filed all reports, data, financial statements, documents, agreements, claims, submissions, notices, registrations, Company Subsidiary SAP Statements and all other Filings (including Filings related to premium rates, rating plans, policy terms and other terms established or used by such Company Regulated Subsidiary), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid agencies, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (2) all such Filings were correct and in compliance in all material respects with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such Filing which have not been fully and finally resolved;
(ii) since December 31, 2017, each Company Entity has performed its obligations related to the Company Subsidiary Insurance Agreements under the terms thereof in all material respects;
(iii) since December 31, 2017, all premium rates, rating plans and policy terms established or used by the Company or any Company Regulated Subsidiary that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the premiums charged conform to the premiums so filed and/or approved and comply with applicable Insurance Laws; and
(iv) each of the Company Regulated Subsidiaries that participates in such Government Sponsored Health Care Programs meets the requirements for participation (including compliance with applicable contractual participation requirements) in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Company Regulated Subsidiary currently participates.
Section 3.9 Employee Benefit Plans; ERISA.
(a) Section 3.9(a) of the Company Disclosure Schedule lists all of the material Company Benefit Plans. For each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of any such Benefit Plan not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service and most recent actuarial reports and financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service; and (vi) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modification.
(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan. Since December 31, 2017, each Company Benefit Plan has been established and administered in compliance with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a material Liability or loss to the Company Entities, taken as a whole.
(c) During the previous six (6) years, none of the Company Entities have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA. None of the Company Entities maintains, sponsors, participates in or contributes to or is obligated to contribute to (1) a multiple employer plan as described in Section 413(c) of the Code or (2) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) None of the Company Entities, any Company Benefit Plan or, to the Company’s Knowledge, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material Liability or loss to the Company Entities (taken as a whole).
(e) No material Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.
(f) There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material Liability or loss to the Company Entities (taken as a whole).
(g) Except as required by applicable Law or through the end of the month in which coverage is terminated, no material Company Benefit Plan provides retiree or post-employment medical or life insurance benefits to any Person, and no Company Entity has any obligation to provide such benefits other than any payment or reimbursement of COBRA premiums as part of a severance benefit.
(h) None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Merger could, either alone or in combination with another event, (i) entitle any Company Service Provider to any material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any Company Service Provider or (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan. No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.
Section 3.10 Labor Matters.
(a) No Company Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or other employee representative body, and, to the Company’s Knowledge, no employee of any Company Entity is represented by a labor union or other employee representative body.
(b) To the Company’s Knowledge, (i) there are no pending material activities or proceedings of any labor union or other employee representative body to organize any employees of any Company Entity and (ii) since December 31, 2017, no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other employee representative body.
(c) There is no pending or, to the Company’s Knowledge, any threatened material labor dispute, strike or work stoppage against any Company Entity that may materially interfere with the business activities of such Company Entity.
(d) To the Company’s Knowledge, (i) since December 31, 2017, no allegations of sexual harassment have been made against any officer of any Company Entity or any employee of any Company Entity at the level of Vice President or above and (ii) no Company Service Provider is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (1) to any Company Entity or (2) to a former employer of any such individual relating (A) to the right of any such individual to be employed or engaged by such Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.11 Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(a) (i) each Company Entity is, and since December 31, 2017, has been, in compliance with all applicable Environmental Laws, (ii) since December 31, 2017, no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any applicable Environmental Law and (iii) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity;
(b) each Company Entity holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;
(c) no Hazardous Material has been used, generated, treated, released or otherwise existing at, on, under or emanating from any property currently or formerly owned or, to the Company’s Knowledge, leased or operated by any Company Entity;
(d) since December 31, 2017, no Company Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Materials;
(e) there is no property to which any Company Entity has transported or arranged for the transport of Hazardous Materials which would reasonably be expected to become the subject of an environmental-related Action against any Company Entity; and
(f) no Company Entity has assumed or retained, by contract, operation of law or otherwise, Liabilities imposed by an Environmental Law.
Section 3.12 Title to Assets; Real Property.
(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for (i) tangible assets sold, used or disposed of in the Ordinary Course of Business since December 31, 2019, and (ii) the assets of the MCC Business sold pursuant to the MCC Transaction Agreement), free and clear of any Lien thereon (except for any Permitted Lien).
(b) As of the date hereof, the Company does not own any real property, and no Company Entity is a party to any Contract that obligates such Company Entity to purchase any material real property or any interest therein. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) a Company Entity has a good and valid leasehold interest, subject to the terms of each applicable lease, sublease and other Contract (all such leases, subleases or other Contracts, collectively, the “Company Real Property Leases”), under which each Company Entity uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by such Company Entity (any such parcel, the “Company Leased Real Property”), in each case, free and clear of any Lien thereon (except for any Permitted Lien);
(ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Leased Real Property that would reasonably be expected to impair the existing use of the Company Leased Real Property by any Company Entity;
(iii) to the Company’s Knowledge, there are no outstanding options or rights of first refusal in favor of any other Person to purchase any Company Leased Real Property that would reasonably be expected to impair the existing use of such Company Leased Real Property by any Company Entity; and
(iv) no Company Entity has from December 31, 2017, received any written notice of any pending or, to the Company’s Knowledge, threatened condemnation proceeding related to any Company Leased Real Property.

Section 3.13 Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(a) each Company Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, and the Company Entities have paid all Taxes that are required to be paid by them, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;
(b) there are no current audits, examinations or other proceedings pending or, to the Company’s Knowledge, threatened in writing with regard to any Taxes of any Company Entity;
(c) no Company Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax that is currently in effect;
(d) there are no Liens for Taxes upon any property or assets of the Company Entities, except for Permitted Liens;
(e) no Company Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement under which any Company Entity has any remaining obligations, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, including, for the avoidance of doubt, the MCC Transaction Agreement, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (other than the Company Entities) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor;
(f) no Company Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder; and
(g) in the last two (2) years, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
Section 3.14 Company Material Contracts.
(a) Except for any Company Material Contract filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Schedule lists each Company Material Contract in effect as of the date hereof. As used herein, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound, in each case, other than each Contract solely among the Company Entities:
(i) any Contract required to be filed by the Company under Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan listed in Section 3.9(a) of the Company Disclosure Schedule);
(ii) any Contract that is a material reinsurance or coinsurance agreement or retrocession treaty (1) to which any Company Entity is a party as a cedent or a reinsurer, (2) that was assumed from a Person (except for wholly owned Company Subsidiary) or (3) that is terminated or expired but under which there remains any material outstanding Liability, in each case, except for Contracts solely between Company Entities;
(iii) (1) any Contract that is a Provider Contract with (A) the ten (10) largest Providers, in the aggregate, in the healthcare segment of the Company Entities and (B) the five (5) largest Providers, in the aggregate, in the pharmacy segment of the Company Entities, in the case of each of clauses (A) and (B), measured in terms of aggregate medical or pharmacy claim payments, respectively, received from the Company Entities during the eleven (11) months ended November 30, 2020, (2) any Contract with a Key Customer and (3) any Contract with a Key Vendor;

(iv) any Contract that by its express terms either (1) limits the ability of any Company Entity from engaging or competing in any material line of business or in any geographic area in any material respect, or (2) upon consummation of the Merger, would purport to limit the ability of Parent or any of its Subsidiaries (except for the Surviving Corporation or any of the Company Subsidiaries) from engaging or competing in any material line of business or in any geographic area in any material respect, in each case, excluding any Contract with a Governmental Authority, including in its capacity as a customer, that, by its terms, limits the geographic areas in which any Company Entity may offer its services (excluding any Contract that provides for non-solicitation of employees entered into in the Ordinary Course of Business and that does not impose a material restriction on any Company Entity);
(v) any Contract material to the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement, which arrangement is in each case material to the Company Entities, taken as a whole;
(vi) any Contract limiting or otherwise limiting the ability of any Company Entity to pay dividends or make distributions on any Equity Security therein;
(vii) any Contract pursuant to which the Company has incurred Indebtedness, or loaned money or otherwise extended credit to any Person (except for any wholly owned Company Subsidiary), in each case, in excess of $1,000,000, except for account receivables and account payables incurred or arising in the Ordinary Course of Business;
(viii) any Company Real Property Lease, or lease or sublease of tangible personal property used or held by any Company Entity, under which any Company Entity made payments during the year ending December 31, 2020 of more than $1,000,000 in the aggregate;
(ix) any Contract with a pharmaceutical manufacturer or other third party under which the Company Entities, taken as a whole, (1) would receive payments in excess of $10,000,000, in the aggregate, for formulary or other pharmacy or medical rebates for prescription drug claims processed during the period from October 1, 2019, to September 30, 2020, and (2) made payments in excess of $15,000,000 for drug purchases during the eleven (11) months ended November 30, 2020;
(x) any Contract involving material outsourcing of claims, call centers or information technology services (including via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements) and any other material Contracts with external parties related to such services or arrangements and associated platforms or technologies, including related to development and maintenance thereof or related thereto, in each case, except for any Contract under which any Company Entity made payments during the eleven (11) months ended November 30, 2020 of less than $3,000,000;
(xi) any Contract under which any Company Entity (1) acquires right, title or interest in or to Intellectual Property from any third Person that is material to the business of the Company Entities (except for (A) generally commercially available, unmodified Software under which any Company Entity made payments during the eleven (11) months ended November 30, 2020 of less than $1,000,000, (B) agreements entered into with employees and independent contractors of the Company Entities substantially consistent with the Company Entities’ form employee and independent contractor agreements as of the date hereof and entered into in the Ordinary Course of Business; or (C) confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business), (2) transfers, licenses or otherwise grants a right, title or interest in or to any third Person related to (now or in the future) any material Intellectual Property owned by any Company Entity, other than (A) nonexclusive licenses for purposes of such third parties to provide services to any Company Entity, (B) nonexclusive end user right grants to Company Entity customers, or (C) nonexclusive rights granted to any Governmental Authority (in its capacity as a Company Entity customer), in each case of (A) through (C), entered into in the Ordinary Course of Business or (3) is restricted in any material respect from using, registering or asserting any Intellectual Property material to the business of the Company Entities (such agreements described in the foregoing clauses (1)–(3), the “Company IP Agreements”);

(xii) any Contract with a Key Customer or Key Vendor that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which any Company Entity is subject;
(xiii) any Contract providing for the acquisition or disposition by any Company Entity of any material assets (including Equity Securities in another Person), whether by merger, sale of stock, sale of assets or otherwise, and under which such Company Entity has material continuing obligations following the date hereof (excluding indemnification obligations under which there are no pending claims), including the MCC Transaction Agreement and the transition services agreement and other ancillary agreements (including the commercial agreements) entered into in connection therewith;
(xiv) any Contract that resulted in payment to or from any Company Entity during the eleven (11) months ended November 30, 2020 of more than $5,000,000, except for any (1) Provider Contract, (2) Contract with any external sales agent, broker, producer or similar Person, (3) Contract with any Employer Group, (4) any Company Benefit Plan or (5) Contract that is otherwise of a type described in Section 3.14(a)(i)–Section 3.14(a)(xiii) (in each case without giving effect to any qualification by materiality or monetary threshold set forth therein, including such qualifications as are set forth in Section 3.21 with respect to Contracts with customers, suppliers and vendors of the Company Entities); and
(xv) the Medi-Cal PBA Agreement.
(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions and (ii) no Company Entity is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default by a Company Entity or, to the Company’s Knowledge, by any counterparty under any Company Material Contract. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (1) since December 31, 2017, no Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract and (2) since December 31, 2017, no Company Entity has received any written notice of cancellation, termination or failure to renew any Company Material Contract.
(c) Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts.
Section 3.15 Intellectual Property; Software.
(a) Section 3.15(a) of the Company Disclosure Schedule lists all Company Material Intellectual Property owned or purported to be owned by any Company Entity that is currently registered or subject to a pending application for registration with a Governmental Authority (collectively, the “Company Registered Intellectual Property”). Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all Company Registered Intellectual Property and all other Company Material Intellectual Property (including the Company Material Intellectual Property created by employees and contractors within the scope of their employment or engagement by Company Entities), free and clear of any Lien thereof (except for any Permitted Lien and the Company IP Agreements). All Company Registered Intellectual Property is subsisting, has not been abandoned or canceled and, to the Company’s Knowledge related to the registrations included therein, is valid and enforceable in all material respects.
(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of the Company Entities’ businesses as currently conducted.
(c) There are, and since December 31, 2017, have been, no material Actions pending or, to the Company’s Knowledge, threatened in writing (including cease and desist letters or requests for a license),

against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Intellectual Property owned or purported to be owned by a Company Entity.
(d) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) (1) the operation of the Company Entities’ respective businesses, including any product or service marketed, used, licensed, sold or otherwise provided by such Company Entity, as currently conducted and as conducted since December 31, 2017, is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person and (2) since December 31, 2017, there has been no Action instituted or threatened in writing against a Company Entity alleging infringement, misappropriation, or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property of more than de minimis value;
(ii) (1) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Company Entity and (2) since December 31, 2017, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;
(iii) each Company Entity takes and has taken actions necessary to protect the confidentiality of trade secrets included in the Company Material Intellectual Property and of confidential information of other Persons possessed by any Company Entities (exclusive of Personal Information, which shall be covered exclusively by Section 3.16 below), and, since December 31, 2017, there has been no loss of trade secret rights or confidentiality (including loss due to failure to take reasonable measures to protect confidentiality) with respect thereto due to any breach of confidentiality by any Company Entity or, to the Company’s Knowledge, by any Person to which any such information has been provided by a Company Entity;
(iv) no current or former partner, director, stockholder, officer, or employee of each Company Entity owns, licenses to the Company any Intellectual Property created while employed or working for any Company Entity, or retains any rights, title or interest in or to any Intellectual Property of more than de minimis value that is owned or purported to be owned by the Company Entities;
(v) (1) each Company Entity takes and has taken material actions necessary to maintain the operation of all material Company Software and Company IT Assets, including by implementing reasonable disaster recovery incident response plans and, as applicable, through contractual obligations requiring third-party providers of such Company Software and Company IT Assets to take such actions, and (2) since December 31, 2017, there has been no material failure in, or disruptions of, the Company Software or the Company IT Assets (including, for clarity, related to any third-party providers of such Company Software and Company IT Assets) that has not been fully remedied; and
(vi) (1) all material Company Software which is owned or purported to be owned by any Company Entity functions substantially in compliance with applicable documentation and specifications, (2) the Company IT Assets are sufficient for the conduct of the material business of the Company Entities, taken as a whole, as currently conducted, (3) no Software or other material that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (“Open Source Software”) has been incorporated into, linked or distributed with any Company Software to deliver or provide a product or service of the Company or its Subsidiaries by or on behalf of any Company Entity in a manner that would: (A) either currently or upon its distribution, require any Company Software (in whole or in part) to be licensed, sold or disclosed, (B) grant the right to make derivative works of any Company Software (in whole or in part) or (C) render such Company Software subject to any of the licenses that govern such Open Source Software and (4) the Company Software owned or purported to be owned by any Company Entity does not, and, to the Company’s Knowledge (despite reasonable efforts to identify such items), all other Company Software does not, contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Company IT Assets or information or other data (or all parts thereof) or other Software or IT assets of users.
(e) No source code for any Company Software or proprietary artificial intelligence models or collections of data that is owned or purported to be owned by any Company Entities and that is material to the businesses of the Company Entities (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person other than employees of Company Entities and other than immaterial portions made available to contractors or other service providers of a Company Entity solely for the purpose of providing services to the Company Entities, and (iii) no Company Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in each case (i), (ii) and (iii) excluding the delivery or making available of data in the Ordinary Course of Business to operate managed care, health insurance or pharmacy benefits related to the Company Entities, as applicable. The company possesses all source code for all Company Software owned or purported to be owned by the Company Entities, and all other materials, to generate the object code for, and deliver, the Company Entities’ products and services, and such products and services comply in all material respects with their specifications.
(f) Since December 31, 2017, the Company Entities have not provided or authorized access or rights to material collections of data collected, generated or otherwise possessed by the Company Entities, whether in raw, de-identified or aggregated form, to any Persons for material use beyond provisions or access in the Ordinary Course of Business to operate managed care, health insurance or pharmacy benefits, as applicable.
Section 3.16 Data Protection and Privacy.
(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) (1) each Company Entity maintains, and since December 31, 2017, has adopted, implemented and maintained a data privacy and security compliance program that complies with all applicable Privacy/Cybersecurity Requirements, protects Company IT Assets and protects Personal Information in the possession or under the control of any Company Entity against reasonably anticipated threats and hazards to its security and the unauthorized use or disclosure thereof, and that includes reasonably comprehensive plans, policies, procedures and administrative, personnel, technical and physical safeguards to protect the Company IT Assets and Personal Information and other material data in the possession or under the control of any Company Entity, (2) the Company Entities are, and since December 31, 2017, have been, in compliance with all Privacy/Cybersecurity Requirements, including all HIPAA Commitments and requirements set forth in Company Entity data privacy and security compliance program policies, in the business of the Company Entities, (3) since December 31, 2017, no Person has gained unauthorized access, including any such access reportable to a Governmental Authority under applicable Law, to any Personal Information transmitted, processed or stored by or in the possession or under the control of any Company Entity or to any Company IT Assets, or used, accessed or disclosed any such Personal Information or used or accessed such Company IT Assets for any illegal or unauthorized purpose, (4) since December 31, 2017, no Company Entity has received written notice of any claims, and there have been no Actions (including any investigation or written notice), from any Governmental Authority or any other Person alleging either a violation of any Person’s rights under Privacy/Cybersecurity Requirements, or breach or compromise of Privacy/Cybersecurity Requirements and (5) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and
(ii) without limiting Section 3.16(a)(i), since December 31, 2017, (1) no Company Entity has received any notice from any Governmental Authority or other Person in respect of any alleged noncompliance with HIPAA, including the HIPAA Commitments, or any other Privacy/Cybersecurity Requirements, (2) no breach, unauthorized access or other actual or potential noncompliance related to Privacy/Cybersecurity Requirements has occurred, including any breach as that term is defined in 45 C.F.R. §160.103, related to any unsecured Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity, (3) no information security or privacy breach event has occurred that has resulted in or would require notification to any Governmental Authority or other Person by, on behalf of or as a result of a Company Entity under HIPAA or any comparable Laws or other Privacy/Cybersecurity Requirements, including any report of a breach or similar event to the Office for Civil Rights of the Department of Health and Human Services, (4) no Action has been asserted or threatened against any Company Entity alleging a violation of any Person’s data privacy or security rights, or a violation of any Privacy/Cybersecurity Requirement, and there does not exist any colorable basis therefor and (5) no Company Entity is or has been in breach or default under any Contract related to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality and/or protection of Company IT Assets or Personal Information.
(b) The Company is not subject to any Privacy/Cybersecurity Requirements that, after the Closing, would prohibit the Company Entities from receiving and/or using Personal Information in substantially the same manner as prior to the Closing.
Section 3.17 Reserves. The loss reserves, actuarial liabilities, actuarial assets and other actuarial amounts of the Company Regulated Subsidiaries as of December 31, 2019, recorded in the Company SEC Documents and the Company Subsidiary SAP Statements (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) are fairly stated in all material respects under generally accepted actuarial principles, (iii) met the requirements of the applicable Insurance Laws, (iv) were computed on the basis of assumptions and methods consistent with those used in computing the corresponding items in the statutory financial statement for the applicable Company Regulated Subsidiary as of the preceding year-end (except as may be indicated in the notes thereto), and (v) included appropriate provision for all actuarial items that ought to be established; provided that, notwithstanding the foregoing, it is acknowledged and agreed by Parent and Merger Sub that with respect to the adequacy or sufficiency of the reserves of the Company or any of the Company Regulated Subsidiaries, the Company is not making any representation or warranty in this Agreement, and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company in respect of the adequacy or sufficiency of the reserves of the Company or any of the Company Regulated Subsidiaries.
Section 3.18 Capital or Surplus Maintenance. As of the date hereof, no Company Regulated Subsidiary is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Laws of general application.
Section 3.19 Insurance Business. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2017, the business of each Company Regulated Subsidiary has been conducted in compliance with applicable Insurance Laws. In addition, (i) there is no pending or, to the Company’s Knowledge, threatened charge by any state insurance regulatory authority that the Company or any Company Regulated Subsidiary has violated, nor is there any pending nor, to the Company’s Knowledge, threatened investigation by any state insurance regulatory authority related to possible violations by the Company or any Company Regulated Subsidiary of any applicable Insurance Laws, (ii) each Company Regulated Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the policies or Contracts of insurance in the jurisdictions in which it operates, and (iii) since December 31, 2017, each Company Regulated Subsidiary has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any state insurance regulatory authority. None of the Company Regulated Subsidiaries is subject to any order or decree of any insurance regulatory authority and, no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s Knowledge, threatened to revoke, suspend or limit, any license or other permit issued pursuant to applicable Insurance Laws to any Company Regulated Subsidiary. Without limitation of the foregoing, no Action is pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation or suspension of any such license, except any such revocation or suspension that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.20 Insurance.
(a) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:
(i) all Company Policies are in full force and effect and no Company Entity is in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy;
(ii) since December 31, 2017, each Company Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary for companies in the United States conducting the businesses conducted by such Company Entity;
(iii) since December 31, 2017, no Company Entity has received any written communication notifying it of any (1) cancellation or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy or (c) adjustment in the amount of the premiums payable under any Company Policy; and
(iv) as of the date hereof, there is no Action pending by any Company Entity against any insurance carrier under any Company Policy.
(b) As used herein, “Company Policy” means any insurance policy naming any Company Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Company Entity is obligated to pay all or part of the premiums as of the date hereof.
Section 3.21 Key Customers and Key Vendors. Section 3.21 of the Company Disclosure Schedule lists (a) the top twenty (20) customers of the Company Entities in the healthcare segment measured by amounts paid to the Company Entities during the eleven (11) months ended November 30, 2020 (the “Key Healthcare Customers”), (b) (i) the top five (5) customers of the Company Entities in each of the following segments: (1) Specialty Formulary Management, (2) Specialty Medical Pharmacy and (3) Government and (ii) the top ten (10) customers of the Company Entities in the Pharmacy Benefit Management segment, in the case of the foregoing clauses (i) and (ii), measured by amounts paid to the Company Entities during the eleven (11) months ended November 30, 2020 (collectively, the “Key Pharmacy Customers” and, together with the Key Healthcare Customers, the “Key Customers” and each, a “Key Customer”), and (c) the top fifteen (15) suppliers and vendors (other than independent contractors, Providers or Persons of the type set forth in Section 3.14(a)(ix)) of the Company Entities measured by amounts paid by the Company Entities through the Company’s accounts payable group to such supplier or vendor (excluding any offsets) during the eleven (11) months ended November 30, 2020 (each, a “Key Vendor”).
Section 3.22 Broker’s Fees. Except for the Company Financial Advisors, the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby. On or prior to the date hereof, the Company has disclosed in writing to Parent the financial arrangements with each Company Financial Advisor.
Section 3.23 Opinion of Company Financial Advisor. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC (“Goldman”), to be confirmed by delivery of Goldman Sachs’ written opinion, to the effect that, as of the date of such opinion and subject to the factors and assumptions set forth in Goldman’s written opinion, the Merger Consideration to be paid to the holders of outstanding shares of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. The Company Board has received the oral opinion of Guggenheim Securities, LLC (“Guggenheim” and, together with Goldman, the “Company Financial Advisors”), to be confirmed by delivery of Guggenheim’s written opinion, to the effect that, as of the date of such opinion and subject to the factors and assumptions set forth in Guggenheim’s written opinion, the Merger Consideration is fair, from a financial point of view, to the holders of issued and outstanding shares of Company Common Stock.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
Section 4.1 Organization and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite entity power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.
Section 4.2 Operations of Merger Sub. Since its date of incorporation or formation, as applicable, Merger Sub has not carried on any business or conducted any operations other than in connection herewith and with the transactions contemplated hereby.
Section 4.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder, to consummate the transactions contemplated hereby. Each of Parent’s and Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement is Parent’s and Merger Sub’s respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions.
Section 4.4 Consents and Approvals; No Conflicts.
(a) Each of Parent’s and Merger Sub’s execution and delivery hereof do not, each of Parent’s and Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of Parent or Merger Sub, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b) and obtainment of the Company Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent or Merger Sub is a party or by which any asset of Parent or Merger Sub is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Each of Parent’s and Merger Sub’s execution and delivery hereof do not, each of Parent’s and Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require Parent to make Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(ii) Filings required by the Exchange Act, the Securities Act and the rules and regulations of the NYSE;
(iii) the Specified Filings and Specified Consents;

(iv) the HSR Clearance and Filings required by the HSR Act for the transactions contemplated hereby; and
(v) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5 Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, there are no Actions pending or, to Parent’s Knowledge, threatened against any Parent or any officer, director, employee or agent thereof in his, her or its capacity as such.
Section 4.6 Financial Ability. Parent will have, as of the Effective Time, sufficient cash on hand for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and all other amounts payable pursuant to Article II and to pay all related fees and expenses.
Section 4.7 Broker’s Fees. Except for Allen & Company LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., the fees and expenses of which shall be paid by Parent under Parent’s engagement letters therewith, neither Parent nor any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.
ARTICLE V

COVENANTS
Section 5.1 Conduct of Company Business Prior to the Effective Time.
(a) Except (i) as required hereby or by applicable Law, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Schedule or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in the Ordinary Course of Business in all material respects and, to the extent consistent therewith, use reasonable best efforts to (1) preserve intact in all material respects its business organization and goodwill, (2) maintain in effect all material Permits necessary for the lawful conduct of its businesses, and (3) subject to Section 5.7(a), maintain existing relationships with its material customers, suppliers and vendors, any other Person having material business relationships with it and, in all material respects, with Governmental Authorities having jurisdiction over its business and operations; provided that no action by the Company or any Company Subsidiary that is expressly permitted by Section 5.1(b) will be a breach of this Section 5.1(a). The Company shall keep Parent reasonably informed of the status of, and reasonably consult with Parent and consider in good faith Parent’s views with respect to, the matters set forth under Items 1 and 2 of Section 5.1(a) of the Company Disclosure Schedule.
(b) Without limiting the generality of Section 5.1(a), except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.1(b) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:
(i) amend any of their respective Constituent Documents (other than immaterial, ministerial amendments);
(ii) issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of Company Capital Stock or any other Equity Securities in any Company Entity, except (1) for shares of Company Common Stock issuable upon the exercise or settlement of Company Equity Awards, to the extent outstanding on the date hereof and as required hereunder or under the Company Stock Plans or applicable award agreement, (2) any issuance, grant, sale, transfer, lease, license, mortgage, pledge, creation or incurrence of any Lien on or other encumbrance of Equity Securities in a Company Entity to the Company or any wholly owned Company Subsidiary or (3) as otherwise permitted pursuant to Section 5.1(b)(x);

(iii) (1) redeem, purchase or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity (other than (A) pursuant to the cashless exercise of Company Options, or the forfeiture of, or withholding of Taxes with respect to, Company RSAs, Company Director RSAs, Company Options, Company RSUs, Company PSUs or Company PCUs in connection with any taxable event related to such awards, in each case, in accordance with the terms of the applicable Company Stock Plan or (B) redemptions, purchases or other acquisitions of shares of Company Capital Stock or other Equity Securities of any wholly owned Company Subsidiary by the Company or any other wholly owned Company Subsidiary), or (2) adjust, split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;
(iv) declare, set aside for payment or pay any dividend or make any other distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities in any Company Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary (and other than pursuant to the cashless exercise of Company Options, or the forfeiture of, or withholding of Taxes with respect to, Company RSAs, Company Director RSAs, Company Options, Company RSUs, Company PSUs or Company PCUs in connection with any taxable event related to such awards, in each case, in accordance with the terms of the applicable Company Stock Plan);
(v) (1) (A) incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money, (B) assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any other Person or (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, except (x) inter-company Indebtedness solely among the Company and wholly owned Company Subsidiaries or (y)(I) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (II) overdraft facilities or cash management programs, in the case of each of the foregoing clauses (y)(I) and (y)(II), issued, made or entered into in the Ordinary Course of Business; (2) make any loans, advances or capital contributions to any other Person (except for a wholly owned Company Subsidiary); or (3) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money (other than Indebtedness for borrowed money between or among wholly owned Company Subsidiaries);
(vi) sell, assign, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, license, operation, right, product line, business or interest, and including any Equity Security and any Company Material Intellectual Property, except for (1) dispositions of assets or the lapse of rights no longer used, (2) related to Intellectual Property, (I) nonexclusive licenses granted in the Ordinary Course of Business or (II) the natural expiration of registrations therefor, or (3) dispositions solely among the Company Entities;
(vii) (1) merge or consolidate with any Person, (2) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, from any other Person (except for such transactions among the Company Entities), except for acquisitions of Equity Securities in the Ordinary Course of Business under the Company’s investment portfolio consistent with the Company treasury’s investment policy in effect as of the date hereof or (3) except in the Ordinary Course of Business, acquire any assets (other than Equity Securities, which are addressed by the foregoing clause (2)) from any Person (except for a wholly owned Company Subsidiary), except that, in the case of the foregoing clauses (2) and (3), for acquisitions or investments having a value or purchase price not in excess of $5,000,000 in the aggregate; provided, however, that no such acquisitions shall reasonably be expected to prevent, materially impair or materially delay the satisfaction of any condition to the Closing;
(viii) make or authorize any payment of, or commitment for, capital expenditures in excess of $5,000,000 above the capital expenditures budgeted for and reflected in the Company’s capital expenditure projections for 2021 in Section 5.1(b)(viii) of the Company Disclosure Schedule;

(ix) (1) enter into, materially modify or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract (except in the Ordinary Course of Business or as otherwise required or permitted under this Agreement); provided that in no event shall any Company Entity be permitted to enter into any Contract that would be a Company Material Contract contemplated by Section 3.14(a)(iv), Section 3.14(a)(v) (except as permitted in Section 5.1(b)(v)(2)), Section 3.14(a)(vi) (except as permitted in Section 5.1(b)(iv)), Section 3.14(a)(vii) (except as permitted in Section 5.1(b)(v)), Section 3.14(a)(xii) and Section 3.14(a)(xiii) (except as permitted in Section 5.1(b)(vii)), or waive, release or assign any material rights or claims thereunder;
(x) except as required by the terms of any Company Benefit Plan in effect as of the date hereof, as otherwise contemplated by this Agreement or as set forth in Section 5.1(b)(x) of the Company Disclosure Schedule, (1) grant any equity or equity-based award or increase the compensation or benefits provided to any Company Service Provider, (2) grant or provide any severance or termination payments or benefits to any Company Service Provider other than the payment of severance amounts or benefits in the Ordinary Course of Business pursuant to the terms of a Company Benefit Plan set forth in Section 3.9(a) of the Company Disclosure Schedule and subject to the execution and nonrevocation of a release of claims in favor of the Company Entities, (3) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Service Provider, (4) establish, adopt, enter into, terminate or amend any material Company Benefit Plan or any Company Employment and Severance Arrangement or establish, adopt or enter into any material plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof (other than changes to Company Benefit Plans made in the Ordinary Course of Business that do not materially increase the cost to the Company), or (5) hire or terminate (unless for cause) any individual with a base pay or fees in excess of $250,000;
(xi) (1) adopt, enter into, modify, amend or terminate any collective bargaining agreement or similar agreement, or (2) recognize or certify any labor union or group of employees of any Company Entity as the bargaining representative for any employees of any Company Entity;
(xii) settle any dispute or Action brought by a Provider for payments or processing of claims for medical services, except for (1) settlements of disputes (other than Actions) in the Ordinary Course of Business on commercially reasonable terms and (2) settlements of Actions involving only monetary payments where the amount paid in settlement is less than $500,000 individually;
(xiii) settle or compromise, or waive any right related to, any Action brought against a Company Entity, except for any Action (other than any Action relating to Taxes or as provided in Section 5.1(b)(xii)) involving only the payment of money damages of less than $1,000,000, individually, or $5,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such Action by any Company Entity as of the date hereof (provided that, for the avoidance of doubt, no such settlement or compromise shall impose any injunction, equitable or other relief, remedy, limitation or Liability (including any business restriction, reporting requirement or monitoring oversight) on any Company Entity);
(xiv) except as required by GAAP or Applicable SAP (or any interpretation of the foregoing), by applicable Law or by any Governmental Authority with jurisdiction over the business of the applicable Company Entity, as applicable, make any material change in financial accounting methods, principles or practices used by any Company Entity;
(xv) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of any Company Entity;
(xvi) except as otherwise required by applicable Law or the MCC Transaction Agreement, (1) make or change any material Tax election, (2) file any material amended Tax Return, (3) change any material Tax accounting method, (4) settle, compromise or surrender any material Action relating to Taxes, in excess of the amount of accrued reserves on the Company SEC Financial Statements related to such matter, (5) consent to any extension or waiver of any limitation period related to any material claim or assessment for Taxes, (6) surrender any material claim for a refund of Taxes or (7) file any material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice;
(xvii) terminate, cancel, surrender, suspend, allow to expire, fail to renew, abrogate, obtain or materially amend or modify (1) any license or certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (2) any other material Permit, solely in respect of this clause (2), in a manner material and adverse to the Company Entities, taken as a whole;
(xviii) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable Law, GAAP or Applicable SAP;
(xix) reduce in any material respect the budget or scope of the Company Entities’ program for, or otherwise reduce in any material respect the resources or efforts specifically dedicated by the Company Entities to, the maintenance and improvement of their respective Medicare star ratings; or
(xx) agree, resolve, authorize or commit to take any action prohibited by this Section 5.1.
(c) Without limiting Section 5.1(a) or Section 5.1(b), nothing in this Section 5.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.
Section 5.2 Conduct of Parent Business Prior to Effective Time; Merger Sub Approval.
(a) Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent the Merger or the other transactions contemplated hereby from occurring prior to the Outside Date (as it may be extended under Section 7.1(b)(i)).
(b) Immediately following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL, by written consent.
Section 5.3 Preparation of the Proxy Statement; Information Supplied; Company Stockholders Meeting.
(a) As promptly as reasonably practicable after the date hereof, (i) the Company shall commence a broker search under Section 14a-13 under the Exchange Act related to setting a record date for the Company Stockholders Meeting and (ii) the Company shall prepare, with reasonable, good-faith cooperation with Parent, the proxy statement relating to the Company Stockholder Approval (the “Proxy Statement”). The Company shall cause the Proxy Statement to comply as to form in all material respects with the Exchange Act, the Securities Act and any other applicable Law. Unless the Company Board has made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Proxy Statement shall include the Company Recommendation. Parent shall (1) furnish to the Company all information regarding Parent and its Affiliates that is required to be set forth in the Proxy Statement pursuant to the Exchange Act and other applicable Laws, (2) provide the Company assistance and cooperation as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (3) otherwise reasonably cooperate with and assist the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. Each of Parent and the Company shall cause none of the information supplied or to be supplied by or on behalf of it for inclusion or incorporation by reference in the Proxy Statement to, at the date it or any amendment or supplement is mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that Parent and the Company shall not have any Liability to each other for any portion of such information to the extent it expressly relates to the other Party, its controlled Affiliates or any of its Representatives.
(b) The Company shall file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable after the date hereof, and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided that, prior to filing the Proxy Statement in preliminary or definitive form or mailing the Proxy Statement to the Company Stockholders, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, and the Company shall consider in good faith and incorporate, in the Company’s discretion following such good faith consideration, the reasonable comments thereon of Parent and its counsel. The Company shall promptly (i) notify Parent in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (ii) provide Parent with a copy of any substantive correspondence received from the SEC related to the Proxy Statement. The Company shall use reasonable best efforts (1) to respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Proxy Statement; provided that the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith and incorporate, in the Company’s discretion following such good faith consideration, the reasonable comments thereon of Parent and its counsel, and (2) to cause the SEC to advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement. The Company shall not, and shall cause its Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Proxy Statement unless it consults with Parent in advance and, to the extent permitted by the SEC, allows Parent and its counsel to participate therein. The Company shall notify Parent of the time that the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement (such time, the “Proxy Statement Clearance Time”).
(c) As soon as reasonably practicable after the date hereof and in accordance with applicable Law and the Company’s Constituent Documents, as applicable, in consultation with Parent, the Company shall duly set a record date, which shall be no later than ten (10) days after the Proxy Statement Clearance Time (the “Company Record Date”), for a special meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Proxy Statement in definitive form with the SEC and mail the Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting without the prior written consent of Parent (unless required by Law); provided, however, that:
(i) the Company may postpone or adjourn the Company Stockholders Meeting:
(1) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present; or
(2) after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is reasonably likely to be required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by the Company Stockholders prior to the Company Stockholders Meeting;

(ii) the Company shall postpone or adjourn the Company Stockholders Meeting a single time at Parent’s direction for a period of up to ten (10) Business Days if (1) the Company delivers a Company Recommendation Change Notice under Section 5.4 within five (5) Business Days before the then-scheduled date of the Company Stockholders Meeting and (2) Parent requests such a postponement or adjournment in writing; and
(iii) without the prior written consent of Parent, a proposal to adopt this Agreement (including any matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement), a proposal for an advisory vote on certain compensation payable to executive officers of the Company in connection with the Merger and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof shall be the only proposals to be voted on at the Company Stockholders Meeting.
(d) If the Company Board has not made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Company shall use reasonable best efforts to (i) solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption hereof (including any matters of procedure or required by applicable Law in connection with the adoption hereof) and any proposal on an advisory vote on certain compensation payable to executive officers of the Company in connection with the Merger or to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (ii) take all other actions reasonably necessary or advisable to obtain the Company Stockholder Approval.
(e) If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to Parent or the Company or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Company shall promptly prepare (with Parent’s reasonable assistance and cooperation) an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Company Stockholders.
(f) Notwithstanding (i) any Company Change of Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Alternative Acquisition Proposal or (iii) anything herein to the contrary, unless this Agreement is terminated under Article VII, the Company’s respective obligations under this Section 5.3 shall continue in full force and effect, subject to the express exceptions under this Section 5.3.
Section 5.4 No Company Solicitation.
(a) The Company shall, and shall cause its Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing material non-public information), or take any other action designed to lead to, the submission by any Person of an Alternative Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Acquisition Proposal (other than solely in response to an inquiry that did not result from or arise in connection with a breach of this Section 5.4(a) to refer the inquiring Person to this Section 5.4(a) or to clarify the terms thereof), or provide any material non-public information to any Person in connection with, or related to, any Alternative Acquisition Proposal, (3) approve, endorse or recommend any Alternative Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Acquisition Proposal or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision of any confidentiality agreement to which a Company Entity is a party; provided that, from the date hereof until receipt of the Company Stockholder Approval, the Company shall be permitted to waive any such “standstill” or similar provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof), in each case, solely to the extent that the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such waiver would be inconsistent with its fiduciary duties under applicable Law and solely to the extent necessary to permit the Person bound by such “standstill” or similar provision to make a confidential Alternative Acquisition Proposal to the Company Board.
(b) Notwithstanding anything in Section 5.4(a) to the contrary, until the Company Stockholder Approval is obtained, if the Company receives a bona fide written Alternative Acquisition Proposal made after the date hereof that does not result from a breach of this Section 5.4, and the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Acquisition Proposal, (i) the Company may enter into an Acceptable Confidentiality Agreement with the Person making such Alternative Acquisition Proposal, (ii) the Company and its Representatives may provide information (including nonpublic information), and access to the Company Entities’ business, assets, books and records, Contracts or employees, in response to a request therefor by such Person, subject to such Acceptable Confidentiality Agreement; provided that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to Parent promptly (and in any event within forty-eight (48) hours) following the time it is provided to such Person, if such information has not previously been made available to Parent, and (iii) the Company and its Representatives may engage in discussion or negotiations for such Alternative Acquisition Proposal with such Person and its Representatives.
(c) The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if the Company or any of its Representatives receives any (i) written or other bona fide inquiry, request for nonpublic information, discussion or negotiation that is reasonably expected to lead to or that contemplates or relates to an Alternative Acquisition Proposal or (ii) Alternative Acquisition Proposal or any proposal or offer that is reasonably expected to lead to an Alternative Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Alternative Acquisition Proposal, proposal or offer, the identity of the Person making any such indication, inquiry, request, Alternative Acquisition Proposal, proposal or offer, and a copy of any written indication, inquiry, request, Alternative Acquisition Proposal, proposal or offer or any draft agreement (other than an Acceptable Confidentiality Agreement) provided by such Person. The Company shall keep Parent reasonably informed (orally or in writing) on a timely basis of the status and material details of any such Alternative Acquisition Proposal, request, inquiry, proposal or offer, including notifying Parent in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof and promptly furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Acquisition Proposal.
(d) Except as provided in Section 5.4(e) or Section 5.4(f), neither the Company Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Proxy Statement (in either preliminary or definitive form) or (3) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Alternative Acquisition Proposal, (ii) if an Alternative Acquisition Proposal is publicly announced or disclosed, fail to reaffirm the Company Recommendation within ten (10) Business Days following Parent’s written request to do so; provided that Parent may only make such request once with respect to any particular Alternative Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto or (iii) make any public recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer or a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act (each of the foregoing clauses (i)–(iii), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall cause or permit any Company Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (1) constituting, related to or that would reasonably be expected to lead to an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement under Section 5.4(b)) (any such Contract, an “Alternative Acquisition Agreement”) or (2) requiring it to abandon or terminate this Agreement or fail to consummate the Merger or any other transaction contemplated hereby.
(e) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) if:
(i) the Company has received a written Alternative Acquisition Proposal that did not result from a breach of this Section 5.4;
(ii) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal is a Superior Acquisition Proposal and the failure to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) in response to such Alternative Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;
(iii) the Company Board provides to Parent a prior written notice that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) (a “Company Recommendation Change Notice”) in response to such Alternative Acquisition Proposal, which Company Recommendation Change Notice shall identify the Person making such Alternative Acquisition Proposal, attach a copy of any Alternative Acquisition Agreement and any proposed written definitive agreement, or the latest draft thereof, relating to such Alternative Acquisition Proposal and summarize in reasonable detail any material terms and conditions of such Alternative Acquisition Proposal that are not reflected in such copies;
(iv) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives, which negotiation may be on a non-exclusive basis, related to revisions to this Agreement or the transactions contemplated hereby; and
(v) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent in writing (provided that, if Parent has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Acquisition Proposal, the Company Board shall provide a new Company Recommendation Change Notice (including all required information and documents as set forth in Section 5.4(e)(iii)) and an additional two (2) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal continues to be a Superior Acquisition Proposal and that the failure to make such a Company Change of Recommendation in response to such Alternative Acquisition Proposal or authorize the Company to terminate this Agreement under Section 7.1(d)(i) would be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(f) Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation if:
(i) the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that a Company Intervening Event has occurred and the failure to make a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii) the Company Board provides to Parent a Company Recommendation Change Notice in response to such Company Intervening Event, which Company Recommendation Change Notice shall describe the facts relating to the Company Intervening Event;
(iii) if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and
(iv) at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent writing, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(g) The Company agrees that any breach of, or failure to perform or comply with, this Section 5.4 in any material respect by the Company Board (or any member thereof), any controlled Affiliate or director or officer of any Company Entity or any other Representative of the Company, acting on behalf of the Company (any such breach or failure to perform or comply with, a “Representative Breach”), shall be deemed to be a breach by the Company of, or failure of the Company to perform and comply with its obligations under, this Section 5.4. Notwithstanding the Company’s obligations to cause its Representatives to take, or not to take, actions under this Section 5.4, except for any Representative Breach, no breach of, or failure to perform or comply with, this Section 5.4 by any Representative of the Company (other than the Company Board or any controlled Affiliate or director or officer of any Company Entity) shall be deemed a breach by the Company of, or failure of the Company to perform and comply with its obligations under, this Section 5.4.
(h) Nothing under this Section 5.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal; provided, however, that neither this Section 5.4(h) nor any such disclosure shall be deemed to permit the Company Board to make a Company Change of Recommendation except in accordance with Section 5.4(e) or Section 5.4(f).
(i) As used herein:
(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in the aggregate to the Company than those under the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision to the extent Parent is, concurrently with entry by the Company or any Company Subsidiary into such confidentiality agreement, released from any standstill provision in the Confidentiality Agreement);
(ii) “Alternative Acquisition Proposal” means a bona fide inquiry, proposal or offer from any Person (except for Parent or one of its Representatives and other than the Merger contemplated by this Agreement) or “group,” within the meaning of Section 13(d) under the Exchange Act, for, in a single transaction or series of related transactions, any (1) acquisition of assets of the Company Entities equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or net earnings on a consolidated basis are attributable, (2) acquisition of 25% or more of the outstanding Company Common Stock, (3) tender offer or exchange offer that, if consummated, would result in any Person having Beneficial Ownership of 25% or more of the outstanding Company Common Stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that would result in any Person or “group” having Beneficial Ownership of 25% or more of the outstanding Company Common Stock or 25% or more of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

(iii) “Company Intervening Event” means a material Effect that was not known to the Company Board prior to the Company’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which Effect, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery hereof and before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any matter contemplated by Section 5.7, including any noncompliance with Section 5.7 or any consequence thereof; (3) any Effect that is described in clauses (1)–(7) of the definition of Company Material Adverse Effect, except to the extent such Effect disproportionately adversely affects the Company Entities, taken as a whole, relative to the adverse effects thereof on other similarly situated companies operating in the industries in which the Company Entities operate; and (4) any change in the trading price or trading volume of the Company Common Stock or the Company meeting or exceeding any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (provided that any Effect giving rise to or contributing to such change, meeting or exceedance that is not otherwise excluded by the foregoing clauses (1)–(3) may be a Company Intervening Event and may be taken into account in determining whether a Company Intervening Event has occurred); and
(iv) “Superior Acquisition Proposal” means a bona fide Alternative Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, taking into account all legal, regulatory and financial aspects of the proposal (including conditionality, expected timing and likelihood of consummation of the proposal), the identity of the Person making the Alternative Acquisition Proposal and any other factor the Company Board determines in good faith to be relevant, (1) is reasonably capable of being consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions contemplated hereby; provided that, for purposes of the definition of “Superior Acquisition Proposal,” the references to “25%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “75%.”
Section 5.5 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date hereof:
(a) receipt of any written notice to the receiving Party from any Third Party alleging that the Consent of such Third Party is or may be required in connection with the Merger or the other transactions contemplated hereby and such Consent would (in the good faith determination of such Party) reasonably be expected to (i) prevent or materially delay the Closing or the other transactions contemplated hereby or (2) be material to Parent, the Company or the Surviving Corporation;
(b) receipt of any notice or other communication from any Governmental Authority (other than in its capacity as a customer of any Company Entity and except for any notice or communication contemplated by Section 5.7) or the NYSE or Nasdaq in connection with the Merger or the other transactions contemplated hereby; or
(c) the occurrence of an event that would reasonably be expected to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition in Article VI to be satisfied; provided, however, that the delivery of any notice under this Section 5.5 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder and no information delivered under this Section 5.5 shall, or shall be deemed to, update any section of the Company Disclosure Schedule or otherwise qualify or modify any of the Parties’ respective representations and warranties hereunder;
provided, however, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 5.5 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or Section 6.3(b), as applicable, as long as such breach or failure was not in bad faith.

Section 5.6 Access to Information. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company Entities’ properties, books, records and personnel, and during such period, the Company shall cause to be furnished promptly to Parent, its Representatives and, to the extent provided in Section 5.9, its Financing Sources, all information concerning the Company Entities and their respective businesses, as Parent or the Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Company Entities’ business or information as may be required to permit Parent to satisfy its obligations to any Governmental Authority following the Effective Time (but in the case of the Financing Sources, only if relevant to the Financing); provided that Parent and the Financing Sources shall not use any information obtained under this Section 5.6 for any purpose unrelated to the Merger or the other transactions contemplated hereby; provided, however, that the Company shall not be required to (a) permit any invasive environmental sampling or (b) provide any such access or information that in the reasonable, good-faith judgment of the Company (i) would be reasonably likely to result in the disclosure of any trade secrets of third parties or breach any confidentiality obligation of any Company Entity; provided that the Company, subject to the provisions of Section 5.7(a), shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure, (ii) would be reasonably likely to jeopardize protections afforded any Company Entity under the attorney-client privilege; provided that the Company shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege or (iii) any applicable Law requires the Company or any Company Subsidiary to restrict or prohibit access to any such properties or information; provided, further, that (A) the Company shall promptly notify Parent in writing if any reason described in the foregoing clauses (b)(i), (b)(ii) or (b)(iii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clauses (b)(i), (b)(ii) or (b)(iii), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent, use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company or, in the case of clause (b)(ii), entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or losing such privilege) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.6. All information obtained by Parent and its Representatives under this Section 5.6 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement (and, if and to the extent applicable, such information shall be further treated as “Restricted Evaluation Material” for purposes of the Clean Room Agreement or “Restricted Synergies Evaluation Material” for purposes of the Synergies Clean Team Agreement). Notwithstanding any other provision hereof, each Party agrees that it shall not, and shall cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 5.6 for any competitive or other purpose unrelated to the consummation of the Merger; provided, however, that, prior to the Effective Time, nothing in this Section 5.6 shall limit any customary disclosures made by Parent to the Financing Sources, rating agencies, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided, further, that the recipient of such information and other information contemplated to be provided by the Company pursuant to this Section 5.6 agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions.
Section 5.7 Consents, Approvals and Filings; Other Actions.
(a) Subject to the terms and conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article VI to be satisfied as promptly as reasonably practicable after the date hereof (and in any event no later than the Outside Date (as it may be extended under Section 7.1(b)(i)), including making all Filings to or with, and using reasonable best efforts to obtain all Consents of, Governmental Authorities that are necessary, proper or advisable to consummate the Merger (including the HSR Clearance, the Required Filings, the Required Consents, the Specified Filings and the Specified Consents). In addition, the Company shall use reasonable best efforts to obtain all Consents of (i) Persons other than Governmental Authorities and (ii) Governmental Authorities in their capacity as a customer (any such Person, including Governmental Authorities in their capacity as a customer, a “Third Party”) that are necessary, proper or advisable to consummate the Merger; provided, however, that the Company shall not be obligated to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such Third Party to obtain any such Consent, and may not make any such concession or payment or incur any such Liability, without Parent’s prior written consent or be required to make, or commit or agree to make, any such concession or payment to, or incur any Liability that is not conditioned on the consummation of the Merger; provided, further, that, notwithstanding the obligations of the Company pursuant to this sentence of this Section 5.7(a) to use reasonable best efforts to obtain such Consents from such Third Parties, the Company’s inability or failure to obtain any such Consents, and any consequences to the extent arising out of or related to such inability or failure, including the termination by any such Third Party of a Contract between such Third Party and any Company Entity to the extent related to the Merger, shall in no event (1) be deemed a breach of, or failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or (2) grant Parent any right to terminate this Agreement pursuant to Section 7.1 or fail to consummate the Merger and the transactions contemplated hereby (for the avoidance of doubt, and not in limitation of the foregoing, this proviso is applicable to the Specified Consent set forth under Item 8 of Section 3.4(b)(iv) of the Company Disclosure Schedule).
(b) In furtherance and not in limitation of the covenants contained in Section 5.7(a), Parent shall take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking (including any Divestiture Action) to the extent necessary to (i) resolve any objection that a Governmental Authority asserts (or threatens to assert) under any applicable Law related to the Merger and (ii) avoid or eliminate any impediment under any applicable Law asserted by any such Governmental Authority related to the Merger, in each case, to the extent necessary to cause the conditions set forth in Section 6.1(b) and Section 6.1(c) to be satisfied at least three (3) Business Days prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) (collectively, “Regulatory Concessions”); provided, however, that, notwithstanding anything herein to the contrary, neither Parent nor any of its Affiliates shall be required (1) to commence or defend any Action against any Governmental Authority in connection with the transactions contemplated hereby (other than administrative applications for reconsideration or similar administrative appeals of adverse administrative determinations brought in administrative forums related to a Required Consent or a Required Filing) or (2) to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession (including any Divestiture Action) that, individually or in the aggregate with all Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of (A) Parent and its Subsidiaries, taken as a whole, (B) the Company Entities, taken as a whole, or (C) Parent and its Subsidiaries (including the Company Entities), taken as a whole, after giving effect to the transactions contemplated hereby (the “Combined Company”); provided that (I) for purposes of each of the foregoing clauses (A) and (C), Parent and its Subsidiaries, taken as a whole, and the Combined Company, respectively, shall be deemed to be of the size, scope and scale, and with the business, assets, Liabilities, financial condition and results of operations, of the Company Entities, taken as a whole, and (II) in determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in such a material adverse effect under each of the foregoing clauses (A), (B) or (C), any adverse impact on the synergies reasonably expected to be realized from the Merger shall (without duplication) be taken into account (any such Regulatory Concession, individually or in the aggregate, a “Burdensome Condition”). As used herein, a “Divestiture Action” means any divestiture, sale, license or other disposition of, or subjection to any hold-separate order of, any assets (including any Subsidiary, health plan, operation, division, business, product line or business relationship, or the termination, assignment or novation of any Contract or rights) of Parent, the Company, or their respective Affiliates.
(c) (i) As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than thirty (30) days after the date hereof, Parent shall file, or cause to be filed, “Form A Statements” or similar change-of-control applications with the insurance commissioners or departments of health or other Governmental Authorities in each jurisdiction where required by applicable Law seeking approval of Parent’s acquisition of control of each applicable Company Regulated Subsidiary which results from the Merger, (ii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than thirty (30) days after the date hereof, Parent shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws related to the Merger, (iii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than twelve (12) Business Days after the date hereof, each of Parent and the Company shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), (iv) as soon as reasonably practicable after the date hereof, each of Parent and the Company shall make, or cause to be made, any other Filing thereby that may be required by any applicable Antitrust Law or other Law (including any Specified Filing not addressed by the foregoing clauses (i)–(iii)) and (v) not later than sixty (60) days prior to the Closing Date, Parent and the Company shall file, or cause their respective Subsidiaries to file, any required notice to CMS, with a separate notice to the CMS Central and/or Regional Office Medicare Advantage and/or Part D plan manager if applicable. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings.
(d) Except for a pull-and-refile by Parent pursuant to 16 C.F.R. 803.12 (which shall not require the Company’s consent), none of the Parties, without the other Party’s prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the contemplated transactions (or that would otherwise prevent or prohibit the parties from consummating the contemplated transactions) for a period of time; provided that Parent shall not pull-and-refile more than once without the Company’s prior written consent.
(e) Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (1) without prejudice to Section 5.7(c), any Filing contemplated by this Section 5.7 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (2) any Action relating to the Merger or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (1) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Merger, including the FTC, the Antitrust Division or any federal and state departments of health, state insurance departments or other Governmental Authority with jurisdiction under applicable Health Care Laws or Insurance Laws, and (2) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Merger; provided that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to any such Filing or Action, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Action and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority submitted as required by Section 5.7(c). Without limiting Parent’s covenants and agreements under Section 5.7(a) and Section 5.7(b), Parent shall have the right to direct and take the lead in (I) coordinating and making, including (without prejudice to the requirements of Section 5.7(c)) determining the timing of, all Filings with Governmental Authorities in connection with the Merger, (II) determining the strategy and timing for, and making all material decisions related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.7 (including the HSR Clearance and Required Consents), (III) coordinating and, except for communications responding to requests or inquiries by any Governmental Authority directed specifically at the Company, making all communications with Governmental Authorities related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.7 and (IV) resolving any Action related to any such Filing or Consent or the Merger by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party; provided that Parent shall consult reasonably with the Company related to the foregoing and consider in good faith the Company’s views related thereto. Notwithstanding the Company’s covenants and agreements under Section 5.7(a), without Parent’s prior written consent, the Company shall not, and shall not permit any Company Entity or any of their respective Representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession.
Section 5.8 Indemnification.
(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement between any Company Entity and any Indemnified Person (the “Company Indemnification Agreements”) and (ii) any indemnification provision and any exculpation provision in the Constituent Documents of the Company Entities as in effect on the date hereof. The Constituent Documents of the Surviving Corporation and the Surviving Corporation’s Subsidiaries shall contain provisions related to indemnification and exculpation from liability no less favorable than the indemnification, exculpation from liability and advancement of expenses provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person.
(b) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Corporation or its applicable Subsidiaries to, indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with any actual or threatened Action arising out of or relating to (i) the fact that such Indemnified Person is or was a director, officer, employee or agent of any Company Entity, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Person’s capacity as a director or officer of any Company Entity, whether asserted or claimed prior to, at or after the Effective Time or (iii) the Merger, this Agreement or the transactions contemplated hereby, in each case, to the fullest extent permitted by applicable Law, any applicable Company Indemnification Agreement and the Constituent Documents in effect as of the date hereof.
(c) Through the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Corporation or its applicable Subsidiaries to maintain in effect, for the benefit of the Indemnified Persons, a level and scope of directors’ and officers’ liability insurance coverage at least as favorable as the level and scope thereof set forth in the Company’s current directors’ and officers’ liability insurance program in effect as of the date hereof and made available to Parent; provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company related to such current policy (the “Annual Cap”); provided, further, that, if the annual premiums payable for such insurance coverage exceed the Annual Cap, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to the Annual Cap. In lieu of the obligations in, and notwithstanding anything in, the immediately preceding sentence, the Company, in consultation with Parent, may obtain a prepaid “tail” policy prior to the Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing Date; provided that the annual premiums payable for such “tail” policy shall not exceed the Annual Cap.
(d) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) under this Section 5.8.

(e) From and after the Closing, the Indemnified Persons shall be third-party beneficiaries of this Section 5.8, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that any such Indemnified Person may have under the applicable Constituent Documents or any Company Indemnification Agreement.
(f) Nothing herein is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.
(g) As used herein, “Indemnified Person” means any Person who is or was an officer, director or employee of any Company Entity at or at any time prior to the Effective Time.
Section 5.9 Financing Cooperation.
(a) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives, including legal, Tax, regulatory and accounting Representatives, to provide, on a timely basis, all reasonable cooperation requested by Parent and/or the Financing Sources in connection with the arrangement of debt financing sought by Parent in connection with the transactions contemplated by this agreement (the “Financing”) or a refinancing of Parent’s debt (the “Parent Refinancing”). Without limiting the generality of the foregoing, such cooperation shall include the following: (i) promptly providing Parent and the Financing Sources and their respective agents with (1) such customary financial and other information with respect to the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Financing, including any financial statements or other financial information to the extent required by the SEC or Rule 3-05 of Regulation S-X, in connection with any completed or pending acquisitions or dispositions by the Company, that, upon completion thereof, would be required to be included in a registration statement filed by the Company that is not already otherwise publicly available and filed by the Company on the SEC’s Website, EDGAR, which statements and information may be used by Parent in connection with any such Financing; and (2) other information as may be reasonably requested by Parent, the Financing Sources or their respective agents and of a type customarily prepared and delivered by the Company to prepare offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), registration statements and prospectuses under the Securities Act and other materials in connection with an offer or sale of securities in connection with such Financing; provided that the Company shall not be obligated to (v) prepare any pro forma financial information or projections (for which, for the avoidance of doubt, Parent shall be solely responsible), (w) provide a description of all or any component of the Financing or other information customarily provided by the Financing Sources or its counsel, (x) provide risk factors relating to all or any component of the Financing or Parent, (y) prepare separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or segment reporting to the extent not otherwise required by applicable law and regulation or (z) in the case of a private offering or private placement by Parent, provide other information customarily excluded from each of a confidential information memorandum and an offering memorandum (all information required to be delivered under this clause (i) being referred to as the “Required Information”); provided, however, that all information pursuant to the foregoing clause (2) shall be deemed to have been delivered, as of any date of determination, if the Company has complied in all material respects with its obligations under the Exchange Act to file reports with the SEC as of such date; (ii) participating (including by making members of senior management, certain representatives and certain nonlegal advisors available to participate by teleconference or virtual meeting platforms) upon reasonable prior notice in a reasonable number of meetings at reasonable times and locations (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Financing and senior management and Representatives of the Company Entities), due diligence sessions, presentations, “road shows,” drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending or debt capital markets or other debt securities transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing; (v) aiding in the preparation of customary documentation, including bank information memoranda, prospectuses and similar documents (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC), rating agency presentations, virtual road show presentations, private placement memoranda and written offering materials and similar documents used to complete such Financing (including delivery of one or more customary representation letters), in each case, to the extent information contained therein relates to the business of the Company Entities; (vi) to the extent necessary to consummate any such Financing, using commercially reasonable efforts to cause its certified independent auditors to provide (A) consent to use of their reports in any materials relating to the Financing or Parent Refinancing, including SEC filings, prospectuses and offering memoranda that include or incorporate the Company’s consolidated financial information (including information of any entity recently acquired by the Company or whose acquisition by the Company is pending of whose financials would be required to be included in order for a registration statement filed by the Company to be declared effective) and their reports thereon and (B) auditors reports and comfort letters (including “negative assurances” comfort) for the financial information relating to the Company Entities (including any entity recently acquired by the Company or whose acquisition by the Company is pending of whose financials would be required to be included in order for a registration statement filed by the Company to be declared effective) in customary form in connection with the Financing or Parent Refinancing; (vii) taking all actions reasonably necessary in connection with the payoff of existing indebtedness of the Company Entities on the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge; provided that the consummation of any such repayment or prepayment and termination shall be contingent upon the occurrence of the Merger); (viii) causing the taking of corporate and organizational actions reasonably necessary to permit the completion of the Financing, (ix) providing, at least five (5) Business Days prior to the Closing Date to the extent Parent notifies the Company of such request at least ten (10) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information reasonably requested at least ten (10) Business Days prior to the Closing Date by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (x) cooperating in procuring corporate and facilities ratings for the Financing in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.; (xi) executing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the portion of the public side versions of such documents supplied by the Company, if any, do not include material nonpublic information about the Company Entities or their respective Affiliates or securities; and (xii) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board has knowledge of any facts as a result of which a restatement of any of the Company’s financial statements, in order for such financial statements to comply with GAAP, is probable.
(b) Notwithstanding anything in Section 5.9(a), none of the Company Entities shall be required to (i) agree to pay any commitment or other fee prior to the Closing in connection with the Financing, (ii) make any payment or incur any other liability or give any indemnity in connection with the Financing prior to the Closing other than expenses reimbursable under Section 5.9(d), (iii) take any action that would require any director, officer or employee of any Company Entity to execute any document, agreement, certificate or instrument that would be effective prior to the Closing, (iv) take any action that would unreasonably interfere with the ongoing business or operation of the Company Entities, (v) take any action that would conflict with or violate the Constituent Documents of the Company Entities, any material Contract to which a Company Entity is a party or applicable Law or (vi) cause any director, officer or employee of any Company Entity to incur actual or potential personal liability or breach any fiduciary duty, or (vii) provide access to or disclose information that the Company reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company (provided that the Company shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege); provided, however, that the foregoing clause (iii) shall not apply to (1) customary authorization letters to the extent required by foregoing clause (xi) of Section 5.9(a) or (2) customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations on any Company Entity prior to the Effective Time) and solicitation agreements and similar documents required to be executed in connection with the closing of a sale of securities (registered or unregistered), debt offering into escrow or in connection with any consent solicitation, offer to purchase or offer to exchange, in each case, on customary terms referred to in Section 5.9(c) below.
(c) At Parent’s request, the Company shall cause its Representatives to use its and their commercially reasonable efforts to reasonably cooperate with Parent and Merger Sub to, related to the Company’s 4.400% Senior Notes due 2024 (collectively, the “Notes”) and the related indentures (as amended or supplemented prior to the date hereof), (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of Notes for cash (the “Offers to Purchase”) or (2) one or more offers to exchange any or all of the outstanding Notes for securities issued by Parent or its Subsidiaries (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that (1) any such transaction shall be funded using consideration provided by Parent or its Subsidiaries and all costs and expenses relating thereto shall be paid by Parent or its Subsidiaries, (2) the Company and its Subsidiaries shall not be required to incur any other liability in connection with any Company Note Offers and Consent Solicitations and Parent agrees it shall be responsible for all such liabilities incurred by the Company in connection with any Company Note Offers and Consent Solicitations, (3) any documentation relating to any Company Note Offers and Consent Solicitations and all material requested to be published or mailed to the holders of the Notes shall be subject to the prior review of, and comment by Parent and the Company shall consider in good faith the reasonable comments thereon, (4) and any Offer to Purchase or Offer to Exchange shall be contingent upon the occurrence of the Closing unless otherwise agreed by the Company, and not consummated prior to Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are reasonably proposed by Parent or its Subsidiaries, are reasonably acceptable to the Company and are permitted or required by the terms of such Notes, the applicable indentures and applicable Laws, including SEC rules and regulations, and the Company shall not be responsible for the success or consummation thereof. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the applicable Notes indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures shall not become effective until Closing. At Parent’s expense, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or its Subsidiaries, provide reasonable cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using commercially reasonable efforts to cause, (A) the Company’s independent accountants giving effect to any disposition requiring recast or restatement of financial statements if required in order for a registration statement of the Company to be declared effective (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations and (B) the Company’s Representatives to furnish any customary certificates, legal opinions or negative assurance letters in connection with the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent and reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent. Additionally, prior to the Closing, at Parent’s request, the Company shall use its reasonable best efforts to cooperate with Parent in Parent’s preparation of notices and documentation necessary to, and, redeem and/or satisfy and discharge the Notes upon the Closing.
(d) Parent shall (a) whether or not the Merger is consummated or this Agreement is terminated, indemnify and hold harmless the Company Entities and their respective directors, officers, employees, equityholders, Representatives, advisors and Affiliates from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the arrangement of the Financing, Company Note Offers and Consent Solicitations (as defined above) and any information utilized in connection therewith (other than with respect to any material misstatement or omission in the information provided by any Company Entity expressly for use in connection therewith) and (b) from time to time (and promptly upon request by the Company) promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including reasonable out-of-pocket auditor’s and attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ obligations under this Section 5.9, including in connection with the Financing and Company Note Offers and Consent Solicitations; except, in each case, (i) to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the willful misconduct or gross negligence of Company Entities or their respective Representatives as determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) any costs and expenses incurred in connection with the preparation of historical financial statements or any other general auditor and legal expenses the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 5.9 and (iii) any other amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing, Company Note Offers and Consent Solicitations. This Section 5.9(d) shall survive the Effective Time or earlier termination of this Agreement.
(e) On or prior to the Closing, (i) the Company shall deliver to Parent an executed payoff letter from the administrative agent under the Existing Credit Facility (the “Credit Agreement Payoff Letter”), together with any applicable related lien release documentation, in customary form, and including language in the Credit Agreement Payoff Letter (1) indicating the total amount required to be paid to fully satisfy all principal, interest, and any other monetary obligations then due and payable under the Existing Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (2) stating that upon receipt of the Payoff Amount under such Payoff Letter, the Existing Credit Facility and all related loan documents shall be terminated (subject to customary reinstatement language), as applicable, (3) providing that all Liens and all guarantees in connection therewith relating to the assets and properties of any Company Entity securing such obligations shall be released and terminated upon the payment of the Payoff Amount (subject to customary reinstatement language) and (4) shall effect the return after receipt of the Payoff Amount of all possessory collateral in connection with such Indebtedness or otherwise provide customary lost stock affidavits (in each case, to the extent practicable on the Closing Date); provided that the Credit Agreement Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company and (ii) the Company shall use reasonable best efforts to deliver to Parent an executed waiver letter from the issuer under the Existing Continuing Agreement, reasonably acceptable to Parent, which provides for the waiver of the “change of control” under the Existing Continuing Agreement and any other defaults or events of defaults thereunder triggered by the transactions contemplated by this Agreement; provided that the Company shall not be obligated to make or incur, or to commit or agree to make or incur, any concession, payment, Liability or modification to the Existing Continuing Agreement, in each case, in connection with the foregoing clause (ii) unless such concession, payment, Liability or modification is contingent upon, and payable at or in connection with, the occurrence of the Closing, is approved in writing by Parent and, in the case of any payment or Liability, reimbursed pursuant to Section 5.9(d).
(f) Notwithstanding anything herein, each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing or any other financing by Parent is not a condition to Closing.
Section 5.10 Delisting. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to take all actions necessary to be taken prior to the Effective Time to cause the delisting of the Company Common Stock from Nasdaq and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.
Section 5.11 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause (and the Company shall be permitted to cause) any dispositions of Company Common Stock (including derivative securities related to Company Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act related to the Company or shall become subject to such reporting requirements related to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 5.12 Employee Benefit Matters.
(a) Except as otherwise required by any collective bargaining agreement or other agreement with a labor union or other employee representative body, for a period of one (1) year immediately following the Effective Time (or if shorter, during the period of employment) (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity who continues to be employed by Parent or its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash incentive opportunities and target long-term incentive compensation opportunities that are no less favorable than those provided to each such Continuing Employees immediately prior to the Effective Time, (iii) target long-term incentive compensation grants that are no less than those granted by the Company in connection with the most recent annual long-term incentive compensation grant cycle of the Company, (iv) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time, and (v) severance benefits that are no less favorable than the severance benefits provided to each Continuing Employee immediately prior to the Effective Time. Parent shall or shall cause its Subsidiaries to honor and assume all obligations and pay all amounts due under the employment agreements, retention agreements and severance plans and agreements listed in Section 5.12(a) of the Company Disclosure Schedule (the “Company Employment and Severance Arrangements”) in accordance with their terms.
(b) Parent and the Company acknowledge and agree that (i) the consummation of the Merger shall constitute a “Change in Control” (or like term) under each Company Benefit Plan to which such term is relevant.
(c) For purposes of vesting, eligibility to participate and level of benefits under any employee benefit plans of Parent and its Subsidiaries in which a Continuing Employee may be able to participate on or following the Effective Time (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company Entities and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits related to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan and (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any New Plans that are welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Company Benefit Plans”) in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Corporation shall (1) waive, or cause the applicable insurance carrier to waive, all limitations as to eligibility waiting periods and preexisting and at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee under any Purchaser Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) provide, or cause the insurance carrier to provide, credit to each Continuing Employee for any co-payments, coinsurance, deductibles and out-of-pocket expenses paid by such Continuing Employee under the Company Benefit Plans during the plan year in which such Continuing Employee’s participation commenced.
(d) For the full performance year during which the Closing occurs, annual cash incentive bonus payments shall be allocated in consultation with management of the Company immediately prior to the Closing and paid at the time the Company would otherwise have paid annual cash incentive bonuses absent the consummation of the Merger in accordance with the terms of the applicable Company annual cash incentive bonus plan; provided that the amount payable for the portion of the performance year through the Closing shall be no less than the amount accrued through Closing on the Company’s balance sheet.
(e) Parent shall, or shall cause the Surviving Corporation to, recognize and honor each Continuing Employee’s paid time off and carryover paid health days accrued but unused through the Effective Time.

(f) If requested by Parent no later than fifteen (15) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company Entities (each, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to vest all account balances and permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent Qualified Plan immediately following the Closing Date.
(g) Nothing in this Section 5.12 shall be treated as an amendment of, or undertaking to amend, any Benefit Plan. The provisions of this Section 5.12 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.
Section 5.13 Company Stockholder Litigation. In the event that any Action related to this Agreement, the Merger or the other transactions contemplated hereby is brought against the Company or its directors or officers (“Company Stockholder Litigation”), the Company shall as promptly as reasonably practicable notify Parent of such Company Stockholder Litigation and shall keep Parent informed on a current basis of the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any such Company Stockholder Litigation; provided, however, to the extent permitted by applicable Law, the Company shall not settle any Company Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall, and shall cause its Subsidiaries and their respective Representative, to use their respective reasonable best efforts to cooperate with the Company in connection with the defense of any such Company Stockholder Litigation.
Section 5.14 Stock Award Schedule. No earlier than five (5) Business Days prior to, and no later than three (3) Business Days prior to, the anticipated Closing Date (the “Stock Award Reference Date”), the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Stock Award Reference Date, including (i) the holder thereof (by employee ID number), (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the name of the Company Stock Plan under which the award was granted, (iv) the date of grant and vested status and (v) if applicable, the exercise price and term, in each case, as of the Stock Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day prior to the Closing Date) provide Parent with a list of any changes occurring in such information since the Stock Award Reference Date. The Company’s breach of, or failure to perform or comply with its obligations under, this Section 5.14 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b).
Section 5.15 Company Resignations. Except as otherwise directed by Parent prior to the Closing, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director, manager and officer of each Company Entity (including each member of the Company Board) in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.
Section 5.16 State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to the Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the Merger or the other transactions contemplated hereby.
Section 5.17 Specified Matters. Prior to the Closing, the Company shall take the actions set forth in Section 5.17 of the Company Disclosure Schedule.
ARTICLE VI

CONDITIONS TO THE MERGER
Section 6.1 Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Closing of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) No Legal Restraint. No Law, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the Merger (any such Law, a “Legal Restraint”).
(c) Governmental Consents. (i) The waiting period (and any extension of such period, including any agreement between a Party and a Governmental Authority agreeing not to consummate the Merger prior to a certain date) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated (the “HSR Clearance”) and (ii) all Filings with or to, and all Consents of, any Governmental Authority listed in Exhibit A (the “Required Filings” and the “Required Consents,” respectively) shall have been made or obtained, respectively.
Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. (i) Each representation and warranty in Article III (except for the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(d), Section 3.3, Section 3.6(b) and Section 3.22) shall be accurate in all respects (read, for purposes of this Section 6.2(a)(i) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality (provided that dollar thresholds shall not be disregarded)) as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each representation and warranty in Section 3.1(a), Section 3.3 and Section 3.22 shall be accurate in all material respects as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (iii) each representation and warranty in Section 3.2(a), Section 3.2(b) and the first sentence of Section 3.2(d) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date) and (iv) each representation and warranty in Section 3.6(b) shall be accurate in all respects as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date).
(b) Covenants and Agreements. The Company shall have performed or complied in all material respects with all of the covenants and agreements hereunder that this Agreement requires the Company to perform or comply with at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, neither a Company Material Adverse Effect nor any Effect that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred.
(d) No Burdensome Condition. (i) No Burdensome Condition shall be a condition to the receipt of the HSR Clearance or the Required Consents and (ii) none of the HSR Clearance, the Required Filings or the Required Consents shall contain, include or impose any Burdensome Condition.
(e) Bringdown Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying the satisfaction of all conditions in Sections 6.2(a), 6.2(b) and 6.2(c).
Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:
(a) Representations and Warranties. Each representation and warranty in Article IV shall be accurate in all respects (read, for purposes of this Section 6.3(a) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of any such representation and warranty to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Covenants and Agreements. Each of Parent and Merger Sub shall have performed or complied in all material respects with all of the covenants and agreements hereunder that this Agreement requires Parent or Merger Sub to perform or comply with at or prior to the Closing.
(c) Bringdown Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying the satisfaction of all conditions in Section 6.3(a) and Section 6.3(b).
ARTICLE VII

TERMINATION
Section 7.1 Termination.
(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual written agreement, whether before or after obtainment of the Company Stockholder Approval.
(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after obtainment of the Company Stockholder Approval, if:
(i) the Closing has not occurred prior to 5:00 p.m. on October 4, 2021 (the “Outside Date”); provided, however, that, if, as of 5:00 p.m. on the Outside Date, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) the conditions in Section 6.1(b) (but only if each applicable Legal Restraint relates to the HSR Clearance or a Required Consent) and Section 6.1(c)) and (2) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date), the Outside Date shall be extended to January 4, 2022; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m. on the Outside Date (as it may be extended under this Section 7.1(b)(i)) was proximately caused by such Party’s breach of, or such Party’s failure to perform or comply with, in any material respect, any of its covenants or agreements hereunder;

(ii) a Legal Restraint shall be in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was proximately caused by such Party’s breach of, or failure to perform or comply with, in any material respect, any of its covenants or agreements hereunder; or
(iii) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption hereof was taken.
(c) Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the Effective Time if:
(i) the Company Board or a committee thereof makes a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 5.4(e) or Section 5.4(f)); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) after the Company Stockholder Approval is obtained;
(ii) (1) the Company has committed a Willful Breach of Section 5.4 and (2) such Willful Breach cannot be cured by the date of the Company Stockholders Meeting or, if capable of being cured, is not cured within ten (10) Business Days after written notice of such breach to the Company; provided, however, that, from and after obtainment of the Company Stockholder approval, Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) for any such Willful Breach occurring prior to such obtainment; or
(iii) the Company breaches, or fails to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied and (2) is not reasonably capable of being cured by the Company or, if reasonably capable of being cured by the Company, is not cured by the Company prior to the earlier of (a) thirty (30) days after Parent delivers written notice of such failure to the Company and (b) the Outside Date (as it may be extended under Section 7.1(b)(i)); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(iii) if Parent or Merger Sub breach, or fail to perform or comply with, in any material respect, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate in any material respect, which failure would proximately give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable.
(d) Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the Effective Time if:
(i) (1) the Company Board has authorized the Company to terminate this Agreement under this Section 7.1(d)(i) in response to a Superior Acquisition Proposal under Section 5.4(e), (2) Parent is not then entitled to terminate this Agreement under Section 7.1(c)(ii) and (3) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Acquisition Proposal is duly executed and delivered by the Company, the Person making such Superior Acquisition Proposal and all other parties thereto; provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(i), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, the Company pays Parent the Termination Fee under Section 7.3(a); or
(ii) any of Parent or Merger Sub breach, or fail to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied and (2) is not reasonably capable of being cured by Parent or Merger Sub, as applicable, or, if reasonably capable of being cured by Parent or Merger Sub, as applicable, is not cured by Parent or Merger Sub, as applicable, prior to the earlier of (a) thirty (30) days after the Company delivers written notice of such failure to Parent and (b) the Outside Date (as it may be extended under Section 7.1(b)(i)); provided, however, that the Company shall not have the right to terminate this Agreement under this

Section 7.1(d)(ii) if the Company breaches, or fails to perform or comply with, in any material respect, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate in any material respect, which failure would proximately give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable.
Section 7.2 Effect of Termination. This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 8.4, specifying the subsection of Section 7.1 under which such termination is effected. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party (or their respective Representatives) shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this Agreement or relating hereto or the negotiation, execution, performance or subject matter hereof, except that (a) Section 5.9(d), this Section 7.2, Section 7.3 and Article VIII, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) no such termination shall relieve any Party from Liability for any Willful Breach occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, the Clean Room Agreement and the Synergies Clean Team Agreement, all of which obligations shall survive any termination hereof under their terms (notwithstanding anything in Section 8.6 to the contrary).
Section 7.3 Termination Fees; Expense Reimbursements.
(a) Termination Fees.
(i) Termination Fee. If (1)(A) Parent terminates this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii) or (B) the Company terminates this Agreement under Section 7.1(d)(i) or (2) Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, Parent would have been entitled to terminate this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii), the Company shall pay to Parent a fee of $76,530,000 in cash (the “Termination Fee”), by wire transfer of immediately available funds in accordance with wiring instructions delivered in writing to the Company by Parent, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clauses (1)(A) and (2) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (1)(B).
(ii) Tail Fee. The Company shall pay to Parent a fee in cash equal to the Termination Fee (the “Tail Fee” and, together with the Termination Fee, the “Company Fees”), if (1) Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, Parent would not have been entitled to terminate this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii), (2) prior to such termination, but after the date hereof, a bona fide Alternative Acquisition Proposal is made to the Company or the Company Board or is made publicly known and (3) within twelve (12) months after the date of such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to, or consummates, any Alternative Acquisition Proposal (whether or not referred to in the foregoing clause (2)); provided that, for purposes of this Section 7.3(a)(ii), the references to “25%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.” If owed under this Section 7.3(a)(ii), the Company shall pay to Parent the Tail Fee by wire transfer of immediately available funds in accordance with wiring instructions delivered in writing to the Company by Parent prior to or concurrently with the execution of such Alternative Acquisition Agreement.
(b) Other Agreements.
(i) The covenants and agreements under this Section 7.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If the Company fails to pay promptly any Company Fee due under Section 7.3(a), as applicable, and in order to obtain such payment, the Parent commences an Action that results in a final, non-appealable judgment against the Company for such Company Fee owed thereby under Section 7.3(a), as applicable, or any portion thereof, the Company shall reimburse Parent for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(ii) Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which the Company is required to pay a Company Fee, (1) payment by the Company of such Company Fee, together with any costs and expenses owed by the Company under Section 7.3(b)(i), shall be Parent’s sole and exclusive remedy (and that of Parent’s stockholders, directors, officers and Affiliates and Representatives (collectively with Parent, the “Parent Related Parties”)) for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Parent Related Parties that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, (2) upon payment of such amount, together with any costs and expenses owed by the Company under Section 7.3(b)(i), the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, Representatives, agents or any their respective assignees or successors (collectively, “Company Related Parties”) shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, (3) Parent shall not have, and expressly waives and relinquishes on behalf of itself and the other Parent Related Parties, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and (4) the maximum aggregate Liability of the Company Related Parties to Parent that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, shall not exceed such Company Fee, together with any costs and expenses owed by the Company under Section 7.3(b)(i), and the Parent Related Parties shall not seek to recover monetary damages in excess of such amount. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall the Company be required to pay to Parent more than one Company Fee.
(iii) The Parties acknowledge and hereby agree that the Termination Fee, if, as and when required pursuant to this Section 7.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.
ARTICLE VIII

MISCELLANEOUS
Section 8.1 Amendment and Modification. This Agreement may be amended, changed or supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval, only by the written agreement of Parent and the Company; provided, however, that this Agreement shall not be amended, modified or supplemented (a) in any manner that would adversely affect the rights of the Financing Source Parties under this Section 8.1, Section 8.6, Section 8.9(b), Section 8.11 and Section 8.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment, modification or supplement thereto would serve to modify the substance or provision of any such sections) without the prior written consent of the Financing Sources or (b) following obtainment of the Company Stockholder Approval unless, to the extent required by applicable Law or the rules and regulations of the Nasdaq, approved by the Company Stockholders.
Section 8.2 Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) subject to the proviso of Section 8.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.
Section 8.3 No Other Representations or Warranties; No Survival of Representations and Warranties.
(a) Except for the representations and warranties in Article III, each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company or any of its Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) each of Parent and Merger Sub has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of, or other information or documents furnished or made available by, the Company or any of its Affiliates or Representatives, in making their respective determination to enter into this Agreement and proceed with the transactions contemplated hereby.
(b) Except for the representations and warranties in Article IV, the Company acknowledges and agrees that (i) none of Parent, Merger Sub or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) the Company has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of, or other information or documents furnished or made available by, Parent, Merger Sub or any of their respective Affiliates or Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby.
(c) None of the representations and warranties herein or in any schedule, instrument or other document delivered hereunder shall survive the Effective Time or the termination hereof.
(d) Notwithstanding anything to the contrary herein, nothing herein, shall eliminate or limit any Party’s available remedies for any Willful Breach committed by the other Party or any of its respective Affiliates or Representatives.
Section 8.4 Notices
All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):
(a)	if to Parent or Merger Sub, to:
Centene Corporation
7700 Forsyth Blvd
St. Louis, MO 63105
	Attention:	Christopher Koster
	Email:	christopher.a.koster@centene.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
	Attention:	Paul T. Schnell
	Email:	paul.schnell@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
	Attention:	Jeremy D. London
	Email:	jeremy.london@skadden.com

(b)	if to the Company, to:

Magellan Health, Inc.
4801 E. Washington Street
Phoenix, AZ
	Attention:	David Haddock
	Email:	haddockd@magellanhealth.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
	Attention:	Raymond O. Gietz
Jaclyn L. Cohen
	Email:	raymond.gietz@weil.com
jackie.cohen@weil.com
Section 8.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.
Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including any exhibits hereto and the Company Disclosure Schedule) and the Confidentiality Agreement (other than Paragraphs 4 and 5 (solely with respect to Transaction Information (as defined therein)), thereof, each of which shall terminate (solely with respect to Transaction Information (as defined therein)) and be of no force or effect after the Parties’ execution and delivery hereof; provided for the avoidance of doubt, that if any Evaluation Material itself is or may be deemed to be Transaction Information, this parenthetical shall not apply to such information), the Clean Room Agreement and the Synergies Clean Team Agreement (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement) and (b) are not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) as provided in Section 5.8(e), (ii), the right of the Company Stockholders to receive the Merger Consideration after the Closing in accordance herewith, (iii) the right of the holders of Company Equity Awards to receive such consideration as provided for in Section 2.6 after the Closing in accordance herewith, (iv) Section 7.3(b)(ii), which is intended to benefit and be enforceable by the Company Related Parties and Parent Related Parties and (v) the Financing Sources are intended third-party beneficiaries of Section 8.1, this Section 8.6, Section 8.9(b), Section 8.11 and Section 8.12 and such provisions shall be enforceable by each Financing Source.

Section 8.7 Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 8.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a) This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (i), (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 8.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR TO THE MERGER, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.
(b) Notwithstanding anything to the contrary herein and without limiting Section 8.10, (i) no Party or its controlled Affiliates shall bring or support any Actions or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any Financing Source or any of their respective directors, officers, employees, equityholders, Representatives, advisors and Affiliates (collectively, the “Financing Source Parties”) (in each case, in such capacity) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) all claims, cross-claims, third party-claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any of the Financing Source Parties (in each case, in such capacity) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) each Party hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive any right such party may have to a trial by jury in respect of any litigation (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any of the Financing Source Parties (in each case, in such capacity) directly or indirectly arising out of or relating in any way to this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof.
Section 8.10 Remedies.
(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.
(b) For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 7.1 or pursue all applicable remedies at Law to the extent not limited hereby.
(c) To the extent any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement, and such Action is pending on the Outside Date (as it may be extended under Section 7.1(b)(i)), then, without further action, the Outside Date (as it may be extended under Section 7.1(b)(i)) shall automatically be extended until (i) the date that is five (5) Business Days following the dismissal, settlement or entry of a final order with respect to such Action, or (ii) such other time period established by the court presiding over such Action.
Section 8.11 Waiver of Claims Against Financing Sources. Notwithstanding anything herein to the contrary, the Company (and its directors, officers, employees, equityholders, Representatives, advisors and Affiliates (in each case, in such capacity)) hereby waives any rights or claims against any of the Financing Source Parties (in each case, in such capacity), in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, whether at law, in equity, in contract, in tort or otherwise. Nothing in this Section 8.11 shall in any way limit or modify the rights or obligations of Parent under this Agreement (including pursuant to Section 8.10) or any Financing Source’s obligations to Parent as may be mutually agreed by Parent and the Financing Sources.
Section 8.12 Publicity. The Company and Parent shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily relating to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 5.4, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 8.12, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents or (c) as such Party may reasonably determine is required by applicable Law or the rules of the NYSE or Nasdaq (provided that, to the extent not prohibited by applicable Law or the rules of the NYSE or Nasdaq and reasonably practicable, the disclosing Party under this clause (c) shall provide the nondisclosing Parties a reasonable opportunity to review any such disclosure). Notwithstanding the foregoing, the Financing Sources may issue customary announcements and make other customary communications, including preparation and distribution of marketing materials, in connection with the Financing.
Section 8.13 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except that Parent shall be responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations.

Section 8.14 Construction.
(a) No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
(b) Time. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Central Time Zone.
(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.
(f) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.
(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i) Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.
(j) Persons. References to a person are also to its successors and permitted assigns.
(k) Exhibits and Company Disclosure Schedule. The Exhibits hereto and the Company Disclosure Schedule are incorporated and made a part hereof and are an integral part hereof. The Company Disclosure Schedule is organized into sections that correspond to the Sections hereof. Any information disclosed in any section of the Company Disclosure Schedule corresponding to a Section in Article III shall qualify such Section and any other Section in Article III if such information’s relevance to such other Section is reasonably apparent on its face; provided, however, that the representations and warranties in Sections 3.1(a), 3.2(a) and (b), 3.3, 3.4, 3.22 and 3.23 and in the first sentence of each of Sections 3.8(d), 3.9(a), 3.14(a) and 3.15(a) shall not be qualified by any information disclosed in the Company Disclosure Schedule, except for information disclosed in a section of the Company Disclosure Schedule that expressly corresponds to such Section. Each capitalized term used in any Exhibit or in the Company Disclosure Schedule but not otherwise defined therein has the meaning given to such term herein. The Company Disclosure Schedule may include items that are not required to be disclosed pursuant to this Agreement or are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.

(l) Assets. Unless the context otherwise requires, any reference herein to “assets” shall include tangible assets (including real property) and intangible assets.
(m) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) (1) has been uploaded to the “Mountain Lion” electronic data room (including to the “clean room” portions of such electronic data room) maintained by DataSite in connection with the transactions contemplated hereby or (2) otherwise distributed by File Transfer Protocol as permitted by the Synergies Clean Team Agreement or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.
(n) Materiality. Any reference herein to the “Company Entities, taken as a whole” shall refer to the Company Entities, taken as a whole, after giving effect to the consummation of the transactions contemplated by the MCC Transaction Agreement, including the disposition of the MCC Business pursuant thereto. Any consideration or measurement of materiality herein relative to the Company, any Company Entity or the Company Entities, taken as a whole, shall give effect to the consummation of the transactions contemplated by the MCC Transaction Agreement, including the disposition of the MCC Business pursuant thereto.
Section 8.15 Definitions.
(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.15(a):
“Action” means any suit, action, proceeding, arbitration, mediation, hearing, investigation or subpoena, civil investigative demand or other request for information (in each case, whether civil, criminal, administrative, investigative) commenced, brought, conducted or heard by or before, any Governmental Authority.
“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable SAP” means, as to any insurance company, health maintenance organization or similar entity, the statutory accounting practices prescribed or permitted by applicable Law or Governmental Authorities seated in the jurisdiction where such insurance company, health maintenance organization or similar entity is domiciled and responsible for the regulation thereof.
“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.
“Beneficially Own” means, for any Person with respect to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (i) the power to vote, or to direct the voting of, such Equity Security or (ii) the power to dispose of, or to direct the disposition of, such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act; provided that “Beneficial Ownership” and “Beneficially Owned” shall have a correlative meaning.
“Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs or arrangements and (iii) employment, termination, severance, change in control, salary continuation, transaction bonus or retention agreements, in each case whether written or oral.
“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York, are authorized or required by Law to be closed.
“Clean Room Agreement” means the Clean Room Agreement, dated November 7, 2020, by and between Parent and the Company.
“CMS” means the Centers for Medicare and Medicaid Services.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Code” means the Internal Revenue Code of 1986.
“Company Benefit Plan” means any Benefit Plan (i) to which any Company Entity is a party, (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to by any Company Entity or (iii) related to which any Company Entity has any Liability.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Director RSA” means each award of restricted shares of Company Common Stock granted to any nonemployee member of the Company Board pursuant to the Company Stock Plans.
“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.
“Company Equity Award” means each Company Option, Company PCU, Company PSU, Company Director RSA, Company RSA and Company RSU.
“Company ESPP” means the Company 2014 Employee Stock Purchase Plan, as amended and restated May 24, 2018.
“Company IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are owned by any Company Entity or licensed, leased or used as a service (i.e., IaaS, PaaS and SaaS offerings) by any Company Entity under any written agreement (excluding any public networks).
“Company Material Adverse Effect” means any event, change, effect, development or occurrence (each, an “Effect”) that (i) would prevent the ability of the Company Entities, taken as a whole, to consummate the Merger or any of the other transactions contemplated hereby prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) or (ii) has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (ii), any Effect (by itself or when aggregated and taken together with any and all other Effects) to the extent directly or indirectly arising out, resulting from, attributable to or related to any of the following shall not be deemed to be or constitute a Company Material Adverse Effect or be taken into account in determining whether such a Company Material Adverse Effect has occurred or would reasonably be expected to occur (except as otherwise provided herein):
(1) any change in general U.S. or global economic conditions, or conditions in the global economy generally;
(2) any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which any Company Entity operates;

(3) any change in general legal, regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case, in the United States or any foreign jurisdiction, including any change in currency exchange rate, interest rates, monetary policy or inflation;
(4) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations of any of the foregoing) after the date hereof, or any change to the extent resulting from any action taken for the purpose of complying with any of the foregoing;
(5) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil disobedience or terrorism;
(6) any hurricane, earthquake, flood or other natural disasters, acts of God, any change resulting from weather conditions or pandemics (including the existence and impact of the COVID-19 pandemic);
(7) (A) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Merger or any other transaction contemplated hereby, including the impact thereof on the relationships with (which, for the avoidance of doubt, shall include the termination of any Contracts with) customers, suppliers, vendors, distributors, partners and other third parties with whom the Company has a business or contractual relationship, (B) the Company having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.1(a)), including the failure to take any action specifically prohibited hereunder (and for which Parent has declined to consent) or (C) the taking of any action at the written request of or with the prior written consent of Parent;
(8) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock or any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any Company Subsidiary (provided that any Effect giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded by the foregoing clauses (1)–(7) may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur); or
(9) any Company Stockholder Litigation;
provided, however, that any Effect directly or indirectly arising from, resulting from or related to the matters referred to in the foregoing clauses (1)–(6) may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such Effect has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other similarly situated companies operating in the industries in which the Company Entities operate.
“Company Material Intellectual Property” means any Intellectual Property that is material to the business of the Company Entities.
“Company Option” means each option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans.
“Company PCU” means each phantom cash unit granted pursuant to the Company Stock Plans.
“Company PSU” means each performance-vested restricted stock unit granted pursuant to the Company Stock Plans.
“Company RSA” means each award of restricted shares of Company Common Stock granted pursuant to the Company Stock Plans, except for any Company Director RSA.

“Company RSU” means each time-vested restricted stock unit granted pursuant to the Company Stock Plans.
“Company Service Provider” means each current or former director, officer or employee of any Company Entity or any individual independent contractor who provides services to any Company Entity pursuant to a direct contract with such entity.
“Company Software” means all Software that is used or held for use in the conduct of the business of the Company Entities as currently conducted.
“Company Stock Plans” means the Company 2008 Management Incentive Plan, the Company 2011 Management Incentive Plan, and the Company 2016 Management Incentive Plan.
“Company Stockholders” means the holders of Company Common Stock.
“Company Subsidiary Insurance Agreements” means (i) all of the insurance agreements written by a Company Regulated Subsidiary listed in the Company Disclosure Schedule, (ii) all other insurance agreements written by such Company Regulated Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Company Disclosure Schedule written by a Company Regulated Subsidiary between the date hereof and the Closing Date and (iii) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.
“Confidentiality Agreement” means the letter agreement, dated January 8, 2019, as amended May 19, 2020, by and between Parent and the Company.
“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.
“Contract” means any written note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, commitment, instrument or obligation.
“Employer Group” means any commercial employer, association, labor union, trust or other commercial group of individuals or Persons that legally contract to provide health benefits on behalf of their eligible employees, members or beneficiaries.
“Environmental Claim” means any Action alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.
“Environmental Laws” means all Laws relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.
“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.
“Equity Securities” means, for any Person, any (i) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Continuing Agreement” means the Continuing Agreement for Standby Letters of Credit, dated as of August 22, 2017, between the Company and MUFG Bank, LTD. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD.), as issuer, as amended, restated, amended and restated, waived, supplemented and/or otherwise modified from time to time.
“Existing Credit Facility” means the Credit Agreement, dated as of September 22, 2017, among the Company, as borrower, the lenders from time to time party thereto, and MUFG Bank, LTD. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD.), as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of August 13, 2018, and as further amended by Amendment No. 2 to Credit Agreement, dated as of February 27, 2019, and as further amended, restated, amended and restated, waived, supplemented and/or otherwise modified from time to time.
“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.
“GAAP” means generally accepted accounting principles in the United States.
“Government Sponsored Health Care Programs” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including any subregulatory guidance issued thereunder, (ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act and any state’s applicable Laws implementing the Medicaid program, including the California Medi-Cal pharmacy benefit program, (iii) the Federal Employees Health Benefit Program and (iv) any other state or federal health care program or plan.
“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitral body, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing; provided that, for purposes of Section 5.7, “Governmental Authority” shall be deemed to exclude any such Person or entity in its capacity as a customer of any Company Entity (except to the extent such Person or entity is the subject of a Specified Filing or a Specified Consent).
“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, or (ii) any chemicals, materials or substances regulated, defined as or included in the definition of or classified as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, or for which liability or standards of conduct may be imposed, pursuant to any applicable Environmental Law.
“Health Care Laws” means all applicable Laws relating to the provision of health care, including those relating to (i) any Permit, or the licensure, certification, qualification or authority, to transact business in connection with the provision of, payment for or arrangement of health care services, health benefits or health insurance, including applicable Laws that regulate Providers, managed care, pharmacy benefit services, third-party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services, including all applicable Laws relating to Health Care Programs under which any Company Regulated Subsidiary, as applicable, is required to be licensed or authorized to transact business, (ii) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims, pharmacy benefit claims or benefits or processing or payment for health care or pharmacy items and services, treatment or supplies furnished by Providers, including the provision of the services of third-party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services or benefits, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et seq., commonly referred to as the Controlled Substances Act, and any similar state laws governing the prescribing or dispensing of controlled substances, (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (vii) the Medicare Improvements for Patients and Providers Act of 2008, (viii) privacy, security, integrity, accuracy, management, processing, exchange, disclosure, transmission, storage or other protection of information about or belonging to individuals, including actual or prospective participants in the Company’s Health Care Programs or other lines of business, including HIPAA and any other applicable Laws relating to medical information, (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (x) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries for prescription drugs or controlled substances, (xi) the U.S. Food and Drug Administration, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (xii) restricting the corporate practice of medicine or fee splitting by licensed health care professionals, (xiii) the practice of pharmacy, the operation of pharmacies or the wholesale distribution, dispensing, labeling, packaging, repackaging, handling, advertising, adulteration or compounding of drug products, controlled substances, medical devices, medical equipment or medical waste, (xiv) the provision of pharmacy benefit management, utilization review and health care discount card programs and services, (xv) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third-party payor, (xvi) health care risk sharing products, services and arrangements, (xvii) consumer protection or unfair trade practices, including any state unfair and deceptive trade acts and (xviii) professional standards that apply to Providers employed by the Company.
“Health Care Programs” means all lines of business, programs and types of services offered by any Company Entity that involve or relate to providing, arranging to provide, reimbursing or otherwise administering health care services or pharmacy benefit services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, the Military & Family Life Counseling program, administrative services only (ASO) and network rental, including self-funded group health plans.
“HIPAA” means 42 U.S.C. §§ 1320d–1320d-8 and 42 C.F.R. §§ 160, 162 and 164.
“HIPAA Commitments” means those Privacy/Cybersecurity Requirements for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, for any Person, without duplication, (i) the aggregate indebtedness for borrowed money, including any accrued and unpaid interest, fees and cost or penalty associated with prepaying such indebtedness, and any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred and unpaid purchase price arrangements for property or goods or services (but excluding trade payables, accrued expenses and accruals incurred in the Ordinary Course of Business), (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) net cash payment obligations related to hedging, swaps or similar arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (vi) obligations related to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person to the extent drawn upon, (vii) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (i)–(vi), other than a wholly owned Company Subsidiary.
“Insurance Laws” means all state and federal laws, regulations, subregulatory guidance, bulletins, licensure standards, permits, approvals or other requirements applicable to the provision of, payment for or arrangement of any type of insurance coverage, including health insurance, life insurance, disability insurance, long-term care insurance, critical illness insurance, specific disease insurance, travel insurance, travel health insurance, reinsurance, home insurance, renters insurance, vehicle insurance, and liability insurance.
“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, databases and database rights, and rights in collections of data, (iv) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (v) Software and (vi) all applications and registrations for the foregoing.
“Knowledge” means the actual knowledge of (i) for Parent, the Persons listed on Exhibit B (the “Parent Knowledge Persons”) and (ii) for the Company, the Persons listed on Exhibit C (the “Company Knowledge Persons”), in each case, following reasonable inquiry of their direct reports; provided that none of the Parent Knowledge Persons or Company Knowledge Persons shall have any personal liability or obligations hereunder regarding such knowledge.
“Laws” means any federal, state, local, foreign or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements enacted, adopted, promulgated, issue or applied by a Governmental Authority, including all Antitrust Laws, Environmental Laws, Health Care Laws and Insurance Laws.
“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, claim, right of way, defect in title, encroachment, easement or charge.
“LTI Retirement Policy” means the Magellan Health, Inc. Retirement Policy Applicable to Long-Term Incentive Awards, effective as of July 26, 2016, as expanded by the Compensation Committee as of October 26, 2020, as set forth in Section 3.9(a) of the Company Disclosure Schedule and, for Company Equity Awards granted after the date hereof, as revised by Section 5.1(b)(x) of the Company Disclosure Schedule.
“MCC Business” has the meaning given to it in the MCC Transaction Agreement.
“MCC Transaction Agreement” means the Stock and Asset Purchase Agreement, dated as of April 30, 2020, by and between the Company and Molina Healthcare, Inc.
“Medi-Cal PBA Agreement” means the Standard Agreement (Agreement Number 19-96125), dated as of December 20, 2019, by and between the California Department of Health Care Services and Magellan Medicaid Administration, Inc.
“Nasdaq” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the businesses of the Company Entities, consistent with past custom and practice and, except as such term is used in Section 5.1(b), taking into account the conduct and operations of the Company Entities since, and the effect of, the COVID-19 pandemic.
“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would be reasonably likely to prevent, materially delay, materially impede or have a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or to consummate the Merger or any of the other transactions contemplated hereby.
“Parent Stock Value” means the volume weighted average of the sale prices per share of Parent Common Stock for the thirty (30) full consecutive trading days ending on and including the Business Day prior to the Closing Date (as such volume weighted average is reported by Bloomberg or, if not reported by Bloomberg, as reported by another authoritative source).
“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Authority.
“Permitted Lien” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens or imperfections of title relating to Liabilities reflected in the Company SEC Financial Statements publicly filed prior to the date hereof, (iii) for any real property, ordinary course Liens in favor of landlords and prime landlords granted under applicable leases or zoning, building or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and irregularities or defects in title, none of which, (1) have a material effect on the value or use of such real property, (2) would materially impair the ability to transfer such real property or (3) interfere, individually or in the aggregate, in any material respect with the present use or occupancy of such real property, (iv) nonexclusive licenses of Intellectual Property in the Ordinary Course of Business, (v) Liens arising in the Ordinary Course of Business in favor of vendors, carriers, workmen and repairmen or similar Liens, (vi) any Liens incurred pursuant to the Existing Credit Facility or the Notes, (vii) Liens that do not materially impair the value or use of the subject property or (viii) any Liens that are not material to the Company Entities, taken as a whole.
“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Personal Information” means any data and other information relating to an identified or identifiable natural person, where an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data or an online identifier or to one (1) or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person; provided that Personal Information includes “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103) and all other individually identifiable health information and other data or information relating to an individual that is protected by Law, regulation or guidance, or Contract, policy, standard, public statement or guidance of a Company Entity, as applicable.
“Privacy/Cybersecurity Requirements” means all applicable Laws, Contracts, policies, standards, rules, public statements or guidance applicable to (i) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction or disclosure of or other activity regarding Personal Information or (ii) cybersecurity, including the Company Entities’ internal and public-facing privacy policies, plans and procedures, and any rules of self-regulatory, industry or other organizations in which any Company Entity is or, to the extent applicable, has recently been a member relating to Personal Information or cybersecurity; provided that Privacy/Cybersecurity Requirements includes all applicable Laws (including HIPAA), Contracts, policies, standards, rules, or guidance applicable to (1) electronic health information, (2) electronic data transaction standards and code sets, (3) standard unique identifiers for employers, providers or health plans (as applicable), (4) “business associate” relationships, within the meaning of HIPAA, (5) privacy of individually identifiable health information, and (6) and all other applicable provisions of HIPAA and any comparable state, local and foreign Laws relating to medical records, medical or health information privacy, data protection or security.
“Provider Contracts” means a Contract between any Company Entity, on the one hand, and a Provider, on the other hand, under which a Provider provides or arranges health care services to a beneficiary under the terms of a health insurance or health benefits program established or administered by any Company Entity.
“Providers” means all physicians, physician groups, medical groups and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.
“Regulated Business” means an entity required to be certified, registered or licensed, as applicable, as an insurance company, health maintenance organization, health care service plan, health care service contractor, health care services organization, third-party administrator of benefits (including any independent adjuster), preferred provider program administrator, preferred provider network, organized delivery system, utilization review organization, utilization review agent, utilization review company, private review agent, independent review organization, provider of telephone medical advice or other entity required to be certified, registered or licensed, as applicable, under applicable Health Care Laws or Insurance Laws.
“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).
“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Software” means all computer programs (whether in source code, object code or other form), including any and all implementations, databases and compilations thereof, and all documentation, including specifications, user manuals and training materials, related to any of the foregoing.
“Stock Award Exchange Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the Parent Stock Value.
“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Equity Securities in, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.
“Synergies Clean Team Agreement” means the Synergies Clean Team Agreement, dated November 30, 2020, by and among Parent, Health Strategies, LLC and the Company.
“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other similar charges on or related to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties.
“Willful Breach” means, for any Party, (i) the failure of any of such Party’s representations or warranties hereunder to be accurate in any material respect; provided that, at the time such representation or warranty was made (and, in the case of the Company, as qualified by the Company Disclosure Schedule), one (1) or more of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge (as opposed to constructive knowledge) that such representation or warranty was inaccurate in a material respect with the specific intention that the other Parties rely thereon to their detriment or (ii) such Party’s breach, or failure to perform or comply with, any of its covenants or agreements hereunder in any material respect; provided that (1) at the time of such breach or failure, one (1) or more of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge that the action or omission resulting in such breach or failure was a breach or failure to perform or comply with such covenant or agreement in a material respect and (2) the action or omission resulting in such breach of failure was knowingly undertaken or omitted with the intent of causing a breach hereof.
(b) As used herein, each capitalized term listed below has the meaning specified in the Section set forth opposite such term.
2019 Company 10-K	Article III
Acceptable Confidentiality Agreement	Section 5.4(i)(i)
Adjusted Option	Section 2.6(a)
Adjusted PCU	Section 2.6(f)
Adjusted PSU	Section 2.6(b)
Adjusted RSA	Section 2.6(c)
Adjusted RSU	Section 2.6(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(d)
Alternative Acquisition Proposal	Section 5.4(i)(ii)
Annual Cap	Section 5.8(c)
Antitrust Division	Section 5.7(c)
Appraisal Share	Section 2.3
Bankruptcy and Equitable Exceptions	Section 3.3(a)
Book-Entry Share	Section 2.1(b)
Burdensome Condition	Section 5.7(b)
Capitalization Date	Section 3.2(b)
Certificate	Section 2.1(b)

Certificate of Merger	Section 1.2(b)
Closing	Section 1.1
Closing Date	Section 1.1
Combined Company	Section 5.7(b)
Company	Preamble
Company Capital Stock	Section 3.2(a)
Company Change of Recommendation	Section 5.4(d)
Company Employment and Severance Arrangements	Section 5.12(a)
Company Entities	Section 3.1(c)
Company Fees	Section 7.3(a)(ii)
Company Financial Advisors	Section 3.23
Company Indemnification Agreements	Section 5.8(a)
Company Intervening Event	Section 5.4(i)(iii)
Company IP Agreements	Section 3.14(a)(xi)
Company Leased Real Property	Section 3.12(b)(i)
Company Material Contract	Section 3.14(a)
Company Note Offers and Consent Solicitations	Section 5.9(c)
Company Policy	Section 3.20(b)
Company Preferred Stock	Section 3.2(a)
Company Qualified Plan	Section 5.12(f)
Company Real Property Leases	Section 3.12(b)(i)
Company Recommendation	Section 3.3(b)
Company Recommendation Change Notice	Section 5.4(e)(iii)
Company Record Date	Section 5.3(c)
Company Registered Intellectual Property	Section 3.15(a)
Company Regulated Subsidiary	Section 3.8(d)
Company Related Parties	Section 7.3(b)(ii)
Company SEC Documents	Section 3.5(a)
Company SEC Financial Statements	Section 3.5(b)
Company Significant Subsidiary	Section 3.1(c)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Litigation	Section 5.13
Company Stockholders Meeting	Section 5.3(c)
Company Subsidiary	Section 3.1(c)
Company Subsidiary SAP Statements	Section 3.5(h)
Company Subsidiary Statements	Section 3.5(i)
Consent	Section 3.4(b)
Consent Solicitations	Section 5.9(c)
Continuation Period	Section 5.12(a)
Continuing Employee	Section 5.12(a)
Converted Share	Section 2.1(a)(ii)
Credit Agreement Payoff Letter	Section 5.9(e)
DGCL	Section 1.2(a)
Divestiture Action	Section 5.7(b)
Effective Time	Section 1.2(b)
Filing	Section 3.4(b)
Final Offering Period	Section 2.6(g)
Financing	Section 5.9(a)
Financing Source Parties	Section 8.9(b)
FTC	Section 5.7(c)
Goldman	Section 3.23

Guggenheim	Section 3.23
HSR Clearance	Section 6.1(c)
Indemnified Person	Section 5.8(g)
Key Customers	Section 3.21
Key Healthcare Customers	Section 3.21
Key Pharmacy Customers	Section 3.21
Key Vendor	Section 3.21
Legal Restraint	Section 6.1(b)
Liabilities	Section 3.5(g)
Merger	Section 1.2(a)
Merger Consideration	Section 2.1(a)(ii)
Merger Sub	Preamble
New Plans	Section 5.12(c)
Notes	Section 5.9(c)
Offers to Exchange	Section 5.9(c)
Offers to Purchase	Section 5.9(c)
Open Source Software	Section 3.15(d)(vi)
Outside Date	Section 7.1(b)(i)
Outstanding Company Equity Securities	Section 3.2(b)
Parent	Preamble
Parent Qualified Plan	Section 5.12(f)
Parent Refinancing	Section 5.9(a)
Parent Related Parties	Section 7.3(b)(ii)
Parties	Preamble
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(b)
Payoff Amount	Section 5.9(e)
Pre-Signing Company Reports	Article III
Proxy Statement	Section 5.3(a)
Proxy Statement Clearance Time	Section 5.3(b)
Purchaser Welfare Company Benefit Plans	Section 5.12(c)
Regulatory Concessions	Section 5.7(b)
Representative Breach	Section 5.4(g)
Required Consents	Section 6.1(c)
Required Filings	Section 6.1(c)
Required Information	Section 5.9(a)
Section 262	Section 2.3
Specified Filings and Specified Consents	Section 3.4(b)(iv)
Stock Award Reference Date	Section 5.14
Subsequently Converted Share	Section 2.3
Superior Acquisition Proposal	Section 5.4(i)(iv)
Surviving Corporation	Section 1.2(a)
Tail Fee	Section 7.3(a)(ii)
Takeover Laws	Section 3.3(b)
Termination Fee	Section 7.3(a)(i)
Third Party	Section 5.7(a)
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.
CENTENE CORPORATION

By:	/s/ Michael Neidorff
	Name:	Michael Neidorff
	Title:	Chairman, President and Chief Executive Officer

MAYFLOWER MERGER SUB, INC.

By:	/s/ Jeffrey Schwaneke
	Name:	Jeffrey Schwaneke
	Title:	President
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement all as of the date first written above.
MAGELLAN HEALTH, INC.

By:	/s/ David Bourdon
	Name:	David Bourdon
	Title:	Chief Financial Officer
[Signature Page to Agreement and Plan of Merger]

Annex B
EXECUTION VERSION
MERGER SUPPORT AGREEMENT
This MERGER SUPPORT AGREEMENT, dated as of January 4, 2021 (this “Agreement”), is made and entered into by and among Centene Corporation, a Delaware corporation (“Parent”), Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the stockholders of Magellan Health, Inc., a Delaware corporation (the “Company”) listed on the signature pages hereto (the “Stockholders” and, together with Parent and Merger Sub, the “Parties”).
RECITALS
WHEREAS, concurrently with the execution and delivery hereof, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);
WHEREAS, as of the date hereof, the Stockholders collectively Beneficially Own 2,371,887 shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), as set forth on Exhibit A attached hereto (the “Existing Shares”); and
WHEREAS, as a material condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
Section 1.1 Defined Terms. As used herein, the following terms have the following meanings:
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person.
“Beneficially Own” means, shares over which the entities listed on Exhibit A attached hereto have sole, direct record and/or “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership,” “Beneficial Owner” and “Beneficially Owned” have the corresponding meanings. For the avoidance of doubt, Parent shall not be deemed to be the Beneficial Owner of any Company Common Stock by virtue hereof or of the Merger Agreement and no party shall be deemed to be the Beneficial Owner of any Company Common Stock as a result of the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise.
“Control” (including, with its correlative meanings) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership interests or other ownership interests, by contract or otherwise.
“Covered Company Shares” means, with respect to each Stockholder, (a) any Existing Shares Beneficially Owned by such Stockholder and (b) any Company Common Stock of which such Stockholder has direct Beneficial Ownership after the date hereof, in each case during Term (as defined below); provided, however, that Covered Company Shares shall not include any Company securities that a Stockholder Transfers following the date of this Agreement pursuant to Section 3.4.
“Lien” means any lien, claim, mortgage, encumbrance, pledge, deed of trust, security interest, equity or charge of any kind.

“Transfer” means any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, or the entry into any contract or understanding with respect to any sale, assignment, transfer, conveyance, gift, pledge, distribution, hypothecation or other encumbrance or any other disposition, whether voluntary, involuntary or by operation of law, whether effected directly or indirectly, including, with respect to any capital stock or interests in capital stock, the entry into any swap or any contract, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, contract, transaction or series of transactions is to be settled by delivery of Company securities, in cash or otherwise (a “Derivative”) but specifically excluding, with respect to any capital stock or interests in capital stock, any expiration of or roll forward of a Derivative existing as of the date hereof. “Transfers” or “Transferred” shall each have a correlative meaning. Notwithstanding any of the foregoing, the disposition of any Covered Company Shares to the extent required as a result of an investor’s termination of an account managed by a Stockholder shall not be deemed a Transfer for purposes of this Agreement.
Section 1.2 Interpretations. Each capitalized term used but not defined herein has the meaning given to it in the Merger Agreement. Where a reference herein is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used herein they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision hereof. The definitions contained herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument, or statute defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and permitted assigns. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.
ARTICLE II
VOTING AGREEMENT
Section 2.1 Agreement to Vote.
(a) Prior to the termination hereof in accordance herewith (the “Term”), and without in any way limiting each Stockholder’s right to vote the Covered Company Shares in its sole discretion on any other matters not set forth in Section 2.1(a)(ii) that may be submitted at the Company Stockholders Meeting and at any other meeting of the Company Stockholders (in each case, in accordance with the Merger Agreement), however called, in each case, including any adjournment or postponement thereof, and in connection with any written consent of the Company Stockholders, such Stockholder shall, in each case to the fullest extent that the Covered Company Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought:
(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and
(ii) vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:
(1) in favor of the approval of the Merger;
(2) in favor of any proposal to adjourn a meeting of the Company Stockholders to solicit additional proxies in favor of the adoption of the Merger Agreement;
(3) against any Alternative Acquisition Proposal; and
(4) against any other proposal, action or transaction that is intended to, or could reasonably be expected to, materially impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger or the performance by the Company of its obligations under the Merger Agreement or this Agreement, including against any proposal, action or transaction that could reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VI of the Merger Agreement not being satisfied, or that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company pursuant to the Merger Agreement or this Agreement.
(b) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (if applicable) and for purposes of recording the results of the vote or consent.
(c) Notwithstanding anything in this Section 2.1 to the contrary, (i) no Stockholder shall be required to vote or consent (or cause to be voted or consented) any of its Covered Company Shares to amend the Merger Agreement (including any Exhibit thereto) or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that alters or changes (in a manner adverse to the Company or the Stockholder) the amount or kind of the consideration to be paid and (ii) each Stockholder shall retain at all times the right to vote (or execute consents or proxies with respect to) the Covered Company Shares with respect to any matter not covered by this Section 2.1 in any manner such Stockholder deems appropriate, including in connection with the election of directors.
ARTICLE III
OTHER COVENANTS
Section 3.1 No Solicitation. Each Stockholder shall, and shall cause its controlled Affiliates to, and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any and all solicitations, discussions or negotiations existing as of the date hereof between such Stockholder, Affiliates or Representatives, on the one hand, and the Company and its Affiliates or Representatives or any third party (or its Representatives), on the other hand, in connection with or in response to an actual or potential Alternative Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto. During the Term, each Stockholder shall not, and each Stockholder shall cause its controlled Affiliates not to, and shall use its reasonable best efforts to cause its and their Representatives (it being understood that, for purposes hereof, a Representative of the Company or its Subsidiaries shall not constitute a Representative of a Stockholder unless such Stockholder shall have separately engaged or directed such Person in his, her or its capacity as a stockholder of the Company) not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly (a) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing material non-public information), or take any other action designed to lead to, the submission by any Person of an Alternative Acquisition Proposal, (b) propose to enter into any merger or business combination involving the Company or any of its subsidiaries or divisions, (c) (i) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Acquisition Proposal or provide any material non-public information to any Person in connection with, or related to, any Alternative Acquisition Proposal, or (ii) request or seek from the Company or any of its Subsidiaries any access to material non-public information, in each case, in connection with or in response to, or that would be reasonably likely to lead to, an Alternative Acquisition Proposal or any inquiry, proposal or indication of interest with respect thereto, or (d) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement or instrument providing for or relating to any Alternative Acquisition Proposal.
Section 3.2 Directors and Officers. Notwithstanding any provision of this Agreement to the contrary but without limiting any provision of the Merger Agreement, this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of Covered Company Shares and/or other Company Common Stock and not in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary but without limiting any provision of the Merger Agreement, nothing in this Agreement shall (or require such Stockholder or any partner, officer, employee or Affiliate of such Stockholder to attempt to) limit or restrict any actions or omissions of any such Person in his or her capacity as a director and/or officer of the Company or any of its subsidiaries or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its subsidiaries, or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary. Without limiting any provisions of the Merger Agreement, neither Parent nor Merger Sub shall assert any claim that any action taken by Peter A. Feld solely in his capacity as a director of the Company violates any provision of this Agreement.
Section 3.3 Stock Dividends, Distributions, Etc.In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any Company securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
Section 3.4 Lock-Up. Each Stockholder hereby covenants and agrees that between the date hereof and the earlier of (i) the termination hereof in accordance herewith and (ii) the initial filing of the first definitive proxy statement in respect of any of the Company Stockholders Meeting or any other meeting of the Company Stockholders in respect of the Merger, however called, such Stockholder will not Transfer any Covered Company Shares. Notwithstanding the foregoing, in connection with any Transfer not involving or relating to any Alternative Acquisition Proposal, such Stockholder may Transfer any or all of its Covered Company Shares to any wholly owned subsidiary or Affiliate of such Stockholder; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each Person to which any of such Covered Company Shares or any interest in any of such Covered Company Shares is Transferred shall have executed and delivered to Parent and Merger Sub a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions hereof. For the avoidance of doubt, no Transfer of Covered Company Shares shall relieve any Stockholder of its obligations under Section 2.1 so long as such Stockholder remains entitled to vote such Covered Company Shares thereon or consent thereto, unless the record date for the Company Stockholders Meeting or any other meeting of the Company Stockholders in respect of the Merger, however called, shall have been set to a date on or after the date of such Transfer.
Section 3.5 Public Statements. Subject to the last sentence of Section 4.2(b), each Stockholder shall not, and shall cause its controlled Affiliates not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, make any press release, public announcement or other public communication with respect to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby that disparages Parent or any of Parent’s Subsidiaries or Affiliates, or any of their respective directors, officers, trustees, employees or partners, or is inconsistent with this Agreement in any respect, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required for any disclosure required by applicable Law.
Section 3.6 Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or any other national securities exchange and, to the extent required by applicable Laws, the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission (“SEC”) in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Covered Company Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, however, that each Stockholder shall be given a reasonable opportunity to review and comment upon any such announcement or disclosure required by the SEC.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as to itself as follows, in each case, as of the date hereof:
Section 4.1 Qualification and Organization. Such Stockholder is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction, incorporation, formation or organization, as applicable.

Section 4.2 Authority Relative to this Agreement; No Violation.
(a) With respect to a Stockholder that is not a natural person, such Stockholder has all requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of hereof and the consummation of the transactions contemplated hereby have been duly and validly authorized by the governing body of such Stockholder and no other entity proceedings on the part of such Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. With respect to a Stockholder that is a natural person, such Stockholder has full legal capacity to enter into, and to perform its covenants and agreements under, this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.
(b) No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by such Stockholder of the transactions contemplated hereby. Nothing herein shall preclude a Stockholder from making such filings as are required by applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by a Stockholder with the SEC.
(c) The execution and delivery by such Stockholder hereof do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) (1) result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or put right of any material obligation or to the loss of a material benefit under any contract or agreement to which such Stockholder is a party or (2) result in the creation of any Liens upon any of the properties or assets of such Stockholder, (ii) if applicable, conflict with or result in any material violation of any provision of the Constituent Documents, in each case as amended or restated, of such Stockholder or (iii) conflict with or materially violate any applicable Law, other than, in the case of clauses (i) and (iii), any such material violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.
Section 4.3 Ownership of Shares. Such Stockholder Beneficially Owns the Existing Shares set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws. The Existing Shares set forth opposite such Stockholder’s name on Exhibit A constitute all of the shares of Company Common Stock, and all of the Covered Company Shares, in each case, Beneficially Owned by such Stockholder as of the date hereof.
Section 4.4 Investigation; Litigation. To the actual knowledge of such Stockholder, (a) there is no investigation or review pending or threatened by any Governmental Authority, (b) there are no Actions pending or threatened by or before any Governmental Authority against such Stockholder or any of its properties or assets and (c) there are no Orders of any Governmental Authority outstanding binding on such Stockholder or any of its respective properties or assets, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform and comply with its covenants and agreements under this Agreement.
Section 4.5 Merger Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon, and Parent and Merger Sub would not enter into the Merger Agreement without, such Stockholder’s execution and delivery hereof.

ARTICLE V
TERMINATION
Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of the following (the date of such termination date, the “Termination Date”) (a) the termination of the Merger Agreement in accordance with its terms, (b) a Company Change of Recommendation, (c) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any other meeting of the Company Stockholders in respect of the Merger, however called, (d) the Effective Time, (e) any change to the terms of the Merger without the prior written consent of each Stockholder that (i) reduces the Merger Consideration, on a per share of Company Common Stock basis, or any consideration otherwise payable with respect to the Company Common Stock Beneficially Owned by such Stockholder (subject to adjustments in compliance with Section 2.2 of the Merger Agreement), (ii) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the Company Common Stock Beneficially Owned by such Stockholder or (iii) otherwise materially amends the Merger Agreement in a manner adverse to such Stockholder relative to the other stockholders of the Company, or (f) the mutual written consent of the Parties. In the event of any such termination hereof, the obligations of the Parties under this Agreement shall terminate and there shall be no liability on the part of any Party with respect to this Agreement; provided, however, that (i) this Article V and Article VI shall survive any such termination and each remain in full force and effect and (ii) no Party shall be relieved or released from any liability or damages arising from a breach of any provision hereof arising prior to such termination. If the Stockholders do not exercise the termination right described above with respect to a Fundamental Amendment within ten Business Days following the date the Stockholders are notified that a Fundamental Amendment has been effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect with respect to the Stockholders.
ARTICLE VI
MISCELLANEOUS
Section 6.1 No Ownership Interest. Nothing herein shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares. Except as otherwise provided herein, all rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Company Shares.
Section 6.2 Amendment and Modification. This Agreement may be amended, changed or supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval, only by the written agreement of Parties.
Section 6.3 Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) waive compliance with any covenant or agreement hereunder of the other Parties; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.
Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):
(a)	if to Parent or Merger Sub, to:
Centene Corporation
7700 Forsyth Blvd
St. Louis, MO 63105
	Attention:	Christopher Koster
	Email:	christopher.a.koster@centene.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
	Attention:	Paul T. Schnell
	Email:	paul.schnell@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
	Attention:	Jeremy D. London
	Email:	jeremy.london@skadden.com

(b)	If to any Stockholder, to:

Starboard Value LP
777 Third Avenue, 18th Floor
New York, NY 10017
	Attention:	Peter A. Feld
	Email:	pfeld@starboardvalue.com

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
	Attention:	Steve Wolosky
Andrew Freedman
	Facsimile:	(212) 451-2222
	Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com
Section 6.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.
Section 6.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibit hereto) (a) is the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) is not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns.
Section 6.7 Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 6.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 6.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (i), (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 6.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR TO THE MERGER, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.
Section 6.10 Remedies.
(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article V, the Parties shall be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.
(b) For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 6.10 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 5.1 or pursue all applicable remedies at Law to the extent not limited hereby.
Section 6.11 Headings. Headings of the Articles and Sections hereof are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.
Section 6.12 No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
Section 6.13 Exhibit. The Exhibit hereto is incorporated and made a part hereof and is an integral part hereof.

Section 6.14 Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses.
Section 6.15 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof may only be made against the entities that are expressly identified as a Party and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate (other than the Stockholders) of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach hereof against, or seek to recover monetary damages from, any Non-Recourse Party.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, as of the date first written above.
CENTENE CORPORATION

By:	/s/ Jesse Hunter
	Name:	Jesse Hunter
	Title:	Executive Vice President and Chief Strategy Officer

MAYFLOWER MERGER SUB, INC.

By:	/s/ Jeffrey Schwaneke
	Name:	Jeffrey Schwaneke
	Title:	President
[Signature Page to Merger Support Agreement]

STARBOARD VALUE LP

By:	Starboard Value GP LLC, its general partner

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By:	Starboard Value LP, its investment manager

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD X MASTER FUND LTD

By:	Starboard Value LP, its investment manager

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By:	Starboard Value L LP, its general partner

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory
STARBOARD VALUE AND OPPORTUNITY C LP

By:	Starboard Value R LP, its general partner

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY S LLC

By:	Starboard Value LP, its manager

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Merger Support Agreement]

STARBOARD VALUE R LP

By:	Starboard Value R GP LLC, its general partner

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD VALUE L LP

By:	Starboard Value R GP LLC, its general partner

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD VALUE GP LLC

By:	Starboard Principal Co LP, its member

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD PRINCIPAL CO LP

By:	Starboard Principal Co GP LLC, its general partner

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE R GP LLC

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

PETER A. FELD JEFFREY C. SMITH

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Individually and as Attorney-in-Fact for Jeffrey C. Smith
[Signature Page to Merger Support Agreement]

EXHIBIT A
NAME	COMPANY SHARES
Starboard Value and Opportunity Master Fund Ltd (“Starboard”)	1,419,053 Shares owned directly, which includes 1,000 Shares held in record name

Starboard X Master Fund Ltd (“Starboard X Master”)	200,300 Shares owned directly

Starboard Value and Opportunity S LLC (“Starboard S LLC”)	228,603 Shares owned directly

Starboard Value and Opportunity C LP (“Starboard C LP”)	130,301 Shares owned directly

Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”)	85,229 Shares owned directly

Starboard Value L LP	85,229 Shares (consisting of the Shares owned directly by Starboard L Master)

Starboard Value R LP	130,301 Shares (consisting of the Shares owned directly by Starboard C LP)

Starboard Value R GP LLC	215,530 Shares (consisting of the Shares owned directly by Starboard C LP and Starboard L Master)

Starboard Value LP
2,369,100 Shares (consisting of Shares owned directly by Starboard, Starboard X Master, Starboard S LLC, Starboard C LP and Starboard L Master and 305,614 Shares held in a certain account managed by Starboard Value LP (the “Starboard Value LP Account”))

Starboard Value GP LLC
2,369,100 Shares (consisting of the Shares owned directly by Starboard, Starboard X Master, Starboard S LLC, Starboard C LP and Starboard L Master and 305,614 Shares held in the Starboard Value LP Account)

Starboard Principal Co LP
2,369,100 Shares (consisting of the Shares owned directly by Starboard, Starboard X Master, Starboard S LLC, Starboard C LP and Starboard L Master and 305,614 Shares held in the Starboard Value LP Account)

Starboard Principal Co GP LLC
2,369,100 Shares (consisting of the Shares owned directly by Starboard, Starboard X Master, Starboard S LLC, Starboard C LP and Starboard L Master and 305,614 Shares held in the Starboard Value LP Account)

Jeffrey C. Smith
2,369,100 Shares (consisting of the Shares owned directly by Starboard, Starboard X Master, Starboard S LLC, Starboard C LP and Starboard L Master and 305,614 Shares held in the Starboard Value LP Account)

Peter A. Feld
2,371,887 Shares (consisting of 2,787 Shares owned directly by Mr. Feld, the Shares owned directly by Starboard, Starboard X Master, Starboard S LLC, Starboard C LP and Starboard L Master and 305,614 Shares held in the Starboard Value LP Account)

Annex C
PERSONAL AND CONFIDENTIAL
January 4, 2021
Board of Directors
Magellan Health, Inc.
4800 Scottsdale Road, Suite 4400
Scottsdale, Arizona 85251
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Centene Corporation (“Centene”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Magellan Health, Inc. (the “Company”) of the $95.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 4, 2021 (the “Agreement”), by and among Centene, Mayflower Merger Sub, Inc., a wholly owned subsidiary of Centene, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Centene, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Centene and their respective affiliates for which our Investment Banking Division may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2019; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the Healthcare industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse
C-1

Board of Directors
Magellan Health, Inc.
January 4, 2021

effect on the Company or Centene or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Centene and its affiliates) of Shares, as of the date hereof, of the $95.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $95.00 in cash per Share to be paid to the holders (other than Centene and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company or Centene or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Centene or the ability of the Company or Centene to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $95.00 in cash per Share to be paid to the holders (other than Centene and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
C-2

Annex D
Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

January 4, 2021
The Board of Directors
Magellan Health, Inc.
4801 E. Washington Street
Phoenix, Arizona 85034
Members of the Board:
We understand that Magellan Health, Inc. (“Magellan Health”) and Centene Corporation (“Centene”) intend to enter into an Agreement and Plan of Merger to be dated as of January 4, 2021 (the “Agreement”), pursuant to which Mayflower Merger Sub, Inc., a wholly owned subsidiary of Centene (“Merger Sub”), will merge with and into Magellan Health (the “Merger”) and Magellan Health will become a wholly owned subsidiary of Centene. Pursuant to the Agreement, each of the issued and outstanding shares (the “Shares”) of the common stock, par value $0.01 per share, of Magellan Health will (subject to certain exceptions) be converted into the right to receive $95.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of Shares.
In connection with rendering our opinion, we have:
•	Reviewed a draft of the Agreement dated as of January 2, 2021;
•	Reviewed certain publicly available business and financial information regarding Magellan Health;
•
Reviewed certain non-public business and financial information regarding Magellan Health’s business and future prospects (including certain financial projections for Magellan Health on a stand-alone basis for the years ending December 31, 2020 through December 31, 2024 (the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared and approved for our use by Magellan Health’s senior management (collectively, the “Magellan Health-Provided Information”);

•
Discussed with Magellan Health’s senior management their views of Magellan Health’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the healthcare sector;

•	Performed discounted cash flow analyses based on the Financial Projections;
•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;
•	Reviewed the historical prices and trading multiples of the Shares;
•
Compared the financial performance of Magellan Health and the trading multiples and trading activity of the Shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Magellan Health; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Board of Directors
Magellan Health, Inc.
January 4, 2021

With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Magellan Health (including, without limitation, the Magellan Health-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Magellan Health-Provided Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Financial Projections, any other estimates and any other forward-looking information provided by Magellan Health or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Magellan Health’s senior management that they are unaware of any facts or circumstances that would make the Magellan Health-Provided Information incomplete, inaccurate or misleading.

•
Specifically, with respect to (i) the Financial Projections utilized in our analyses, (a) we have been advised by Magellan Health’s senior management, and we have assumed, that the Financial Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Magellan Health’s senior management as to the expected future performance of Magellan Health on a stand-alone basis and (b) we have assumed that the Financial Projections have been reviewed by Magellan Health’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

During the course of our engagement, we were not asked by Magellan Health’s Board of Directors to, and we did not, solicit indications of interest from any potential third-party transaction counterparties regarding a potential extraordinary corporate transaction with or involving Magellan Health.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Magellan Health or any other entity or the solvency or fair value of Magellan Health or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Magellan Health’s senior management and Magellan Health’s other professional advisors with respect to such matters.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Magellan Health, Centene and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Magellan Health, Centene and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Magellan Health or the Merger in any way meaningful to our analyses or opinion.
In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Shares or other securities or financial instruments of or relating to Magellan Health may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

The Board of Directors
Magellan Health, Inc.
January 4, 2021

We have acted as a financial advisor to Magellan Health in connection with the Merger and will receive a customary fee for such services upon successful consummation of the Merger. In addition, Magellan Health has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.
As previously disclosed, aside from our current engagement by Magellan Health, we have not been previously engaged during the past two years by Magellan Health, nor have we been previously engaged during the past two years by Centene, to provide financial advisory or investment banking services for which we received fees. We may seek to provide Magellan Health and Centene and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services we would expect to receive compensation.
We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Magellan Health, Centene, other participants in the Merger and their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Magellan Health, Centene, other participants in the Transaction and their respective affiliates. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Magellan Health, Centene, other participants in the Transaction and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Magellan Health, Centene, other participants in the Transaction and their respective affiliates and the Merger that differ from the views of our investment banking personnel.
Our opinion has been provided to Magellan Health’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Shares in connection with the Merger.
Our opinion and any materials provided in connection therewith do not constitute a recommendation to Magellan Health’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Shares as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Magellan Health’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or the effects of any other transaction in which Magellan Health might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the holders of Shares. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any voting and support agreement or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Magellan Health.

The Board of Directors
Magellan Health, Inc.
January 4, 2021

Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Magellan Health’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise.
Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. As Magellan Health is aware, global economic conditions and the global capital markets have been experiencing and remain subject to significant volatility, and Guggenheim Securities expresses no view or opinion as to any potential effects of such volatility on Magellan Health, Centene or the Merger. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Shares.
Very truly yours,

/s/ Guggenheim Securities, LLC
GUGGENHEIM SECURITIES, LLC

Annex E
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
Sec. 262 APPRAISAL RIGHTS
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251 (other than a merger effected pursuant to Sec. 251(g) of this title), Sec. 252, Sec. 254, Sec. 255, Sec. 256, Sec. 257, Sec. 258, Sec. 263 or Sec. 264 of this title:

1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to Sec. 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in Sec. 251(f) of this title.

2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec.Sec. 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 or Sec. 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with Sec. 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of Sec. 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2)
If the merger or consolidation was approved pursuant to Sec. 228, Sec. 251(h), Sec. 253, or Sec. 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of Sec. 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to Sec. 251(h) of this title, within the later of the consummation of the offer contemplated by Sec. 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to Sec. 251(h) of this title, later than the later of the consummation of the offer contemplated by Sec. 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to Sec. 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in Sec. 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in Sec. 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to Sec. 253 or Sec. 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on March 30, 2021 for shares held directly and by 11:59 P.M. ET on March 26, 2021 for shares purchased through the Company ESPP. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MGLN2021SM
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on March 30, 2021 for shares held directly and by 11:59 P.M. ET on March 26, 2021 for shares purchased through the Company ESPP. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000483351_1 R1.0.0.148

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

MAGELLAN HEALTH, INC.
Special Meeting of Stockholders
March 31, 2021
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kenneth J. Fasola, Chief Executive Officer, and David Haddock, Secretary, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MAGELLAN HEALTH, INC. that the stockholder(s) is/are entitled to vote at the special meeting of stockholders to be held at 8:30 a.m., Central Time on March 31, 2021, virtually at www.virtualshareholdermeeting.com/MGLN2021SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000483351_2 R1.0.0.148